Exhibit 10.4

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

Dated as of November 9, 2012

among

ENVIVA, LP,

as the Borrower,

ENVIVA MLP HOLDCO LLC and ENVIVA GP, LLC,

and

CERTAIN SUBSIDIARIES OF ENVIVA, LP,

as Guarantors,

VARIOUS LENDERS AND LC FACILITY ISSUING BANKS,

BARCLAYS BANK PLC,

as Administrative Agent

and

BARCLAYS BANK PLC,

as Collateral Agent,

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA

and

RBC CAPITAL MARKETS

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

$120,000,000 Senior Secured Credit Facilities

T A B L E O F C O N T E N T S

i

ANNEXES

Annex I	-	Commitments; Applicable Lending Offices; Notices

SCHEDULES

Schedule 1.01(a)	-	Necessary Permits
Schedule 1.01(b)	-	Permitted Liens
Schedule 1.01(c)	-	Subsidiary Guarantors
Schedule 6.01(b)(ii)	-	Initial Mortgaged Properties
Schedule 6.01(e)	-	Organizational Structure
Schedule 7.01(a)	-	Loan Parties, Organizational Type and Jurisdiction of Organization
Schedule 7.01(b)	-	Capital Stock
Schedule 7.01(j)	-	Restricted Payments
Schedule 7.01(k)	-	Adverse Proceedings
Schedule 7.01(m)	-	Environmental Matters
Schedule 7.01(o)		Material Contracts
Schedule 8.01(d)	-	Required Insurance
Schedule 8.02(k)	-	Negative Pledges
Schedule 8.02(l)	-	Restrictions on Subsidiary Distributions
Schedule 8.02(t)	-	Existing Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Tranche A Term Note
Exhibit B-2	-	Form of Delayed Draw Advance Note
Exhibit B-3	-	Form of Working Capital Note
Exhibit B-4	-	Form of LC Facility Advance Note
Exhibit C	-	Form of Funding Notice
Exhibit D	-	Form of Prepayment Notice
Exhibit E	-	Form of Conversion/Continuation Notice
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Effective Date Certificate
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Form of Joinder Agreement
Exhibit J	-	Form of Guaranty Supplement
Exhibit K	-	Form of Mortgage
Exhibit L	-	Form of Depositary Agreement
Exhibit M	-	Form of Security Agreement
Exhibit N	-	Form of Equity Contribution Agreement
Exhibit O	-	Form of Drax Consent
Exhibit P	-	Form of E.ON Consent
Exhibit Q	-	Qualified MLP IPO Transaction Diagram
Exhibit R	-	Form of Construction Report

Exhibit S	-	Form of Notice of Issuance
Exhibit T	-	Form of Subordination Agreement
Exhibit U-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders
That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit U-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants
That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit U-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants
That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit U-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders
That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit V	-	Form of Fund Guarantee

v

CREDIT AND GUARANTY AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of November 9, 2012, among ENVIVA MLP HOLDCO LLC, a Delaware limited liability company (“MLP Holdco”), ENVIVA GP, LLC, a Delaware limited liability company (“GP”), ENVIVA, LP, a Delaware limited partnership (the “Borrower”), the SUBSIDIARY GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), the LC FACILITY ISSUING BANKS (as hereinafter defined), BARCLAYS BANK PLC, as collateral agent (together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and BARCLAYS BANK PLC, as administrative agent (together with any successor administrative agent appointed pursuant to Article IX, the “Administrative Agent” and, together with the Collateral Agent) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) In order to finance the Development of the Development Projects, the Lender Parties have agreed to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $120,000,000, consisting of (i) $35,000,000 aggregate principal amount of Tranche A Advances, (ii) up to $60,000,000 aggregate principal amount of Delayed Draw Term Commitments, (iii) up to $15,000,000 aggregate principal amount of Working Capital Commitments and (iv) up to $10,000,000 aggregate principal amount of LC Facility Commitments.

(2) The Borrower has requested that the Lender Parties provide the Senior Secured Facilities and LC Facility Letters of Credit described herein in order to, among other things, (i) pay fees, commissions and expenses in connection with the Transaction, (ii) fund the Debt Service Reserve Requirement, (iii) fund the Construction Disbursement Account, (iv) repay the Chesapeake Seller Note, and (v) provide for the ongoing working capital requirements of any Borrower Group Party and for the Borrower Group Parties’ other general corporate purposes.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Counterparties” means, with respect to a CCR Wood Pellet Sales Agreement with a Borrower Group Party, a counterparty that (i) if rated by both S&P and Moody’s, is rated at least BB+ and Ba1, respectively, or, (ii) if rated by only one of S&P or Moody’s, is rated at least BB+ or Ba1, respectively.

“Acquisition Subsidiary” means a wholly-owned Subsidiary of a Borrower Group Party created by such Person for the purpose of making a Permitted Acquisition that becomes a Subsidiary Guarantor and that is required to comply with Section 8.01(o).

“Additional Guarantor” means each Additional Subsidiary Guarantor and each Intermediate Holdco that is required to comply with Section 8.01(o) and the MLP.

“Additional Subsidiary Guarantor” means each Subsidiary of the Borrower that is required to comply with Section 8.01(o).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for Eurodollar Rate Advances, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such period) or the successor thereto if the British Bankers Association is no longer making such rate available with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Barclays Bank PLC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Advances of the Administrative Agent in its capacity as a Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided, however, that at no time shall the “Adjusted Eurodollar Rate” in respect of Term Advances be deemed to be less than 1.25% per annum.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Borrower and the Lender Parties from time to time.

“Advance” means a Tranche A Advance, a Delayed Draw Advance, a Working Capital Advance, an LC Facility Advance or a New Term Advance, as the context may require.

“Adverse Proceeding” means any action, suit, litigation, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Loan Parties) at law or in equity, or before or by any Governmental Authority or arbitrator, domestic or foreign (including any Environmental Actions) whether pending or, to the knowledge of the Loan Parties, threatened in writing against or directly affecting the Loan Parties or any Property of the Loan Parties.

“Affected Lender” means, any Lender Party having asserted that it is unlawful to make Eurodollar Rate Advances pursuant to Section 5.04(d).

“Affected Property” means, with respect to any Casualty Event or Event of Eminent Domain, any Property (in whole or in part) of the Borrower Group Parties lost, destroyed, damaged, condemned or otherwise taken as a result of the occurrence of such Casualty Event or Event of Eminent Domain.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent-Related Person” means the Agents or any of their respective officers, directors, employees, agents, advisors or representatives.

“Agents” means (a) the Administrative Agent, (b) the Collateral Agent and (c) for purposes of Sections 10.01, 10.02, 10.03(a) and (b), 10.05, 10.06, 12.02 and 12.03, the Arrangers.

“Aggregate Working Capital Commitments” means the Working Capital Commitments of all the Working Capital Lenders.

“Agreement” means this Credit and Guaranty Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Ahoskie Facility” means that certain approximately 356,000 MTPY Wood Pellet Production Facility of Enviva Pellets Ahoskie, LLC located in Ahoskie, North Carolina.

“ALTA” has the meaning specified in Section 6.01(b)(ii)C).

“Amortization Date” has the meaning specified in Section 2.03(a).

“Amory Convertible Note” means that certain Convertible Subordinated Promissory Note, dated as of August 4, 2010, between Enviva Pellets Amory, LLC and CKS Energy, Inc, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Amory Facility” means that certain approximately 90,000 MTPY Wood Pellet Production Facility of Enviva Pellets Amory, LLC located in Amory, Mississippi.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means with respect to any Senior Secured Facility, 3.25% per annum for Base Rate Advances and 4.25% per annum for Eurodollar Rate Advances.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Advances, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of an Advance is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Advances. Eurodollar Rate Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time and without duplication, with respect to (a) the Term Facilities or the Working Capital Facility, a Lender that has a Commitment or any outstanding Advances with respect to such Senior Secured Facility at such time, and (b) the LC Facility, (i) the applicable LC Facility Issuing Banks and (ii) the applicable LC Facility Lenders.

“Arrangers” means the Persons listed as “Joint Lead Arrangers” on the cover page of this Agreement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of Property with, any Person (other than another Borrower Group Party), in one transaction or a series of transactions, of all or any part of any Borrower Group Party’s or Wiggins’ businesses, assets or Properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any of the Borrower’s Subsidiaries or Wiggins, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) the issuance of Capital Stock in an Unrestricted Subsidiary. For the avoidance of doubt, the consummation of the Permitted MLP Contribution or the Qualified MLP IPO in accordance herewith shall not be considered an Asset Sale.

“Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Cash Proceeds received by any of the Loan Parties in connection with such Asset Sale.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06), and accepted by the Administrative Agent, in accordance with Section 12.06 and in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent and the Borrower.

“Assignment Effective Date” has the meaning specified in Section 12.06(b).

“Assumed Tax Liability” means an amount, as reasonably determined in good faith by the Borrower, for any Fiscal Year, that is equal to an amount sufficient to permit the direct or indirect holders of the Borrower’s Capital Stock to pay their respective U.S. federal, state and local income tax liability with respect to the income, gain, loss, deductions and other items of the Borrower and its Subsidiaries allocated to such holders for tax purposes for such Fiscal Year; provided that such amount shall not exceed the amount of U.S. federal, state and local income taxes that the Borrower would be required to pay for such Fiscal Year with respect to such income, gain, loss, deductions and other items if the Borrower were a corporation resident in the State of New York.

“Augmenting Lender” has the meaning specified in Section 5.10(a).

“Auto-Renewal Letter of Credit” has the meaning specified in Section 4.02(c).

“Available Amount” means, with respect to any LC Facility Letter of Credit, at any time, the maximum amount (whether or not such maximum amount is then in effect under such LC Facility Letter of Credit if such maximum amount increases periodically pursuant to the terms of such LC Facility Letter of Credit) available to be drawn under such LC Facility Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Construction Funds” means, at any time, the sum of (without duplication) (a) the aggregate of the then undisbursed proceeds of the Tranche A Commitments, (b) the aggregate of the then undisbursed proceeds of the Delayed Draw Term Commitments, (c) the aggregate of the then undisbursed proceeds of the Construction Equity Commitment, (d) the amount of the then undisbursed Working Capital Commitments reserved for payment of Project Costs pursuant to Section 5.09(c), (e) any other amounts then on deposit in the Construction Disbursement Account or Construction Equity Account and (f) Project Revenues of the Borrower Group Parties reasonably expected to be available at or after such time and prior to the Date Certain for application to Project Costs of the Development Projects in accordance with the terms of the Loan Documents.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Case Projections” has the meaning specified in Section 6.01(a)(x).

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%; and (c) 1% plus the Adjusted Eurodollar Rate (without giving effect to any rounding but, with respect to Term Advances, after giving effect to any Adjusted Eurodollar Rate “floor”) for a one month Interest Period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower General Partner” means, (i) prior to the consummation of the Permitted MLP Contribution, GP and (ii) on and after the consummation of the Permitted MLP Contribution, the direct or indirect subsidiary of the MLP that is the general partner of the Borrower.

“Borrower Group Parties” means the Borrower and each of the Subsidiary Guarantors.

“Borrower Limited Partner” means, (i) prior to the consummation of the Permitted MLP Contribution, MLP Holdco and (ii) from and after the consummation of the Permitted MLP Contribution, the direct or indirect subsidiary of the MLP that is the limited partner of the Borrower.

“Borrowing” means a Tranche A Borrowing, a Delayed Draw Borrowing, an LC Facility Borrowing or a Working Capital Borrowing, as the context may require. For the avoidance of doubt, “Borrowing” shall not include an LC Facility Unreimbursed Amount Borrowing.

“Budget” has the meaning specified in Section 8.03(e).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all determinations in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Advances, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty received from time to time by any of the Loan Parties with respect to the partial or complete interruption of the operation of the business of such Loan Party.

“Capital Expenditures” means, for any period, (i) the aggregate of all expenditures of the Borrower Group Parties during such period determined on a Consolidated basis and without duplication that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of the Borrower Group Parties and (ii) the aggregate of all expenditures related to Maintenance and Repair Capital Expenditures (regardless of whether included in expenditures covered by clause (i) above, but in no event duplicative of such expenditures), but excluding to the extent they would otherwise be included:

(a)	expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (i) Insurance Proceeds paid to the Borrower Group Parties on account of the Casualty Event in respect of the Property being replaced, restored or repaired or (ii) Eminent Domain Proceeds paid to the Borrower Group Parties on account of an Event of Eminent Domain, in each case in accordance with the terms of the Loan Documents;

(b)	the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is less than any credit granted by the seller of such equipment for the equipment being traded in at such time;

(c)	the purchase of plant, property or equipment to the extent financed with Asset Sale Proceeds in accordance with the terms of the Loan Documents;

(d)	payments under Capitalized Leases to the extent such Capitalized Leases are permitted under the terms of the Loan Documents;

(e)	expenditures to the extent any of the Borrower Group Parties has received reimbursement in Cash from a Person that is not an Affiliate of any of the Borrower Group Parties and for which no Borrower Group Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person;

(f)	the purchase of plant, property or equipment to the extent financed (directly or indirectly) with (i) the proceeds of cash equity contributions received by any of the Borrower Group Parties from Holdings prior to the consummation of such purchase, which cash equity contributions have been contributed by Holdings specifically for the purpose of the purchase of such plant, property or equipment or (ii) funds that are otherwise available for and permitted to be distributed to Holdings or its designee pursuant to Sections 8.02(g)(i)(B) or 8.02(g)(iii)(B); and

(g)	consideration paid for any Permitted Acquisition to the extent such Permitted Acquisition is otherwise permitted by Section 8.02(f)(ix).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and, except for purposes of the definition of “Change of Control”, any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Leases” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means United States dollars or a credit balance in any domestic demand account or Deposit Account.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any Issuing Bank (as applicable) and the Lenders, as collateral for LC Facility Letter of Credit Obligations, Cash or Deposit Account balances or, if the applicable LC Facility Issuing Bank benefiting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable LC Facility Issuing Bank or Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash collateral and other credit support.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) securities issued by any political subdivision of any such state or any public instrumentality of the United States having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, the Administrative Agent, or any domestic office of any commercial bank organized under the laws of the United States, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000; (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (e) above; (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above; and (h) Cash.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means a casualty event that causes all or a portion of the Property of any of the Borrower Group Parties to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear, or (b) any Event of Eminent Domain.

“CCR Wood Pellet Sales Agreement” means (i) each Material Wood Pellet Sales Agreement and (ii) each other contract or other agreement of the Borrower Group Parties for the sale of Wood Pellets from Wood Pellet Production Facilities of the Borrower Group Parties that (a) is with an Acceptable Counterparty, (b) is collaterally assignable to Collateral Agent for the benefit of the Secured Parties, (c) is not terminable by the counterparty thereto solely in connection with an exercise of remedies by Collateral Agent or the Security Parties pursuant to the Security Agreement (or as a result of a change of control in connection with such exercise), (d) constitutes a take-or-pay obligation of the Acceptable Counterparty party thereto, (e) is not terminable by the counterparty thereto solely in connection with a change of law thereunder that results in increased costs for the account of the Acceptable Counterparty thereto and (f) provides for fixed- rate pricing (rather than index-based pricing) or such other pricing terms that are acceptable to the Administrative Agent and the Required Lenders.

“Change of Control” means the occurrence of any of the following:

(a)	at any time prior to the consummation of a Qualified MLP IPO, the Sponsor Affiliates (i) collectively ceasing to beneficially (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower (other than the Capital Stock of the Borrower that are not held by the Sponsor Affiliates and the Management Group as of the Effective Date); and (ii) failing to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of GP; and

(b)	at any time after the consummation of a Qualified MLP IPO, (i) the failure of the Sponsor Affiliates collectively to beneficially (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the MLP General Partner; (ii) the failure of the MLP to beneficially (within the meaning of Rule 13d-3 under the Exchange Act) own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower; (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the MLP General Partner by Persons who were neither (A) nominated, approved or appointed by the Sponsor Affiliates or the board of directors of the MLP General Partner nor (B) appointed by Sponsor Affiliates or the directors so nominated, approved or appointed.

“Change Order” means change order or variation order, amendment, supplement or modification to any construction contract that is a Material Contract, which has the effect of increasing the price or extending the time for performance thereunder.

“Chesapeake Seller Note” means that certain Periodic Payment Agreement, dated as of January 20, 2011, by and between Enviva Port of Chesapeake LLC and Grant Cement Virginia, Inc., as amended prior to the Effective Date.

“Co-Syndication Agents” means the Persons listed as Co-Syndication Agents on the cover page of this Agreement.

“Collateral” means all Property (including Capital Stock) of the Loan Parties, now owned or hereafter acquired in or upon which a Lien is granted or purported to be granted under the Collateral Documents, other than the Excluded Property.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Security Agreement (and any agreement entered into, or required to be delivered, by any Loan Party pursuant to the terms of the Security Agreement in order to perfect the Lien created on any Property pursuant thereto), the Depositary Agreement, the E.ON Consent (so long as the E.ON Wood Pellet Sales Agreement has not expired in accordance with its terms), the Drax Consent (so long as the Drax Wood Pellet Sales Agreement has not expired in accordance with its terms), the Mortgages and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Questionnaire” means a certificate in a form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commercial Operations” means, with respect to any Development Project, the satisfaction of each of the following conditions:

(i)	such Development Project shall have achieved substantial completion of construction including, in the case of the Northampton Project and the Southampton Project, the capacity for production of Wood Pellets (and any related products) greater than or equal to the production capacity for such Development Project set forth in the Base Case Projections (but without any requirement to “ramp-up” actual operation and production to such available operation and production capacity);

(ii)	payment for all material equipment (or, in the case of any customary holdbacks or disputes with suppliers, the Borrower shall have established reserves reasonably satisfactory to the Administrative Agent in consultation with the Independent Engineer for any amounts in dispute, including any reserves established therefor in the Construction Disbursement Account);

(iii)	all work that has been done on such Development Project has been completed in a good and workmanlike manner and substantially in accordance with the relevant Material Contracts (including construction and development contracts) and Prudent Industry Practice, and, with respect to such Development Project, there has not been filed with or served upon any Loan Party or any Development Project (or any part thereof) notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released, other than Permitted Liens and the Borrower or the Subsidiary Guarantor owning such Development Project shall have duly paid all material contractors and obtained the release of all contractor Liens (including all mechanics Liens) (or, in the case of any customary holdbacks or disputes with contractors, the Borrower or such Subsidiary Guarantor shall have established reserves reasonably satisfactory to the Administrative Agent in consultation with the Independent Engineer for any amounts in dispute);

(iv)

(a) the Borrower or the Subsidiary Guarantor owning such Development Project shall have duly obtained or been assigned and there shall be in full force and effect in the name of such Loan Party, and not subject to any current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation of, and all applicable appeal periods shall have expired with respect to, all Necessary Permits required as of Commercial Operations for such Development Project for production and operation at the levels set forth in the Base Case Projections, (b) such Necessary Permits shall not be subject to any material restriction, condition, limitation or other provision and (c) with respect to any of the Governmental Authorizations for such Development Project not yet obtained, no facts or circumstances shall exist which indicate that any such Governmental Authorization will not be timely obtainable without material difficulty, delay or expense prior to the time that such Governmental Authorization becomes a Necessary Permit;

(v)	the operating assumptions with respect to adequacy of stumpage and other feedstock, anticipated useful life and operating expenses, in each case, of such Development Project set forth in the Base Case Projections continue to be reasonable in all material respects as of, and have not materially adversely changed since, the date of delivery of such Base Case Projections;

(vi)	in the case of Commercial Operations of the Northampton Project and the Southampton Project, the Administrative Agent shall have received a report of the Borrower setting forth (a) comparison of any “ramp-up” of actual operation and production capacity, revenues, operating expenses, maintenance expenses (including maintenance capital expenditures), actual levels of utilization, capacity factors and other similar operating and performance data for Ahoskie with a comparison thereof to the Base Case Projections and (b) based on the information described in subclause (a), extrapolations of (A) projected “ramp-up” of actual operation and production capacity, revenues, operating expenses, maintenance expenses (including maintenance capital expenditures), actual levels of utilization, capacity factors and other similar operating and performance data for such Development Project and (B) the ability of such Development Project to meet the production and operation at the levels set forth in the Base Case Projections for such Development Project;

(vii)	Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such Development Project has satisfied each of the matters described in clauses (i) through (v) above and, if applicable, attaching the report described in clause (vi) above and;

(viii)	Administrative Agent shall have received a certificate of the Independent Engineer confirming to its knowledge that (a) such Development Project has satisfied each of the matters described in clauses (i) through (v) (other than adequacy of stumpage and other feedstock) above, and (b) it has no reason to dispute the assertions set forth in the certificate of a Responsible Officer of the Borrower provided pursuant to clause (vii) above (other than adequacy of stumpage and other feedstock) or, if applicable, the report delivered pursuant to clause (vi) above.

“Commitment” means a Tranche A Commitment, a Delayed Draw Term Commitment, a Working Capital Commitment, an LC Facility Commitment, a New Term Loan Commitment or a New Working Capital Commitment, as the context may require.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase or sale agreement, fuel purchase or sale agreement, biomass purchase or sale agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit H.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP; provided that if GAAP would require the accounts of an Unrestricted Subsidiary to be consolidated with the accounts of the Loan Parties, then for purposes hereof “Consolidated” shall exclude the consolidation of the accounts of any such Unrestricted Subsidiary.

“Construction Budget” means, with respect to each Development Project, the construction budget for such Development Project set forth in the Independent Engineer’s Report.

“Construction Disbursement Account” has the meaning specified in the Depositary Agreement.

“Construction Equity Account” has the meaning specified in the Depositary Agreement.

“Construction Equity Commitment” has the meaning specified in the Equity Contribution Agreement.

“Construction Schedule” means, with respect to each Development Project, the construction schedule for such Development Project set forth in the Independent Engineer’s Report.

“Contracted Coverage Ratio” means, as of any date of determination, the ratio of (i) the net present value of Projected Contracted CFADS through the term of the applicable CCR Wood Pallet Sales Agreement discounted at a rate equal to 8.0% per annum to (ii) Total Debt as of such date.

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or in any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Control Agreement” shall mean a customary account control agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the depositary institution maintaining the relevant account agrees that the Collateral Agent shall have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts) and pursuant to which such depositary institution shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 5.04.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of any Advance or the issuance of a LC Facility Letter of Credit.

“Cure Notice” has the meaning specified in Section 8.04(c)(ii).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower Group Parties’ operations and not for speculative purposes.

“Current Assets” means, as at any date of determination, the total assets of a Person and its subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Date Certain” means December 13, 2013.

“Debt” as applied to any Person, means, without duplication, (a) all Debt for Borrowed Money; (b) that portion of obligations with respect to Capitalized Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of Property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (e) all indebtedness secured by any Lien on any Property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of such Person or to which such Person is otherwise liable for reimbursement; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Debt of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for Debt of another Person described in the foregoing clauses (a) – (h) or clause (j) evidenced by any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Debt or any security therefor, or to provide funds for the payment or discharge of such Debt (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes; provided that in no event shall (A) deferred compensation arrangements, (B) non-compete or consulting obligations, (C) earn out obligations until such obligations are earned or mature in accordance with GAAP, (D) deemed Debt pursuant to GAAP or (E) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements, in each case, constitute Debt of a Person for the purposes of Section 8.02(b).

“Debt for Borrowed Money” means of any Person, at any date of determination, the sum, without duplication, of (a) all indebtedness for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) that portion of obligations with respect to Capitalized Leases that are properly classified as a liability on a balance sheet in conformity of GAAP as in effect on the date hereof; (d) any obligation (other than earn-out, non-compete or consulting obligations) owed for all or part of the deferred purchase price of Property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; and (e) any unreimbursed amount with respect to any drawn letter of credit owed by such Person or as to which such Person is otherwise liable for reimbursement; provided, further, that in no event shall (1) Non-Recourse Debt, (2) intercompany debt permitted under Section 8.02(b), or (3) Subordinated Debt constitute Debt for Borrowed Money of a Person for the purposes of Section 9.01(e).

“Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by any of the Loan Parties (other than Debt permitted to be incurred or issued pursuant to Section 8.02(b)), the Net Cash Proceeds received by any of the Loan Parties in connection with such incurrence or issuance.

“Debt Service Reserve Account” has the meaning specified in the Depositary Agreement.

“Debt Service Reserve Requirement” means, prior to a Qualified MLP IPO, the Debt Service Reserve Account shall be funded or credited with an amount equal to (i) on the Effective Date, $2,500,000 and (ii) on any date of determination after the Effective Date, 100% of the sum of the reasonably anticipated aggregate scheduled principal and interest in respect of the Term Facility and reasonably anticipated scheduled fees under Sections 5.03(a), 5.03(c) and 5.03(d), in each case payable during the following six month period occurring after such date of determination in respect of the Senior Secured Facilities; provided, that for purposes of calculating the Debt Service Reserve Requirement, the anticipated scheduled principal of Term Advances payable with respect to each of September 30, 2016, December 30, 2016, March 31, 2017, June 30, 2017 and on the Maturity Date shall be deemed to be the sum of (x) 2.50% of the Tranche A Advances originally outstanding on the Effective Date, (y) 2.50% of the Delayed Draw Advances originally outstanding on the Delayed Draw Commitment Termination Date and (z) 2.50% of New Term Advances originally outstanding on the Increased Amount Date. Following a Qualified MLP IPO the Debt Service Reserve Requirement shall at all times be $0.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, as specified in any Loan Document, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 5.02.

“Defaulting Lender” means, subject to Section 5.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days after the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Advance” has the meaning specified in Section 2.01(b).

“Delayed Draw Advance Note” means a promissory note of the Borrower payable to any Delayed Draw Term Lender in substantially the form of Exhibit B-2.

“Delayed Draw Borrowing” means a borrowing consisting of simultaneous Delayed Draw Advances of the same Type made by the Delayed Draw Term Lenders.

“Delayed Draw Term Commitment” means, with respect to any Delayed Draw Term Lender at any time, the amount set forth opposite such Lender’s name on Annex I hereto under the caption “Delayed Draw Term Commitments” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Delayed Draw Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.01(b) or 5.01.

“Delayed Draw Term Commitment Period” means the period from and after the Effective Date to but excluding the Delayed Draw Term Commitment Termination Date.

“Delayed Draw Term Commitment Termination Date” means the earliest to occur of (i) the Date Certain, (ii) the date on which Commercial Operations for all Development Projects are achieved, (iii) the date the Delayed Draw Term Commitments are permanently reduced to zero pursuant to Section 2.01(b) or 2.04(b) and (iv) the date of the termination in whole or in part of the Delayed Draw Term Commitments pursuant to Section 5.01 or 9.01.

“Delayed Draw Term Facility” means, at any time, the aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Commitments and Delayed Draw Advances.

“Delayed Draw Term Lender” means any Lender that has a Delayed Draw Term Commitment or that has an outstanding Delayed Draw Advance.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary” means Citibank, N.A., in its capacity as depositary bank, together with any successor depositary bank appointed pursuant to the Depositary Agreement.

“Depositary Accounts” has the meaning specified in the Depositary Agreement.

“Depositary Agreement” has the meaning specified in Section 6.01(a)(iii).

“Development” means development, acquisition, ownership, financing, leasing, occupation, construction, equipping, testing, alteration, reconstruction, repair, operation, maintenance and use of the Development Projects and “Developed” shall have a meaning correlative thereto.

“Development Projects” means, collectively, the Northampton Facility, the Southampton Facility and the Port of Chesapeake Expansion.

“Discharge Date” has the meaning specified in the Equity Contribution Agreement.

“Dollars” and the sign “$” mean the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Annex I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Drax Consent” means, with respect to the Drax Wood Pellet Sales Agreement, that certain Consent to Assignment dated as of the date hereof by Drax Power Limited, the Borrower and Collateral Agent substantially in the form of Exhibit O, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Drax Wood Pellet Sales Agreement” means that certain Agreement for the Sale and Purchase of Biomass, CIF Discharge Port, dated as of December 23, 2011, between Drax Power Limited and the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Drop-Down Asset” means any Property or Person (other than a natural person):

(a) in the case of Property, consists solely of (i) a marine terminal, and all related docks, piers, adjacent land areas, buildings and other structures, facilities, paved roads, storage areas, equipment (including, without limitation, automated cargo handling systems, stationary stackers, water spray systems, hatch covers, gangways, scales, cranes, conveyors, hoppers and other devices used for loading and unloading vehicles) and parts, including all structures or improvements erected on any site on which such Property is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the receipt, storage, and loading of Wood Pellets upon any such site or (ii) a Wood Pellet manufacturing and production facility, and all related structures, facilities, paved roads, storage areas, equipment and parts, including all structures or improvements erected on any site on which such Property is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the manufacture and production of Wood Pellet upon any such site;

(b) in the case of such Person, such Person holds no Property other than the Property described in clause (a) of this definition;

(c) such Property or Person is acquired with the proceeds of (i) an issuance of Capital Stock by the MLP, (ii) Non-Recourse Debt issued by a Sisterco or an Unrestricted Subsidiary, (iii) additional Cash capital contributions received by Holdings, (iv) Restricted Payments made pursuant to Section 8.02(g)(iii)(B), or (v) a combination of subclauses (i) through (iv) of this clause (c);

(d) upon acquisition by the Loan Party, is as promptly as practicable contributed by such Loan Party and any of its applicable subsidiaries to a Sisterco or an Unrestricted Subsidiary;

(e) the conflicts committee of the MLP General Partner shall have consented to the contribution of such Property or Person to such Sisterco; and

(f) Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such Drop-Down Asset has satisfied each of the matters described in clauses (a) through (e) above.

“DSR Letter of Credit” has the meaning specified in the Depositary Agreement.

“E.ON Consent” means, with respect to the E.ON Wood Pellet Sales Agreement, that certain letter agreement dated as of October 25, 2012 by E.ON UK PLC and acknowledged and agreed by the Collateral Agent as of the date hereof, substantially in the form of Exhibit P, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“E.ON Wood Pellet Sales Agreement” means that certain CIF Contract for the Purchase of Wood Pellet Biomass, dated as of January 5, 2012, between E.ON UK PLC and the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“EBITDA” means, for any Measurement Period, (a) the sum, without duplication, of the amounts for such Measurement Period of (i) Net Income of the Borrower Group Parties for such Measurement Period (ii) Business Interruption Insurance Proceeds (to the extent not reflected as revenue or income in Net Income) and (iii) solely to the extent deducted in arriving at such Net Income:

(A)	interest expense (including the amortization of original issue discount);

(B)	Restricted Payments made by the Borrower pursuant to Section 8.02(g)(i)(A)(1) during such Measurement Period and all other income, withholding, franchise and similar tax expense;

(C)	total depreciation expense;

(D)	total amortization expense, including the amortization of deferred financing fees and any amortization of the fair value of intangible assets reflected in, or offset against, revenues, fuel or operating expenses in the calculation of Net Income;

(E)	any non-Cash loss attributable to the mark-to-market movement in the valuation of Swap Agreements (to the extent the Cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to GAAP;

(F)	any reasonable and customary expenses or charges incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument to the extent consummated in accordance with the terms of the Loan Documents;

(G)	any reasonable fees (including legal and investment banking fees), transfer or mortgage recording Taxes and other out-of-pocket costs and expenses of any Borrower Group Party (including expenses of third parties paid or reimbursed by any Borrower Group Party) incurred as a result of the Transaction;

(H)	any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP;

(I)	any losses from the early extinguishment of Debt (including Swap Agreements or other derivative instruments);

(J)	any non-Cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(K)	any non-Cash losses decreasing Net Income for such Measurement Period; and

(L)	any reasonable and customary fees and expenses incurred by any Borrower Group Party solely in connection with the consummation of any Permitted Acquisition to the extent such Permitted Acquisition is permitted under the terms of the Loan Documents;

(b)	less the sum of the amounts for such Measurement Period of:

(A)	any non-Cash gains increasing Net Income for such Measurement Period, other than the accrual of revenues in the ordinary course of business;

(B)	any non-Cash gain attributable to the mark-to-market movement in the valuation of Swap Agreements (to the extent the Cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to GAAP;

(C)	any gains from the early extinguishment of Debt (including Swap Agreements or other derivative instruments); and

(D)	any maintenance expenditure that is capitalized except for the amount of any capital expenditures which are made from the proceeds of an incurrence of unsecured Debt or the proceeds of an issuance of Capital Stock by the MLP that are contributed to the Borrower Group Parties or Cash capital contributions made by Holdings to the Borrower Group Parties (other than the proceeds of the Construction Equity Commitment);

all as determined on a Consolidated basis for the Borrower Group Parties in accordance with GAAP; provided, however, that (i) EBITDA for the Fiscal Quarter ended December 31, 2013 shall be determined to equal the actual EBITDA for the Fiscal Quarter then ending multiplied by four; (ii) EBITDA for the Fiscal Quarter ended March 31, 2014 shall be determined to equal the actual EBITDA for the two Fiscal Quarters then ending multiplied by two; and (iii) EBITDA for the Fiscal Quarter ended June 30, 2014 shall be determined to equal the actual EBITDA for the three Fiscal Quarters then ending multiplied by 4/3.

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“Effective Date” has the meaning specified in Section 6.01.

“Effective Date Certificate” means an Effective Date Certificate in substantially the form of Exhibit G.

“Electrabel Wood Pellet Sales Agreement” means that certain Amended and Restated Wood Pellets Purchase Agreement, dated as of June 21, 2010, between Electrabel N.V. and the Borrower (f/k/a Intrinergy Operating, L.P.), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Electrabel Termination Event” means a termination of the Electrabel Wood Pellet Sales Agreement for change of law thereunder unless the Electrabel Wood Pellet Sales Agreement shall have been replaced by another Wood Pellet purchase agreement with a Replacement Obligor.

“Eligible Assignee” means any Person other than a natural Person that is (a) any Lender Party, any Affiliate of any Lender Party and any Related Fund (any two or more Related Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans. In no event shall “Eligible Assignee” include Sponsor, any Sponsor Affiliate or any Affiliate thereof or any Defaulting Lender or any of its subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.

“Embargoed Person” means (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other applicable Law.

“Eminent Domain Proceeds” means with respect to any Event of Eminent Domain, the Net Cash Proceeds received by any of the Loan Parties in connection with such Event of Eminent Domain.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by any of the Loan Parties or any of their respective ERISA Affiliates.

“Environmental Action” means any citation, investigation, notice, notice of violation, complaint, claim, action, suit, proceeding, demand, abatement order, letter or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety or the environment (including natural resources).

“Environmental Consultants” means Draper Arden Associates and Access Environmental Solutions, Inc., or such other nationally recognized environmental consultant appointed by Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Environmental Law” means any and all applicable foreign, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; or (ii) occupational safety and health (to the extent related to exposure to Hazardous Materials) or the protection of human, plant or animal health or welfare.

“Equity Contribution” has the meaning specified in the Equity Contribution Agreement.

“Equity Contribution Agreement” has the meaning specified in Section 6.01(a)(xiii).

“Equity Cure” has the meaning specified in Section 8.04(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any of the Loan Parties shall continue to be considered an ERISA Affiliate of the Loan Parties within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Loan Parties and with respect to liabilities arising after such period for which the Loan Parties could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period has been waived); (b) the failure of any Pension Plan to satisfy the minimum funding standard (within the meaning of Sections 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Pension

Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the complete or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (i) a determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Event of Abandonment” means (a) the written announcement by the Borrower or any of its Subsidiaries of a decision to abandon or indefinitely defer, or the abandonment of, the construction, completion, operation or maintenance of all or substantially all of any Development Project, the Ahoskie Facility or the Port of Chesapeake for any reason, or (b) the total suspension for more than 120 consecutive days or abandonment of the construction, completion, operation or maintenance of all or substantially all of any Development Project, the Ahoskie Facility or the Port of Chesapeake; provided that any suspension or delay in the construction, completion, operation or maintenance of any Development Project, the Ahoskie Facility or the Port of Chesapeake caused by a Casualty Event, Event of Eminent Domain, a force majeure event, a scheduled outage, or any other event which is not caused by a Loan Party and with respect to which, to the extent feasible during such force majeure event, scheduled outage or other event, the relevant Loan Party is diligently attempting to restart the construction, completion, operation or maintenance of such Facility, shall not be deemed an “Event of Abandonment”.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any of the Borrower Group Parties (including any Capital Stock of any of the Borrower Group Parties) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any of the Borrower Group Parties or any Capital Stock of any of the Borrower Group Parties.

“Events of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i)	the sum, without duplication, of the amounts for such period of:

(a)	Net Income; plus,

(b)	to the extent reducing Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period); plus

(c)	the Working Capital Adjustment; plus

(d)	any net extraordinary Cash gains to the extent not previously added in the calculation of Net Income; minus

(ii)	the sum, without duplication, of

(a)	the amounts for such period paid from Internally Generated Cash applied to (1) scheduled repayments of Debt for Borrowed Money (excluding repayments of Working Capital Advances or LC Facility Advances except to the extent the Working Capital Commitments or LC Facility Advances respectively are permanently reduced in connection with such repayments and excluding any repayments of Advances made with amounts withdrawn from the Debt Service Reserve Account) and scheduled repayments of obligations under Capitalized Leases (excluding any interest expense portion thereof), and (2) Capital Expenditures (other than capital expenditures for which Excess Cash Flow was reduced in a prior period pursuant to clause (c) of this definition); plus

(b)	other non-Cash gains increasing Net Income for such period (excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); plus

(c)	the amount of any Capital Expenditures that the Borrower Group Parties reasonably expect to make from Internally Generated Cash within six months of the end of such period, so long as such Capital Expenditures are actually made within six months after the end of such period; provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to this clause (ii)(c), such amount shall be added to Excess Cash Flow for the immediately succeeding period if such expenditure is not actually made within such six-month period and (y) no deduction shall be taken in the immediately succeeding period when such amounts (other than amounts added to Excess Cash Flow pursuant to clause (x) of this proviso) deducted pursuant to this clause (c) are actually spent; plus

(d)	any net extraordinary Cash losses for such period to the extent not previously deducted in the calculation of Net Income; plus

(e)	Restricted Payments made by the Borrower in Cash pursuant to Section 8.02(g)(i)(A)(1) during such period; plus

(f)	the amount of Cash transferred to the Debt Service Reserve Account during such period.

As used in this clause (ii), “scheduled repayments of Debt for Borrowed Money” does not include mandatory prepayments or voluntary prepayments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means: (a) any lease, license, permit, contract, Property right or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, contract, Property rights or agreement the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (iii) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, contract, Property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9 407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such lease, license, permit, contract, Property right or agreement shall be Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted under the Collateral Documents, immediately and automatically, at such time as such consequences shall no longer exist; (b) any equipment (as such term is defined in the UCC) owned by any Loan Party that is subject to a purchase money Lien or a Capitalized Lease permitted pursuant to this Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease) prohibits or requires the consent of any Person other than any Loan Party as a condition to the creation of any other Lien on such equipment, but only, in each case, to the extent, and for so long as, the Debt secured by the applicable Lien or the Capitalized Lease has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated; (c) any Capital Stock in or Property of any Unrestricted Subsidiary or Sisterco; (d) any real Property interests which are acquired by any Loan Party if and to the extent that the Administrative Agent shall have reasonably determined that the costs (including recording Taxes and filing fees) of creating and perfecting a Lien on such real Property interests are excessive in relation to the value of the security afforded thereby; (e) motor vehicles, aircraft, rolling stock and vessels; (f) any Real Estate Asset of any Loan Party held by such Loan Party on the Effective Date and not covered by a Mortgage; (g) any “intent to use” trademark applications for which a statement of use or an amendment to allege use has not been filed (it being understood that upon the filing of such statement of use or amendment to allege use, the security interest will attach to the trademark; (h) accounts described in Section 8.01(l)(i)(A), (B) and (C); and (i) all interests in Capital Stock of Wiggins other than Financial Rights (as defined in Wiggins’ limited liability company operating agreement as in effect on the date hereof); provided that such interests shall be Excluded Property only to the extent and for so long as (i) the Wiggins’ limited liability company operating agreement prohibits the grant of a Lien on such interests and (ii) Borrower Group Parties hold less than 100% of the Capital Stock of Wiggins.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender Party with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender Party acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.08) or (ii) such Lender Party changes its lending office, except in each case to the extent that, pursuant to Section 5.06(a), amounts with respect to such Taxes were payable either to such Lender Party’s assignor immediately before such Lender Party became a party hereto or to such Lender Party immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.06(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any Wood Pellet Production Facility or Port Facility of the Borrower or the Subsidiary Guarantors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any present or future regulations promulgated thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent (in the case of any Advances), in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means, collectively, (i) the Fee Letter, dated as of the Effective Date, by and among the Borrower, the Arrangers party thereto, the Administrative Agent and the Collateral Agent and (ii) the Indicative Schedule of Fees for Services as Bank Under a Depositary Agreement for Enviva, LP, dated as of October 19, 2012 by the Depositary and agreed and accepted by the Borrower on October 22, 2012.

“Financial Covenants” has the meaning specified in Section 8.04(c).

“Financial Officer” in respect of any Person means the chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the relevant Persons as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and any successor statutes.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Loan Parties ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency or Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case, as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fully Funded” means, with respect to Debt Service Reserve Account and as of any date of determination, that (a) the amount of Cash and Cash Equivalents on deposit in the Debt Service Reserve Account is not less than the then applicable Debt Service Reserve Requirement or (b) the Collateral Agent shall be in receipt of a DSR Letter of Credit in favor of the Collateral Agent with an available amount of not less than the then applicable Debt Service Reserve Requirement, and such DSR Letter of Credit shall be in full force and effect, or any combination of the foregoing

“Fund” means Riverstone/Carlyle Renewable and Alternative Energy Fund II-C, L.P., a Delaware limited partnership.

“Fund Guarantee” has the meaning specified in Section 6.01(a)(xxiii).

“Funding Notice” has the meaning specified in Section 2.02(a).

“GAAP” has the meaning specified in Section 1.03.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or, to the extent applicable and legally binding, a foreign entity or government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“GP” has the meaning specified in the preamble hereto.

“Guaranteed Obligations” has the meaning specified in Section 11.01(a).

“Guarantor” means each of Holdings and each Subsidiary Guarantor.

“Guaranty” means the guaranty of Holdings and the Subsidiary Guarantors set forth in Article XI.

“Guaranty Supplement” has the meaning specified in Section 8.01(o)(i).

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, flammable, explosive or radioactive substances, toxic mold, lead-based paint and polychlorinated biphenyls; (b) any chemical, material or substance that may give rise to liability pursuant to, or the human exposure to which or the Release of which is controlled or limited by, applicable Environmental Laws; and (c) any other materials or substances defined, listed or regulated pursuant to Environmental Laws as “hazardous”, “toxic”, “pollutant”, or “contaminant”, or words of similar meaning or regulatory effect.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any investigation, corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” has the meaning specified in Section 6.01(a)(x).

“Holdings” means:

(i)	prior to the consummation of the Permitted MLP Contribution, collectively, (a) the Borrower General Partner and (b) the Borrower Limited Partner; and

(ii)	from and after the consummation of the Permitted MLP Contribution, collectively, (a) the MLP, (b) the Borrower General Partner, (c) the Borrower Limited Partner and (d) each Intermediate Holdco.

“Increased Amount Date” has the meaning specified in Section 5.10(a).

“Increased Cost Lender” has the meaning specified in Section 5.08.

“Increasing Lender” has the meaning specified in Section 5.10(a).

“Incremental Facility Amount” means, at any time, the excess of $100,000,000 over the aggregate amount of New Working Capital Commitments and New Term Loan Commitments added at or prior to such time pursuant to Section 5.10; provided that increases to the Working Capital Facility shall not exceed $30,000,000 in the aggregate.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Actions), actions, judgments, suits, costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees, including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by

Indemnitees in enforcing this indemnity), whether direct or indirect and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, whether brought by any Loan Party or any other party, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (b) any Environmental Action or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any of the Loan Parties; provided that the term shall not include any Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of an obligation of any Loan Party under any Loan Document and (b) to the extent not described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 12.03(a).

“Independent Engineer” means SAIC Energy, Environment & Infrastructure, LLC, or such other nationally recognized independent engineer that is acceptable to the Administrative Agent and, so long as no Default or Event or Default has occurred and is continuing, the Borrower.

“Independent Engineer’s Report” means, collectively, the “Independent Engineer’s Report,” dated May 4, 2012, together with the Independent Engineer’s Report Addendum Letter, dated as of November 1, 2012, in each case prepared by the Independent Engineer for the Borrower.

“Initial Lender Parties” means the Initial LC Facility Issuing Banks and the Initial Lenders.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial LC Facility Issuing Bank” means each of the banks listed on the signature pages hereof as an Initial LC Facility Issuing Bank.

“Installment” has the meaning specified in Section 2.03(a).

“Installment Percentage” has the meaning specified in Section 2.03(a).

“Insurance Broker” means Krauter and Company, LLC or such other nationally recognized insurance broker appointed by the Borrower and reasonably acceptable to the Administrative Agent.

“Insurance Consultant” means Moore-McNeil, LLC, or such other nationally recognized insurance consultant appointed by Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Insurance Consultant’s Report” means the “Insurance Report,” dated November 5, 2012, prepared by the Insurance Consultant for the Borrower, the Arrangers and the Lenders.

“Insurance Proceeds” means, with respect to any Casualty Event or Electrabel Termination Event, the Net Cash Proceeds received by any of the Loan Parties from time to time with respect to such Casualty Event or Electrabel Termination Event, as applicable.

“Intellectual Property” means the following intellectual Property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) EBITDA for such Measurement Period to (b) Interest Expense for such Measurement Period.

“Interest Expense” means, for any period, total interest in respect of Debt (including that portion attributable to Capitalized Leases in accordance with GAAP, taking into account any net costs or net payments made or received by any of the Borrower Group Parties under Interest Rate Agreements) of the Borrower Group Parties accrued or capitalized during such period (whether or not actually paid during such period), including all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, (y) any amount not payable in Cash, in each case for such period and (z) any amount payable on Subordinated Debt; provided, however, that (i) Interest Expense for the Fiscal Quarter ended December 31, 2013 shall be determined to equal the actual Interest Expense for the Fiscal Quarter then ending multiplied by four; (ii) Interest Expense for the Fiscal Quarter ended March 31, 2014 shall be determined to equal the actual Interest Expense for the two Fiscal Quarters then ending multiplied by two; and (iii) Interest Expense for the Fiscal Quarter ended June 30, 2014 shall be determined to equal the actual Interest Expense for the three Fiscal Quarters then ending multiplied by 4/3.

“Interest Payment Date” means with respect to (a) any Base Rate Advance or any fees, the last Business day of each March, June, September and December of each year, commencing on the last Business Day of December 2012, and the final maturity date of such Advance and (b) any Eurodollar Rate Advance, the last day of each Interest Period applicable to such Advance; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, (a) with respect to the initial Eurodollar Rate Advance made on or after the Effective Date, an interest period commencing on the date of such initial Eurodollar Rate Advance or the date of the initial Conversion of the initial Base Rate Advance made on the Effective Date and ending on December 31, 2012 and (b) with respect to any other Eurodollar Rate Advance, an interest period of one, two, three or six months (or longer if available from all Lenders), as selected by the Borrower in its Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (1) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) of this definition, end on the last Business Day of a calendar month, (3) no Interest Period with respect to any portion of the Term Facilities shall extend beyond the Term Maturity Date, (4) no Interest Period with respect to any portion of the Working Capital Advances shall extend beyond the Working Capital Termination Date and (5) no Interest Period with respect to any portion of the LC Facility Advances shall extend beyond the LC Facility Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Loan Parties’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intermediate Holdco” means, after the consummation of the Permitted MLP Contribution, each direct or indirect subsidiary of the MLP (other than the Borrower Limited Partner) that directly or indirectly owns or controls Capital Stock of the Borrower Limited Partner or the Borrower General Partner.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internally Generated Cash” means, with respect to any period, any Cash of the Borrower and the Subsidiary Guarantors generated during such period, excluding proceeds of Asset Sales, Casualty Events or Event of Eminent Domain or any other Cash that is generated from an incurrence of Debt, an issuance of Capital Stock or a capital contribution.

“Investment” means (a) any direct or indirect purchase or other acquisition by any of the Loan Parties of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Loan Party from any Person, of any Capital Stock of such Loan Party; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any of the Loan Parties to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment minus all returns of principal, capital, dividends and other Cash returns.

“Issuing Bank Exposure” has the meaning assigned to such term in Section 4.02(b)

“Joinder Agreement” means an agreement substantially in the form of Exhibit I.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“LC Application” means an application and agreement for the issuance or amendment of a LC Facility Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with a request for a Notice of Issuance.

“LC Credit Extension” means, with respect to any LC Facility Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“LC Documents” means, as to any LC Facility Letter of Credit, each LC Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such LC Facility Letter of Credit.

“LC Facility” means, at any time, the aggregate amount of the LC Facility Lenders’ LC Facility Commitments at such time (together with and without duplication of the aggregate amount of the LC Facility Issuing Banks’ LC Facility Issuing Commitments at such time), as such amount may be reduced at or prior to such time pursuant to Section 5.01.

“LC Facility Advance” has the meaning assigned to such term in Section 2.01(d).

“LC Facility Advance Note” means a promissory note of the Borrower payable to any LC Facility Lender in substantially the form of Exhibit B-4.

“LC Facility Borrowing” means a borrowing consisting of an LC Facility Advance by the applicable LC Facility Lender.

“LC Facility Commitment” means, with respect to any LC Facility Lender at any time, the amount set forth opposite such LC Facility Lender’s name on Annex I hereto under the caption “LC Facility Commitment” or, if such LC Facility Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent as such LC Facility Lender’s “LC Facility Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04(b) or 5.01. The LC Facility Commitment of an LC Facility Lender and the LC Facility Issuing Commitment of such LC Facility Lender its capacity as an LC Facility Issuing Bank shall at all times be equal.

“LC Facility Commitment Period” means the period on and from the Effective Date to but excluding the LC Facility Termination Date.

“LC Facility Issuing Bank” means each LC Facility Lender listed on Annex I as having an LC Facility Issuing Commitment as of the Effective Date, in its capacity as an issuer of an LC Facility Letter of Credit hereunder, and its successors in such capacity. An LC Facility Issuing Bank may, in its discretion, arrange for one or more LC Facility Letters of Credit to be issued by Affiliates of such LC Facility Issuing Bank, in which case the term “LC Facility Issuing Bank” shall include any such Affiliate with respect to LC Facility Letters of Credit issued by such Affiliate. Notwithstanding anything herein to the contrary, each LC Facility Issuing Bank and any of its branches or Affiliates shall only be obligated to issue standby letters of credit hereunder (and, for the avoidance of doubt, shall not be obligated to issue any trade or commercial letters of credit hereunder).

“LC Facility Issuing Commitment” means, as to each LC Facility Issuing Bank, its commitment to issue LC Facility Letters of Credit, and to amend, renew or extend LC Facility Letters of Credit previously issued by it, pursuant to Article IV, as such commitment may be (a) ratably reduced from time to time upon any reduction in the LC Facility Commitments pursuant to Section 2.04(b) or 5.01 and (b) reduced or increased from time to time pursuant to assignments by or to such LC Facility Issuing Bank pursuant to Section 12.06. The amount of each LC Facility Issuing Bank’s LC Facility Issuing Commitment as of the Effective Date is set forth opposite such LC Facility Issuing Bank’s name on Annex I hereto under the caption “LC Facility Issuing Commitment”. The aggregate amount of LC Facility Issuing Commitments on the Effective Date is $10,000,000.

“LC Facility Lender” means any Lender that has an LC Facility Commitment or, if the LC Facility Commitments have expired or been terminated, that holds an LC Facility Advance.

“LC Facility Letter of Credit” means any standby letter of credit issued by an LC Facility Issuing Bank hereunder.

“LC Facility Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled LC Facility Termination Date of the LC Facility then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“LC Facility Letter of Credit Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding LC Facility Letters of Credit plus the aggregate of all LC Facility Unreimbursed Amount Borrowings.

“LC Facility Termination Date” means the earlier of (a) November 9, 2016 and (b) the date of termination in whole of the LC Facility Commitments and the LC Facility Issuing Commitments pursuant to Section 5.01 or 9.01.

“LC Facility Unreimbursed Amount Borrowing” means an extension of credit resulting from a drawing under any LC Facility Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced by an LC Facility Borrowing.

“LC Fee” has the meaning specified in Section 5.03(c).

“Lender Counterparty” means an Arranger, an Agent or a Lender or any of their respective Affiliates (or a Person who was an Agent or Lender or any of their respective Affiliates at the time of execution and delivery of a Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, as applicable) who has entered into a Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, as applicable, with the Borrower or any Subsidiary Guarantor.

“Lender Party” means any Lender or any LC Facility Issuing Bank, as the context may require.

“Lenders” means the Initial Lenders and each Person that shall become a Tranche A Lender, Delayed Draw Term Lender, LC Facility Lender, Working Capital Lender, or Augmenting Lender hereunder pursuant to an Assignment and Acceptance or a Joinder Agreement for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement and, as the context may require, includes the LC Facility Issuing Banks.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Total Debt as of the last day of the most recently completed Measurement Period to (b) EBITDA for the most recently completed Measurement Period.

“Lien” means (a) any lien, mortgage, deed of trust, deed to secure debt, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities. For the avoidance of doubt, “Lien” shall not include (i) any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of this Agreement and (ii) with respect to any license, the retained interest of the licensor in the Property subject to such license.

“Loan Documents” means (a) this Agreement, (b) the Notes (if any), (c) the Guaranty, (d) the Collateral Documents, (e) the Equity Contribution Agreement, (f) the Fund Guarantee, (g) the Subordination Agreement and (h) the Fee Letters.

“Loan Parties” means Holdings, the Borrower, the Subsidiary Guarantors and each additional Subsidiary of the Borrower that is not a Subsidiary Guarantor but is required to pledge its assets pursuant to and to the extent of Section 8.01(o). For the avoidance of doubt, Sistercos and Unrestricted Subsidiaries are not Loan Parties.

“Maintenance and Repair Capital Expenditures” means all costs (other than administrative costs) incurred by any Loan Party in accordance with Prudent Industry Practice for any maintenance or repair procedure for a Facility or any part thereof (excluding any such costs that have been paid by other Persons under warranty or similar agreements or insurance policies).

“Management Group” means the group consisting of the directors, managers, executive officers and other management personnel of Holdings or the Borrower (or any parent entity of Holdings).

“Management Services Agreement” means the Management Services Agreement, dated as of November 9, 2012, between Enviva Holdings LP and the Borrower, as the same may be amended, restated or otherwise modified from time to time.

“Margin Stock” has the meaning specified in Regulation U.

“Market Consultant” means Forest2Market, Inc.

“Market Consultant’s Reports” means, collectively, (i) Enviva LP—the Delivered Raw Material Market Analysis, Amory and Wiggins, Mississippi, and (ii) the Enviva LP—Delivered Raw Material Market Analysis, Northeast North Carolina/Southeast Virginia, each dated as of April 27, 2012.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Properties, assets or financial condition of the Loan Parties taken as a whole, or (b) the rights, remedies or benefits available to any Agent and any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its material obligations under any Loan Document.

“Material Contract” means (i) each Material Wood Pellet Sales Agreement and (ii) each Material Shipping Contract and, in each case, each replacement thereof or substitute agreement with a Replacement Obligor with respect thereto that is permitted hereunder; provided that, a Material Wood Pellet Sales Agreement shall cease to be a “Material Contract” if the total revenues of the Borrower thereunder for the most recently completed twelve month period of the Borrower are less than 15% of the total revenues of the Borrower under all of its Wood Pellet Sales Agreements for such twelve month period, without giving effect to any amendment, breach or other failure of the Borrower or the counterparty to such Material Wood Pellet Sales Agreement to perform thereunder that would cause the total revenues thereunder to be less than 15% of the total revenues of the Borrower under all of its Wood Pellet Sales Agreements.

“Material Environmental Liabilities” means liabilities or costs to any Borrower Group Party exceeding $5,000,000 in the aggregate.

“Material Shipping Contracts” means, collectively, (a) that certain Contract of Affreightment, dated April 27, 2012, between D/S Norden A/S and Enviva Holdings, LP, as supplemented by that certain Novation Agreement, dated October 4, 2012, between D/S Norden A/S, Enviva Holdings, LP and the Borrower, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof and (b) the Pacific Basin Shipping Contract.

“Material Wood Pellet Sales Agreements” means, collectively, the Drax Wood Pellet Sales Agreement, the Electrabel Wood Pellet Sales Agreement and the E.ON Wood Pellet Sales Agreement.

“Maturity Date” means, with respect to the Tranche A Facility and the Delayed Draw Term Facility, the Term Maturity Date, with respect to the Working Capital Facility, the Working Capital Termination Date and, with respect to the LC Facility, the LC Facility Termination Date.

“Measurement Period” means each period of four consecutive Fiscal Quarters of the Borrower commencing with the first such four consecutive Fiscal Quarters ending December 31, 2013.

“Minimum Collateral Amount” means, at any time, (a) as to Cash Collateral consisting of Cash or Deposit Account balances, an amount equal to 102% of the Available Amount of all LC Facility Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the LC Facility Issuing Banks in their sole discretion.

“MLP” means a limited partnership or limited liability company that will acquire, directly or indirectly, all of the Capital Stock of the Borrower pursuant to the Permitted MLP Contribution, and that, immediately following consummation of the Qualified MLP IPO, will be publicly traded and treated as a partnership for U.S. federal income tax purposes by virtue of meeting the requirements of Section 7704(c)(1) of the Internal Revenue Code.

“MLP General Partner” means, after the consummation of the Qualified MLP IPO, the sole general partner of the MLP (and, for the avoidance of doubt, no more than one Person at any time may be the MLP General Partner).

“MLP Holdco” has the meaning specified in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning specified in Section 6.01(b)(ii)(B).

“Mortgaged Property” has the meaning specified in the Mortgages.

“Mortgages” has the meaning specified in Section 6.01(b)(ii).

“MTPY” means metric tons per year (with “tons” being equated to 2,204.6 pounds).

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the relevant Persons in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Necessary Permit” means, as of any date of determination, any Governmental Authorization (including any environmental, regulatory or other permit or approval) that is (a) necessary to be obtained by or on behalf of the Borrower or its Subsidiaries at such time in light of the stage of Development of any

Development Project to enable the Borrower or its Subsidiaries to (i) continue the Development of such Development Project, (ii) sell Wood Pellets from such Development Project, (iii) enter into any Loan Documents or any other Contractual Obligation related to such Development Project or (iv) consummate and/or perform any of the transactions or any obligation contemplated hereby or thereby, or (b) listed as such on Schedule 1.01(a).

“Net Cash Proceeds” means:

(a)	with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Loan Parties in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i), (B) federal, state, provincial, foreign and local Taxes reasonably estimated (on a Consolidated basis) to be actually payable by the Loan Parties within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i), (C) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Debt (other than Debt under the Loan Documents) that is secured by the Property subject to such Asset Sale and is required to be repaid in connection with such Asset Sale, to the extent such amounts were not deducted in determining the amount referred to in clause (i), and (D) a reasonable reserve determined by a Financial Officer of the Borrower in its reasonable business judgment and to the extent required under GAAP for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale) expressly contemplated by the purchase agreement relating to such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds;

(b)	with respect to the incurrence or issuance of any Debt by the Loan Parties, the excess if any, of (i) the sum of the Cash and Cash Equivalents received by the Loan Parties in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c)

with respect to any proceeds of or under any casualty or Property insurance, indemnity, condemnation awards, warranty or guaranty (other than Business Interruption Insurance Proceeds) received by the Loan Parties in connection with the occurrence of any Casualty Event, Event of Eminent Domain or Electrabel Termination Event, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Loan Parties in connection with such Casualty Event, Event of Eminent Domain or Electrabel Termination Event minus (ii) the sum of (A) the reasonable out of pocket costs and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i), (B) federal, state, provincial, foreign and local Taxes reasonably estimated (on a Consolidated basis) to be actually payable by the Loan Parties within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i), and (C) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Debt (other than Debt under the Loan Documents) that is secured by the Property subject to such Casualty Event, Event of Eminent Domain or Electrabel Termination Event and is required to be repaid in connection with such Casualty Event, Event of Eminent Domain or Electrabel Termination Event, to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Equity Proceeds” means an amount equal to (i) any Cash proceeds from a Qualified MLP IPO minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable out of pocket costs, fees and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such Qualified MLP IPO to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Income” means, for any period, (a) the sum of, without duplication, (i) the net income (or loss) of the Borrower Group Parties on a Consolidated basis for such period taken as a single accounting period, determined in conformity with GAAP plus (ii) dividends or other distributions actually paid to any of the Borrower Group Parties by an Unrestricted Subsidiary during such period minus (b) without duplication, (i) the income (or loss) of any Person (other than any Borrower Group Party) in which any other Person (other than any Borrower Group Party) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any of the Borrower Group Parties by such Person during such period, (ii) the income (or loss) of any Person or any Unrestricted Subsidiary accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with any of the Borrower Group Parties or that Person’s assets are acquired by any of the Borrower Group Parties, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to any of the Borrower Group Parties by such Person during such period, (iv) any after-Tax gains or losses attributable to Asset Sales or returned surplus assets of any Employee Benefit Plan of the Borrower Group Parties, and (v) any net extraordinary gains or net extraordinary losses.

“New Term Advance” means, with respect to any Increasing Lender or Augmenting Lender, a single advance to the Borrower on the Increased Amount Date in a principal amount not to exceed such Lender’s New Term Loan Commitment at such time.

“New Term Loan Commitment” has the meaning specified in Section 5.10(a).

“New Term Loan Facility” means, at any time, the aggregate amount of the Increasing Lenders’ and Augmenting Lenders’ New Term Loan Commitments and New Term Advances thereunder.

“New Working Capital Commitment” has the meaning specified in Section 5.10(a).

“New Working Capital Facility” means, at any time, the aggregate amount of the Increasing Lenders’ and Augmenting Lenders’ New Working Capital Commitments and Working Capital Advances thereunder.

“Non-Consenting Lender” has the meaning specified in Section 5.08.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Increasing Lender” has the meaning specified in Section 5.10(a).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Holdings, its subsidiaries or their Securities.

“Nonrenewal Notice Date” has the meaning specified in Section 4.02(c).

“Non-Recourse Debt” means any Debt of an Unrestricted Subsidiary or a Sisterco; provided that:

(i)	such Debt is without recourse to the Borrower, any Subsidiary or any Guarantor or to any Property of the Borrower, any Subsidiary or any Guarantor other than, with respect to any such Non-Recourse Debt of a Sisterco, (x) any Capital Stock in such Sisterco pledged by the MLP or any Intermediate Holdco in favor of the lenders thereunder or (y) any guarantee by the MLP or any Intermediate Holdco in favor of the lenders thereunder;

(ii)	none of the Borrower, any Subsidiary or any Guarantor provides credit support of any kind for (including any undertaking, agreement or instrument that would constitute Debt but excluding any Investment permitted under the terms of this Agreement that is not in the nature of Debt), or is directly or indirectly liable as a guarantor or otherwise in respect of, such Debt or in respect of the business or operations of such Unrestricted Subsidiary or Sisterco, as applicable, or any of its subsidiaries (other than, with respect to any such Non-Recourse Debt of a Sisterco, (x) any guarantee by the MLP or any Intermediate Holdco in favor of the lender thereunder and (y) a pledge of the Capital Stock in such Sisterco by the MLP or any Intermediate Holdco in favor of the lenders thereunder);

(iii)	neither the Borrower nor any Guarantor constitutes the lender of such Debt except to the extent permitted under Section 8.02(f) and the other terms of the Loan Documents.

(iv)	no default with respect to such Debt (including any rights that the holders of such Debt may have to take enforcement action against such Unrestricted Subsidiary or Sisterco, as applicable) would permit, upon notice, lapse of time or both, any holder of any other Debt (other than Debt under the Loan Documents) of the Borrower, any Guarantor or any Subsidiaries to declare a default on such other Debt or cause the payment of such other Debt to be accelerated or payable prior to its stated maturity; and

(v)	the lenders (or their respective agents) of such Debt have been notified in writing (or the loan documentation governing such Debt expressly provides) that they will not have any recourse to the Property of the Borrower, any Subsidiary or any Guarantor (other than, with respect to any such Debt of a Sisterco, a pledge of the Capital Stock in such Sisterco by the MLP or any Intermediate Holdco in favor of the lenders thereunder).

“Non-Wholly Owned Subsidiaries” has the meaning specified in Section 8.01(q).

“Northampton Facility” means that certain approximately 500,000 MTPY Wood Pellet Production Facility of Enviva Pellets Northampton, LLC under Development in Gaston, North Carolina.

“Note” means a Tranche A Term Note, a Delayed Draw Advance Note, a Working Capital Note or a LC Facility Advance Note, as the context may require.

“Notice” means a Funding Notice, a Notice of Issuance or a Conversion/Continuation Notice, as the context may require.

“Notice of Issuance” means a request for an LC Credit Extension substantially in the form of Exhibit S.

“O&M Costs” means, for any period all actual (or projected, as the context requires) Cash operation and maintenance costs relating to the Facilities or any Necessary Permit or other Governmental Authorization held by or on behalf of the Borrower or any of its Subsidiaries, or required by any law or regulation applicable to the Borrower or any of its Subsidiaries, incurred and paid (or projected to be incurred and paid, as the context requires) by the Borrower or any of its Subsidiaries for any Facility in such period, including:

(i)	Taxes of the Borrower or any of its Subsidiaries on any Property or asset of the Borrower or such Subsidiary;

(ii)	insurance, consumables, additives or chemicals, fuel, spare parts, equipment, materials, repair and maintenance services;

(iii)	payments under any lease or maintenance agreement;

(iv)	legal fees and consulting fees and expenses in connection with the financing, management, operation or maintenance of any Facility;

(v)	fees paid in connection with obtaining, transferring, maintaining or amending any Necessary Permits or other Governmental Authorization;

(vi)	any fees, expenses or other charges related to the Advances other than interest on the Advances or fees payable pursuant to Section 5.03;

(vii)	reasonable general and administrative expenses; and

(viii)	all expenditures to keep the Collateral free and clear of all Liens (other than Permitted Liens).

Notwithstanding the foregoing, O&M Costs shall not include (a) distributions of any kind to any Affiliate of the Borrower in respect of Capital Stock of the Borrower, (b) non-Cash charges, including, without limitation, depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (c) Capital Expenditures or costs and expenses incurred in connection with the ownership, development, design, engineering, procurement, construction, equipping, assembly, inspection, testing, completion, start-up and financing of any Facility to the extent capitalized and not expensed in the relevant period, (d) payments for restoration or repair of any Facility in respect of any casualty or condemnation events, including, with any insurance or condemnation proceeds in respect thereof, (e) interest charges and charges for the payment or amortization of principal of Debt described in clauses (i), (ii), (iii) or (vi) of the definition thereof of the Borrower or any Subsidiary, (f) ordinary course settlement payments or termination or liquidation payments under any Interest Rate Agreements or Currency Agreements of the Borrower and (g) income Taxes.

“Obligations” means (i) all obligations of every nature of each Loan Party, including obligations from time to time owed to any Agent (including former Agents) or any Lender Party from time to time under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under LC Facility Letters of Credit, fees, expenses, indemnification or otherwise, (ii) obligations of such Loan Party under any Secured Interest Rate/Currency Agreement entered into in connection herewith, (iii) after the consummation of the Qualified MLP IPO, obligations of such Loan Party under any Secured Cash Management Agreement entered into in connection herewith or (iv) obligations of such Loan Party under any Secured Commodity Hedge Agreement entered into in connection herewith.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in the definition of Embargoed Person.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or any Loan Document).

“Other Taxes” has the meaning specified in Section 5.06(b).

“Outstanding Amount” means (a) with respect to the Working Capital Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Working Capital Advances occurring on such date; (b) with respect to the LC Facility Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of LC Facility Advances (including any refinancing of outstanding unpaid drawings under LC Facility Letters of Credit or LC Credit Extensions as an LC Facility Borrowing) occurring on such date and (c) with respect to any LC Facility Letter of Credit on any date, the amount of LC Facility Letter of Credit Obligations outstanding in respect of such LC Facility Letter of Credit on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Facility Letter of Credit Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any LC Facility Letters of Credit (including any refinancing of outstanding unpaid drawings under any LC Facility Letters of Credit or LC Credit Extensions as an LC Facility Borrowing) or any reductions in the maximum amount available for drawing under LC Facility Letters of Credit taking effect on such date.

“Pacific Basin Shipping Contract” means that certain Contract of Affreightment, dated April 30, 2012, between Pacific Basin Handysize Limited, BVI or Pacific Basin Handysize Limited, HK and the Borrower, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Participant Register” has the meaning specified in Section 12.06(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

“Permitted Acquisition” means, after the Effective Date, any acquisition, directly or indirectly, by any Borrower Group Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that at the time of the consummation of such transaction each of the following conditions are met:

(a)	any assets or division as acquired in accordance herewith (y) shall be a Wood Pellet Production Facility or a Port Facility related to a Wood Pellet Production Facility of the Borrower Group Parties and (z) taken as a whole shall be projected to generate positive cash flow for the four quarter period beginning on the date of such acquisition; provided that, to the knowledge of the Borrower, such projections are based on good faith estimates and assumptions, which assumptions (including the future performance of such Permitted Acquisition) were reasonable in light of the conditions existing at the time of the delivery of the certificate pursuant to clause (f) of this definition;

(b)	immediately before, and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)	all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(d)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any Acquisition Subsidiary shall be owned, directly or indirectly, 100% by the Borrower or a Subsidiary Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.01(o);

(e)

the Borrower shall have delivered to the Administrative Agent (i) at least five Business Days prior to the proposed consummation thereof, (A) a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such transaction for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such transaction and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such transaction (and the incurrence of any Debt in connection therewith) had occurred as of the first day of such Measurement Period; provided that, in the case of any Permitted Acquisition proposed prior to the date of delivery of the annual financial statements for the Fiscal Year of the Borrower ending December 31, 2013 pursuant to Section 8.03(c), such Compliance Certificate shall evidence that the Borrower would be in compliance with an Interest Coverage Ratio of not less than 3.50:1.00 and a Leverage Ratio of not more than 3.00:1.00, in each case, for the most recently completed four consecutive Fiscal Quarters of the Borrower ending prior to such transaction for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered after giving pro forma effect as set forth in this subclause (A), and (B) all other relevant financial information with respect to the proposed acquisition necessary to demonstrate compliance with the Financial Covenants (including a base case model with respect to the proposed Permitted Acquisition) and (ii) promptly upon the request by the Administrative Agent, a copy of any material agreements (including any purchase agreement) related to the proposed Permitted Acquisition; and

(f)	the Administrative Agent shall have received, together with the Compliance Certificate referred to in clause (e) of this definition, if applicable, a certificate of a Responsible Officer of the Borrower certifying that such Permitted Acquisition has satisfied each of the matters described in clauses (a), (b), (c) and (d) above

“Permitted Investment” means, with respect to any Asset Sale, Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to make a Permitted Acquisition or purchase of any Property useful in the business of any Loan Party or Facility in accordance with the terms of the Transaction Documents.

“Permitted Liens” means:

(a)	Liens for Taxes, to the extent not required to be paid pursuant to Section 8.01(b);

(b)	materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of the Property of any of the Loan Parties, which (i) do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof and (ii) are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP;

(c)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes a Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Debt for Borrowed Money or other Debt), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of the Loan Parties;

(d)	easements, rights-of-way, restrictions, title imperfections, encroachments, other minor defects or irregularities in title and similar matters if the same do not materially detract from the operation or use of such Property in the ordinary conduct of the business of the Loan Parties (taken as a whole);

(e)	any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder pursuant to which any Loan Party has a leasehold interest;

(f)	Liens solely on any Cash earnest money deposits made by any of the Loan Parties in connection with any letter of intent or purchase agreement permitted hereunder;

(g)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal Property entered into in the ordinary course of business;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)	encumbrances on real Property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operation or use of such Real Estate Asset in the ordinary conduct of the business of the Loan Parties;

(j)	non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any of the Loan Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Loan Party;

(k)	encumbrances referred to in Schedule B of any Mortgage Policy;

(l)	Liens under the Collateral Documents, including Liens under the Collateral Documents securing Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement and, after the consummation of the Qualified MLP IPO, Secured Cash Management Agreements;

(m)	any Lien with respect to the Properties of any Loan Party that arose under Prudent Industry Practices on or prior to the Effective Date and the foreclosure of which is not material to the operation or use of such Properties in the ordinary course of business;

(n)	purchase money Liens upon or in real Property or equipment acquired or held by any of the Loan Parties in the ordinary course of business securing the purchase price of such Property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such Property or equipment to be subject to such Liens, or Liens existing on any such Property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any Property other than the Property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (n) shall not exceed the amount permitted under Section 8.02(b)(ii) at any time outstanding;

(o)	Liens arising under Capitalized Leases permitted under Section 8.02(b)(iii); provided that no such Lien shall extend to or cover any Collateral or Property other than the Property subject to such Capitalized Leases;

(p)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q)	Liens securing judgments (or the payment of money not constituting a Default under Section 9.01(h)) or securing appeal or other surety bonds related to such judgments;

(r)	Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(s)	Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or Property, casualty or liability insurance in the ordinary course of business;

(t)	any Liens with respect to the Properties of any Loan Party that arise under Contractual Obligations of any Loan Party as in effect on the Effective Date, but only to the extent the same have been disclosed on Schedule 1.01(b) hereto;

(u)	Liens securing up to $3,000,000 of Debt permitted under Section 8.02(b)(vii);

(v)	Liens on Cash and Cash Equivalents securing Debt permitted pursuant to Section 8.02(b)(xiv); and

(w)	Liens on real property of Enviva Pellets Southampton, LLC securing Debt permitted pursuant to Section 8.02(b)(xv); provided that such Lien is subordinated pursuant to the subordination of deed of trust delivered pursuant to Section 6.01(b)(ii)(E).

“Permitted MLP Contribution” means the contribution by MLP Holdco, prior to the consummation of the Qualified MLP IPO, of all of its (a) limited partner interests in the Borrower to the Borrower Limited Partner and (b) ownership interests in each of the Borrower General Partner and the Borrower Limited Partner to the MLP or wholly-owned subsidiaries of the MLP; provided that:

(i)	the Borrower and the Subsidiary Guarantors shall, collectively, continue to hold substantially all of their assets immediately before and after the Permitted MLP Contribution;

(ii)	the MLP, the Borrower General Partner, the Borrower Limited Partner and each Intermediate Holdco shall have executed and delivered to the Administrative Agent and the Collateral Agent a Guaranty Supplement and the Borrower shall have taken, or caused to be taken, as of the date such Permitted MLP Contribution, each of the actions set forth in Section 8.01(o);

(iii)	the MLP shall, directly or indirectly, hold 100% of the Capital Stock of each of the Borrower General Partner and the Borrower Limited Partner, which shall be the direct holding companies of the Borrower;

(iv)	simultaneously with the satisfaction of clauses (i), (ii) and (iii) above, the Guaranty and pledge by MLP Holdco and by GP shall be released (but only if MLP Holdco or GP, as applicable, is not the MLP, an Intermediate Holdco, the Borrower General Partner or the Borrower Limited Partner); and

(v)	Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such Permitted MLP Contribution has satisfied each of the matters described in clauses (i) through (iii) above.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Environmental Site Assessments” means (a) the “Southampton Phase I,” dated April, 2012, (b) the “Portsmouth/Chesapeake Phase I,” dated April, 2012, (c) the “Wiggins Phase I,” dated March 14, 2012, (d) the “Northampton Phase 1,” dated April, 2012, (e) the “Ahoskie Phase I,” dated April, 2012, and (f) the “Amory Phase I,” dated March 14, 2012, prepared by the Environmental Consultants for the Borrower.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Port of Chesapeake” means that certain Port Facility of Enviva Port of Chesapeake, LLC located at 1213 Victory Boulevard, Chesapeake, Virginia.

“Port of Chesapeake Expansion” means the Development of the Port of Chesapeake consisting primarily of an additional 45,000 metric ton storage dome and all related structures and improvements.

“Port Facility” means a marine terminal, and all related docks, piers, buildings and other structures, facilities, paved roads, storage areas, equipment (including, without limitation, automated cargo handling systems, stationary stackers, water spray systems, hatch covers, gangways, scales, cranes, conveyors, hoppers and other devices used for loading and unloading vehicles) and parts, including all structures or improvements erected on any real property on which a Port Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the receipt, storage, and loading of Wood Pellets upon any such real property.

“Post-Petition Interest” has the meaning specified in Section 11.05(b).

“Prepayment Notice” has the meaning specified in Section 2.04(a).

“Prime Rate” means the rate of interest per annum publicly announced by Barclays Bank PLC as its prime commercial lending rate for extensions of credit in dollars in effect at its principal office in New York, as in effect from time to time. The Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” of any amount means, (a) with respect to any Working Capital Lender at any time and with respect to the Working Capital Facility, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Working Capital Commitment at such time and the denominator of which is the aggregate amount of the Working Capital Lenders’ Working Capital Commitments at such time (or, if the Working Capital Commitments have been terminated, the numerator of which is the amount of such Lender’s Working Capital Advances and the denominator of which is the Total Working Capital Outstanding at such time), (b) with respect to any Tranche A Lender at any time and with respect to the Tranche A Facility, the product of such amount times a fraction the numerator of which is the amount of Tranche A Advances owed to such Tranche A Lender under the Tranche A Facility at such time and the denominator of which is the aggregate amount of the Tranche A Advances then outstanding and owed to all Tranche A Lenders under the Tranche A Facility at such time, (c) with respect to any Delayed Draw Term Lender at any time and with respect to the Delayed Draw Term Facility, the product of such amount times a fraction the numerator of which is the sum of (x) the Unused Delayed Draw Term Loan Commitment of such Delayed Draw Term Lender and (y) the amount of Delayed Draw Advances owed to such Delayed Draw Term Lender under the Delayed Draw Term Facility at such time and the denominator of which is the sum of (x) the aggregate Unused Delayed Draw Term Loan Commitment of all Delayed Draw Term Lenders and (y) the aggregate amount of the Delayed Draw Advances then outstanding and owed to all Delayed Draw Term Lenders under the Delayed Draw Term Facility at such time and (d) with respect to any LC Facility Lender at any time and with respect to the LC Facility, the product of such amount times a fraction the numerator of which is the amount of such LC Facility Lender’s LC Facility Commitment at such time and the denominator of which is the aggregate amount of the LC Facility Lenders’ LC Facility Commitments at such time (or, if the LC Facility Commitments have been terminated, the numerator of which is the amount of such LC Facility Lender’s LC Facility Advances and such LC Facility Lender’s (in its capacity as an LC Facility Issuing Bank) LC Facility Letter of Credit Obligations and the denominator of which is the aggregate Outstanding Amount of all LC Facility Advances and all LC Facility Letters of Credit at such time).

“Project Costs” means all costs, fees, Taxes (other than income Taxes) and expenses incurred or payable by the Borrower and its Subsidiaries in connection with the Development of the Development Projects as contemplated by the Construction Budget and the Construction Schedule, including the costs incurred in connection with design, engineering, procurement, construction, testing, commissioning, equipping, assembly, inspection, start-up and financing of the Development Projects, the O&M Costs arising prior to the date on which the Development Projects achieve Commercial Operation, interest payable under this Agreement and financing-related fees (including the fees under Section 5.03) arising prior to the date on which the Development Projects achieve Commercial Operation, indemnification obligations in favor of any Secured Party under the Loan Documents and other financing costs incurred and payable by the Borrower and its Subsidiaries in connection with the Development Projects on or prior to the date on which the Development Projects achieve Commercial Operation.

“Project Payments” means the proceeds of any payment (or series of related payments) of any liquidated damages (other than delay liquidated damages), buy-out payments, termination payments and other similar damages or payments received by the Borrower or any Subsidiary pursuant to, or in connection with, any project contract, other than costs intended to compensate the Borrower or such Subsidiary for costs of a replacement project contract.

“Project Revenues” means, with respect to any period, all Cash income, revenues and receipts received or projected to be received, as the context requires, from the ownership or operation of the Wood Pellet Production Facilities of the Borrower or any Subsidiary in such period, including, without limitation (a) payments made to the Borrower or any Subsidiary under any project contract, including, without limitation delay liquidated damages, (b) proceeds of any delay in start-up, Business Interruption Insurance Proceeds or other insurance or other payments received in respect of the foregoing, (c) other income derived from the sale or use of products, by-products or services produced or distributed by the Wood Pellet Production Facilities of the Borrower or any Subsidiary (including, if applicable, any environmental attributes), (d) the investment income on amounts in any account of the Borrower or any Subsidiary and (e) any refund received for Taxes previously paid by the Borrower or any Subsidiary. Notwithstanding the foregoing, Project Revenues shall not include (i) any amounts that are reasonably expect to be subject to rebate, return, recapture or refund, (ii) insurance proceeds other than Business Interruption Insurance Proceeds, (iii) proceeds from the sale, lease or other disposition of assets not in the ordinary course of business, (iv) Project Payments, (v) proceeds from the incurrence of Debt, (vi) proceeds from equity contributions by the Sponsor, a Sponsor Affiliate or Holdings to the Borrower or its Subsidiaries, or from the Borrower to any Subsidiaries (or among Subsidiaries) and (vii) any other similar non-recurring receipts.

“Projected Contracted CFADS” means, for any period for which the Contracted Coverage Ratio is being calculated, the aggregate of all Project Revenues reasonably projected by the Borrower to be received for such period less O&M Costs reasonably projected to be incurred by the Borrower for such period; provided that for purposes of calculating Projected Contracted CFADS at any time, (i) Project Revenues shall include revenues projected to be received under CCR Wood Pellet Sales Agreements in effect as of such time (assuming no renewals or extensions thereof other than those that have been exercised prior to such time or are solely in the control of the Borrower or the Subsidiary Guarantors), (ii) Project Revenues shall include only revenues of Wood Pellet Production Facilities of the Borrower and the Subsidiary Guarantors that are operational (including operational Wood Pellet Production Facilities acquired with the proceeds of New Term Loan Commitments) at such time, (iii) O&M Costs shall be based on the Base Case Projections, as adjusted at such time (if necessary) to reflect operating history of the Borrower and the Subsidiaries after the Effective Date (as certified at such time by a Responsible Officer of the Borrower) and (iv) for the avoidance of doubt, the Cash deposited into the Debt Service Reserve Account during such period will not constitute an O&M Cost.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the Wood Pellet production industry for Wood Pellet Production Facilities and Port Facilities that are similar to the Facilities in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. For the avoidance of doubt, “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the preservation of manufacturers’ warranties and operating instructions, the requirements or guidance of Governmental Authorities, applicable laws, applicable operating guidelines and rules and the requirements of insurers.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its subsidiaries or their Securities.

“Qualified MLP IPO” means, subject to the consummation of the Permitted MLP Contribution, the issuance by the MLP of common units representing its limited partner interests and the sale of such units in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such common units are listed on a national securities exchange (as defined in the Exchange Act) in the United States; provided that:

(a)

the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such Qualified MLP IPO, a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such Qualified MLP IPO for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such Qualified MLP IPO and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such Qualified MLP IPO had occurred as of the first day of such Measurement Period;

(b)	the prepayments required by Section 2.04(b)(v) shall have been made or are made substantially simultaneously with the closing of the Qualified MLP IPO;

(c)	after giving effect to the Qualified MLP IPO, no Change of Control shall have occurred;

(d)	immediately prior to, and after giving effect to the Qualified MLP IPO, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e)	the Qualified MLP IPO could not reasonably be expected to have an adverse effect in any material respect on (i) the creation, attachment, perfection or priority of any Lien granted in favor of Collateral Agent or (ii) the other rights, remedies or benefits, taken as a whole, available to Collateral Agent, the Lenders and the other Secured Parties under the Loan Documents; provided that, with respect to this clause (ii), the effectiveness of provisions and changes expressly triggered by a Qualified MLP IPO shall be deemed not to have an adverse effect;

(f)	the organizational structure of the MLP and its subsidiaries shall be substantially similar to the organizational structure set forth in that certain Qualified MLP IPO Transaction Diagram attached hereto as Exhibit Q, with such deviations and modifications from such organizational structure as do not adversely affect the interests of Collateral Agent, the Lenders or any other Secured Party under the Loan Documents in any material respect; and

(g)	the Administrative Agent shall have received, together with the Compliance Certificate referred to in clause (a) of this definition, a certificate of a Responsible Officer of the Borrower certifying that such Qualified MLP IPO has satisfied each of the matters described in clauses (b) through (f) above.

“RBC” means Royal Bank of Canada.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest, easement or license, then owned by the Borrower or any of its Subsidiaries in any real Property.

“Recipient” means (i) an Agent, and (ii) any Lender Party, as applicable.

“Refinance” means, in respect of any Debt, (a) such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid other than scheduled prepayments or at maturity and (b) any other Debt issued in exchange or replacement for or to refinance such Debt (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Loan Documents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning specified in Section 12.06(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower in connection with the occurrence of any Asset Sale, Casualty Event or Event of Eminent Domain stating that (a) no Event of Default has occurred and is continuing and (b) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to reinvest all or a portion of such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds, as applicable, to make a Permitted Investment.

“Related Fund” means any Affiliate of any Lender or, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment adviser as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Repair Notice” has the meaning specified in Section 8.01(x).

“Repayment Event” means the repayment in full of all of the outstanding principal amount of the Advances and all other Obligations (other than contingent obligations) due and payable under the Loan Documents, the termination of all Commitments and the termination and cancellation of all LC Facility Letters of Credit (unless such LC Facility Letters of Credit are Cash Collateralized (by no less than the Minimum Collateral Amount)).

“Replacement Lender” has the meaning specified in Section 5.08.

“Replacement Obligor” means, with respect to an affected Material Contract or a party thereto, any Person that (i) shall (or a guarantor of such Person’s obligations) have the same or better creditworthiness as the counterparty to such Material Contract at the time of such replacement, (ii) without duplication of the requirements of clause (i) of this definition, shall be reasonably capable of performing its obligations under such Material Contract and (iii) assumes the obligation of providing or receiving the services and/or products on terms and conditions not materially less favorable (taken as a whole) to the applicable Loan Party than those that such affected party was obligated to provide or receive pursuant to the applicable Material Contract (or on such other terms as may be reasonably acceptable to the Administrative Agent; provided that, with respect to a replacement of the counterparty under any Material Wood Pellet Sales Agreement, such other terms shall also be reasonably acceptable to the Required Lenders).

“Required Capital Expenditure” means all Capital Expenditures reasonably necessary to permit the Loan Parties, (a) to comply with applicable law (including any Environmental Laws) or (b) certified by a Responsible Officer of the applicable Loan Party as being reasonably necessary for safety of life and limb (which, for the avoidance of doubt, shall not include Capital Expenditures to expand or increase the efficiency of any Facility).

“Required Insurance” has the meaning specified in Section 8.01(d)(i).

“Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the aggregate amount of all LC Facility Letter of Credit Obligations outstanding at such time plus (c) the aggregate amount of all Unused LC Facility Commitments at such time plus (d) the aggregate amount of all Unused Working Capital Commitments at such time plus (e) the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate amount of all Unused Working Capital Commitments outstanding at such time and (C) such Lender’s Pro Rata Share of the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time and, provided, further, with respect to the waiver of any condition precedent set forth in Section 6.02 (x) for a Working Capital Advance after the Effective Date, “Required Lenders” shall mean the Required Working Capital Lenders and (y) for a LC Facility Advance after the Effective Date, “Required Lenders” shall mean the consent of the LC Facility Lender providing such LC Facility Advance.

“Required Working Capital Lenders” means, as of any date of determination, Working Capital Lenders having more than 50% of the sum of (a) the Total Working Capital Outstanding and (b) the aggregate Unused Working Capital Commitments. The portion of the Total Working Capital Outstanding and the Unused Working Capital Commitment, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Working Capital Lenders at any time.

“Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer, treasurer, chief financial officer or vice president of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable solely in Capital Stock to the holders of that class of Capital Stock; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (d) management or similar fees payable to Holdings or any of its Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Debt owed by the Borrower or its Subsidiaries to any of their Affiliates (other than any Subsidiary of the Borrower).

“Sanctions” has the meaning specified in Section 7.01(ff).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Cash Management Agreement” means any Cash Management Agreement between the Borrower or any Subsidiary Guarantor and the counterparty thereto entered into after the consummation of a Qualified MLP IPO, which has been provided by a Lender Counterparty, in each case, solely to the extent that the obligations in respect of such Cash Management Agreement are not otherwise cash collateralized or secured (other than pursuant to the Loan Documents).

“Secured Commodity Hedge Agreement” means any Commodity Hedge Agreement between the Borrower or any Subsidiary Guarantor and a counterparty thereto, which has been provided by a Lender Counterparty.

“Secured Interest Rate/Currency Agreement” means any Interest Rate Agreement or a Currency Agreement between the Borrower or any Subsidiary Guarantor and a counterparty thereto, which has been provided by a Lender Counterparty.

“Secured Parties” means, at any time, the holders of Obligations at such time, including the Administrative Agent, the Collateral Agent, the Depositary, the Lender Parties and the Lender Counterparties.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” has the meaning specified in Section 6.01(b)(i).

“Senior Secured Facility” means the Tranche A Facility, the Delayed Draw Term Facility, the Working Capital Facility, the LC Facility or any New Term Loan Facility, as the context may require.

“Service Provider” has the meaning specified in the Management Services Agreement.

“Sisterco” means any subsidiary of the MLP designated by the board of directors (or similar governing body) of the MLP as a Sisterco pursuant to Section 8.01(v) subsequent to the date of the Qualified MLP IPO. The MLP may designate any subsidiary of the MLP to be a Sisterco other than (i) the Borrower or any of its Subsidiaries, (ii) the Borrower General Partner, (iii) the Borrower Limited Partner, (iv) any Intermediate Holdco or (v) any subsidiary of the MLP that owns any Debt of, or owns or holds any Lien on any Property of, the Borrower or any of its Subsidiaries; provided that:

(a) each of (A) the subsidiary to be so designated and (B) the other Sistercos has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt other than Non-Recourse Debt;

(b) none of the assets of the Borrower or the Guarantors on the Effective Date or any assets or Wood Pellet Production Facilities or Port Facilities acquired after the Effective Date with the proceeds of any Senior Secured Facility, Internally Generated Cash or proceeds of Asset Sales (other than proceeds of Asset Sales that are then distributable pursuant to Section 8.02(g)(iii)(B)), Casualty Events or Events of Eminent Domain may be transferred to any such Sisterco;

(c) none of the Borrower’s or any Subsidiary Guarantor’s Material Contracts may be assigned to any such Sisterco;

(d) none of the Facilities or other assets of the Borrower or the Subsidiary Guarantors shall be used to fulfill any Contractual Obligation of such Sisterco (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with sales to Unrestricted Subsidiaries permitted pursuant to clause (d) of the definition thereof, 150,000 tons per year of Wood Pellets);

(e) none of the assets of such Sisterco shall be used to fulfill any Contractual Obligation of the Borrower or the Subsidiary Guarantors (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with purchases from Unrestricted Subsidiaries permitted pursuant to clause (e) of the definition thereof, 200,000 tons per year of Wood Pellets); and

(f) all transactions between the Borrower and the Subsidiary Guarantors, on the one hand, and any such Sisterco, on the other hand, shall be subject to Section 8.02(t).

“Solvency Certificate” has the meaning specified in Section 6.01(a)(ix).

“Solvent” or “Solvency” means, with respect to the Loan Parties or the Borrower Group Parties, as applicable (taken as a whole), that as of the date of determination, both (a) (i) the sum of the Loan Parties’ or the Borrower Group Parties’, as applicable, debt (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ or the Borrower Group Parties’, as applicable, present assets; (ii) the Loan Parties’ or the Borrower Group Parties’, as applicable, capital is not unreasonably small in relation to their business as contemplated on the applicable date of determination; and (iii) the Loan Parties or the Borrower Group Parties, as applicable, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Loan Parties or the Borrower Group Parties, as applicable are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Southampton Facility” means that certain approximately 500,000 MTPY Wood Pellet Production Facility of Enviva Pellets Southampton, LLC under Development in Franklin, Virginia.

“Southampton Note” means that certain Promissory Note, dated as of June 8, 2012, made by Enviva Pellets Southampton, LLC in favor of Southampton County, Virginia, acting by and through the Industrial Development Authority of Southampton County, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Specified Capital Expenditures” means those Capital Expenditures identified in the Base Case Projections with respect to the Ahoskie Facility, the Wiggins Facility and the Port of Chesapeake in an aggregate amount not to exceed $2,300,000.

“Specified Person” has the meaning specified in Section 7.01(ff).

“Sponsor” means R/C Wood Pellet Investment Partnership LP, a Delaware limited partnership.

“Sponsor Affiliate” means Riverstone/Carlyle Renewable and Alternative Energy Fund II, LP and each Affiliate thereof that is neither a portfolio company nor a company controlled by a portfolio company and that is not a Loan Party.

“Subject Requirements” has the meaning specified in Section 8.01(q).

“Subject Transaction” has the meaning specified in Section 8.04(d).

“Subordinated Debt” means unsecured Debt of the Loan Parties that is expressly subordinated pursuant to the Subordination Agreement.

“Subordinated Obligations” has the meaning specified in Section 11.05.

“Subordination Agreement” means the Subordination Agreement substantially in the form of Exhibit T.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means a subsidiary of the Borrower, other than any Unrestricted Subsidiary (it being understood that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Subsidiary”).

“Subsidiary Guarantor” means each Subsidiary of the Borrower and each other Additional Subsidiary Guarantor; provided that Wiggins shall not be a Subsidiary Guarantor for so long as (a) it is restricted therefrom by its limited liability company operating agreement in effect on the Effective Date or (b) it is party to that certain Loan and Security Agreement, dated as of February 6, 2009, by and among The Citizens Bank of Philadelphia, as lender, Wiggins, as borrower, and the other parties thereto, as amended, supplemented or otherwise modified prior to the Effective Date. Schedule 1.01(c) hereto lists the Subsidiary Guarantors as of the Effective Date.

“Supermajority Required Lenders” means, at any time, Lenders owed or holding at least two-thirds of the sum of (without duplication) (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the aggregate amount of all LC Facility Letter of Credit Obligations outstanding at such time plus (c) the aggregate amount of all Unused LC Facility Commitments at such time plus (d) the aggregate amount of all Unused Working Capital Commitments at such time plus (e) the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate amount of all Unused Working Capital Commitments outstanding at such time and (C) such Lender’s Pro Rata Share of the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time.

“Swap Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (b) Interest Rate Agreement, (c) Currency Agreement, (d) Commodity Hedge Agreement and (e) transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International

Swaps and Derivatives Association, Inc. or any other master agreement to the extent relating to any of the transactions described in the preceding clauses (a), (b), (c) or (d), in each case, together with any related schedules or confirmations and as amended, amended and restated, supplemented or otherwise modified from time to time.

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advances” means the Tranche A Advances, the Delayed Draw Advances or the New Term Advances, as the context may require.

“Term Facility” means the Tranche A Facility, the Delayed Draw Term Facility or any New Term Loan Facility, as the context may require.

“Term Maturity Date” means the earlier of (a) November 9, 2017 and (b) the date of maturity or termination in whole of the Term Advances and the Delayed Draw Term Commitments pursuant to Section 5.01 or Section 9.01 or any other provision of the Loan Documents.

“Terminated Lender” has the meaning specified in Section 5.08.

“Title Company” means Fidelity National Title Insurance Company.

“Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Debt for Borrowed Money (other than Subordinated Debt) of Borrower Group Parties as of such date of determination less any amounts on deposit in the Debt Service Reserve Account; provided, however, that for the avoidance of doubt, the undrawn amount of all outstanding LC Facility Letters of Credit, Unused Working Capital Commitments, Unused LC Facility Commitments and Unused Delayed Draw Term Commitments shall not be included in the calculation of “Total Debt”.

“Total Working Capital Outstanding” means the aggregate Outstanding Amount of all Working Capital Advances.

“Tranche A Advance” has the meaning specified in Section 2.01(a).

“Tranche A Borrowing” means a borrowing consisting of Tranche A Advances of the same Type made by the Tranche A Lenders.

“Tranche A Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Annex I hereto under the caption “Tranche A Commitment”.

“Tranche A Facility” means, at any time, the aggregate amount of the Tranche A Lenders’ Tranche A Commitments and Tranche A Advances at such time.

“Tranche A Lender” means any Lender that has a Tranche A Commitment or that has an outstanding Tranche A Advance.

“Tranche A Term Note” means a promissory note of the Borrower payable to any Tranche A Lender, in substantially the form of Exhibit B-1 hereto, evidencing the indebtedness of the Borrower to such Tranche A Lender resulting from the Tranche A Advances made by such Tranche A Lender, as amended.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Material Contracts.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Adjusted Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Bribery Act” means the United Kingdom Bribery Act of 2010.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 4.03(a).

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the board of directors (or similar governing body) of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.01(u) subsequent to the Effective Date. The Borrower may designate any subsidiary of the Borrower to be an Unrestricted Subsidiary other than any subsidiary of the Borrower that owns any Debt of, or owns or holds any Lien on any Property of, the Borrower or any of its Subsidiaries (other than any subsidiary of the subsidiary to be so designated); provided that:

(a)	each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt other than Non-Recourse Debt;

(b)	none of the assets, Wood Pellet Production Facilities or Port Facilities of the Borrower or the Guarantors on the Effective Date or any assets, Wood Pellet Production Facilities or Port Facilities acquired after the Effective Date with the proceeds of any Senior Secured Facility, Internally Generated Cash or proceeds of Asset Sales (other than proceeds of Asset Sales that are then distributable pursuant to Section 8.02(g)(iii)(B)), Casualty Events or Events of Eminent Domain may be transferred to any such Unrestricted Subsidiary;

(c)	none of the Borrower’s or any Subsidiary Guarantor’s Material Contracts may be assigned to any such Unrestricted Subsidiary;

(d)	none of the Facilities or other assets of the Borrower or the Subsidiary Guarantors shall be used to fulfill any Contractual Obligation of the Unrestricted Subsidiaries (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with sales to Sistercos permitted pursuant to clause (d) of the definition thereof, 150,000 tons per year of Wood Pellets);

(e)	none of the assets of the Unrestricted Subsidiaries shall be used to fulfill any Contractual Obligation of the Borrower or the Subsidiary Guarantors (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with purchases from Sistercos permitted pursuant to clause (e) of the definition thereof, 200,000 tons per year of Wood Pellets); and

(f)	all transactions between the Borrower and the Subsidiary Guarantors, on the one hand, and any such Unrestricted Subsidiary, on the other hand, shall be subject to Section 8.02(t).

“Unused Delayed Draw Term Commitment” means with respect to any Delayed Draw Term Lender at any time, such Lender’s outstanding and unutilized Delayed Draw Term Commitment at such time.

“Unused LC Facility Commitment” means with respect to any LC Facility Lender at any time, such LC Facility Lender’s outstanding and unutilized LC Facility Commitments at such time. As set forth in Section 4.01(a), outstanding LC Facility Letter of Credit Obligations of an LC Facility Issuing Lender shall constitute utilization of the LC Facility Issuing Commitments of such LC Facility Issuing Lender and shall constitute utilization of the LC Facility Commitments of such LC Facility Issuing Lender in its capacity as an LC Facility Lender.

“Unused Working Capital Commitment” means with respect to any Working Capital Lender at any time (a) such Lender’s Working Capital Commitment at such time minus (b) such Working Capital Lender’s pro rata share of the Total Working Capital Outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.06(e).

“Wiggins” means Enviva Pellets Wiggins, LLC (f/k/a Tomorrow’s Energy, LLC), a Mississippi limited liability company.

“Wiggins Facility” means that certain approximately 130,000 MTPY Wood Pellet Production Facility of Wiggins located in Wiggins, Mississippi.

“Withdrawal Certificate” has the meaning specified in the Depositary Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wood Pellet Production Facility” means a Wood Pellet manufacturing and production facility, and all related structures, facilities, paved roads, storage areas, equipment and parts, including all structures or improvements erected on any real property on which such Wood Pellet Production Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the manufacture and production of Wood Pellet upon any such real property.

“Wood Pellets” means biomass comprised of wood, which can be used as a fuel for the purpose of recovering its energy content by combustion.

“Working Capital” means, as at any date of determination, the excess of Current Assets of the Borrower and its Subsidiaries over Current Liabilities of the Borrower and its Subsidiaries.

“Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) Working Capital as of the end of such period.

For purposes of calculating the Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any subsidiary of Borrower as an Unrestricted Subsidiary during such period; provided that, there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Working Capital at the end of such period.

“Working Capital Advance” has the meaning specified in Section 2.01(c).

“Working Capital Borrowing” means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Working Capital Lenders.

“Working Capital Commitment” means, with respect to any Working Capital Lender at any time, the amount set forth opposite such Lender’s name on Annex I hereto under the caption “Working Capital Commitment” or, if such Lender has entered into one or more Assignment and Acceptances or Joinder Agreements, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Working Capital Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04(b) or 5.01 or increased through New Working Capital Commitments pursuant to Section 5.10.

“Working Capital Commitment Period” means the period on and from the Effective Date to but excluding the Working Capital Termination Date.

“Working Capital Facility” means, at any time, the aggregate amount of the Working Capital Lenders’ Working Capital Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 5.01 or increased pursuant to Section 5.10.

“Working Capital Lender” means any Lender that has a Working Capital Commitment or, if the Working Capital Commitments have expired or been terminated, that holds a Working Capital Advance.

“Working Capital Note” means a promissory note of the Borrower payable to any Working Capital Lender, in substantially the form of Exhibit B-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Working Capital Advances made by such Lender, as amended.

“Working Capital Termination Date” means the earlier of (a) November 9, 2016 and (b) the date of termination in whole of the Working Capital Commitments pursuant to Section 5.01 or 9.01.

Section 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” In the Loan Documents, the word “including” shall be deemed to mean “including without limitation”. References in the Loan Documents to (i) any Person shall include such Person’s successors in title, permitted assigns and permitted transferees and (ii) any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Loan Documents.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States (“GAAP”); provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation those set forth in Section 8.04, any election by Holdings or any of its subsidiaries to measure an item of Debt using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made; provided, further that, notwithstanding any of the foregoing, if any change in GAAP would recharacterize an operating lease as a capital lease or treat a new lease that except for such change would have been characterized as an operating lease, as a capital lease, such change shall be disregarded.

Section 1.04. Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with the Agreement shall be made in such Person’s capacity as officer, director or employee on behalf of the Loan Party and not in such Person’s individual capacity.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances.

(a) The Tranche A Advances. Each Tranche A Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Tranche A Advance”) to the Borrower on the Effective Date in a principal amount not to exceed such Lender’s Tranche A Commitment at such time and $35,000,000 in the aggregate for all Tranche A Advances. The Tranche A Borrowing shall consist of Tranche A Advances made simultaneously by the Tranche A Lenders ratably according to their Tranche A Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Delayed Draw Advances. Each Delayed Draw Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Delayed Draw

Advance”) to the Borrower from time to time on any Business Day (but not more frequently than monthly) during the Delayed Draw Term Commitment Period in a principal amount for each such Delayed Draw Advance not to exceed such Lender’s Delayed Draw Term Commitment. Each Delayed Draw Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Delayed Draw Advances made simultaneously by the Delayed Draw Lenders ratably according to their Delayed Draw Term Commitments at such time. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.04(a) and 2.04(b), all amounts owed hereunder with respect to the Delayed Draw Advances shall be paid in full no later than the Term Maturity Date. Each Lender’s Delayed Draw Term Commitment shall expire on the Delayed Draw Term Commitment Termination Date. Each Delayed Draw Advance made by a Delayed Draw Lender hereunder shall reduce such Lender’s Delayed Draw Term Commitment on a dollar-for-dollar basis.

(c) The Working Capital Advances. Each Working Capital Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Working Capital Advance”) to the Borrower from time to time on any Business Day during the Working Capital Commitment Period in a principal amount for each such Working Capital Advance not to exceed such Working Capital Lender’s Unused Working Capital Commitment at such time; provided that, (i) no Working Capital Advances shall be funded in Cash on the Effective Date, (ii) the Total Working Capital Outstanding shall not exceed the Aggregate Working Capital Commitments and (iii) the aggregate Outstanding Amount of the Working Capital Advances of any Working Capital Lender shall not exceed such Lender’s Working Capital Commitment. Each Working Capital Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Working Capital Advances made simultaneously by the Working Capital Lenders ratably according to their Working Capital Commitments. Within the limits of each Working Capital Lender’s Unused Working Capital Commitment in effect from time to time and subject to the aggregate limits specified above, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.04(a) or repay pursuant to Section 2.04(b) and reborrow under this Section 2.01(c).

(d) LC Facility Advances. Each LC Facility Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an “LC Facility Advance”) to the Borrower from time to time on any Business Day during the LC Facility Commitment Period pursuant to Section 4.03(a) (and solely for purposes of reimbursement of such LC Facility Lender’s (in its capacity as an LC Facility Issuing Bank) LC Facility Unreimbursed Amount Borrowings) in a principal amount for each such LC Facility Advance of such LC Facility Lender not to exceed such LC Facility Lender’s Unused LC Facility Commitment at such time after giving effect to the application of such LC Facility Advance to reimburse such LC Facility Lender for LC Facility Unreimbursed Amount Borrowings; provided that, for the avoidance of doubt, the aggregate Outstanding Amount of the LC Facility Advances of any LC Facility Lender shall not exceed such LC Facility Lender’s LC Facility Commitment. Within the limits of each LC Facility Lender Lender’s Unused LC Facility Commitment in effect from time to time and subject to the aggregate limits specified above, the Borrower may borrow under this Section 2.01(d), prepay pursuant to Section 2.04(a) or repay pursuant to Section 2.04(b) and reborrow under this Section 2.01(d).

Section 2.02. Making the Advances. (a) Except as provided in Section 4.03 with respect to LC Facility Borrowings, each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing shall be in writing, or by telecopier, electronic communication or by telephone, confirmed immediately in writing, in substantially the form of Exhibit C hereto, specifying therein the requested (i) date of such Borrowing, (ii) Senior Secured Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance and (vi) the account into which the proceeds of such Borrowing shall be deposited (which shall be, in the case of Tranche A Advances and Delayed Draw Advances, except as expressly provided in the funds flow memorandum provided pursuant to Section 6.01(m), the Construction Disbursement Account or the Debt Service Reserve Account) (each such notice, a “Funding Notice”). Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with the respective Commitments under the applicable Senior Secured Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article VI, the Administrative Agent will make such funds available to the Borrower as set forth in the Depositary Agreement and the other Loan Documents.

(b) Each Funding Notice shall be irrevocable and binding on the Borrower from and after the third Business Day prior to the applicable requested Eurodollar Rate Advance or the Business Day prior to the applicable requested Base Rate Advance, as applicable. In the case of any Borrowing that the related Funding Notice specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any actual and documented out-of-pocket loss, cost or expense (excluding loss of anticipated profits) incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Funding Notice for such Borrowing the applicable conditions set forth in Article VI, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date (without duplication of amounts payable pursuant to Section 12.03(c)).

(c) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Advances under the relevant Senior Secured Facility.

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. Nothing in this Section 2.02 shall prejudice any rights that the Borrower may have against a Defaulting Lender.

Section 2.03. Repayment of Advances. (a) Term Facilities. (i) Prior to the consummation of a Qualified MLP IPO, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amounts of the Term Advances in consecutive quarterly installments (each such payment, an “Installment”) on the last Business Day of each calendar quarter prior to the Maturity Date (commencing on September 30, 2014) (each such Business Day, an “Amortization Date”) in an aggregate amount equal to the percentage set forth below (each such percentage, an “Installment Percentage”) times the aggregate principal amount of Tranche A Advances originally outstanding on the Effective Date or Delayed Draw Advances originally outstanding on the Delayed Draw Term Loan Commitment Termination Date, as applicable, (after giving effect to any applications of prepayments in accordance with Section 2.04 prior to such Amortization Date), with the remaining balance of such Term Advances due on the Term Maturity Date.

Amortization Date (Last Business Day of:)	Tranche A Advance Installment Percentage	Delayed Draw Advance Installments Percentage
September, 2014	2.50%	2.50%
December, 2014	2.50%	2.50%
March, 2015	2.50%	2.50%
June, 2015	2.50%	2.50%
September, 2015	2.50%	2.50%
December, 2015	2.50%	2.50%
March, 2016	2.50%	2.50%
June, 2016	2.50%	2.50%
September, 2016	16.0%	16.0%
December, 2016	16.0%	16.0%
March, 2017	16.0%	16.0%
June, 2017	16.0%	16.0%
Term Maturity Date	All Remaining Principal Amounts thereof	All Remaining Principal Amounts thereof

(ii) From and after the consummation of a Qualified MLP IPO, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amounts of the Term Advances in consecutive quarterly Installments on each Amortization Date in an aggregate amount equal to 1% per annum times the aggregate principal amount of Tranche A Advances originally outstanding on the Effective Date or Delayed Draw Advances outstanding on the Delayed Draw Term Loan Commitment Termination Date, as applicable, (after giving effect to any applications of prepayments in accordance with Section 2.04 prior to such Amortization Date), with the remaining balance of such Term Advances due on the Term Maturity Date.

(iii) Notwithstanding the foregoing, in the event any New Term Advances are made, such New Term Advances shall be repaid on each Amortization Date occurring on or after the applicable Increased Amount Date in the manner specified in the applicable Joinder Agreement.

(b) Working Capital Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the Working Capital Lenders on the Working Capital Termination Date the aggregate principal amount of the Working Capital Advances then outstanding.

(c) LC Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the LC Facility Lenders on the LC Facility Termination Date the aggregate principal amount of the LC Facility Advances and all LC Facility Unreimbursed Amount Borrowings then outstanding.

Section 2.04. Prepayments. (a) Optional. (i) The Borrower may, upon at least one Business Day’s irrevocable written notice in the case of Base Rate Advances and three Business Days’ irrevocable written notice in the case of Eurodollar Rate Advances, in each case in substantially the form attached hereto as Exhibit D hereto (a “Prepayment Notice”) to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and, if such Prepayment Notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances composing part of the same Borrowing, in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (1) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (2) each prepayment shall be without premium or penalty, and (3) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 12.03(c).

(ii) Each voluntary or optional prepayment of the Term Advances shall be applied pro rata to the Term Advances and, with respect to each Term Facility, to the remaining scheduled amortization payments and the payments at final maturity as directed by the Borrower or, in the absence of such direction, on a pro rata basis to the remaining scheduled amortization payments and the payments at final maturity. Each voluntary or optional prepayment of the Working Capital Advances shall be applied to prepay any Working Capital Advances then outstanding until such Advances are paid in full. Each voluntary or optional prepayment of the LC Facility Advances shall be applied first to prepay any LC Facility Advances then outstanding until such Advances are paid in full; and second to Cash Collateralize LC Facility Letter of Credit Obligations. Considering each Senior Secured Facility being prepaid separately, any prepayment thereof shall be applied first to Base Rate Advances to the fullest extent thereof before any application to Eurodollar Rate Advances, in each case in a manner which minimizes the amount of any payments to be made by the Borrower pursuant to Section 12.03(c).

(iii) Notice required to be given under this Section 2.04(a) (A) must be given by 12:00 P.M. (New York City time) on the date required and (B) may be given in writing or by telephone, provided, however, that if notice is given by telephone, it must be promptly confirmed in writing to the Administrative Agent in a Prepayment Notice (and the Administrative Agent will promptly transmit such telephonic or original notice by telecopier or telephone to each Appropriate Lender).

(b) Mandatory. (i) Prior to the consummation of a Qualified MLP IPO, within five Business Days after the delivery of financial statements pursuant to Sections 8.03(b) and (c), commencing with the financial statements for the Fiscal Quarter ending March 31, 2014, the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to (x) 75.0% of the Excess Cash Flow for the applicable Fiscal Quarter minus (y) the amount of voluntary prepayments of Term Advances under Section 2.04(a) during such Fiscal Quarter paid from Internally Generated Cash and (z) the amount of mandatory prepayments of Term Loans under this Section 2.04(b) during such Fiscal Quarter (other than subclause (i)(x) of this clause (b)) to the extent made from amounts that increased Net Income. No mandatory prepayments shall be required from Excess Cash Flow following the consummation of a Qualified MLP IPO.

(ii) If no later than the fifth Business Day following the date of receipt of any Asset Sale Proceeds by any of the Loan Parties (other than in respect of (A) any sale, transfer or other disposition permitted under Sections 8.02(e)(i) through (v), (vii) and (viii) and (B) sales, leases or licenses out of other assets for aggregate consideration of less than $750,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any Fiscal Year), the Borrower shall not have delivered a Reinvestment Notice in respect thereof, then the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the amount of such Asset Sale Proceeds; provided that, if the Borrower shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds, then (1) the Loan Parties shall be permitted to use such Asset Sale Proceeds to make a Permitted Investment to the extent that such Asset Sale Proceeds are applied by a Loan Party to such Permitted Investment within 12 months of such Asset Sale, and (2) to the extent that the conditions set forth in clause (1) above are not satisfied, no later than the first Business Day following the failure by the Borrower to satisfy such conditions, the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the remaining amount (if any) of such Asset Sale Proceeds not otherwise applied pursuant to clause (1).

(iii) Within one Business Day of the receipt of any Debt Proceeds by any of the Loan Parties the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to such Debt Proceeds.

(iv) (A) If, no later than the fifth Business Day following the date of receipt of any Insurance Proceeds or Eminent Domain Proceeds by any of the Loan Parties, the Borrower shall not have delivered written notice of a Responsible Officer of the Borrower that the Borrower intends to deliver a Reinvestment Notice or Repair Notice pursuant to Section 8.01(x)) in respect thereof (other than Insurance Proceeds in respect of an Electrabel Termination Event, which shall, for the avoidance of doubt be applied within such five Business Day period in accordance with Section 2.04(b)(viii) as provided in this paragraph), then the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii) an aggregate amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds, as applicable; provided that, if the Borrower shall have delivered any such notice in respect of any such Insurance Proceeds or Eminent Domain Proceeds, then the Loan Parties shall be permitted to apply such proceeds in accordance with Section 8.01(x).

(B) If any such Insurance Proceeds or Eminent Domain Proceeds are determined to be required to repay the Advances and other Obligations pursuant to Section 8.01(x), no later than the fifth Business Day following the date of such determination the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii) an aggregate amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds, as applicable.

(v) On the date of receipt of any Net Equity Proceeds by the MLP (or receipt by any holder of Capital Stock of the MLP in the event that a Qualified MLP IPO or any portion thereof constitutes a secondary offering), the Borrower shall pay or cause to be paid to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the lesser of (i) 50.0% of such Net Equity Proceeds and (ii) an amount required to reduce the outstanding Advances as of such date such that, after giving effect to such reduction, the ratio of (x) Total Debt as of such date to (y) projected EBITDA for the twelve-month period following such date shall not exceed 2.50:1.00, as certified in the certificate provided pursuant to Section 2.06(b)(vii). For purposes of calculating projected EBITDA in clause (ii) above, such projections shall (A) be based on the projections contained in the effective registration statement filed with, and accepted by, the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act in connection with such Qualified MLP IPO and (B) for the avoidance of doubt, exclude any EBITDA attributable to any Sisterco.

(vi) The Borrower shall, no later than the fifth Business Day following the earlier to occur of (1) the date on which all of the Development Projects shall have achieved Commercial Operations and (ii) the Date Certain, pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the amount on deposit in the Construction Disbursement Account on such date, if any; provided that, notwithstanding the foregoing, the Borrower may retain in the Construction Disbursement Account an amount equal to all Project Costs in respect of Contractual Obligations of the Borrower and its Subsidiaries for the Development of the Development Projects, that are, as of the date of such prepayment, subject to payment or other dispute between the Borrower or its Subsidiaries and the counterparty to such Contractual Obligations and for which the Borrower shall have certified the foregoing in the certificate provided pursuant to Section 2.04(b)(vii). At such time as such disputed Project Costs are no longer subject to dispute, any amounts remaining in the Construction Disbursement Account after paying all such Project Costs shall be applied as set forth in this Section 2.04(b)(vi). For the avoidance of doubt, no amounts on deposit in the Construction Disbursement Account shall be used to pay legal fees and expenses in connection with any such dispute.

(vii) Concurrently with each prepayment made pursuant to clause (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v) or (b)(vi) of this Section 2.04 the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the relevant amount. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Obligations and the Borrower shall concurrently therewith deliver to the Administrative Agent in the amount of such excess a certificate of a Responsible Officer demonstrating the derivation of such excess.

(viii) Each prepayment made pursuant to clause (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v) or (b)(vi) of this Section 2.04 shall be applied ratably first pro rata to the Term Advances (and, with respect to each Term Facility applied pro rata to remaining scheduled amortization payments and the payments at final maturity); second to permanently reduce the Delayed Draw Term Commitments (and, for the avoidance of doubt, such reduction of Delayed Draw Term Commitments shall not require an actual payment of funds by the Borrower); third pro rata to prepay Working Capital Advances and LC Facility Advances then outstanding (without a permanent reduction in the Working Capital Commitments or LC Facility Commitments, unless in each case an Event of Default shall have occurred and be continuing and the Required Lenders so elect) until such Advances are paid in full; fourth to prepay LC Letter of Credit Borrowings then outstanding (without a permanent reduction in the LC Facility Commitments, unless an Event of Default shall have occurred and be continuing and the Required Lenders so elect); fifth to Cash Collateralize all other LC Facility Letter of Credit Obligations; and sixth any amount remaining after the payment of the amounts set forth in first through fifth in this Section 2.04(b)(viii) may be retained by the Borrower.

(ix) All prepayments and deposits under this clause (b) shall be made without premium or penalty together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, and (B) any amounts owing pursuant to Section 12.03(c) (including any fees and breakage costs) and any termination or settlement payments in respect of any Swap Agreement due and payable as a result of any such prepayment or deposit. Unless otherwise directed by the Borrower, all prepayments applied pursuant to clause (b)(viii) above shall be applied to any given Type of Advances first, to Advances of such Type outstanding at the Base Rate and second, to Advances of such Type outstanding at the Eurodollar Rate.

Section 2.05. Scheduled Interest. (a) Except as otherwise set forth herein, each Type of Advance shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Advance, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Advance, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Advance, and the Interest Period with respect to any Eurodollar Rate Advance, shall be selected by the Borrower (subject to Section 2.06(b)) and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day an Advance is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Advance shall be a Base Rate Advance.

(c) In connection with Eurodollar Rate Advances there shall be no more than eight Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Advance or a Eurodollar Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, such Advance (if outstanding as a Eurodollar Rate Advance) will be automatically converted into a Base Rate Advance on the last day of the then-current Interest Period for such Advance (or if outstanding as a Base Rate Advance will remain as, or (if not then outstanding) will be made as, a Base Rate Advance ). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Except as otherwise set forth herein, without duplication, interest on each Advance (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Advance (other than for any Base Rate Advance, which shall be payable on the next Interest Payment Date), whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Advances, including final maturity of the Advances.

Section 2.06. Conversion/Continuation of Advances. (a) Optional. The Borrower may on any Business Day, upon provision of an irrevocable Conversion/Continuation Notice (or irrevocable telephonic notice in lieu thereof, followed by the prompt delivery of a Conversion/Continuation Notice) to the Administrative Agent not later than 12:00 P.M. (New York City time) on (x) in the case of a Conversion to a Base Rate Advance, the third Business Day prior to the date of the proposed Conversion and (y) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the third Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Section 5.04, Convert all or any portion of the Advances of one Type composing the same Borrowing into Advances of the other Type, or, upon the expiration of any Interest Period applicable to any Eurodollar Rate Advance, to continue all or a portion of that amount as a Eurodollar Rate Advance; provided, however, that (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances unless the Borrower shall pay all amounts due under Section 12.03(c) in connection with any such Conversion, (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess of that amount, (iii) each Conversion of Advances comprising part of the same Borrowing under any Senior Secured Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Senior Secured Facility and (iv) no Default or Event of Default shall have occurred and be continuing. Each Conversion/Continuation Notice shall be irrevocable and binding on the Borrower.

(b) Mandatory. Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.07. Promissory Notes. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Tranche A Term Note, a Delayed Draw Advance Note, a Working Capital Note and a LC Facility Advance Note, as applicable, in substantially the forms of Exhibits B-1, B-2, B-3 and B-4, respectively, payable to such Lender in a principal amount equal to the Tranche A Advances, Delay Draw Commitments, the Working Capital Commitments, and the LC Facility Commitments respectively, of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 12.06(b) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above shall be conclusive evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, which, in either case, shall be promptly corrected, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

[RESERVED]

Section 3.01. [Reserved].

ARTICLE IV

LC FACILITY

Section 4.01. LC Facility Issuing Commitment.

(a) Subject to the terms and conditions set forth herein, each LC Facility Issuing Bank agrees (1) from time to time on any Business Day during the period from the Effective Date until the LC Facility Letter of Credit Expiration Date, to issue LC Facility Letters of Credit for the account of any of the Borrower Group Parties, and to amend, renew or extend LC Facility Letters of Credit previously issued by it, in accordance with Section 4.01(b), and (2) to honor drawings under the LC Facility Letters of Credit; provided that no LC Facility Issuing Bank shall be obligated to make any Credit Extension if, as of the date of such Credit Extension, (w) the Outstanding Amount of all LC Facility Letters of Credit of such LC Facility Issuing Lender would exceed the aggregate LC Facility Issuing Commitments of such LC Facility Issuing Lender or (x) the sum of the aggregate Outstanding Amount of the LC Facility Advances of such LC Facility Issuing Lender in its capacity as LC Facility Lender, plus the Outstanding Amount of all LC Facility Letters of Credit of such LC Facility Issuing Lender would exceed an amount equal to the LC Facility Commitment or LC Facility Issuing Commitment respectively of such LC Facility Lender or LC Facility Issuing Lender. Outstanding LC Facility Letter of Credit Obligations of an LC Facility Issuing Lender shall constitute utilization of the LC Facility Issuing Commitments of such LC Facility Issuing Lender and shall constitute utilization of the LC Facility Commitments of such LC Facility Issuing Lender in its capacity as an LC Facility Lender.

(b) No LC Facility Issuing Bank shall be under any obligation to issue any LC Facility Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Facility Issuing Bank from issuing such LC Facility Letter of Credit, or laws applicable to such LC Facility Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Facility Issuing Bank shall prohibit, or request that such LC Facility Issuing Bank refrain from, the issuance of letters of credit generally or such

LC Facility Letter of Credit in particular or shall impose upon such LC Facility Issuing Bank with respect to such LC Facility Letter of Credit any restriction, reserve or capital requirement (for which such LC Facility Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such LC Facility Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such LC Facility Issuing Bank in good faith deems material to it;

(ii) the issuance of such LC Facility Letter of Credit would violate one or more policies of such LC Facility Issuing Bank applicable to letters of credit generally;

(iii) except as otherwise agreed by the Administrative Agent and such LC Facility Issuing Bank, such LC Facility Letter of Credit is in an initial stated amount less than $10,000;

(iv) such LC Facility Letter of Credit is to be denominated in a currency other than Dollars; and

(v) such LC Facility Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(c) No LC Facility Issuing Bank shall be under any obligation to amend or extend any LC Facility Letter of Credit if (A) such LC Facility Issuing Bank would have no obligation at such time to issue the LC Facility Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such LC Facility Letter of Credit does not accept the proposed amendment thereto.

(d) Each LC Facility Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such LC Facility Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such LC Facility Letter of Credit) and (B) the LC Facility Letter of Credit Expiration Date.

Section 4.02. Procedures for Issuance and Amendment of LC Facility Letters of Credit; Auto-Renewal Letters of Credit.

(a) Each LC Facility Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable LC Facility Issuing Bank (with a copy to the Administrative Agent) in the form of an LC Application, appropriately completed and signed by a Responsible Officer of the Borrower and including agreed-upon draft language for such LC Facility Letter of Credit reasonably acceptable to the applicable LC Facility Issuing Bank. Such LC Application must be received by the applicable LC Facility Issuing Bank and the Administrative Agent not later than 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as such LC Facility Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a LC Facility Letter of Credit, such LC Application shall specify in form and detail reasonably satisfactory to the applicable LC Facility Issuing Bank: (A) the proposed issuance date of the requested LC Facility Letter of Credit (which shall be a Business Day) and identity of the Lender that will act as the LC Facility Issuing Bank for such LC Facility Letter of Credit; (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable LC Facility Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding LC Facility Letter of Credit, such LC Application shall specify in form and detail reasonably satisfactory to the applicable LC Facility Issuing Bank: (1) the LC Facility Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower and the applicable Subsidiary Guarantors shall furnish to the applicable LC Facility Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested LC Facility Letter of Credit issuance or amendment, including any LC Documents, as such LC Facility Issuing Bank or the Administrative Agent may reasonably require.

(b) From and after the Effective Date, the Borrower shall (i) select the LC Facility Issuing Bank with the lowest share of the aggregate amount of LC Facility Advances (in its capacity as LC Facility Lender) and LC Facility Letter of Credit Obligations issued and outstanding as of the date of such LC Application (the “Issuing Bank Exposure”), (ii) use commercially reasonable efforts to select an LC Facility Issuing Bank at such time such that, after giving effect to the issuance of such LC Facility Letter of Credit, such LC Facility Issuing Bank’s Issuing Bank Exposure relative to the aggregate Issuing Bank Exposure of all LC Facility Issuing Banks at such time is proportionate to such LC Facility Issuing Bank’s LC Facility Issuing Commitment relative to the aggregate LC Facility Issuing Commitments of all LC Facility Issuing Banks at such time and (iii) from and after the date that is 60 days after the Effective Date, select one or more LC Facility Issuing Banks at such time such that, after giving effect to the issuance of such LC Facility Letter of Credit, to the extent practical, the LC Facility Issuing Bank with the greatest Issuing Bank Exposure does not have an Issuing Bank Exposure that is $2,500,000 greater than the Issuing Bank Exposure of any other LC Facility Issuing Bank at such time.

(c) Promptly after receipt of any LC Application, the applicable LC Facility Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such LC Application from the Borrower and, if not, such LC Facility Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such LC Facility Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such LC Facility Issuing Bank shall, on the requested date, issue a LC Facility Letter of Credit for the account of the Borrower or the applicable Subsidiary Guarantor, as the case may be, or enter into the applicable amendment, as the case may be.

(d) If the Borrower so requests in any applicable LC Application, the applicable LC Facility Issuing Bank may, in its sole and absolute discretion, agree to issue a LC Facility Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such LC Facility Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC Facility Letter of Credit) by giving at least 30 days’ prior written notice to the beneficiary thereof (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC Facility Letter of Credit is issued. Unless otherwise directed by the applicable LC Facility Issuing Bank, the Borrower shall not be required to make a specific request to such LC Facility Issuing Bank for any such renewal. Such LC Facility Issuing Bank shall not (x) permit any such renewal if such LC Facility Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such LC Facility Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Sections 4.01(b) and 4.01(c) or otherwise) or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) from the Administrative Agent or the Borrower (or such LC Facility Issuing Bank has given notice to the Administrative Agent) on or before the day that is seven Business Days before the Nonrenewal Notice Date that one or more of the applicable conditions set forth in Section 6.02 is not then satisfied, and in each such case directing such LC Facility Issuing Bank not to permit such renewal.

(e) Promptly after its delivery of any LC Facility Letter of Credit or any amendment to a LC Facility Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable LC Facility Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such LC Facility Letter of Credit or amendment.

Section 4.03. Drawings and Reimbursement.

(a) Upon receipt from the beneficiary of any LC Facility Letter of Credit of any notice of a drawing under such LC Facility Letter of Credit, the applicable LC Facility Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such LC Facility Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such LC Facility Letter of Credit. If such LC Facility Issuing Bank notifies the Borrower of any payment by such LC Facility Issuing Bank under a LC Facility Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower and/or the applicable Subsidiary Guarantor shall reimburse such LC Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on such date; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower and/or the applicable Subsidiary Guarantor shall reimburse such LC Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such LC Facility Letter of Credit. If the Borrower or the applicable Subsidiary Guarantor fails to so reimburse such LC Facility Issuing Bank by such time, such LC Facility Issuing Bank shall promptly notify the Administrative Agent of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”). In such event, the Borrower shall be deemed to have requested an LC Facility Borrowing of Base Rate Advances from such LC Facility Issuing Bank in its capacity as LC Facility Lender to be disbursed on such payment date in an amount equal to such Unreimbursed Amount, but subject to the conditions set forth in Section 6.02 (other than delivery of a Funding Notice). For purposes of clarity, if any Unreimbursed Amount is funded with a Base Rate Advance in accordance with the foregoing sentence, the failure by the Borrower to reimburse such LC Facility Issuing Bank directly shall not be deemed to be a Default or an Event of Default. Any notice given by a LC Facility Issuing Bank or the Administrative Agent pursuant to this clause (a) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) With respect to any Unreimbursed Amount that is not fully refinanced by an LC Facility Borrowing of Base Rate Advances because the conditions set forth in Section 6.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable LC Facility Issuing Bank an LC Facility Unreimbursed Amount Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Facility Unreimbursed Amount Borrowing shall be due and payable on demand (together with interest thereon at the Default Rate).

(c) Each LC Facility Lender’s obligation to make LC Facility Advances pursuant to Section 4.03(a) is subject to the conditions set forth in Section 6.02. No such funding of an LC Facility Advance or a LC Letter of Credit Borrowing shall relieve or otherwise impair the joint and several obligation of the Borrower and the Guarantors to reimburse the applicable LC Facility Issuing Bank for the amount of any payment made by such LC Facility Issuing Bank under such LC Facility Letter of Credit, together with interest as provided herein.

Section 4.04. Obligations Absolute.

(a) The joint and several obligation of the Borrower and Subsidiary Guarantors to reimburse the applicable LC Facility Issuing Bank for each drawing under each LC Facility Letter of Credit and to repay each LC Letter of Credit Borrowing shall be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any LC Facility Issuing Bank with respect thereto. Such obligation shall be absolute, unconditional and irrevocable under all circumstances, including the following (but subject to the provisions set forth in Section 4.06 hereof):

(i) any lack of validity or enforceability of such LC Facility Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or the applicable Subsidiary Guarantor may have at any time against any beneficiary or any transferee of such LC Facility Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable LC Facility Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such LC Facility Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such LC Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such LC Facility Letter of Credit;

(iv) any payment by the applicable LC Facility Issuing Bank under such LC Facility Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such LC Facility Letter of Credit; or any payment made by the applicable LC Facility Issuing Bank under such LC Facility Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such LC Facility Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower or the Subsidiary Guarantors in respect of such LC Facility Letter of Credit; or

(vi) any other circumstance (including any statute of limitations) or happening whatsoever, whether or not similar to any of the foregoing, or any existence of or reliance on any representation by any LC Facility Issuing Bank that might otherwise constitute a defense available to, or a discharge of, the Borrower or the Subsidiary Guarantors other than full satisfaction of the obligation to reimburse the applicable LC Facility Issuing Bank for each drawing under each LC Facility Letter of Credit and to repay each LC Letter of Credit Borrowing.

The Borrower shall promptly examine a copy of each LC Facility Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable LC Facility Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any LC Facility Issuing Bank and its correspondents unless such notice is given as aforesaid.

Section 4.05. Role of LC Facility Issuing Bank. Subject to the other provisions of this Section 4.06, the Borrower and the Subsidiary Guarantors agree that, in paying any drawing under a LC Facility Letter of Credit, the applicable LC Facility Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such LC Facility Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable LC Facility Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such LC Facility Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any LC Facility Letter of Credit or LC Application. The Borrower and the Subsidiary Guarantors hereby assume all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any LC Facility Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower or the Subsidiary Guarantors from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable LC Facility Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such LC Facility Issuing Bank shall be liable or responsible for any of the matters described in Section 4.05; provided that, notwithstanding anything in such Section to the contrary, the Borrower or the Subsidiary Guarantors may have a claim against such LC Facility Issuing Bank, and such LC Facility Issuing Bank may be liable to the Borrower or the Subsidiary Guarantors, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower or the Subsidiary Guarantors which a court of competent jurisdiction determines in a final nonappealable judgment were caused by (x) such LC Facility Issuing Bank’s willful misconduct or gross negligence or (y) such LC Facility Issuing Bank’s willful or grossly negligent failure to pay under any LC Facility Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a LC Facility Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable LC Facility Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such LC Facility Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a LC Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 4.06. Conflict with LC Application. In the event of any conflict between the terms of this Agreement and the terms of any LC Application, the terms hereof shall control.

Section 4.07. Reporting. At the request of the Administrative Agent, not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each LC Facility Issuing Bank shall provide to the Administrative Agent a schedule of the LC Facility Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each LC Facility Letter of Credit, the account party, the original face amount (if any), the Nonrenewal Notice Date (if any), the expiration date, and the reference number of any LC Facility Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower and/or the Subsidiary Guarantors to such LC Facility Issuing Bank during such month.

ARTICLE V

COMMON PROVISIONS TO SENIOR SECURED FACILITIES

Section 5.01. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent terminate in whole or reduce in part the Unused Working Capital Commitments, Unused Delayed Draw Term Commitments or Unused LC Facility Commitments; provided, however, that (x) each partial reduction of a Senior Secured Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Senior Secured Facility and (y) in the case of any termination of the Delayed Draw Term Commitments, the Borrower shall certify at the time of such termination that after giving effect to such termination it has sufficient Available Construction Funds available to cause the Commercial Operation and completion of construction of each of the Development Projects. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the relevant Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the relevant Commitments of the Appropriate Lenders proportionately in accordance with each such Appropriate Lender’s Pro Rata Share thereof.

(b) Mandatory Reductions. (i) Each Lenders’ Tranche A Commitment shall terminate and be permanently cancelled immediately after giving effect to the Tranche A Advances made by such Lender on the Effective Date in accordance with Section 2.01(a).

(ii) The LC Facility Issuing Commitments of each LC Facility Issuing Bank shall be permanently and ratably reduced from time to time on the date of each reduction of the LC Facility Commitments held by such LC Facility Issuing Bank (in its capacity as an LC Facility Lender) pursuant to Section 5.01(a) by the amount, if any, by which the amount such LC Facility Issuing Commitments exceed such LC Facility Commitments after giving effect to such reduction.

Section 5.02. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest, to the fullest extent permitted by applicable law, on the amount of any principal, interest, fee or other amount (including any Unreimbursed Amounts) payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum at all times equal to (i) in the case of any Advances, 2% per annum above the rate that would otherwise be applicable to such Advance; (ii) in the case of any other amounts, 2% per annum above the rate applicable to Base Rate Advances (such rate, the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 5.02 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 5.03. Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent (i) for the account of the Working Capital Lenders, a commitment fee from the Effective Date until the Working Capital Termination Date, payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances and on the Working Capital Termination Date at the rate of 0.75% per annum on the sum of the average daily Unused Working Capital Commitment of such Working Capital Lender during such quarter, (ii) for the account of the Delayed Draw Term Lenders, a commitment fee from the Effective Date until the Delayed Draw Commitment Termination Date, payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances and on the Delayed Draw Commitment Termination Date at the rate of 0.75% per annum on the sum of the average daily Unused Delayed Draw Term Commitment of such Delayed Draw Term Lender during such quarter and (iii) for the account of each LC Facility Lender, a commitment fee from the Effective Date until the LC Facility Termination Date, payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances and on the LC Facility Termination Date at the rate of 0.75% per annum on the sum of the average daily Unused LC Facility Commitments of such LC Facility Lender during such quarter; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Promptly upon receipt of any commitment fee payable under this clause (a), the Administrative Agent shall promptly distribute to each Working Capital Lender, Delayed Draw Term Lender and LC Facility Lender its ratable portion thereof.

(b) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be separately agreed between the Borrower and such Agent.

(c) LC Fees. The Borrower agrees to pay to the Administrative Agent for the account of each LC Facility Issuing Bank a letter of credit fee with respect to each outstanding LC Facility Letter of Credit issued by such LC Facility Issuing Bank (the “LC Fee”) which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances on the daily Available Amount of such LC Facility Letter of Credit, during the period from and including the Effective Date to but excluding the later of the LC Facility Letter of Credit Expiration Date and the date on which such Lender ceases to have any LC Facility Letter of Credit Obligations. Accrued LC Fees shall be payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances occurring after the Effective Date and on the LC Facility Letter of Credit Expiration Date; provided that any such fees accruing after such LC Facility Letter of Credit Expiration Date shall be payable on demand.

(d) LC Facility Letter of Credit Issuance Fees. The Borrower agrees to pay to each LC Facility Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such LC Facility Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such LC Facility Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(e) Upfront Fees. The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement as a Lender on the Effective Date, as fee compensation for the funding of such Lender’s Advances and unfunded Delayed Draw Term Commitments, LC Facility Commitments and Working Capital Revolving Commitments, a closing fee in an amount equal to 2.5% of the stated principal amount of such Lender’s Loans and unfunded Delayed Draw Term Commitments, LC Facility Commitments and Working Capital Revolving Commitments (which shall include the face amount of any issued LC Facility Letters of Credit), payable to such Lender from the proceeds of its Loans as and when funded on the Effective Date. Such closing fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(f) Fee Computation. All fees payable under this Section 5.03 shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

Section 5.04. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case introduced, adopted or arising after the Effective Date, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining LC Facility Letters of Credit (excluding, for purposes of this Section 5.04, any such increased costs resulting from Indemnified Taxes and Other Taxes that are indemnifiable pursuant to Section 5.06, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that (A) the Borrower shall not be responsible for costs under this Section 5.04(a) incurred more than 120 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 5.04(a), unless the requirement resulting in such increased costs became effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 5.04(a) from and after such date of effectiveness and (B) a Lender Party claiming additional amounts under this Section 5.04 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital, then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to make Advances, or to issue LC Facility Letters of Credit hereunder, or to the issuance or maintenance of any LC Facility Letters of Credit; provided, however, that (A) the Borrower shall not be responsible for costs under this Section 5.04(b) incurred more than 120 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 5.04(b), unless the requirement resulting in such increased costs became effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 5.04(b) from and after such date of effectiveness and (B) a Lender Party claiming additional amounts under this Section 5.04(b) agrees to use reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

(c) If, with respect to any Eurodollar Rate Advances, Appropriate Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Adjusted Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Senior Secured Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances, to continue to fund or maintain Eurodollar Rate Advances, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 5.05. Payments and Computations. (a) Except as otherwise expressly provided herein, the Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent otherwise elects in its sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 12.06(b), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All payments in respect of the principal amount of any Advance (other than voluntary prepayments of Working Capital Advances) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Advance on a date when interest is due and payable with respect to such Advance) shall be applied to the payment of interest then due and payable before application to principal.

(d) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest on other amounts based on the Adjusted Eurodollar Rate or the Federal Funds Effective Rate and of fees and LC Facility Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day; provided that if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(g) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Senior Secured Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate amount of all LC Facility Letter of Credit Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Tranche A Facility and the Delayed Draw Term Facility, for application to Installments thereof, as the Administrative Agent shall direct.

(h) The Administrative Agent shall deem any payment by or on behalf of the Borrower under this Agreement that is not made in same day funds prior to 12:00 P.M. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each Appropriate Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment that is not deemed received on or prior to becoming due may constitute or become a Default or Event of Default in accordance with the terms of Section 9.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(i) If an Event of Default shall have occurred and not otherwise been waived and the maturity of the Advances shall have been accelerated pursuant to Section 9.01, all payments or proceeds received by the Agents hereunder in respect of any of the Advances or other Obligations of the Borrower, shall be applied in accordance with the applicable arrangements described in Section 7.2 of the Security Agreement.

Section 5.06. Taxes. (a) Except as required by law, any and all payments by any Loan Party to or for the account of any Recipient hereunder or under any other Loan Document shall be made, in accordance with Section 5.05 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any Taxes. If any Loan Party shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Recipient, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.06) such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Administrative Agent, as applicable, shall make all such deductions and (iii) such Loan Party or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall timely pay any present or future stamp, documentary, excise, Property, intangible, mortgage recording or similar Taxes that arise from any payment made hereunder or under any other Loan Documents or from the execution, delivery, enforcement or registration of, performance under, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or the other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 5.08 (hereinafter referred to as “Other Taxes”) or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c) Without duplication of Section 5.06(a), the Loan Parties shall indemnify each Recipient for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes including, for the avoidance of doubt, the full amount of Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 5.06, imposed on or paid by such Recipient and any liability (including reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, the Loan Parties shall not be required to indemnify a Recipient pursuant to this Section 5.06(c) for any Indemnified Taxes or Other Taxes unless such Recipient makes written demand on the Loan Parties for indemnification no later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such recipient for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes or Other Taxes (except that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof). This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such indemnification requested shall be conclusive absent manifest error. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d) Within 30 days after a Loan Party pays any Taxes pursuant to Section 5.06(a)(iii), the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 12.01, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit U-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit U-2 or Exhibit U-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the

Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit U-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Any Lender Party claiming any additional amounts payable pursuant to this Section 5.06 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office, in the judgment of such Lender Party, such a change (i) would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and (ii) would not be otherwise disadvantageous to such Lender Party. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender Party in connection with any such change.

(g) If any Agent or any Lender Party determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant this Section 5.06, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 5.06 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Agent or such Lender Party, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Agent or Lender Party in the event the Agent or the Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any Agent or Lender Party be required to pay any amount to a Loan Party pursuant to this paragraph the payment of which would place the Agent or the Lender Party in a less favorable net after-Tax position than the Agent or the Lender Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(h) Barclays Bank PLC, as the Administrative Agent, and any successor or supplemental Administrative Agent that is not a U.S. Person, in each case so long as acting through a U.S. branch, shall deliver to the Borrower (on or prior to the Effective Date with respect to Barclays Bank PLC and upon or prior to the effectiveness of any assignment pursuant to Section 10.07 with respect to any other Administrative Agent) two duly completed copies of Internal Revenue Service Form W-8IMY, which shall meet the requirements of a “U.S. branch certificate” within the meaning of Treas. Reg. § 1.1441-1(e)(3)(v), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States.

(i) Defined Terms. For purposes of this Section 5.06, the term “applicable law” includes FATCA.

Section 5.07. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 12.06) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another

Lender Party pursuant to this Section 5.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

Section 5.08. Replacement of Lenders. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender Party is an Affected Lender or that such Lender Party is entitled to receive payments under Section 5.04 or Section 5.06, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within three Business Days after the Borrower’s request for such withdrawal; (b) any Lender shall become a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 12.05(b), the consent of Required Lenders shall have been obtained (or, if a Default or Event of Default shall have occurred and be continuing, the consent of the Supermajority Required Lenders shall have been obtained) but the consent of one or more of such other Lenders whose consent is required shall not have been obtained (or, if only such Lender must approve such proposal, then such Lender’s consent shall not have been obtained) (each a “Non-Consenting Lender”); then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Advances and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 12.06 and the Borrower shall pay the fees, if any, payable hereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided that, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Advances of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 5.03; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 12.03(c), 5.04 or 5.06; or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Borrower may not make such election with respect to any Terminated Lender that is also a LC Facility Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding LC Facility Letter of Credit issued thereby to be cancelled or assumed by a replacement LC Facility Issuing Bank. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 5.09. Use of Proceeds. (a) The proceeds of the Tranche A Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to (i) pay fees, commissions and expenses in connection with the Transaction; (ii) fund the Debt Service Reserve Requirement (except to the extent satisfied through the issuance of a LC Facility Letter of Credit); (iii) fund the Construction Disbursement Account; and (iv) repay the Chesapeake Seller Note.

(b) The proceeds of the Delayed Draw Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to (i) fund the Debt Service Reserve Requirement (except to the extent satisfied pursuant to Section 5.09(a) or (c) or through the issuance of a LC Facility Letter of Credit) and (ii) fund the Construction Disbursement Account.

(c) The proceeds of the Working Capital Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to fund the Debt Service Reserve Requirement (except to the extent satisfied pursuant to Section 5.09(a) or (b) or through the issuance of a LC Facility Letter of Credit), (ii) to provide for the ongoing working capital requirements of any Borrower Group Party and for Borrower Group Parties’ other general corporate purposes (including to cash collateralize letters of credit permitted pursuant to Section 8.02(b)(xiv)) and (iii) prior to Commercial Operations of all of the Development Projects, $10,000,000 of Working Capital Commitments (and corresponding Working Capital Advances) less Working Capital Advances previously made in respect of this subclause (iii) shall be reserved for, and shall be available solely for, Project Costs consisting of cost overruns after utilization of all Term Advances and all Equity Contributions but shall not, except as provided in this subclause (iii), be applied to fund Project Costs or to fund any other Capital Expenditure for any Facility.

(d) The LC Facility and the LC Facility Letters of Credit shall be available to provide credit support in respect of the working capital needs of any Borrower Group Party and other general corporate purposes (including the funding of the Debt Service Reserve Account) but shall not be applied to fund Project Costs or to fund any other Capital Expenditure for any Facility.

(e) The proceeds of any New Term Loan Commitments shall be available (and the Borrower agrees that it shall use such proceeds) solely to consummate Permitted Acquisitions.

Section 5.10. Incremental Facilities.

(a) At any time after the later to occur of (i) the date of delivery of the annual financial statements for the Fiscal Year of the Borrower ending December 31, 2013 pursuant to Section 8.03(c) and the Compliance Certificate therefor pursuant to Section 8.03(d) and (ii) the consummation of a Qualified MLP IPO, the Borrower may, by written notice to the Administrative Agent, request that either (A) prior to the Working Capital Commitment Termination Date, the total Working Capital Commitments be increased (any such increase, the “New Working Capital Commitment”) or (B) prior to the Maturity Date, the establishment of one or more new term loan commitments (each, a “New Term Loan Commitment”), in each case, by an aggregate amount not to exceed the then existing Incremental Facility Amount at such time. Such notice shall set forth (A) the amount of the requested New Working Capital Commitments and/or New Term Loan Commitments (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or the amount equal to the then remaining Incremental Facility Amount), (B) the date on which such New Working Capital Commitments and/or New Term Loan Commitments are requested to become effective (which shall be not less than 10 Business Days nor more than 45 days after the date of such notice), and (C) shall offer each Working Capital Lender the opportunity to provide New Working Capital Commitment by its applicable Pro Rata Share of the proposed New Working Capital Commitment and/or offer each Lender the opportunity to provide any of the New Term Loan Commitments. Each such Lender shall, by notice to the Borrower and the Administrative Agent given not more than 15 days after the date of the Administrative Agent’s notice, either agree to provide New Working Capital Commitments and/or New Term Loan Commitments by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to provide New Working Capital Commitments and/or New Term Loan Commitments (and any Lender that does not deliver such a notice within such period of 15 days shall be deemed to have declined to provide New Working Capital Commitments and New Term Loan Commitments) (each Lender so declining or being deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 15th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, there shall not be Increasing Lenders who have agreed to provide New Working Capital

Commitments and/or New Term Loan Commitments by an aggregate amount sufficient to accommodate the request by the Borrower, then the Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender”), which may include any Lender, to provide New Working Capital Commitments or New Term Loan Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Lender (who is not then a current Lender) shall be an Eligible Assignee and shall be subject to the prior written approval of the Administrative Agent (to the extent New Working Capital Commitments are being provided) (which approvals shall not be unreasonably withheld or delayed), and the Borrower (which approval shall not be unreasonably withheld or delayed) and each Augmenting Lender shall execute all such documentation (including a Joinder Agreement) as the Administrative Agent shall reasonably specify to evidence its New Working Capital Commitment, New Term Loan Commitment and/or its status as a Lender hereunder (as applicable) and shall share pro rata in the Collateral as a Secured Party. Any such New Working Capital Commitments and/or New Term Loan Commitments may be made in an amount that is less than the request by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders. Any Increasing Lender or Augmenting Lender that receives a portion of the New Working Capital Commitment or New Term Loan Commitment (as applicable) in accordance with this Section 5.10 shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its share of the New Working Capital Commitment or New Term Loan Commitment (as applicable). For avoidance of doubt, nothing herein shall be deemed to require any Lender to increase the amount of its Commitments.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any New Working Capital Commitments or New Term Loan Commitments pursuant to this Section 5.10, the outstanding Working Capital Advances (if any) are held by the Working Capital Lenders in accordance with their new applicable Pro Rata Share. This may be accomplished at the reasonable discretion of the Administrative Agent, following consultation with the Borrower, by causing Non-Increasing Lenders to assign portions of their outstanding Working Capital Advances to Increasing Lenders and/or Augmenting Lenders. Any prepayment or assignment described in this clause (b) shall be subject to Section 12.03(c), but shall otherwise be without premium or penalty.

(c) Notwithstanding the foregoing, no New Working Capital Commitments or New Term Loan Commitments shall become effective under this Section 5.10 unless (i) on the date of the Borrower’s request to provide New Working Capital Commitments and/or New Term Loan Commitments, all Delayed Draw Term Commitments shall have been utilized or expired, (ii) the proceeds of any New Term Loan Commitments shall be used in accordance with Section 5.09(e), (iii) the Administrative Agent shall have received a certificate of a Responsible Officer certifying and showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that (A) the conditions set forth in this Section 5.10(c) have been satisfied and (B) the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to the incurrence of such Debt for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that any such Commitments are fully drawn) and to any other event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such transactions had occurred as of the first day of such Measurement Period, (iv) the pro forma Leverage Ratio as of the last day of the most recently ended Fiscal Quarter shall not exceed 2.50:1.00 after giving effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that any such Commitments are fully drawn) and calculated pursuant to Section 8.04(d), (v) the pro forma Contracted Coverage Ratio as of the date of extension of any such New Working Capital Commitments and/or New Term Loan Commitments, as applicable (the

“Increased Amount Date”) shall not be less than 1.75:1.00 after giving effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that any such Commitments are fully drawn), (vi) all fees and expenses owing in respect of such New Working Capital Commitments and/or New Term Loan Commitments to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid (in each case, to the extent the Borrower is responsible for such fees and expenses pursuant to Section 12.02), (vii) the terms and provisions of the New Working Capital Commitments (and any Advances made with respect thereto) shall be identical to the terms and provisions of the Working Capital Commitments (and the Advances made with respect thereto) and, subject to clause (viii) below, the terms and provisions of the New Term Loan Commitments (and any Advances made with respect thereto) shall be identical in all material respects to the terms and provisions of the Tranche A Commitment (other than with respect to the requirement to obtain interest rate hedging under Section 8.01(n)), (viii) to the extent that the proposed yield on any New Term Loan Commitment (taking into account any upfront fees, commitment fees, original issue discount or any other similar component of the interest or yield applicable to such New Term Loan Commitments) exceeds the yield in respect of the Tranche A Facility by more than 0.50%, the Applicable Margin of each of the existing Term Facilities shall be increased to the extent required so that the yield on the existing Term Facilities is 0.50% less (assuming that the Commitments are fully drawn) than the yield with respect to the New Term Loan Commitments; provided that the comparative determinations of yield are to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all Lenders, including the effect of any amendments to the Applicable Margin on the existing Term Facilities that became effective subsequent to the Effective Date but prior to the Increased Amount Date but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders, (ix) both before and after giving effect to such New Working Capital Commitments or New Term Loan Commitments or the making of any Series of New Term Loans, each of the conditions set forth in Section 6.02 shall be satisfied and (x) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Working Capital Commitments or New Term Loan Commitments extended pursuant to this Section 5.10 shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, each Increasing Lender, each Augmenting Lender and the Administrative Agent, and each of which shall be recorded in the Register. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provisions of this Section 5.10, including any amendments necessary to implement the New Working Capital Commitments and/or New Term Loan Commitments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Joinder Agreement delivered pursuant to this Section 5.10, this Agreement and the other Loan Documents shall be deemed amended to the extent contemplated by the Joinder Agreement in order to reflect the existence of the increased Working Capital Commitments. For purposes of determining compliance with the Contracted Coverage Ratio in clause (v), above, the Administrative Agent shall be entitled to engage an independent advisor reasonably acceptable to the Borrower to review and verify the Projected Revenues and O&M Costs included in the calculation of Projected Contracted CFADS.

Section 5.11. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything herein to the contrary, and without prejudicing any other rights or claims that the Borrower, any Agent or any other Lender may have against a Defaulting Lender, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.05 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advance was made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(iii) Commitment. Each Defaulting Lender shall not be entitled to receive any commitment fees payable under Section 5.03(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Senior Secured Facility), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 5.12. Cash Collateral.

(a) Obligation to Cash Collateralize. Upon the request of the Administrative Agent or the applicable LC Facility Issuing Bank if, as of the LC Facility Letter of Credit Expiration Date, any LC Facility Letter of Credit Obligation for any reason remains outstanding, or as otherwise required pursuant to Section 9.01, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LC Facility Letters of Credit in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing Deposit Accounts at the Administrative Agent. The Borrower and, to the extent provided by any Working Capital Lender, such Working Capital Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable LC Facility Issuing Banks and the applicable Working Capital Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, Deposit Accounts and all balances therein, and all other Property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to Section 5.12(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or, if applicable, the other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section or Section 5.11 or Section 9.01 or otherwise in respect of LC Facility Letters of Credit shall be applied to the satisfaction of the specific LC Facility Letter of Credit Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any obligations hereunder shall be released promptly following (i) the elimination of the applicable obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.06(i)), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 9.01(a) or (f) or an Event of Default (and following application as provided in this Section 5.12, may be otherwise applied in accordance with Section 7.2 of the Security Agreement).

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND

ISSUANCES OF LC FACILITY LETTERS OF CREDIT

Section 6.01. Conditions Precedent. Sections 2.01, 3.01 and 4.01 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender Party to make a Credit Extension on the Effective Date is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) One or more Notes payable to the applicable Lender to the extent requested by such Lender three Business Days prior to the Effective Date pursuant to the terms of Section 2.07, duly executed and delivered by the Borrower.

(ii) This Agreement, duly executed and delivered by the Borrower, Holdings, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent, the Lenders, the LC Facility Issuing Banks, and the other Persons party hereto.

(iii) A depositary agreement in substantially the form of Exhibit L hereto (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Depositary Agreement”), duly executed and delivered by the Borrower, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent and the Depositary.

(iv) Certified copies of the resolutions or authorizations of the board of directors or members, as applicable, of the Sponsor, the Fund and each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate or limited liability company action, as applicable, of the Sponsor, the Fund and each Loan Party, if any, with respect to each Loan Document to which it is or is to be a party.

(v) Certified copies of all Governmental Authorizations held by the Loan Parties that are material to the Development of the Development Projects as of the Effective Date.

(vi) A certified copy of a certificate of the Secretary of State of the jurisdiction of formation of the Sponsor, the Fund and each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the Organizational Documents of the Sponsor, the Fund and each Loan Party and each amendment thereto on file in such Secretary of State’s office and (B) that (1) such amendments are the only amendments to the Sponsor’s, the Fund’s or such Loan Party’s, as applicable, Organizational Documents on file in such Secretary of State’s office, (2) the Sponsor, the Fund or such Loan Party, as applicable, has paid all franchise Taxes to the date of such certificate and (3) the Sponsor, the Fund or such Loan Party, as applicable, is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of formation of the Sponsor, the Fund or such Loan Party, as applicable; a certified copy of a certificate of the Secretary of the State of the jurisdiction in which each Loan Party is qualified as a foreign corporation or other entity to do business, certifying that such Loan Party is in good standing or presently subsisting under the laws of such state.

(vii) Certified copies of the Organizational Documents of the Sponsor, the Fund and each Loan Party as in effect on the date on which the resolutions referred to in Section 6.01(a)(iv) were adopted and on the Effective Date; provided that, in the case of the Fund, the Fund may certify that certified copies of its limited partnership agreement have been delivered to Latham & Watkins LLP, counsel to the Administrative Agent, on or prior to the Effective Date.

(viii) A certificate of the Secretary, an Assistant Secretary or an Authorized Person of the Sponsor, the Fund and each Loan Party (a) certifying the names and true signatures of the officers or other authorized representatives of the Sponsor, the Fund or such Loan Party, as applicable, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder and (b) attaching the documents described in clauses (iv), (v), (vi), (vii) and (xiv) (provided that, with respect to the parties thereto other than the Loan Parties, the certification therein may be qualified by knowledge) of this Section 6.01(a); provided that the limited partnership agreement of the Fund shall be delivered to counsel to the Administrative Agent as provided in Section 6.01(a)(vii).

(ix) A Solvency Certificate in substantially the form of Exhibit F hereto (the “Solvency Certificate”), attesting to the Solvency of the Loan Parties (as set forth in such Solvency Certificate), on a Consolidated basis, after giving effect to the Transaction, duly executed and delivered by the Financial Officer of the Borrower.

(x) Together with a Financial Officer Certification, (A) the audited financial statements of Enviva Holdings LP and its subsidiaries, for the immediately preceding two Fiscal Years of the Borrower, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years; (B) the unaudited financial statements of Enviva Holdings LP and its domestic Subsidiaries as of the Fiscal Quarters ending March 31, 2012 and June 30, 2012, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-or six-month period, as applicable, ending on such date (the financial statements in clause (A) and (B), the “Historical Financial Statements”); and (C) the projections of construction and operating results for the Borrower and its Subsidiaries, including the Development Projects, over a period ending no sooner than the sixth anniversary of the Effective Date (the “Base Case Projections”).

(xi) A letter with supporting certification from the Insurance Broker of the Loan Parties stating that (1) the Required Insurance is in full force and effect and is not subject to cancellation without 30 days prior notice, except for non-payment of premium which shall be for 10 days and (2) all premiums then due thereon have been paid or no Loan Party is in arrears on any premiums due in respect thereof.

(xii) Evidence reasonably satisfactory to it that the Borrower shall have received the proceeds of cash common equity as of the Effective Date from the Sponsor in an aggregate amount of $267,640,000.

(xiii) An equity contribution agreement in substantially the form of Exhibit N hereto (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof the “Equity Contribution Agreement”), duly executed and delivered by the Sponsor, the Borrower and Collateral Agent.

(xiv) Certified copies of all Material Contracts and any supplements or amendments thereto in effect as of the Effective Date, all of which Material Contracts and supplements and amendments shall have been duly (x) authorized and (y) other than the Pacific Basin Shipping Contract, executed and delivered, in each case by the parties thereto.

(xv) Each of the Drax Consent and E.ON Consent, duly executed and delivered by each of the intended parties thereto.

(xvi) A favorable written opinion of Vinson & Elkins LLP, counsel for the Loan Parties, as to such matters as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(xvii) Favorable opinions of local counsel for the Loan Parties with respect to the enforceability and perfection of each Mortgage and any related fixture filings (if any), in form and substance reasonably satisfactory to the Administrative Agent.

(xviii) An Effective Date Certificate originally executed and delivered by a Responsible Officer of the Borrower certifying satisfaction of the conditions of Section 6.01(e), (f) (other than with respect to the Sponsor and the Fund), (g), (h), and (j) and Section 6.02(a) and (b).

(xix) The Independent Engineer’s Report, together with a reliance letter from the Independent Engineer entitling Administrative Agent and the Lenders to rely thereon.

(xx) The Insurance Consultant’s Report.

(xxi) The Market Consultant’s Reports, together with a reliance letter from the Market Consultant entitling Administrative Agent and the Lenders to rely thereon.

(xxii) The Phase I Environmental Site Assessments, together with a reliance letter from the Environmental Consultants entitling Administrative Agent and the Lenders to rely thereon.

(xxiii) A guarantee agreement in substantially the form of Exhibit V hereto (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Fund Guarantee”) duly executed and delivered by the Fund, the Borrower and the Collateral Agent.

(b) The Collateral Agent shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent:

(i) A security agreement in substantially the form of Exhibit M hereto (the “Security Agreement”), duly executed by the Collateral Agent, the Borrower, Holdings, and each Subsidiary Guarantor, together with:

(A) certificates representing the Pledged Equity Interests referred to in the Security Agreement accompanied by undated stock powers executed in blank and, to the extent required by the Security Agreement, instruments evidencing the Pledged Debt referred to in the Security Agreement, indorsed in blank;

(B) appropriately completed UCC financing statements (Form UCC-1), naming the Borrower, Holdings or the applicable Subsidiary Guarantor (as the case may be) as debtor and the Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of the jurisdiction of formation of such Loan Parties, covering the Collateral described in the Security Agreement;

(C) completed requests for information or similar search report, dated on or before the Effective Date, listing all unterminated or unsatisfied financing statements, judgment liens, or tax liens filed in the Office of the Secretary of State (or other applicable office) of the state of incorporation or formation or principal place of business, as applicable, that name the Borrower, Holdings or the applicable Subsidiary Guarantor (as the case may be) as debtor, together with copies of such financing statements or lien documentation;

(D) a completed Collateral Questionnaire duly executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby; and

(E) evidence that all other action that the Administrative Agent and the Collateral Agent may deem necessary or, in the reasonable opinion of the Administrative Agent and the Collateral Agent, desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken.

(ii) Deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit K hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the real Property of the Loan Parties described on Schedule 6.01(b)(ii) (together with each other mortgage delivered pursuant to Section 8.01(o), the “Mortgages”), duly executed by the relevant Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered to the Title Company in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the Property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (and adequate provision for such filing or recording has been made in a manner reasonably acceptable to the Administrative Agent) and that all filing and recording Taxes and fees have been paid or placed in escrow with the Title Company pending recording;

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or a customary marked, binding title commitment to issue such policies) (the “Mortgage Policies”) accompanied by such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Mortgage Policies and endorsements contemplated herein, in form and substance reasonably acceptable to the Administrative Agent, including such endorsements as the Administrative Agent may deem necessary or desirable (including zoning endorsements where available), provided that such endorsements are available in the applicable jurisdiction at commercially reasonable rates, and in an amount reasonably acceptable to the Administrative Agent, issued by Title Company or another title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the Property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens, except as provided below) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances and/or pending disbursements under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable; provided that such affirmative insurance is available in the applicable jurisdiction at commercially reasonable rates, and provided further that, notwithstanding the foregoing provisions of this Section 6.01(b)(ii)(B), the (i) Mortgage Policies may contain so-called “pending disbursement provisions” reasonably satisfactory to the Administrative Agent, and (ii) the Mortgage Policies for the Development Projects and for the Ahoskie Facility may contain (a) an exception for unfiled mechanics’ and materialmen’s lien claims reasonably satisfactory to Administrative Agent, and (b) a general survey exception;

(C) for the Mortgaged Properties other than Development Projects and the Ahoskie Facility, either (i) certified copies of American Land Title Association/American Congress on Surveying and Mapping (“ALTA”) form surveys and dated no more than 60 days before the Effective Date, certified to the Administrative Agent and the Collateral Agent and the Title Company by a land surveyor duly registered and licensed in the States in which the Property described in such surveys is located, or (ii) such affidavits, certificates, information, and/or instruments of indemnification as may be required by the Title Company in order to issue the applicable Mortgaged Property free of any “blanket” or general exception for matters that would be revealed by a survey and to issue the endorsements and affirmative insurance referenced in Section 6.01(b)(ii)(B) for which an ALTA form survey would otherwise be required;

(D) evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to create valid first and subsisting Liens on the Property described in the Mortgages has been taken; and

(E) a subordination of deed of trust duly executed and delivered by Enviva Pellets Southampton, LLC and Southampton County, Virginia, acting by and through the Industrial Development Authority of Southampton County.

(c) The applicable Loan Party shall have delivered to Administrative Agent (i) a completed Flood Certificate with respect to the Mortgaged Property, which Flood Certificate shall (A) be addressed to the Administrative Agent, (B) be completed by a company which has guaranteed the accuracy of the information contained therein, and (C) otherwise comply with the Flood Program; (ii) evidence describing whether the community in which the Mortgaged Property is located participates in the Flood Program; (iii) if the Flood Certificate states that the Mortgaged Property is located in a Flood Zone, the applicable Loan Party’s written acknowledgement of receipt of written notification from the Administrative Agent (A) as to the existence of such Mortgaged Property, and (B) as to whether the community in which such Mortgaged Property is located is participating in the Flood Program; and (iv) if the Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors of the Federal Reserve System.

(d) The Lender Parties shall be satisfied that, concurrently with the consummation of the transactions contemplated hereby, (i) all Debt of the Loan Parties and Wiggins other than Debt permitted by Section 8.02(b), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, (ii) all commitments relating thereto terminated, (iii) all documents or instruments necessary to release all Liens securing such Debt or other obligations of Holdings, the Borrower, its Subsidiaries and Wiggins, thereunder being repaid on the Effective Date have been delivered to the Administrative Agent (including all pay-off letters, UCC termination filings and mortgage releases), and (iv) arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of LC Facility Letters of Credit to support the obligations of Holdings, the Borrower, its Subsidiaries and Wiggins, with respect thereto have been made.

(e) The organizational structure and capital structure of Holdings and its subsidiaries shall be as set forth on Schedule 6.01(e).

(f) The Sponsor, the Fund and each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) There shall exist no litigation, governmental, administrative or judicial action or proceeding or law or order restraining, or otherwise prohibiting or making illegal, or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by the Transaction Documents.

(h) The Borrower shall have established each of the “Depositary Accounts” under and as defined in Section 2.2 of the Depositary Agreement.

(i) Concurrently with the consummation of the transactions contemplated hereby, the Borrower shall have paid all accrued and unpaid fees and all accrued and unpaid expenses of the Agents, Arrangers and Lenders (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel, title premiums, survey charges and recording fees).

(j) After taking into account the Credit Extensions made on the Effective Date and the application of proceeds thereof, Available Construction Funds as of the Effective Date shall be no less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations at the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget.

(k) The Debt Service Reserve Requirement shall have been concurrently Fully Funded through (A) the issuance of a DSR Letter of Credit in favor of the Collateral Agent on terms and conditions reasonably satisfactory to the Administrative Agent or (B) the deposit of Cash into the Debt Service Reserve Account.

(l) The Lenders and the Agents shall have received, on or before the date which is 10 days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.

(m) The Administrative Agent shall have received a duly delivered funds flow memorandum from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Effective Date of the proceeds of the Advances made on such date.

(n) The Administrative Agent shall have received on or before the Effective Date evidence reasonably satisfactory to it that the Borrower shall have (without duplication of the amounts required to be made available to the Borrower by the Sponsor pursuant to the Equity Contribution Agreement or by the Fund pursuant to the Guarantee) deposited Cash or Cash Equivalents in the Construction Equity Account in an aggregate amount not less than $16,000,000.

Section 6.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make a Credit Extension (including the initial Borrowing), and the obligation of any LC Facility Issuing Bank to issue any LC Facility Letter of Credit (including the initial issuance) or renew a LC Facility Letter of Credit on any Credit Date, including the Effective Date, shall be subject to the further conditions precedent that (a) the Administrative Agent shall have received a Funding Notice or Notice of Issuance, as applicable, in accordance with the requirements hereof and (b) as of such Credit Date, the following statements shall be true (and each of the giving of the applicable Funding Notice or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such LC Facility Letter of Credit shall constitute a representation and warranty by the Borrower that on such Credit Date such statements are true):

(a) the representations and warranties contained in each Loan Document (other than, in the case of Working Capital Advances permitted pursuant to Section 5.09(c)(i) and (ii) and LC Facility Letters of Credit, the representations and warranties contained in Sections 7.01(e)(ii), (o), (bb) and (cc)) are true and correct in all material respects on and as of such date, before and after giving effect to the Credit Extension to be made on such date and, with respect to any Borrowing, to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such Credit Date, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(b) no Default or Event of Default has occurred and is continuing, or would result from the Credit Extension to be made on such Credit Date or, with respect to any Borrowing, from the application of the proceeds therefrom; and

(c) solely in the case of a Credit Extension consisting of a Delayed Draw Borrowing, on such Credit Date, the Borrower shall have received all applicable Equity Contributions required to be contributed to the Borrower on or prior to such Credit Date pursuant to the Equity Contribution Agreement for each such Delayed Draw Borrowing, including, for the avoidance of doubt, the Equity Contribution Amount (as defined the Equity Contribution Agreement) for such Credit Date.

Section 6.03. Determinations Under Sections 6.01 and 6.02. For purposes of determining compliance with the conditions specified in Section 6.01 or 6.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

Section 6.04. Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Borrowing, Conversion or issuance of a LC Facility Letter of Credit, as the case may be; provided that such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of Borrowing, continuation or issuance and such confirmation shall be consistent with the initial telephonic notice. Neither the Administrative Agent nor any Lender Party shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01. Representations and Warranties. In order to induce the Agents and the Lender Parties to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender Party, on the Effective Date and on each Credit Date, that the following statements are true and correct:

(a) Organization; Requisite Power and Authority; Qualification. Each of the Loan Parties (i) is duly organized or formed, validly existing and in good standing under the law of the jurisdiction of its organization or formation as identified in Schedule 7.01(a), (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

(b) Capital Stock and Ownership. The Capital Stock of each Loan Party has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 7.01(b) as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no Capital Stock of any Loan Party outstanding which upon conversion or exchange would require, the issuance by any Loan Party of any Capital Stock of any Loan Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of any Loan Party. Schedule 7.01(b) correctly sets forth the ownership interest of the Loan Parties as of the Effective Date.

(c) Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary limited liability company or limited partnership (as applicable) action on the part of each of the Loan Parties that is a party thereto.

(d) No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the transactions contemplated by the Loan Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to the Loan Parties or (B) any order, judgment or decree of any court or other agency of government binding on any of the Loan Parties except where such violation could not reasonably be expected to have a Material Adverse Effect; (ii) violate any of the Organizational Documents of any of the Loan Parties; (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of the Loan Parties except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (iv) result in or require the creation or imposition of any Lien upon any of the Properties of any of the Loan Parties (other than any Permitted Liens); or (v) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any of the Loan Parties, except for (A) such approvals or consents which have been obtained and are in full force and effect, and (B) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Consents/Necessary Permits. (i) The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (B) registrations, consents, approvals, notices or other actions required by securities, regulatory or applicable law in connection with an exercise of remedies and (C) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(ii) No Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with the operation of any Development Project or the Ahoskie Facility in accordance with applicable law and as otherwise contemplated by this Agreement, except for (A) the Necessary Permits held by the Loan Parties and listed in Part I of Schedule 1.01(a), (1) all of which have been duly obtained, taken, given or made and (2) are in full force and effect, (B) those Governmental Authorizations listed on Part II of Schedule 1.01(a) that are not yet Necessary Permits in light of the current stage of Development of the Development Projects or (C) those Governmental Authorizations, notices, filings with or consents, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

(f) Binding Obligation. Each Loan Document has been duly executed and delivered by each of the Loan Parties that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) No Material Adverse Effect. Since December 31, 2011, no event, circumstance or change has occurred and is continuing to occur that has caused, either in any case or in the aggregate, a Material Adverse Effect.

(h) Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date, no Loan Party has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, Properties, assets or condition (financial or otherwise) of the Loan Parties taken as a whole.

(i) Projections. On and as of the Effective Date, to the knowledge of the Loan Parties, the Base Case Projections, the Construction Budget and Construction Schedule are based on good faith estimates and assumptions, which assumptions were reasonable in light of the conditions existing at the time of delivery thereof and represented, at the time of delivery, the Borrower’s reasonable good faith estimate of its future performance; provided, that with respect to the Base Case Projections, it is agreed and understood that (i) the Base Case Projections (A) are based upon a number of estimates and are subject to significant business, economic and competitive uncertainties and contingencies and (B) are not to be viewed as facts, (ii) whether or not the results described therein are achieved will depend on future events, some of which are not within the control of the Loan Parties and (iii) the actual results during the period or periods covered by the Base Case Projections may differ from the projected results and such differences may be material and, accordingly, no assurances are given and no representations are made that any of the estimates or assumptions set forth in the Base Case Projections are correct, that the results set forth in the Base Case Projections will be achieved or that the forward-looking statements expressed in the Base Case Projections will correspond to actual results.

(j) Restricted Payments. Except as disclosed in Schedule 7.01(j), as of the Effective Date, since December 31, 2011, no Borrower Group Party has directly or indirectly declared, ordered, paid or made, or set apart any sum or Property for, any Restricted Payment or agreed to do so except as would be permitted pursuant to Section 8.02(g).

(k) Adverse Proceedings, Etc. Except as disclosed in Schedule 7.01(k), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 7.01(k), none of the Loan Parties is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(l) Taxes. Except as otherwise permitted under Section 8.01(b), all federal, state and other material tax returns and reports of the Loan Parties required to be filed by any of them have been timely filed, and all federal, state and other material Taxes due and payable by the Loan Parties and upon their respective Properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no material Tax, claim or assessment pending or proposed in writing against any of the Loan Parties which is not being actively contested by such Loan Party in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. At all times since its formation, the Borrower has been properly treated as a partnership or a disregarded entity, in each case for federal and applicable state, local and foreign income and franchise tax purposes.

(m) Environmental Matters. (i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as disclosed on Schedule 7.01(m), (A) none of the Loan Parties is or has been in violation of any applicable Environmental Laws, (B) none of the Loan Parties nor any of their respective Properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Action, or any Hazardous Materials Activity, (C) none of the Loan Parties has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law and (D) to the Borrower’s knowledge, there are and have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Action against any of the Loan Parties.

(ii) Except as disclosed on Schedule 7.01(m), as of the Effective Date, none of the Loan Parties, nor, to the Borrower’s knowledge, any predecessor of any of the Loan Parties has filed any notice under any Environmental Law indicating past or present treatment or disposal of Hazardous Materials at any Real Estate Asset.

(iii) Except as disclosed on Schedule 7.01(m), as of the Effective Date, compliance with all current requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv) Except as disclosed on Schedule 7.01(m), to the Borrower’s knowledge, no event or condition has occurred or is occurring with respect to the Loan Parties relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(n) No Defaults. No Default or Event of Default has occurred and is continuing hereunder except as has been waived in accordance with the terms hereof.

(o) Material Contracts. As of the Effective Date, except as set forth in Schedule 7.01(o), all Material Contracts are in full force and effect and no defaults currently exist thereunder. As of the Effective Date, neither the Borrower nor any Subsidiary Guarantor has (a) assigned to any Person (other than Collateral Agent) any of its rights under any Material Contract or (b) waived any of its rights of material value under any Material Contract.

(p) Governmental Regulation. None of the Loan Parties is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(q) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances or drawings under any LC Facility Letter of Credit will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

(r) Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the Loan Parties has experienced any labor strike or work stoppage by employees due to labor disagreements for the period since December 31, 2011 and (ii) each Loan Party is in compliance in all respects with any collective bargaining agreement to which it is a party.

(s) ERISA. Except as could reasonably be expected to have a Material Adverse Effect, none of the Borrower nor any of its Subsidiaries has any liability under (A) any Pension Plan, (B) any Multiemployer Plan, or (C) any Employee Benefit Plan.

(t) Certain Fees. No broker’s or finder’s fee or commission will be payable by any Loan Party with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents and the Lender Parties pursuant to the Loan Documents.

(u) Solvency. (i) After giving effect to the Transaction, on the Effective Date, the Loan Parties are on a Consolidated basis, Solvent and (ii) on each other date on which this representation and warranty is made, the Borrower Group Parties are on a Consolidated basis, Solvent.

(v) Compliance with Statutes, Etc. Each of the Loan Parties is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its Property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and obtaining and complying with the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Loan Parties), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(w) Disclosure. As of the Effective Date, all written information (other than the Base Case Projections, financial projections, financial forecasts, and other forward-looking information and market data and information of a general economic or industry-specific nature) furnished directly or indirectly by any Loan Party, the Sponsor or their respective subsidiaries or Affiliates to any Agent, Lender Party or any of their respective Affiliates in connection with the transactions contemplated hereunder, when taken as a whole, do not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

(x) Patriot Act. To the extent applicable, each Loan Party, each Sisterco and each Unrestricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Advances or any drawing under any LC Facility Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(y) Security Interests. The Liens granted to the Collateral Agent pursuant to the Collateral Documents with respect to the Collateral (i) constitute valid and subsisting Liens of record on such rights, title or interest as such Loan Party shall from time to time have in all real Property covered by the Mortgages, (ii) to the extent required by the Collateral Documents, constitute perfected security interests in such rights, title or interest as such Loan Party shall from time to time have in all personal Property included in the Collateral, and (iii) are subject to no Liens, except Permitted Liens. Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation or filing of any such documents, including, in the case of the Mortgages, upon the proper recordation of the instruments delivered to the Title Company on the Effective Date). To the extent required by the Collateral Documents, the Borrower and each Subsidiary Guarantor have properly delivered or caused to be delivered, or provided control of, to the Collateral Agent all Collateral that requires perfection of the Lien described above by possession or control.

(z) Real Property. Each Loan Party has valid, good and sufficient title to all of its material Real Estate Assets, free and clear of all Liens except Permitted Liens. The leases, easements, licenses, rights-of-way and other rights, if any, possessed by each Loan Party provide such Loan Party with all rights and Property interests required to enable such Loan Party to obtain, in all material respects, all services, materials or rights required for the operation and maintenance of the Facilities. Each Loan Party holds any leased real or personal Property under valid and enforceable leases and has rights of access and use under valid and enforceable easements, in the case of each lease and easement, with no material exceptions. There is no pending or, to the knowledge of any Loan Party, threatened condemnation or eminent domain proceeding with respect to the material Real Estate Assets of any Loan Party. The material Real Estate Assets of each Loan Party are zoned in all material respects to permit the uses for which such material Real Estate Assets are currently being used. No Mortgage encumbers improved real Property that is located in Flood Zone unless flood insurance has been obtained in accordance with Section 8.01(d)(ii).

(aa) Pari Passu. The Loan Parties’ obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Debt for Borrowed Money of the Loan Parties, other than Debt secured by the Liens described in clauses (n) and (o) in the definition of Permitted Liens.

(bb) Scheduled Commercial Operations. Consistent with the Construction Schedule, the Development Projects are scheduled to achieve (or have achieved) Commercial Operations in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain.

(cc) Available Construction Funds. On the date of each Credit Extension made on or prior to the date on which Commercial Operations have been achieved, after taking into account any Credit Extension made on such Credit Date, Available Construction Funds, as of such Credit Date, are not less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations at the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget.

(dd) Use of Proceeds. The proceeds of the Advances and the LC Facility Letters of Credit shall be applied as set forth in Section 5.09.

(ee) Intellectual Property. Each Loan Party owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other rights which are necessary for the development, construction, ownership and operation of the applicable Development Project in accordance with the Transaction Documents, in each case, as to which the failure of such Loan Party to so own or have the right to use would reasonably be expected to have a Material Adverse Effect. No material product, process, method, substance, part or other material presently contemplated to be sold or employed by a Loan Party in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or other right owned by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.

(ff) Economic Sanctions Laws.

(i) No Loan Party nor any of its subsidiaries nor any director or officer of such Loan Party or subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations

Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any Loan Party or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(ii) No Specified Person will use any proceeds of the loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

(iii) Except to the extent conducted in accordance with applicable law, no Loan Party, nor any of its subsidiaries and none of the respective officers or directors of such Loan Party or such subsidiary acting or benefiting in any capacity in connection with the loans (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (B) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(iv) To the Borrower’s knowledge, within the past five years, each of the Loan Parties and its subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

(gg) Anti-Corruption Laws. No Loan Party nor any of its subsidiaries, nor any director or officer of the Borrower or Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or the UK Bribery Act, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA and the UK Bribery Act) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or the UK Bribery Act. Each of the Loan Parties and their respective subsidiaries have conducted their businesses in compliance with the UK Bribery Act and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE VIII

COVENANTS

Section 8.01. Affirmative Covenants. Until a Repayment Event, each Loan Party covenants and agrees such Loan Party will:

(a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders of any Governmental Authority, such compliance to include, without limitation, compliance with all Environmental Laws and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Taxes. (i) Timely file or cause to be filed all federal, state and other material tax returns and reports required to be filed and pay and discharge, before the same shall become delinquent, (A) all federal, state and other material Taxes imposed upon it or upon its Property and (B) all lawful claims that, if unpaid, might by law become a Lien (other than any Permitted Liens) upon its Property; provided, however, that none of the Loan Parties shall be required to pay or discharge any such material Tax or claim that is being contested in good faith and by appropriate proceedings instigated and diligently conducted, so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.

(ii) The Borrower shall continue to be properly treated as a partnership or a disregarded entity, in each case for federal and applicable state, local and foreign income and franchise tax purposes.

(c) Hazardous Materials Activities, Etc. Except as otherwise could not reasonably be expected to have a Material Adverse Effect, promptly take, and cause each of the Subsidiaries of the Borrower to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or any Subsidiary of the Borrower, (ii) make an appropriate response to any Environmental Action against such Loan Party or such Subsidiary of the Borrower and discharge any obligations it may have to any Person thereunder and (iii) respond to any Release of Hazardous Materials by any Loan Party or any Subsidiary of the Borrower to the extent required by applicable Environmental Laws.

(d) Maintenance of Insurance. (i) Maintain (through either an individual policy or as part of a group policy maintained by any Loan Party and so long as the Loan Parties are included as additional “named” insureds on all policies, as applicable), adequate insurance at all times by financially sound and responsible insurers or reinsurers meeting the requirements set forth in Schedule 8.01(d) (the “Required Insurance”).

(ii) If any portion of any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, then the applicable Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors of the Federal Reserve System.

(e) Preservation of Corporate Existence, Etc. Preserve and keep in full force and effect (i) its existence (except as otherwise permitted by Section 8.02(d)) and (ii) all rights and franchises, licenses and permits material to its business, except with respect to clause (ii) only, where the failure to so preserve and keep in full force and effect such rights, franchises, licenses and permits could not reasonably be expected to have a Material Adverse Effect.

(f) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable prior notice, permit any of the Agents, or any agents or representatives designated by the Lender Parties (and such Lender Parties shall use reasonable efforts to coordinate such visits as a group), to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, any of the Loan Parties and to discuss the affairs, finances and accounts of any of the Loan Parties with any of their officers or directors and with their independent certified public accountants; provided, that so long as no Event of Default shall have occurred and be continuing, any such visit in excess of one such visit in any Fiscal Year shall be at the expense of the Agent or any agent or representative designated by the Lender Parties; provided, further, that the Independent Engineer shall not be subject to the foregoing limitations prior to Commercial Operations in respect of all Development Projects or in connection with the Independent Engineer’s review of Permitted Investments or restoration or replacement of Affected Property pursuant to Sections 8.01(x)(iii) and (iv).

(g) Keeping of Books. Keep proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and the assets and business of the Loan Parties in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

(h) Lender Meetings. Upon the request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and Administrative Agent.

(i) Obtain and Maintain Governmental Authorizations. Obtain and maintain, in full force and effect, and meet all requirements in respect of any Governmental Authorizations necessary in the conduct of its business and operations and the transactions contemplated hereby, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j) Maintenance of Properties, Real Estate Assets, Etc. Except, in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) subject to Section 8.01(r) with respect to the Development Projects, maintain and preserve in good repair, working order and condition its Properties in accordance with Prudent Industry Practice and applicable laws, (ii) make periodic overhauls and all needed or appropriate repairs, renewals, replacements, additions, betterments, Capital Expenditures and improvements which are necessary for the Property that it owns and operates to satisfy the requirements of applicable law and Governmental Authorizations; (iii) maintain valid, good and sufficient title to all of its material Real Estate Assets, free and clear of all Liens except Permitted Liens; (iv) maintain leases, easements, licenses, rights-of-way and other rights in order to enable such Loan Party to obtain, in all material respects, all services, materials or rights required for the operation and maintenance of the Facilities; (v) hold any leased real or personal Property under valid and enforceable leases with rights of access and use under valid and enforceable easements, in the case of each lease and easement, with no material exceptions; and (vi) subject to Section 8.01(r) with respect to the Development Projects, otherwise ensure the continued operation of its Properties in a manner consistent with Prudent Industry Practices.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any of its Property (other than the Excluded Property), to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable law to have appraisals prepared in respect of any Real Estate Asset of any Loan Party constituting Collateral, if required by the Administrative Agent or the Collateral Agent, the Borrower shall provide to the Administrative Agent and the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(l) Account Collateral. (i) Each Loan Party shall subject all deposit accounts and securities accounts to Control Agreements or the Depositary Agreement other than (A) accounts holding no more than $1,000,000 in the aggregate for any five consecutive Business Days, (B) accounts of the Loan Parties on which a Lien is permitted pursuant to Section 8.02(a) or (C) any other payroll account, trust account, escrow account, zero balance account or substantially similar account, in each case to the extent remaining such type of account.

(ii) With respect to any Control Agreement governing any deposit accounts or securities accounts of the Borrower Group Parties that does not, upon a termination of such Control Agreement by the financial institution or securities intermediary party thereto, provide for a transfer of all amounts on deposit in, or credited to, such accounts on the effective date of termination thereof, the Collateral Agent shall be entitled, upon receipt of notice of any such termination by the Collateral Agent, no earlier than five Business Days prior to the effective date of such termination (and notwithstanding the absence of an Event of Default) to (A) issue instructions, entitlement orders or directions to such securities intermediary with respect to any such securities accounts (or securities entitlements) and (B) issue any instructions to any financial institution maintaining any deposit account in each case to liquidate such account and transfer all amounts on deposit in, or credited to, such accounts on the date of such termination to an account of the Borrower Group Parties subject to a Control Agreement, if reasonably available, or, if such an account is not reasonably available, to the Collateral Agent.

(m) Separateness. Comply with the following:

(i) Each Loan Party will maintain Deposit Accounts or accounts, separate from those of Holdings (in the case of the Borrower Group Parties), any Unrestricted Subsidiary, any Sisterco or any other Affiliate of Holdings (other than any of the Borrower Group Parties) with commercial banking institutions and will not commingle their funds with those of any Unrestricted Subsidiary, any Sisterco or any other Affiliate of Holdings (other than any of the Borrower Group Parties);

(ii) Each Loan Party will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(iii) Each Loan Party will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(iv) Each Loan Party will obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions; and

(v) Each Loan Party will comply in all material respects with the terms of its certificate of incorporation or formation and by-laws or limited liability company agreement (or similar constituent documents).

(n) Interest Rate Hedging. No later than sixty (60) days following the Effective Date and the Credit Date of a Credit Extension consisting of Delayed Draw Advances, the Borrower shall enter into and cause to be maintained, protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent with a Lender Counterparty or another counterparty reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Term Advances outstanding as of the Effective Date or such Credit Date, as applicable, will be subject to such Interest Rate Agreements for a period of not less than three years from the Effective Date or such Credit Date, as applicable.

(o) Covenant to Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiary by the Borrower or any Intermediate Holdco by the MLP or another Intermediate Holdco that is otherwise permitted hereby (including in connection with a Permitted MLP Contribution) or (y) the permitted acquisition of any Property (other than any Excluded Property and other than any real Property with an aggregate fair market value of less than $2,000,000) by any Loan Party and such Property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority (subject to Permitted Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of such Subsidiary or such Intermediate Holdco, within 15 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent (but only up to the Borrower level) of such Subsidiary or such Intermediate Holdco, as applicable (if it has not already done so), to duly execute and deliver to the Administrative Agent and the Collateral Agent a Guaranty Supplement, in the form of Exhibit J (each a “Guaranty Supplement”) hereto, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) within 21 days after such formation or acquisition, furnish to the Administrative Agent and the Collateral Agent a description of the real and personal Properties of such Subsidiary or such Intermediate Holdco, as applicable, or the real and personal Properties so acquired, in each case in detail necessary for the Collateral Agent to perfect a Lien on such Properties (other than Excluded Property) as reasonably determined by the Administrative Agent and the Collateral Agent;

(iii) within 30 Business Days after (A) such formation or acquisition of property by any Loan Party, (1) duly execute and deliver, and cause such Loan Party to duly execute and deliver to the Administrative Agent and the Collateral Agent, mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, securing payment of all of the Obligations and constituting Liens on all such Properties, and (2) deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real Property, mortgagee title insurance policies, surveys and engineering, soils and other reports, Flood Certificates and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party shall have otherwise received any of the foregoing items with respect to such Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and (B) such formation or acquisition of such Subsidiary or such Intermediate Holdco, (1) duly execute and deliver and cause such Subsidiary or such Intermediate Holdco, as applicable, and each Loan Party acquiring Capital Stock in such Subsidiary or such Intermediate Holdco, as applicable, to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to, the Administrative Agent and the Collateral Agent, securing payment of all of the obligations of such Subsidiary or such Intermediate Holdco, as applicable, or Loan Party, respectively, under the Loan Documents and (2) deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property, mortgagee title insurance policies, surveys and engineering, soils and other reports, Flood Certificates and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent;

(iv) within 30 Business Days of such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary or Intermediate Holdco, as applicable, to take, whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent and the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the Properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and security agreements delivered pursuant to this Section 8.01(o), enforceable against the Loan Parties and all third parties in accordance with their terms;

(v) within 30 Business Days after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion (containing customary exceptions and limitations), addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (A) the matters contained in clauses (i), (iii) and (iv) above, (B) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above,

(C) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such Properties, (D) corporate formalities and (E) such other matters as the Administrative Agent may reasonably request; and

(vi) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary or Intermediate Holdco, as applicable, to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and security agreements.

(p) Material Contracts. Perform and observe all material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract to which it is a party in full force and effect, use its commercially reasonable efforts to enforce each such Material Contract in accordance with its material terms except, in each case, where the failure to do so, either individually or in the aggregate could not be reasonably likely to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with, or to the extent not prohibited by, the terms of the Loan Documents).

(q) Non-Wholly Owned Subsidiary Compliance. Subject to its fiduciary duties to the extent applicable, each Borrower Group Party will (i) vote all of the equity interests of Wiggins and any other subsidiary or joint venture of the Borrower Group Parties that is not a wholly-owned subsidiary of the Borrower but excluding Unrestricted Subsidiaries (collectively, the “Non-Wholly Owned Subsidiaries”) owned by such Borrower Group Party in such a manner so as to cause such Non-Wholly Owned Subsidiary to comply with each of the requirements and covenants set forth in Sections 8.01(a) through (e), (g), (i) and (m) and 8.02(a) through (p), (r) and (t) through (w) (the “Subject Requirements”) to the same extent as if such Non-Wholly Owned Subsidiary were a subsidiary of a Borrower Group Party, (ii) vote against any proposed material decreases in distributions from such Non-Wholly Owned Subsidiary to the Borrower Group Parties (after setting aside any amounts that a Borrower Group Party or such Non-Wholly Owned Subsidiary believes, in accordance with prudent business practice and consistent with its fiduciary duties to the extent applicable, should be maintained by such Non-Wholly Owned Subsidiary as reserves or otherwise) and (iii) vote against any material increases in capital contributions in such Non-Wholly Owned Subsidiary by a Borrower Group Party (other than capital contributions permitted hereunder); provided that, the obligation on the part of the Borrower Group Parties under this Section 8.01(q) to cause or not permit such Non-Wholly Owned Subsidiary to take certain actions shall be deemed fully performed or complied with if, in each case where such Borrower Group Party has the direct or indirect right to vote on such matter, such Borrower Group Party votes its direct and indirect interests in such Non-Wholly Owned Subsidiary to cause or not permit such Non-Wholly Owned Subsidiary to take such action (consistent with any fiduciary duties that such Borrower Group Party has to the other owner(s) of such Non-Wholly Owned Subsidiary). For the avoidance of doubt, the Borrower Group Parties shall not be in default in respect of their obligations hereunder if such Non-Wholly Owned Subsidiary takes action that would otherwise be prohibited under or not in compliance with the Subject Requirements if a Borrower Group Party has otherwise complied with its obligations under this Section 8.01(q).

(r) Construction. Use commercially reasonable efforts to cause the Development Projects to be Developed in a good and workmanlike manner substantially in accordance with the material construction and development contracts applicable to such Development Projects, the

Construction Schedule and the Construction Budget, in each case as adjusted or revised in accordance with this Agreement, all laws (including lien laws) applicable to such Development Projects and Prudent Industry Practice. The Borrower shall use commercially reasonable efforts to cause the date of Commercial Operation to occur on or prior to the Date Certain. On or prior to the date of Commercial Operation with respect to any Development Project and on or prior to February 28, 2013 with respect to the Ahoskie Facility, the Borrower shall deliver (i) a current final “as built” ALTA form survey, certified to the Administrative Agent and the Collateral Agent and the Title Company by a land surveyor duly registered and licensed in the state in which the Property described in such survey is located and (ii) a written continuation report of or endorsement to the Mortgage Policy insuring such Development Project to the date of Commercial Operation or, in the case of the Ahoskie Facility, to such applicable date of delivery (but no later than February 28, 2013), in form and substance reasonably satisfactory to Administrative Agent and setting forth no additional exceptions (including any mechanic’s liens) to title except those approved by Administrative Agent in its sole discretion, providing survey and other survey-related endorsements and deleting, (x) any exceptions for unfiled mechanics’ and materialmen’s lien claims that may have been contained in the Mortgage Policies issued pursuant to Section 6.01(b)(ii)(B); (y) any so-called “pending disbursement provisions” that may have been contained in the Mortgage Policies issued pursuant to Section 6.01(b)(ii)(B); and (z) any survey exception.

(s) Debt Service Reserve Account. On the Effective Date, the Borrower shall deposit or cause to be deposited a portion of the proceeds of the Tranche A Advances into the Debt Service Reserve Account in an amount, when taken together with any DSR Letter of Credit funding the Debt Service Reserve Account on the Effective Date, equal to the Debt Service Reserve Requirement. Thereafter and until the consummation of a Qualified MLP IPO, the Debt Service Reserve Account shall be funded with the proceeds, to the extent available, of the Delayed Draw Advances, Working Capital Advances, DSR Letters of Credit or Cash on hand up to the Debt Service Reserve Requirement, and maintained as set forth in the Depositary Agreement.

(t) Construction Disbursement Account. Prior to the date on which Commercial Operations of all of the Development Projects have been achieved by the applicable Borrower Group Parties, maintain the Construction Disbursement Account as set forth in the Depositary Agreement and the other Loan Documents.

(u) Designation of Unrestricted Subsidiaries. The board of directors (or similar governing body) of the Borrower may at any time after the Effective Date designate any subsidiary of the Borrower as an Unrestricted Subsidiary; provided that:

(i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(ii) the Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the Borrower certifying that such subsidiary meets the requirements set forth in the definition of “Unrestricted Subsidiary”; and

(iii) the designation of any subsidiary of the Borrower as an Unrestricted Subsidiary shall constitute an Investment by the relevant Borrower Group Party therein at the date of designation in an amount equal to the fair market value of such Borrower Group Party’s Investment therein.

(v) Designation of Sistercos. The board of directors (or similar governing body) of the MLP may at any time after the date of the Qualified MLP IPO designate any subsidiary of the MLP that is not a direct or indirect subsidiary of the Borrower General Partner or the Borrower Limited Partner as a Sisterco; provided that, the MLP shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the MLP certifying that such subsidiary meets the requirements set forth in the definition of “Sisterco.”

(w) Use of Proceeds. The proceeds of the Advances and the LC Facility Letters of Credit shall be applied as set forth in Section 5.09.

(x) Insurance Proceeds and Eminent Domain Proceeds. Not more than 30 days after the occurrence of any Casualty Event or Event of Eminent Domain that is reasonably likely to result in a loss in excess of $2,500,000, the Borrower shall give written notice thereof to the Collateral Agent and the Administrative Agent and follow the procedures indicated in this Section 8.01(x) as applicable:

(i) The Loan Parties shall cause any Insurance Proceeds or Eminent Domain Proceeds to be deposited in, or credited to a deposit account or securities account subject to a Control Agreement and in each case applied in accordance with this Section 8.01(x).

(ii) With respect to Insurance Proceeds or Eminent Domain Proceeds less than $7,500,000 that are received by the Loan Parties in respect of a Casualty Event of Event of Eminent Domain, the Borrower Group Parties shall be permitted to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, within 12 months of such Casualty Event or Event of Eminent Domain to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, as the case may be. In the event that all or any portion of such Insurance Proceeds or Eminent Domain Proceeds is not so applied within such time period, such amounts shall be applied to the repayment of the Advances and other Obligations in accordance with Section 2.04(b)(iv).

(iii) With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $7,500,000 but less than or equal to $90,000,000 that are received by the Loan Parties in respect of Casualty Events or Events of Eminent Domain, the Borrower Group Parties may apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, within 12 months from the date of receipt thereof to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, as the case may be; provided that the Collateral Agent and the Administrative Agent receive from the Borrower, within 90 days following such Casualty Event or Event of Eminent Domain, either (1) a Reinvestment Notice or (2) a written notice (a “Repair Notice”) executed by a Responsible Officer of the Borrower, and in either case (a) setting forth in reasonable detail the nature of restoration or replacement in respect of the Affected Property and the estimated cost and time to complete such restoration or replacement and (b) certifying that (w) no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, such Insurance Proceeds or Eminent Domain Proceeds in respect of which such notice is being delivered have been deposited as provided in Section 8.01(x)(i), (x) the Borrower has (and will continue to have) sufficient resources to be able to comply with and perform its payment and other obligations under the Loan Documents during the period that the Affected Property is being restored or replaced, (y) the Insurance Proceeds or Eminent Domain Proceeds payable in connection with such Casualty Event or Event of Eminent Domain, together with other resources available to the Loan Parties in accordance with the terms of the Loan Documents, are sufficient in the Borrower’s reasonable judgment to pay the estimated cost of completing such restoration or replacement and (z) the Independent Engineer has confirmed in a written report that the restoration or replacement described in subclause (a)

of this Section 8.01(x)(iii) is technologically and economically feasible within such estimated cost and time and that the Borrower’s certifications in subclauses (b)(w), (x) and (y) of this Section 8.01(x)(iii) are in its opinion reasonable (together with a copy of such written report of the Independent Engineer).

(iv) With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $7,500,000 but less than or equal to $90,000,000 that are received by the Loan Parties in respect of Casualty Events or Events of Eminent Domain, if the Borrower shall have delivered a Reinvestment Notice or a Repair Notice in respect of any Insurance Proceeds or Eminent Domain Proceeds in accordance with Section 8.01(x)(iii), then (A) following the Borrower’s delivery of a Reinvestment Notice or Repair Notice, the Borrower shall pay to the Administrative Agent, in accordance with Section 2.04(b)(iv), an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds which is not covered by such Reinvestment Notice or Repair Notice, as the case may be, within the five Business-Day period set forth in Section 2.04(b)(iv) following such delivery, (B) at any time on or prior to the date which is 12 months after the date on which any such Insurance Proceeds or Eminent Domain Proceeds are received, so long as no Event of Default under the Credit Agreement shall have occurred and be continuing, the Borrower shall be permitted to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, to make the Permitted Investment contemplated by such Reinvestment Notice or to repair and restore the Affected Property as contemplated in such Repair Notice, as the case may be, and (C) after the date on which any such Insurance Proceeds or Eminent Domain Proceeds were to have been applied pursuant to a Reinvestment Notice or Repair Notice pursuant to this Section 8.01(x)(iv), the Borrower shall apply an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds which has not been applied to make a Permitted Investment or to repair and restore the Affected Property as contemplated by the relevant Reinvestment Notice or Repair Notice, as the case may be, in accordance with Section 2.04(b)(iv) within the five Business-Day period set forth in Section 2.04(b)(iv) following such date.

(v) With respect to Insurance Proceeds or Eminent Domain Proceeds in excess of $90,000,000 that are received by the Loan Parties in respect of Casualty Events or Events of Eminent Domain, the Loan Parties will not be permitted to apply such proceeds to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, but rather the Borrower shall apply an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds in accordance with Section 2.04(b)(iv) within the five Business-Day period set forth in Section 2.04(b)(iv) following such receipt.

(vi) With respect to any application of Insurance Proceeds or Eminent Domain Proceeds pursuant to this Section 8.01(x) to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, such funds shall only be used to restore Affected Property to a condition substantially similar to or better than its condition prior to the applicable Casualty Event or Eminent Domain Event or to obtain substantially equivalent or better Property to replace the Affected Property subject to the applicable Casualty Event or Eminent Domain Event.

Section 8.02. Negative Covenants. Until a Repayment Event, each Loan Party (except as otherwise expressly provided in this Section 8.02) covenants and agrees that such Loan Party will not, and will not permit any of its subsidiaries (other than Unrestricted Subsidiaries and Sistercos):

(a) Liens, Etc. In the case of Borrower Group Parties, create, incur, assume or suffer to exist any Lien on or with respect to any of its Properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or authorize under the Uniform Commercial Code of any jurisdiction, a financing statement that names any of the Borrower Group Parties as debtor, or sign or authorize any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except Permitted Liens. No Borrower Group Party shall be permitted to pledge the Capital Stock of an Unrestricted Subsidiary in favor of any lender of Non-Recourse Debt to such Unrestricted Subsidiary.

(b) Debt. In the case of the Borrower Group Parties, create, incur, assume or suffer to exist any Debt, except (without duplication):

(i) Debt of Borrower Group Parties under the Loan Documents, including Debt resulting from any New Term Loan Commitment or New Working Capital Commitment;

(ii) Debt secured by Liens permitted by clause (n) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 8.02(b)(iii), $7,000,000 at any time outstanding; provided that any such Debt shall be secured only by the Property acquired in connection with the incurrence of such Debt;

(iii) Capitalized Leases not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 8.02(b)(ii), $7,000,000 at any time outstanding;

(iv) Debt of Borrower Group Parties incurred for the purpose of funding any Required Capital Expenditures not to exceed in the aggregate $2,500,000 at any time outstanding;

(v) to the extent constituting Debt, payment obligations under Swap Agreements permitted pursuant to Section 8.02(o) (it being acknowledged and agreed that any Interest Rate Agreements entered into in compliance with Section 8.01(n) shall be deemed to be permitted Debt under this clause (v));

(vi) unsecured subordinated Debt of any Subsidiary Guarantor owed to the Borrower or to any other Subsidiary Guarantor or of the Borrower owed to any Subsidiary Guarantor; provided that (A) all such Debt shall constitute Pledged Debt subject to the Lien created under the Security Agreement and (B) all such Debt shall be on terms and conditions (including terms of subordination) reasonably acceptable to the Administrative Agent;

(vii) other Debt of the Borrower or any Subsidiary Guarantor in an aggregate amount not to exceed $3,000,000 at any one time outstanding;

(viii) to the extent constituting Debt, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;

(ix) to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other Cash management services in the ordinary course of business; provided that such Debt is extinguished within 10 Business Days of its incurrence;

(x) guaranties by the Borrower Group Parties of Debt of any other Borrower Group Party with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this Section 8.02(b); provided that if the Debt that is being guaranteed is unsecured and/or subordinated to the Obligations of the Loan Parties under the Loan Documents, the guaranty shall also be unsecured and/or subordinated to the Obligations of the Loan Parties under the Loan Documents;

(xi) to the extent constituting Debt, payment obligations under Secured Cash Management Agreements;

(xii) Debt of Enviva Pellets Amory, LLC under the Amory Convertible Note not to exceed $2,000,000 in outstanding principal amount at any one time outstanding;

(xiii) Subordinated Debt provided by Holdings;

(xiv) (i) Debt in respect of letters of credit (including reimbursement obligations with respect thereto) that are unsecured, not to exceed $5,000,000 at any one time outstanding and (ii) Debt in respect of letters of credit (including reimbursement obligations with respect thereto) that are secured by Cash or Cash Equivalents, in each case, incurred in the ordinary course of business and do not support Debt for Borrowed Money;

(xv) Debt of Enviva Pellets Southampton, LLC under the Southampton Note not to exceed $1,550,000 at any one time outstanding; and

(xvi) guaranties by the Borrower of obligations (other than obligations constituting Debt) of a Subsidiary Guarantor incurred in the ordinary course of business or guaranties by a Subsidiary of the Borrower of obligations (other than obligations constituting Debt) of a Subsidiary Guarantor or the Borrower, in each case, incurred in the ordinary course of business.

Notwithstanding anything to the contrary, no Borrower Group Party shall be permitted to provide a guarantee in favor of any lender of Non-Recourse Debt to an Unrestricted Subsidiary or to a Sisterco.

(c) Change in Nature of Business. Engage in any business other than the sale, purchase, production, marketing or distribution, including through-put arrangements, of wood pellets or other solid, non-hazardous woody biomass, the direct or indirect acquisition, Development, expansion, ownership, operation, management, maintenance, use and/or financing of the Wood Pellet Production Facilities and Port Facilities of the Loan Parties on the Effective Date, the Development Projects and the other Facilities and the other Properties and Persons acquired as part of any Permitted Acquisition consummated in accordance with the terms hereof and the other transactions contemplated hereby (including holding the Capital Stock of Sistercos and Unrestricted Subsidiaries, as applicable, and investing in Drop-Down Assets) and other business reasonably related or ancillary thereto.

(d) Mergers, Etc. In the case of Borrower Group Parties, merge into or consolidate with any Person or permit any Person to merge into it; provided that any Subsidiary of the Borrower may (i) merge into the Borrower so long as the Borrower is the surviving entity or (ii) consolidate with any other Subsidiary of the Borrower; provided, further, that in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower and shall be a Subsidiary Guarantor hereunder.

(e) Sales, Etc. of Property. In the case of Borrower Group Parties, sell, lease, transfer or otherwise dispose of any Property, or grant any option or other right to purchase, lease or otherwise acquire any Property, except:

(i) sales of inventory in the ordinary course of its business;

(ii) sales, leases or subleases, transfers or other dispositions of real or personal Property that are obsolete, damaged, worn out, surplus or not used or useful in the business of the Borrower Group Parties;

(iii) the liquidation, sale or use of Cash and Cash Equivalents;

(iv) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(v) the Borrower may make any asset disposition to any Subsidiary Guarantor and any Subsidiary Guarantor may make any asset disposition to the Borrower or any other Subsidiary Guarantor;

(vi) sales of Property (other than the Capital Stock of a Subsidiary Guarantor, or all or substantially all of the Property owned by a Subsidiary Guarantor) by the Borrower or any Subsidiary Guarantor so long as (A) the purchase price paid to such Borrower Group Party for such Property shall be no less than the fair market value (determined in good faith by the board of directors of the Borrower (or similar governing body)) of such Property at the time of such sale, (B) the purchase price for such Property shall be paid to the Borrower or such Subsidiary Guarantor solely in Cash, and (C) the aggregate purchase price paid to the Borrower and all Subsidiary Guarantors for such Property and all other Property sold by the Borrower and any Subsidiary Guarantors (1) during the same Fiscal Year pursuant to this clause (vi) shall not exceed $5,000,000 and (2) since the Effective Date shall not exceed $10,000,000;

(vii) sales, transfers or other dispositions by any the Borrower or any Subsidiary Guarantor of all or any portion of the Capital Stock of any Unrestricted Subsidiary;

(viii) transfers of condemned Property as a result of the exercise of an Event of Eminent Domain or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of Property that have been subject to a casualty to the respective insurer of such real Property as part of an insurance settlement; and

(ix) any agreement to sell all or substantially all of the Property of Borrower Group Parties so long as the proceeds of such sale are required to be used to and will be sufficient to pay in full all Obligations of Borrower Group Parties under the Loan Documents, as determined by the Administrative Agent in its reasonable discretion.

Notwithstanding anything to the contrary, except as provided in clause (ix) above, prior to the Qualified MLP IPO, no Borrower Group Party shall be permitted to sell, lease, transfer or otherwise dispose of any Development Project, the Ahoskie Facility or the Port of Chesapeake.

(f) Investments in Other Persons. In the case of Borrower Group Parties, take or hold any Investment in any Person (including any Joint Venture), except:

(i) Investments in Cash and Cash Equivalents;

(ii) equity Investments owned as of the Effective Date in any Borrower Group Party and Investments made after the Effective Date in any Borrower Group Party;

(iii) Investments in (A) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of such Borrower Group Party;

(iv) intercompany loans to the extent permitted under Section 8.02(b)(vi) and any cancellations, forgiveness, setoff or acceptance of prepayments with respect to such Debt;

(v) Capital Expenditures with respect to the Borrower or any Subsidiary Guarantor permitted by Section 8.02(p);

(vi) loans and advances to officers, directors and employees of the Borrower or any Subsidiary Guarantor made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000;

(vii) to the extent constituting Investments, Debt which is permitted under Section 8.02(b);

(viii) demand or Deposit Accounts with banks or other financial institutions;

(ix) Investments by the Borrower or any Subsidiary Guarantor in Acquisition Subsidiaries or otherwise constituting Permitted Acquisitions; provided that such Investment is made solely with the proceeds of (A) Cash capital contributions received by the Borrower from Holdings for the specific purpose of making such Investment, (B) with the proceeds of any New Term Loan Commitments, (C) an issuance of Capital Stock by the MLP, (D) Restricted Payments permitted under Section 8.02(g)(iii)(B) or (E) a combination of subclauses (A) through (D) of this clause (ix); provided, further, that the Loan Parties shall be in compliance with the provisions of Section 8.01(o) after giving effect to any such Investment;

(x) Investments by the Borrower in any Unrestricted Subsidiary; provided that such Investment is made solely with the proceeds of (A) additional Cash capital contributions received by the Borrower from Holdings for the specific purpose of making such Investment, (B) an issuance of Capital Stock by the MLP, (C) Restricted Payments permitted under Section 8.02(g)(iii)(B) or (D) a combination of subclauses (A) through (D) of this clause (x);

(xi) Permitted Investments;

(xii) (A) endorsements for collection or deposit in the ordinary course of business, (B) extensions of trade credit arising in the ordinary course of business, (C)

Investments acquired or made in connection with the settlement of delinquent accounts arising in the ordinary course of business, (D) deposits, prepayments and other credits to suppliers made in the ordinary course of business, and (E) deposits and pledges constituting Permitted Liens hereunder;

(xiii) transactions permitted by Section 8.02(d) hereof;

(xiv) other Investments in an aggregate amount at any one time outstanding not exceeding (A) prior to the Qualified MLP IPO, $5,000,000 less the amount of any Capital Expenditures made pursuant to Section 8.02(p)(iv), and (B) after the Qualified MLP IPO, $20,000,000;

(xv) Investments by Borrower Group Parties in Wiggins as of the Effective Date and additional Investments by Borrower Group Parties in Wiggins after the Effective Date not to exceed $2,500,000 in the aggregate; and

(xvi) to the extent constituting Investments, Swap Agreements permitted or required by Section 8.01(n) and Section 8.02(o).

(g) Restricted Payments. In the case of Borrower Group Parties, declare, order, pay, make or set apart or agree to declare, order, pay, make or set apart, through any manner or means or through any other Person, directly or indirectly, any sum for any Restricted Payment, except:

(i) prior to the consummation of a Qualified MLP IPO,

(A) for so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, (1) and provided that the Debt Service Reserve Account is Fully Funded, the Borrower may make Restricted Payments to Holdings or direct or indirect holders of its Capital Stock in an amount not to exceed the amount of the Assumed Tax Liability; and (2) the Borrower may make Restricted Payments in an aggregate amount not to exceed $2,500,000 to Holdings to cover costs, expenses and fees related to the consummation of the Permitted MLP Contribution and the Qualified MLP IPO; and

(B) from and after the Discharge Date, the Borrower may make Restricted Payments with respect to any amounts on deposit in the Construction Equity Account; and

(ii) from and after the consummation of the Qualified MLP IPO, for so long as (A) the common units representing limited partner interests in the MLP are listed on a national securities exchange (as defined in the Exchange Act), (B) no Default or Event of Default shall have occurred and be continuing or be caused thereby and (C) the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such Restricted Payment, a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such Restricted Payment for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such Restricted Payment and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such Restricted Payment had occurred as of the first day of such Measurement Period, the Borrower shall be permitted to make Restricted Payments after the end of any Fiscal Quarter, to the

Borrower General Partner and the Borrower Limited Partner to allow the MLP to make cash distributions pursuant to and in accordance with the cash distribution policy adopted by the board of directors of the MLP General Partner under the limited partnership agreement of the MLP, which cash distributions from Borrower to the Borrower General Partner and the Borrower Limited Partner shall be in an amount not to exceed the amount of cash distributions made by the MLP;

(iii) both before and after the consummation of the Qualified MLP IPO:

(A) for so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby (1) the Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed $3,000,000 (which amount in any Fiscal Year (commencing after the 2013 Fiscal Year) shall be 102% of the amount set forth therefor in the immediately preceding Fiscal Year) in any Fiscal Year commencing with the 2013 Fiscal Year, to reimburse the Service Provider for all direct or indirect costs and expenses incurred by, or chargeable to, the Service Provider in connection with the services under the Management Services Agreement, including, (x) the portion of the salary and benefits of employees engaged in providing such services reasonably allocable to the provision of such services, (y) the charges and expenses of any third party retained by the Service Provider to provide any portion of such services and (z) office rent and expenses and other overhead costs of the Service Provider incurred in connection with, or reasonably allocable to, providing such services incurred in respect of the Borrower Group Parties; (2) to the extent constituting a Restricted Payment, the Borrower Group Parties may make payments in respect of any Subordinated Debt provided that such payment constitutes a Restricted Payment that is then permitted pursuant to another provision of this Section 8.02(g); (3) commencing after the consummation of the Qualified MLP IPO, the Borrower may make Restricted Payments in order to enable Holdings to purchase from employees, former employees, directors, consultants or former directors (or permitted transferees thereof) Capital Stock in Holdings issued under such Holdings’ incentive plans; provided that the aggregate purchase price of all such purchases by Holdings during any Fiscal Year shall not exceed $1,000,000 (pro rated for partial years) (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus the net cash proceeds of any “key man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause; and (4) the Borrower may make Restricted Payments in order to enable Holdings to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of Holdings; and

(B) for so long as (1) no Default or Event of Default shall have occurred and be continuing or be caused thereby and (2) the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such Restricted Payment, a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such Restricted Payment for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such Restricted Payment and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section

8.04(d) is appropriate as if such Restricted Payment had occurred as of the first day of such Measurement Period, the Borrower may make Restricted Payments in an aggregate amount not to exceed the Asset Sale Proceeds received by the Borrower or any Subsidiary Guarantor from any sale, transfer or other disposition permitted under Section 8.02(e)(vii) less the amount of the Borrower’s or such Subsidiary Guarantor’s Investment in the applicable Unrestricted Subsidiary (other than Investments in such Unrestricted Subsidiary made pursuant to 8.02(f)(x));

(C) for so long as no Default or Event of Default shall have occurred and be continuing or caused thereby, the Borrower may make Restricted Payments to Holdings to pay the Service Provider an annual fee in an aggregate amount not to exceed $7,200,000 (which amount in any Fiscal Year (commencing after the 2013 Fiscal Year) shall be 102% of the amount set forth therefor in the immediately preceding Fiscal Year) in any Fiscal Year commencing with the 2013 Fiscal Year, which fee shall be payable in quarterly installments;

(D) for so long as no Default or Event of Default shall have occurred and be continuing or caused thereby the Borrower may make Restricted Payments to Holdings to pay the Service Provider the reimbursements and fees described in Sections 8.02(g)(iii)(A)(1) and 8.02(g)(iii)(C) for the period from the Effective Date until December 31, 2012 in an aggregate amount no to exceed $2,200,000; and

(E) for so long as no Default or Event of Default shall have occurred and be continuing or caused thereby, the Borrower may make Restricted Payments to Holdings to pay the Service Provider construction service fees for the period from the Effective Date until December 31, 2013 in an aggregate amount not to exceed $2,200,000, which fee shall be payable in quarterly installments;

provided that, for the avoidance of doubt, nothing in this Section 8.02(g) shall restrict (y) any Subsidiary or Unrestricted Subsidiary of the Borrower from making payments or distributions or paying dividends to the Borrower or (z) Holdings from making any Restricted Payment.

(h) Amendments of Organizational Documents. Amend (i) its certificate of formation or limited liability company agreement or other Organizational Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or (ii) Section 10 of the Borrower’s partnership agreement (or any substantially similar section in the partnership agreement or operating agreement of any Subsidiary Guarantor), other than amendments which do not have an adverse effect on the Lender Parties.

(i) Accounting Changes. Make or permit any change in (i) accounting policies or reporting practices, except as required by GAAP and except for any changes which are not materially adverse to the Lender Parties, or (ii) its Fiscal Year-end from December 31.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt that is expressly subordinated to the Obligations hereunder except as permitted by the subordination provisions relating to such Debt.

(k) No Further Negative Pledges. In the case of Borrower Group Parties, enter into or permit to exist any agreement prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired, to secure the Obligations of Borrower Group Parties under the Loan Documents, except for (i) the Loan Documents or other Contractual Obligations in effect as of the Effective Date and set forth on Schedule 8.02(k) (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Transaction Document or Contractual Obligations being replaced, renewed or substituted), (ii) customary restrictions in Contractual Obligations in respect of specific Property encumbered to secure payment of particular Debt (to the extent permitted to be incurred pursuant to the terms of the Loan Documents) or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (iii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in agreements, leases, licenses and similar agreements as contemplated by the definition of “Excluded Property” (provided that such restrictions are limited to the Property or assets secured by such Liens or the Property or assets subject to such leases, licenses or similar agreements, as the case may be) or (iv) restrictions included in any agreement entered into in connection with any other Debt permitted under Section 8.02(b) (provided that such restrictions are limited to the Property or assets secured by Liens securing such Debt or the Property or assets acquired with the proceeds of such Debt, as the case may be), except, in each case, as could reasonably be expected to have a Material Adverse Effect.

(l) Restrictions on Subsidiary Distributions. In the case of Borrower Group Parties, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction that by its terms materially limits the ability of any Subsidiary Guarantor to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary Guarantor, (ii) repay or prepay any Debt for Borrowed Money owed by such Subsidiary to the Borrower or any other Subsidiary Guarantor or (iii) make loans or advances to the Borrower or any other Subsidiary Guarantor, other than restrictions (A) in agreements evidencing Debt permitted to be incurred under Section 8.02(b)(iv) that impose restrictions on the Property so acquired, (B) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (C) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any Property, assets or Capital Stock not otherwise prohibited under this Agreement, (D) in the Loan Documents or any other Contractual Obligation in effect as of the Effective Date and set forth on Schedule 8.02(l) (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Transaction Document or Contractual Obligations being replaced, renewed or substituted), and (E) in any agreement entered into in connection with any other Debt permitted under Section 8.02(b) to the extent such restriction is no more onerous or restrictive than the equivalent restriction (if any) under this Agreement.

(m) Sales and Leasebacks. In the case of Borrower Group Parties, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety, with respect to any lease of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (i) has sold or transferred or is to sell or to transfer to any other Person (other than any Loan Party), or (ii) intends to use for substantially the same purpose as any other Property which has been or is to be sold or transferred by such Loan Party to any Person (other than any Loan Party) in connection with such lease.

(n) Partnerships, Formation of Subsidiaries, Etc. (i) Prior to the Qualified MLP IPO, become a general partner in any general or limited partnership or Joint Venture (other than Wiggins) or (ii) organize any new Subsidiary, other than (A) with respect to any Borrower Group Party, any domestic Acquisition Subsidiary, (B) any wholly-owned domestic subsidiary that becomes an Intermediate Holdco or Subsidiary Guarantor, as applicable, and complies with the requirements of Section 8.01(o), (C) from and after the Qualified MLP IPO, any Non-Wholly Owned Subsidiary subject to Section 8.01(q), (D) any Unrestricted Subsidiary that complies with the requirements of Section 8.01(u) and (E) any Sisterco that complies with the requirements of Section 8.01(v).

(o) Speculative Transactions. Enter into any Swap Agreement or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts and contracts for the purchase of power on either a financial or physical basis), other than Swap Agreements (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Borrower Group Party is exposed in the conduct of its business or the management of its liabilities and for volumes consistent with the needs or output of the Facilities to which such Swap Agreements relate, (b) entered into in the ordinary course of business consistent with prudent business practice to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Loan Party or (c) that constitute Currency Agreements, which in the case of each of clauses (a), (b) and (c) are entered into for bona fide risk mitigation purposes and that are not speculative in nature. The Borrower shall not, for a period of more than 10 consecutive Business Days, permit more than 100% of the outstanding principal amount of Term Advances to be subject to Interest Rate Agreements.

(p) Capital Expenditures. Prior to the consummation of a Qualified MLP IPO (and, for the avoidance of doubt, after a Qualified MLP IPO, this Section 8.02(p) shall not restrict Capital Expenditures), make or incur Capital Expenditures in any Fiscal Year other than:

(i) Required Capital Expenditures;

(ii) Maintenance and Repair Capital Expenditures;

(iii) Specified Capital Expenditures;

(iv) other Capital Expenditures in an amount not exceeding $7,000,000, less the amount of any Investments made pursuant to Section 8.02(f)(xv); provided, such Capital Expenditures shall neither be restricted by nor taken into account for determining whether the Loan Parties are in compliance with Section 8.02(p); and

(v) Capital Expenditures set forth in the Construction Budget for the Development of the Development Projects.

(q) Permitted Activities of Holdings. In the case of Holdings, (i) prior to the Permitted MLP Contribution, GP and MLP Holdco shall not and (ii) on and after the Permitted MLP Contribution, the MLP, the Borrower General Partner, the Borrower Limited Partner and each Intermediate Holdco shall not:

(A) incur, directly or indirectly, any Debt other than (1) the Debt and obligations under this Agreement and the other Loan Documents, (2) with respect to the MLP and each Intermediate Holdco, guarantees of the obligations of any Sisterco to any lender of Non-Recourse Debt to such Sisterco (3) Subordinated Debt of Holdings provided by the Sponsor or a Sponsor Affiliate or (4) to the extent constituting Debt, as otherwise permitted by clauses (B), (C), (D), (E) or (F) of this Section 8.02(q);

(B) create or suffer to exist any Lien upon any Property or assets now owned or hereafter acquired, leased or licensed by it other than (1) the Liens created under the Collateral Documents to which it is a party and (2) with respect to the MLP and each Intermediate Holdco, Liens on the Capital Stock of any Sisterco in favor of any lender of Non-Recourse Debt to such Sisterco;

(C) engage in any business or activity or own any assets other than as otherwise permitted by clauses (A), (B), (D), (E), (F) or (H) of this Section 8.02(q) and (1) with respect to the Borrower General Partner (y) directly holding 100% of the general partnership interests of the Borrower and performing its obligations and activities incidental thereto and under the Loan Documents and (z) consummating the Permitted MLP Contribution and the Qualified MLP IPO, (2) with respect to the Borrower Limited Partner (x) directly holding 100% of the limited partnership interests of the Borrower and performing its obligations and activities incidental thereto and under the Loan Documents, (y) directly or indirectly holding 100% of the Capital Stock of any Intermediate Holdco and the Borrower General Partner and (z) consummating the Permitted MLP Contribution and the Qualified MLP IPO, (3) with respect to the MLP and each Intermediate Holdco, (u) indirectly holding 100% of the Capital Stock of the Borrower, (v) directly or indirectly, holding 100% of the Capital Stock of the Borrower General Partner and the Borrower Limited Partner, (w) directly or indirectly, holding 100% of the Capital Stock of any Intermediate Holdco, (x) directly or indirectly holding Capital Stock in Sistercos, (y) performing its obligations and activities incidental to any of the foregoing and under the Loan Documents and any loan agreements with respect to Non-Recourse Debt and other documents with respect to Sistercos (including Investments in Drop-Down Assets and contributing Drop-Down Assets to Sistercos and Unrestricted Subsidiaries) and (z) consummating the Permitted MLP Contribution and the Qualified MLP IPO and (4) with respect to the MLP (y) activities incidental to a public company and (z) the issuing of equity;

(D) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person other than (1) an Intermediate Holdco may merge into another Intermediate Holdco, (2) an Intermediate Holdco may merge into the MLP or the Borrower General Partner so long as the MLP or the Borrower General Partner is the surviving entity, (3) the Borrower Limited Partner may merge with (y) any Intermediate Holdco so long as the Borrower Limited Partner immediately prior to such merger is the surviving entity or (z) the MLP so long as the MLP is the surviving entity, (4) any Drop-Down Asset may be contributed to any Sisterco or Unrestricted Subsidiary and (5) the Permitted MLP Contribution and the Qualified MLP IPO;

(E) sell or otherwise dispose of any Capital Stock of any of its subsidiaries (other than, (1) with respect to the MLP and each Intermediate Holdco, Sistercos and (2) the Permitted MLP Contribution);

(F) create or acquire any subsidiary or make or own any direct Investment in any Person other than (1) with respect to the Borrower General Partner, the Borrower, (2) with respect to the Borrower Limited Partner, any Intermediate Holdco, the Borrower General Partner and the Borrower and (3) with respect to the MLP and each Intermediate Holdco, (y) the Borrower, the

Borrower General Partner, the Borrower Limited Partner and any Intermediate Holdco and (z) any Sisterco; provided that any such Investment in a Sisterco is made solely with the proceeds of (1) additional Cash capital contributions received by Holdings for the specific purpose of making such Investment or Drop-Down Assets, (2) an issuance of Capital Stock by the MLP, (3) Non-Recourse Debt issued by a Sisterco or Unrestricted Subsidiary or (4) a combination of subclauses (1) through (3) of the proviso of this clause (F);

(G) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; or

(H) with respect to any Intermediate Holdco held directly or indirectly by the Borrower Limited Partner, hold Capital Stock in any Person other than the Borrower General Partner or another Intermediate Holdco held directly or indirectly by the Borrower Limited Partner that directly or indirectly holds Capital Stock in the Borrower General Partner.

Notwithstanding the foregoing and for the avoidance of doubt, this Section 8.02(q) shall not restrict (a) the Borrower and its subsidiaries from taking any action otherwise permitted under the Loan Documents, (b) the indirect ownership by Holdings of Capital Stock of any subsidiary, Joint Venture or Non-Wholly Owned Subsidiary of the Borrower or (c) the making of any dividend or distribution by Holdings.

(r) Amendment, Etc., of Material Contracts. Except as could not reasonably be expected to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents), (i) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of any Material Contract, or (iv) agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract; provided that (a) the extension of the term of a Material Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to the Loan Parties) shall be deemed to not violate this clause (r); and (b) no such cancellation, termination, waiver, approval or consent shall be a Default hereunder if any of the Loan Parties enters into a replacement or substitute agreement with a Replacement Obligor.

(s) Change Orders. Except with the prior written consent (not to be unreasonably withheld or delayed) of the Required Lenders or, in the case of clauses (i) and (ii) below, Administrative Agent (in each case, in consultation with the Independent Engineer), neither the Borrower nor any of its Subsidiaries shall, nor shall it permit any of its subsidiaries to direct or consent to any Change Order if such Change Order:

(i) may by itself increase the Project Costs for the Development Projects by more than $2,500,000;

(ii) together with all previous Change Orders, may increase the Project Costs for the Development Project by more than $10,000,000 (in each case exclusive of increases reimbursed by insurance awards, condemnation awards or contractual damage awards, but only to the extent the proceeds of such awards have been deposited into the Construction Disbursement Account);

(iii) after giving effect to such Change Order, the date of achievement of Commercial Operations of the Development Projects is reasonably expected to occur after the Date Certain;

(iv) could reasonably be expected to materially impair or reduce the ability of the Development Projects to meet the Base Case Projections;

(v) is not permitted by any Material Contract or would materially diminish any obligation of any counterparty thereto or materially increase any obligation of the Borrower thereunder;

(vi) could reasonably be expected to present a significant risk of the revocation or materially adverse modification of any Necessary Permit; or

(vii) could reasonably be expected to cause the Development Projects not to comply, or lessen the Development Projects’ ability to comply, with the requirements of any applicable law or order of any Governmental Authority in any manner that could reasonably be expected to result in a Material Adverse Effect.

(t) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (including any Unrestricted Subsidiary and any Sisterco), whether or not in the ordinary course of business, other than on fair and reasonable terms not substantially less favorable to the applicable Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to: (a) reasonable fees and compensation paid to and indemnities provided for or on behalf of all officers, directors, employees or consultants of the Loan Parties as determined in good faith by the Borrower’s board of directors or senior management, (b) Restricted Payments made in accordance with Section 8.02(g) or issuances of equity, distributions or dividends by Holdings, (c) Investments in Unrestricted Subsidiaries and related transactions otherwise permitted under the terms of this Agreement, (d) transactions between the Borrower Group Parties, (e) transactions described on Schedule 8.02(t), (f) acquisitions by the Loan Parties of Drop-Down Assets in the manner contemplated by the definition thereof and the contribution thereof to one or more Sistercos or Unrestricted Subsidiaries, (g) Permitted Acquisitions by Borrower Group Parties that have been consented to by the conflicts committee of the MLP General Partner, (h) the Management Services Agreement, (i) Subordinated Debt provided by Holdings, (j) guarantees of and pledges of equity in connection with Non-Recourse Debt otherwise permitted under this Agreement and (k) the Permitted MLP Contribution and the Qualified MLP IPO.

(u) Tax Classification. Elect to be treated as a corporation for United States federal and applicable state, local and foreign income and franchise tax purposes, provided, however, that the Borrower may form one or more Subsidiaries that are corporations, or otherwise elect to treat one or more Subsidiaries as corporations, for United States federal and applicable state, local and foreign income and franchise tax purposes, to the extent necessary (as determined by Borrower in its reasonable discretion) to prevent the MLP from deriving a material amount of income that is not qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code.

(v) Employees. Except as could not reasonably be expected to have a Material Adverse Effect, with respect to the Borrower and any of its Subsidiaries, incur any liability under (A) any Pension Plan, (B) any Multiemployer Plan, or (C) any Employee Benefit Plan.

(w) Amendments or Waivers of with respect to Certain Indebtedness. Other than with respect to Subordinated Debt governed by and subject to the Subordination Agreement, amend or otherwise change the terms of any Debt that is expressly subordinated to the Obligations hereunder, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Debt, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Debt (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.

Section 8.03. Reporting Requirements. Until a Repayment Event, the Borrower covenants and agrees that it will furnish to the Agents and the Lender Parties (and the Administrative Agent shall provide each Lender all documents, instruments and notices that it receives from the Borrower pursuant to this Section 8.03):

(a) Default Notice; Notice of Material Adverse Effect. As soon as possible and in any event within five Business Days after any Loan Party becomes aware of any Default or any event, development or occurrence which, in the Borrower’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect, a statement of the Financial Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Quarterly Financials. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2012 (unless such Fiscal Quarter is the fourth Fiscal Quarter of a Fiscal Year, in which case commencing with the next Fiscal Quarter), the consolidated and consolidating balance sheets of (i) prior to the consummation of a Qualified MLP IPO, the Borrower and its Subsidiaries (or, in the case of the financial statements for the Fiscal Quarter ending September 30, 2012, Enviva Holdings LP and its domestic Subsidiaries) and (ii) on and after the consummation of a Qualified MLP IPO, the MLP and its subsidiaries and, if the MLP, directly or indirectly, owns Capital Stock in any Sisterco, the Borrower and its Subsidiaries, in each case, as at the end of such Fiscal Quarter (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements) and the related consolidated statements (and with respect to statements of income, consolidating) of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, Enviva Holdings LP and its domestic Subsidiaries and/or the MLP and its subsidiaries, as applicable, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(c) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Effective Date occurs, (i) the consolidated and consolidating balance sheets of (A) prior to the consummation of a Qualified MLP IPO, the Borrower and its Subsidiaries and (B) on and after the consummation of a Qualified MLP IPO, the MLP and its subsidiaries and, if the MLP, directly or indirectly, owns Capital Stock in any Sisterco, the Borrower and its Subsidiaries, in each case, as at the end of such Fiscal Year (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements)

and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and/or the MLP and its subsidiaries, as applicable, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Budget for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to the consolidated financial statements referred to in clause (i) above a report thereon of KPMG, LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, other than solely with respect to, or resulting from an upcoming maturity date under the Working Capital Facility or the LC Facility occurring within one year from the time such report is delivered, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries and/or the MLP and its subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), together with a written statement by such independent certified public accountants stating that (1) that their audit examination has included a review of the terms of Section 8.04 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 9.01(c) has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; provided that if, as a matter of policy, such accountants cease to provide such statements generally (and not just to the Borrower), the Borrower shall not be required to provide such written statement.

(d) Compliance Certificate. Together with each delivery of financial statements of the Loan Parties, Enviva Holdings LP and its domestic Subsidiaries and/or the MLP and its subsidiaries, as applicable, pursuant to Sections 8.03(b) and 8.03(c), a duly executed and completed Compliance Certificate, which shall include reasonably detailed statements of the calculations required to be made in connection with the Borrower’s financial covenants set forth in Section 8.04.

(e) Annual Budget. No later than 30 days following the commencement of any Fiscal Year, an annual budget, prepared on a quarterly basis for such Fiscal Year (with respect to each such Fiscal Year, the “Budget”), which Budget (i) shall be certified by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and (ii) (x) shall be substantially consistent with the Base Case Projections for the first Fiscal Year and, thereafter, the prior Fiscal Year’s Budget or (y) if inconsistent with the Base Case Projections or the prior Fiscal Year’s Budget, as the case may be, shall be accompanied by a comparison against the Base Case Projections or such prior Fiscal Year’s Budget, in a form reasonably satisfactory to the Administrative Agent.

(f) Quarterly Operating Report. No later than 30 days after the end of any Fiscal Quarter prior to a Qualified MLP IPO, a quarterly operating report reflecting (i) any Material Contracts terminated during such Fiscal Quarter (whether by expiration in accordance with its terms or otherwise), (ii) feedstock and production data for each Wood Pellet Production Facility of the Borrower and its Subsidiaries (iii) the actual level of utilization, capacity factors or similar operating and performance data for each Facility, (iv) a summary of the O&M Costs and improvement costs incurred during such Fiscal

Quarter with a comparison to budgeted amounts for such costs for each Facility and (v) management discussion of operating performance for each Facility, which report shall be certified by a Responsible Officer of the applicable Loan Party as, to such Responsible Officer’s knowledge, being true and correct in all material respects.

(g) Litigation. Promptly upon any officer of the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lender Parties, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other non-privileged information as may be reasonably available to the Borrower to enable the Administrative Agent and the Lender Parties and their counsel to evaluate such matters.

(h) Agreement Notices, Etc. (i) Promptly upon execution thereof, copies of any material amendment, modification or waiver of any provision of any Material Contract and any material Swap Agreement.

(ii) Promptly upon receipt or delivery thereof, copies of all notices and other material documents received or provided by any Loan Party, in each case, in respect of any default under or pursuant to any Material Contract or any material Swap Agreement.

(iii) Promptly after any Material Contract terminates (other than expiration in accordance with its terms), notice of such termination and an explanation of any actions being taken with respect thereto.

(i) Construction Reports. As soon as available, and in any event within 20 days after the end of each month ending after the Effective Date until Commercial Operations of the Development Projects, a report prepared by the Borrower (and including the applicable report of any contractor (whether a general contractor or otherwise) responsible for the Development of a material portion of a Development Project) on the progress of the Development Projects and achievement of milestones as compared to the Construction Schedule and Construction Budget in substantially the form of Exhibit R, including: (A) in the event of any material deviation from the Construction Schedule and the Construction Budget, the reason for such material deviation and such other information reasonably requested by Administrative Agent or the Independent Engineer in connection therewith; (B) any factors which have had or could reasonably be expected to have a Material Adverse Effect on such Development Project; (C) the status of any Necessary Permit (or Governmental Authorization that will become a Necessary Permit on or prior to Commercial Operation of the applicable Development Project) which has not already been obtained, including the dates of applications submitted or to be submitted and the anticipated dates of actions by applicable Governmental Authorities with respect to such Necessary Permit or Governmental Authorization; and (D) an estimated date on which Commercial Operation of such Development Project shall be achieved.

(j) Environmental Conditions. (i) Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws except as otherwise could not reasonably be expected to have a Material Environmental Liability, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Actions except as otherwise could not reasonably be expected to have a Material Environmental Liability, or (2) any Environmental

Actions except as otherwise could not reasonably be expected to have a Material Environmental Liability, (C) the Borrower’s discovery of any occurrence or condition at or on any Real Estate Asset or any real Property adjoining or in the vicinity of any such Real Estate Asset that could cause the Real Estate Asset or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and (D) any request for information from any Governmental Authority that suggests such authority is investigating whether any of the Loan Parties may be potentially responsible for any Hazardous Materials Activity except as otherwise could not reasonably be expected to have a Material Environmental Liability;

(ii) At least annually, a written report describing in reasonable detail the status of any matter for which notice has been provided pursuant to Section 8.03(j)(i). Upon request, the Administrative Agent (or its designated representative) shall be entitled to review copies of relevant reports, audits, analyses or communications relating to matters for which notice has been provided pursuant to Section 8.03(j)(i) unless the Borrower has reasonably determined that provision of such document would jeopardize an applicable attorney-client or work product privilege pertaining to such document. In such cases, the Loan Parties shall not be required to provide copies of any such privileged documents but shall provide the Administrative Agent with a notice identifying the document and generally describing its contents.

(iii) Prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or Property by any of the Loan Parties that could reasonably be expected to expose any of the Loan Parties to, or result in, Environmental Actions except as otherwise could not reasonably be expected to have a Material Environmental Liability, or (B) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

(k) Insurance, Etc. (i) Within 30 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2012), a letter from the Borrower’s Insurance Broker (which may be accompanied by a letter from the Insurance Consultant at the request of the Administrative Agent) to the effect that insurance satisfying the requirements of the Loan Documents is in full force and effect and that all premiums then due in respect of such insurance have been paid.

(ii) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss of $3,000,000 or more.

(iii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any Property damage insurance required to be maintained under Section 8.01(d).

(l) Information Regarding Collateral. (a) Within 20 days following such change, written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated in the Collateral Documents.

(m) Drax Wood Pellet Sales Agreement. Without limiting (and without duplication of) the notices required to be delivered pursuant to Section 8.03(h), promptly after any Responsible Officer of the Borrower obtaining knowledge (i) of any deficiency in the amount of Wood Pellets actually delivered versus the amount of Wood Pellets required to be delivered by the Borrower Group Parties pursuant to the Drax Wood Pellet Sales Agreement including the amount of such deficiency, (ii) any other event that is reasonably likely to result in such a deficiency or (iii) that notice of any such deficiency has been given to the Borrower or such Subsidiary by the counterparty under the Drax Wood Pellet Sales Agreement with respect thereto, together, in each case, with a statement of a Responsible Officer of the Borrower specifying the nature and period of existence of such event, or specifying the notice given and action taken by any such counterparty and the Borrower Group Parties’ proposed plan for remedying or addressing such deficiency, anticipated deficiency or notice, as applicable.

(n) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 8.03 or otherwise are being distributed through IntraLinks/IntraAgency or another similar website or platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 8.3 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its subsidiaries and their Securities. Notwithstanding the foregoing, all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders does not contain financial projections but consists exclusively of information that is either (a) publicly available, (b) not material with respect to the Borrower or its Affiliates or Securities for purposes of United States federal, state or other applicable securities laws or (c) of a type that would be publicly disclosed in connection with any issuance by the Borrower or its Subsidiaries of any Securities pursuant to a public offering.

(o) Fund Annual Financial Statements. Prior to the Discharge Date, within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Effective Date occurs, the financial statements as at the end of such Fiscal Year together with the certificate, in each case described in Section 8 of the Fund Guarantee.

(p) Other Information. Such other information respecting the business, financial condition, operations, performance or Properties (including information on insurance coverage) of any Loan Party as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Section 8.04. Financial Covenants. Until a Repayment Event, the Borrower covenants and agrees that it will:

(a) Leverage Ratio. Maintain as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2013, a Leverage Ratio of not more than the amount set forth below for the immediately preceding Measurement Period:

Measurement Period Ending	Ratio
December 31, 2013	3.50:1.00
March 31, 2014	3.00:1.00
June 30, 2014	2.75:1.00
September 30, 2014 and thereafter	2.50:1.00

(b) Interest Coverage Ratio. Maintain as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2013, an Interest Coverage Ratio of not less than 3.50:1.00 for the immediately preceding Measurement Period.

(c) Right to Cure Financial Covenants. (i) Notwithstanding anything to the contrary contained in Section 8.04(a) or (b), if the Borrower fails to comply with the requirements of either covenant set forth in Section 8.04(a) or (b) (the “Financial Covenants”), then, prior to the consummation of a Qualified MLP IPO, until the 10th day after delivery of the related certificate pursuant to Section 8.03(b) or (c), the Borrower shall have the right to issue Capital Stock to Holdings for Cash or otherwise receive Cash capital contributions from Holdings in an aggregate amount equal to the amount that, if added to EBITDA for the relevant Measurement Period, would have been sufficient to cause compliance with the Financial Covenants for such Measurement Period (an “Equity Cure”).

(ii) The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure more than two times within any consecutive four Fiscal Quarters or more than three times in total.

(iii) Upon the delivery by the Borrower of a Cure Notice, no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within 10 days after delivery of the related certificate pursuant to Section 8.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.

(iv) The Cash amount received by the Borrower pursuant to exercise of the right to make an Equity Cure shall be added to EBITDA for the last Fiscal Quarter of the immediately preceding Measurement Period solely for purposes of recalculating compliance with the Financial Covenants for such Measurement Period and of calculating the Financial Covenants as of the end of the next three following Measurement Periods; the Equity Cure shall not be taken into account for purposes of calculating the Financial Covenants in order to determine pro forma compliance with the Financial Covenants for purposes of the incurrence of any Debt, for determining compliance with any other covenant hereunder or under the Loan Documents and may not be used to make a Restricted Payment, any Permitted Acquisition or for any other purpose. To the extent that the proceeds of an Equity Cure are used to repay debt, such debt shall not be deemed to have been repaid for purposes of calculating any Financial Covenants. For the avoidance of doubt, an Equity Cure shall be deemed to be made on the last business day of the relevant Measurement Period even if such Equity Cure is made after such date.

(d) Certain Calculations. With respect to any period during which (x) a Permitted Acquisition, an Asset Sale or a Qualified MLP IPO has occurred, (y) a subsidiary has been designated an Unrestricted Subsidiary pursuant to Section 8.01(u) or (z) the Borrower incurs New Working Capital Commitments or New Term Loan Commitments pursuant to Section 5.10 (each, a “Subject Transaction”), for purposes of determining compliance with the Financial Covenants set forth in this Section 8.04 and the Leverage Ratio set forth in Section 5.10 (including, without limitation, for determining pro forma compliance with the Financial Covenants or for determining compliance with any other covenants hereunder and for all purposes that pro forma compliance with the Financial Covenants may be required), EBITDA and the components of Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by a Financial Officer of the Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold or designated or to be designated as an Unrestricted Subsidiary and the consolidated financial statements of the Loan Parties which shall be reformulated as if such Subject Transaction, and any Debt incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Debt bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Advances incurred during such period).

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by the Sponsor, the Fund or any Loan Party (or any of their respective officers) under or in connection with any Loan Document (including any certificate delivered pursuant to Article VI) shall prove to have been incorrect in any material respect when made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.09, 8.01(d), (e), (f), (l), (m), (n), (o) or (r), Section 8.02, Section 8.03(a), (b), (c) or (d) or Section 8.04 (subject to the Borrower’s rights under Section 8.04(c)); or

(d) the Sponsor, the Fund or any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document (other than any such term, covenant or agreement referred to in Section 9.01(a), (c), (m) or (t)) on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of the Sponsor, the Fund or such Loan Party, as applicable, becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; provided that (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such 30 days, (B) the Sponsor, the Fund or such Loan Party, as applicable, is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure could not reasonably be expected to have a Material Adverse Effect, such 30 day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period); or

(e) any Loan Party shall fail to pay any principal of, premium, interest or any other amount, including any payment in settlement, on or any other amount payable in respect of any Debt (but excluding Debt outstanding hereunder) of such Loan Party that is outstanding in a principal or other amount of at least $7,000,000 either individually or in the aggregate for all such Loan Parties (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) the Sponsor, the Fund or any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Sponsor, the Fund or any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its Property) shall occur; or the Sponsor, the Fund or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this clause (f); provided that this clause (f) shall not apply to the Sponsor or the Fund after the Discharge Date; or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $7,000,000 shall be rendered against any Loan Party for which insurance coverage is not available and there shall be any period of 60 consecutive days during which either (i) such judgment or order is not discharged or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any material provision of any Loan Document after delivery thereof pursuant to Section 6.01(a) or Section 8.01(o) shall for any reason (except as the result of act or omission of the Agents or the other Secured Parties or the expiration or termination in accordance with its terms) cease to be valid and binding on or enforceable against the Sponsor, the Fund or any Loan Party party to it, or the Sponsor, the Fund or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 6.01(b) or Section 8.01(o) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in a material portion of the Collateral to the extent contemplated hereby or thereby or any Loan Party shall assert in writing such invalidity or lack of perfection or priority or repudiate, disavow or take legal action to challenge the effectiveness or enforceability of any Collateral Document or any such Collateral Document shall be declared void by a Governmental Authority except, in each case, to the extent any such loss of perfection or priority results from the failure of an Agent to maintain possession of certificates delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a Lender’s title insurance policy from an insurer having creditworthiness reasonably acceptable to the Administrative Agent as to which such insurer has been notified of such loss and does not deny or dispute coverage; or

(k) (i) except as could not reasonably be expected to have a Material Adverse Effect, one or more ERISA Events which individually or in the aggregate results in, or are reasonably likely to result in, liability of any Loan Party or any of their respective ERISA Affiliates during the term hereof; or (ii) the imposition of a Lien or security interest with respect to any Loan Party pursuant to Section 430(k) of the Internal Revenue Code or Sections 4068 or 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code that results in or is reasonably likely to result in liability to any Loan Party; or

(l) a Change of Control shall occur; or

(m) the Sponsor shall fail to fund all or any portion of the Construction Equity Commitment as and when required pursuant to the terms of the Equity Contribution Agreement or shall fail to perform or observe any term, covenant or agreement contained in Section 9.02(i) or 9.04 of the Equity Contribution Agreement; or

(n) a Loan Party shall be in breach of, or in default under, a Material Contract and such breach or default (i) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of (1) 60 days from the time the applicable Loan Party obtains knowledge of such breach or default and (2) the applicable cure period set forth in such Material Contract (as the same may be extended by the parties thereto); provided that no Event of Default shall occur as a result of any such breach or default if the applicable Loan Party obtains a Replacement Obligor for the affected party within the 60-day cure period referred to above; or

(o) any Person other than a Loan Party shall be in breach of, or in default under, a Material Contract and such breach or default (i) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) shall not be remediable or, if remediable, shall continue unremedied for a period of 90 days from the time the applicable Loan Party obtains knowledge of such breach or default; provided that no Event of Default under this clause (p) shall occur as a result of any such breach or default if (1) the applicable Loan Party obtains a Replacement Obligor for the counterparty under such Material Contract within the 90-day cure period referred to above or (2) the counterparty under such Material Contract has performed all of its material obligations under such Material Contract; or

(p) any Material Contract shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Material Contract); provided that no Event of Default shall occur as a result of any such action if (i) such Material Contract is restored or replaced by a replacement provision (which, in the case of an Electrabel Termination Event, shall eliminate the provisions of the Electrabel Wood Pellet Sales Agreement giving rise to such Electrabel Termination Event) in form and substance reasonably acceptable to the Administrative Agent within 90 days thereafter, (ii) the applicable Loan Party obtains a Replacement

Obligor for the affected party within 90 days thereafter and, in either case, such action has not had, and could not, individually or in the aggregate, prior to so obtaining such replacement provision or Replacement Obligor, be reasonably expected to have, a Material Adverse Effect or (iii) in the case of an Electrabel Termination Event, the Insurance Proceeds in respect thereof have been applied in accordance with Section 2.04(b)(iv) within 90 days thereafter; or

(q) prior to the consummation of a Qualified MLP IPO (i) any Borrower Group Party shall fail to obtain any Governmental Authorization on or before the date that such Governmental Authorization becomes a Necessary Permit and, within 30 days thereafter, such Borrower Group Party is not able to obtain such Governmental Authorization or demonstrate to Administrative Agent that such failure could not reasonably be expected to have a Material Adverse Effect; (ii) any Necessary Permit shall be materially modified, revoked or canceled by the applicable Governmental Authority and, within 30 days thereafter, such Borrower Group Party is not able to obtain such Necessary Permit or demonstrate to Administrative Agent that such modification or loss of such Necessary Permit could not reasonably be expected to have a Material Adverse Effect; or (iii) any Necessary Permit is issued with terms and conditions that are inconsistent with the intended operations of the Development Projects and, unless modified, could reasonably be expected to have a Material Adverse Effect; or

(r) Commercial Operations of the Development Projects shall not have occurred on or prior to the Date Certain; or

(s) any Event of Abandonment shall occur; or

(t) the Fund shall fail to fund all or any portion of the Guaranteed Obligations (as defined in the Fund Guarantee) as and when required pursuant to the terms of the Fund Guarantee or shall fail to perform or observe any term, covenant or agreement contained in Section 7 of the Fund Guarantee;

then, and in any such event, and for so long as such Event of Default shall exist, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the LC Facility Issuing Banks to issue LC Facility Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) shall, at the request, or may with the consent, of the Required Lenders, direct the Collateral Agent to exercise all rights and remedies available by law and in equity, including all rights and remedies under the Collateral Documents; provided, however, that, upon the occurrence of an Event of Default described in Section 9.01(f) and relating to the Borrower or any Subsidiary Guarantor, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the LC Facility Issuing Banks to issue LC Facility Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

The Required Lenders by written notice to the Administrative Agent may, subject to Section 12.05, on behalf of the Lenders waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. The Required Lenders, by written notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

ARTICLE X

THE AGENTS

Section 10.01. Appointment of Agents. Barclays Bank PLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender Party hereby authorizes Barclays Bank PLC to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article X are solely for the benefit of the Agents and Lender Parties and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof except for the rights of notification and consent expressly set forth in Section 10.07 hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lender Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party.

Section 10.02. Powers and Duties. Each Lender Party irrevocably authorizes each Agent to take such action on such Lender Party’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender Party; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. The Administrative Agent shall provide to each Lender all documents, instruments and notices that it receives from the Borrower on behalf of the Lenders pursuant to Section 8.03.

Section 10.03. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lender Parties or by or on behalf of any Loan Party, to any Lender Party or any Agent in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Advances or the drawn amount or the Available Amount of the LC Facility Letters of Credit or the component amounts thereof.

(b) Exculpatory Provisions. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lender Parties for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders or Supermajority Required Lenders (or such other Lender Parties as may be required to give such instructions under Section 12.05) and, upon receipt of such instructions from the Required Lenders (or such other Lender Parties, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Loan Party and its subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lender Parties as may be required to give such instructions under Section 12.05).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any of the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lender Parties, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender Party or any other Person and no Loan Party, Lender Party or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent other than liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such sub-agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 10.04. Agents Entitled to Act as Lender Party. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender Party hereunder. With respect to its participation in the Advances, each Agent shall have the same rights and powers hereunder as any other Lender Party and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term, “Lender Party” and “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with a Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lender Parties.

Section 10.05. Lender Parties’ Acknowledgment. (a) No Agent shall have any duty or responsibility, either initially or on a continuing basis, to (i) make, on behalf of Lender Parties, any investigation of the financial condition or affairs of any Loan Party or its subsidiaries in connection with Credit Extensions hereunder; (ii) make, on behalf of Lender Parties, any appraisal of the creditworthiness of any Loan Party or its subsidiaries; or (iii) provide any Lender Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lender Parties.

(b) Each Lender Party, by delivering its signature page to this Agreement, an Assignment and Acceptance or a Joinder Agreement and funding an Advance on the Effective Date or thereafter, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lender Parties, as applicable on the Effective Date or thereafter.

Section 10.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and the Depositary, to the extent that such Agent or the Depositary, as the case may be, shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or the Depositary, as the case may be, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent or the Depositary, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents and including, for the avoidance of doubt, any Indemnified Liabilities of the Agent or the Depositary, as the case may be; provided, no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or the Depositary’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. If any indemnity furnished to any Agent or the Depositary, as the case may be, for any purpose shall, in the opinion of such Agent or the Depositary, be insufficient or become impaired, such Agent or the Depositary, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or the Depositary, as the case may be, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent or the Depositary, as the case may be, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07. Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the other Agents, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After such Agent’s resignation hereunder, the provisions of this Article X and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

Section 10.08. Collateral Documents and Guaranty. (a) Agents under Collateral Documents and Guaranty. Each Lender Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Lender Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 12.05, without further written consent or authorization from the Lender Parties, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, or, in the case of MLP Holdco and GP, upon the consummation of the Permitted MLP Contribution or a Qualified MLP IPO, release any Guaranty of MLP Holdco or GP permitted to be released hereby or any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or are required to be released in connection with the consummation of the Permitted MLP Contribution or a Qualified MLP IPO or to which Required Lenders (or such other Lender Parties as may be required to give such consent under Section 12.05) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty or with respect to which Required Lenders (or such other Lender Parties as may be required to give such consent under Section 12.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender Party hereby agree that (i) no Lender Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lender Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender Party or Lender Parties in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 10.09. Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Lender Party shall indemnify and hold harmless the Administrative Agent against, and shall make payment to the

Administrative Agent in respect thereof within 15 days after demand therefor, any and all Taxes and related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Taxes from amounts paid to or for the account of such Lender Party for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender Party failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of applicable withholding Taxes ineffective) or in the event the Administrative Agent has paid over to the Internal Revenue Service or other Governmental Authority applicable withholding tax relating to a payment to a Lender Party but no deduction has been made from such payment. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts owing to such Lender under the Loan Documents against any amount due to the Administrative Agent under this Section 10.09. The agreements in this Section 10.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender Party, and the repayment, satisfaction or discharge of all other Obligations. This Section 10.09 shall not impose any additional responsibility on the Loan Parties.

ARTICLE XI

GUARANTY

Section 11.01. Guaranty; Limitation of Liability. (a) Each of Holdings and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document, Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreements or Secured Cash Management Agreement. Without limiting the generality of the foregoing, the liability of each of Holdings and each Subsidiary Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each of Holdings and each Subsidiary Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each of Holdings and each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each of Holdings and each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and each of Holdings and the Subsidiary Guarantors hereby irrevocably agree that the Obligations of each of Holdings and each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of Holdings or such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, Holdings or such Subsidiary Guarantor, as applicable, will contribute, to the maximum extent permitted by law, such amounts to Holdings or each other Subsidiary Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements.

Section 11.02. Guaranty Absolute. Each of Holdings and each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each of Holdings and each Subsidiary Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, and a separate action or actions may be brought and prosecuted against each of Holdings and each Subsidiary Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety. The liability of each of Holdings and each Subsidiary Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each of Holdings and each Subsidiary Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document, Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement or any term or provision thereof or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, or any other amendment or waiver of or any consent to departure from any Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements or any other Property of any Loan Party;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each of Holdings and each Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of Holdings or any Subsidiary Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including any statute of limitations), whether or not similar to any of the foregoing, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than payment in full of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 11.03. Waivers and Acknowledgments.

(a) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty except as expressly provided herein and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty (except in connection with a sale or other disposition permitted by Section 8.02(e) and in the case of MLP Holdco and GP, following the consummation of a Qualified MLP IPO (but only if MLP Holdco or GP, as applicable, is not the MLP, an Intermediate Holdco, the Borrower General Partner or the Borrower Limited Partner)) and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense (other than the defense of payment in full) based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Holdings or such Subsidiary Guarantor, as applicable, or other rights of Holdings or such Subsidiary Guarantor, as applicable, to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense (other than the defense of payment in full) based on any right of set-off or counterclaim against or in respect of the Obligations of Holdings or such Subsidiary Guarantor, applicable, hereunder.

(d) Each of Holdings and each Subsidiary Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon Holding or such Subsidiary Guarantor, as applicable, and without affecting the liability of Holdings or such Subsidiary Guarantor, as applicable, under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each of Holdings and each Subsidiary Guarantor hereby waives any defense (other than the defense of payment in full) to the recovery by the Collateral Agent and the other Secured Parties against Holdings or such Subsidiary Guarantor, as applicable, of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to Holdings or such Subsidiary Guarantor, as applicable, any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of any other Loan Party now or hereafter known by such Secured Party.

(f) Each of Holdings and each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

Section 11.04. Subrogation. Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of Holdings or such Subsidiary Guarantor’s, as applicable, Obligations under or in respect of this Guaranty or any other Loan Document, Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in Cash or other Property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Loan Documents shall have been paid in full in Cash, all LC Facility Letters of Credit shall have expired, been terminated or been Cash collateralized and the Commitments shall have expired or been terminated. If any amount shall be paid to Holdings or any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in Cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Loan Documents and (b) the latest date of expiration, termination or Cash collateralization of all LC Facility Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other Property and funds of Holdings or such Subsidiary Guarantor, as applicable, and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, or to be

held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any of Holdings or any Subsidiary Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Loan Documents shall have been paid in full in Cash, and (iii) all LC Facility Letters of Credit shall have expired, been terminated or been Cash collateralized, the Secured Parties will, at Holdings or such Subsidiary Guarantor’s, as applicable, request and expense, execute and deliver to Holdings or such Subsidiary Guarantor, as applicable, appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Holdings or such Subsidiary Guarantor, as applicable, of an interest in the Guaranteed Obligations resulting from such payment made by Holdings or such Subsidiary Guarantor, as applicable, pursuant to this Guaranty.

Section 11.05. Subordination. Each of Holdings and each Subsidiary Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to Holdings or such Subsidiary Guarantor, as applicable, by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 11.05:

(a) Prohibited Payments, Etc. Each of Holdings and each Subsidiary Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations; provided that, from and after the occurrence and during the continuance of any Event of Default, upon the written request of the Collateral Agent, neither of Holdings nor any Subsidiary Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Code relating to any other Loan Party, each of Holdings and each Subsidiary Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in Cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Code, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before Holdings or such Subsidiary Guarantor, as applicable, receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each of Holdings and each Subsidiary Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Holdings or such Subsidiary Guarantor, as applicable, under the other provisions of this Guaranty.

(d) Collateral Agent Authorization. After the occurrence and during the continuance of an Event of Default, the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each of Holdings and each Subsidiary Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each of Holdings and each Subsidiary Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 11.06. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be an “Additional Guarantor” and shall become and be a

Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” or “Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and each reference in any Loan Document to a “Subsidiary Guarantor” or “Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement and (c) the Schedule hereto shall be deemed to be amended and supplemented to incorporate the terms of any Schedule delivered pursuant to such Guaranty Supplement.

Section 11.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until a Repayment Event, (b) be binding upon each of Holdings and each Subsidiary Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it, and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 12.06. Neither of Holdings nor any Subsidiary Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. (a) Notices Generally. Except as provided in Section 6.04, any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent, the Administrative Agent, or any LC Facility Issuing Bank, shall be sent to such Person’s address as set forth on Annex I or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Annex I or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below or Section 6.04, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Articles II, III, IV and V if such Lender Party has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 12.02. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay within 30 days after invoice thereof (a) all the reasonable documented out-of-pocket costs and expenses of the Agents in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto (including, without limitation, the charges of IntraLinks/IntraAgency or any other similar website); (b) all the reasonable documented costs to the Agents of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (c) all the reasonable documented out-of-pocket fees, expenses and disbursements of counsel to the Agents (which shall be limited to one counsel in each relevant jurisdiction for the Agents taken as a whole and (if necessary) appropriate special counsel (provided that no limitation shall apply in the event of a perceived or actual conflict) in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the reasonable documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees and title insurance premiums and, to the extent not covered in clause (b) above, of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable documented costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers of the Agent; (f) all the reasonable documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) of the Collateral Agent in connection with the custody or preservation of any of the Collateral; and (g) all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and, after the occurrence and continuance of an Event of Default, the Lender Parties in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, however, that (other than in the event of a perceived or actual conflict or where special and local counsel is required, in which case, no limitation shall apply), the Borrower shall not be required to pay the expenses of more than one counsel to the Lender Parties in each relevant jurisdiction and appropriate special counsel in connection with such enforcement, collection, refinancing, restructuring or proceeding.

Section 12.03. Indemnity. (a) In addition to the payment of expenses pursuant to Section 12.02, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and each of the Lender Parties and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, controlling persons (if any) and Affiliates of each such Agent, Lender Party or such Affiliate (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the bad faith, gross negligence or willful misconduct of that Indemnitee or its Related Parties, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (ii) a material breach of such Indemnitee’s obligations hereunder, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (iii) any claim, litigation, loss or proceeding not involving an act or omission of any Loan Party or any of its related parties and that is brought by an Indemnitee against another Indemnitee (other than against any of the Agents or Arrangers in their respective capacities as such). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 12.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. No Loan Party will be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any action, proceeding or investigation without the written consent of such Loan Party, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that such Loan Party was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. For purposes hereof, a “Related Party” of an Indemnitee means (a) any controlling person or controlled Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee, controlling person or such controlled Affiliate.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto and each of their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that this clause (b) shall not waive, release or otherwise limit any obligation of any Loan Party to indemnify, pay and hold harmless any Indemnitee from and against such damages to the extent such damages are incurred by and payable to any third party.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party as a result of a payment or Conversion pursuant to Section 2.04, 2.06(b) or 5.04, acceleration of the maturity of the Advances pursuant to Section 9.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 9.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional out-of-pocket and documented losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any out-of-pocket and documented loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

Section 12.04. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender

Party is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Debt at any time held or owing by such Lender Party to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender Party hereunder, the LC Facility Letters of Credit or the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the LC Facility Letters of Credit or with any other Loan Document, irrespective of whether or not (a) such Lender Party shall have made any demand hereunder or (b) the principal of or the interest on the Advances or any amounts in respect of the LC Facility Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.05. Amendments and Waivers. (a) Required Lenders’ Consent. Subject to Sections 5.11 and 12.05(d) and additional requirements of Sections 12.05(b) and 12.05(c), and except as otherwise expressly set forth herein, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Affected Lender Parties’ Consent. Without the written consent of each Lender (other than, in the case of clause (x) below, a Defaulting Lender) that would be directly affected thereby (it being understood that clauses (viii) and (ix) below directly affect all of the Lenders), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Advance or Note;

(ii) waive, reduce or postpone any scheduled mandatory repayment (but not prepayment);

(iii) extend the stated expiration date of any LC Facility Letter of Credit beyond the LC Facility Letter of Credit Expiration Date;

(iv) reduce the rate of interest on any Advance or any fee or any premium payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to any Advance pursuant to Section 5.02) or any other amount hereunder;

(v) extend the time for payment of any such interest or fees to such Lender;

(vi) reduce the principal amount of any Advance or any reimbursement obligation in respect of any LC Facility Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 12.05(b), Section 12.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lender Parties is required;

(viii) amend the definition of “Required Lenders”, “Supermajority Required Lenders” or “Pro Rata Share”; provided that, with the consent of the Required

Lenders, additional extensions of credit pursuant hereto may be included in the definition of “Required Lenders”, “Supermajority Required Lenders” or “Pro Rata Share” on substantially the same basis as the Advances and Commitments are included on the Effective Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guaranty except as expressly provided in the Loan Documents (including Section 8.02(e)); or

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Working Capital Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Working Capital Commitment of any Lender;

(ii) increase any LC Facility Commitment or LC Facility Issuing Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any LC Facility Commitment or LC Facility Issuing Commitment of any Lender;

(iii) without the consent of the Required Lenders and the consent of Lenders holding a majority of the Commitments or Advances outstanding under such Senior Secured Facility, (A) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Senior Secured Facilities from the application thereof set forth in the applicable provisions of Section 2.04 of this Agreement, in any manner that disproportionately affects the Lender Parties under the Term Facilities, the Working Capital Facility or the LC Facility, as the case may be, differently from the other Lender Parties or other Secured Parties or (B) otherwise disproportionately affect the obligation of the Borrower to make any payment of the Advances to the Lender Parties under any Term Facility, the Working Capital Facility or the LC Facility, as the case may be, from other Lender Parties or other Secured Parties; provided that the Required Lenders may waive, in whole or in part, any prepayment so long as the application as between Senior Secured Facilities, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive the provisions governing the reimbursement of LC Facility Letters of Credit as provided in Section 4.03 without the written consent of the Administrative Agent and of the applicable LC Facility Issuing Bank;

(v) amend, modify, terminate or waive any provision of Article X as the same applies to any Agent or the Depositary, or any other provision hereof of any Loan Document as the same applies to the rights, powers, privileges or obligations of any such Agent or the Depositary, in each case without the consent of such Agent or the Depositary, as applicable; or

(vi) amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and

Obligations arising under Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements or the definition of “Lender Counterparty,” “Obligations,” or “Secured Obligations” or any component definition thereof (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty.

(d) Amendments to Cure Ambiguities, Defects etc. Notwithstanding the other provisions of this Section 12.05, the Loan Parties, the Collateral Agent, the Administrative Agent and the Depository may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lender Parties; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents; (iv) by means of any Joinder Agreement to the extent expressly contemplated by Section 5.10; or (v) to implement Section 5.10.

(e) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender Party, execute amendments, modifications, waivers or consents on behalf of such Lender Party. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.05 shall be binding upon each Lender Party at the time outstanding, each future Lender Party and, if signed by a Loan Party, on such Loan Party.

Section 12.06. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lender Parties (and, with respect to the indemnification provisions hereof, to the benefit of any other Persons entitled to indemnification hereunder). No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lender Parties and any other Persons entitled to indemnification hereunder) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Administrative Agent, acting for this purpose (but only for this purpose) as the non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 12.01 a copy of each Assignment and Acceptance and each Joinder delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Senior Secured Facility of, and principal amount and stated interest of the Advances owing under each Senior Secured Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party (with respect to any entry relating to such Lender Party’s Advances or Commitments) at any reasonable time and from time to time upon reasonable prior notice. The Borrower, the Administrative Agent and the Lender Parties shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Advances listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Advance shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment and Acceptance effecting the assignment or transfer thereof as provided in Section 12.06(f). Each assignment shall be recorded in the Register on the Business Day the Assignment and Acceptance is received by the Administrative Agent, if received by 12:00 P.M. (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment and Acceptance shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Advances.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Advances owing to it or other Obligations (provided, however, that, except as expressly provided below, pro rata assignments shall not be required, and each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under any or all of the Senior Secured Facilities):

(i) to any Person meeting the criteria of clause (a) of the definition of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent;

(ii) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee”, with respect to the Term Facilities, upon the written consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and in any event shall be deemed given if the Borrower has not responded (A) with respect to funded loans under the Term Facilities, within seven Business Days of a request for such consent and (B) with respect to Delayed Draw Term Commitments, within ten Business Days of a request for such consent); provided, that no such consent from the Borrower shall be required when an Event of Default is continuing; provided, further, any such assignment shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Advances and Commitments under the Term Facilities of the assigning Lender);

(iii) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee”, with respect to the Working Capital Facility, upon the written consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and in any event shall be deemed given if the Borrower has not responded within ten Business Days of a request for such consent); provided, that no such consent from the Borrower shall be required when an Event of Default is continuing; provided, further, any such assignment shall be in an aggregate amount of not less than $2,500,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Advances and Commitments under the Working Capital Facility of the assigning Lender); and

(iv) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee”, with respect to the LC Facility, upon the written consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and in any event shall be deemed given if the Borrower has not responded within ten Business Days of a request for such consent); provided, that no such consent from the Borrower shall be required when an Event of Default is continuing; provided, further, any such assignment shall (x) be in an aggregate amount of not less than $2,500,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Advances and Commitments under the LC Facility of the assigning Lender) and (y) any assignments of the LC Facility Commitments and LC Facility Issuing Commitments under the LC Facility shall be made on a pro rata basis to such assignee.

(d) Mechanics. Assignments shall be executed by execution and delivery to the Administrative Agent of an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which shall be limited to one processing and recordation fee for each assignment to or between Related Funds). Assignments shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Acceptance may be required to deliver pursuant to Sections 5.06(e) and (h).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Advances, as the case may be, represents and warrants as of the Effective Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Advances, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Advances for its own account in the ordinary course and without a view to distribution of such Commitments or Advances within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.06, the disposition of such Commitments or Advances or any interests therein shall at all times remain within its exclusive control); and (iv) it has reviewed and is familiar with the terms of the Loan Documents.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 12.06, as of the Assignment Effective Date, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Advances and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 12.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, (x) any LC Facility Issuing Bank shall continue to have all rights and obligations thereof with respect to any LC Facility Letters of Credit retained by it until the cancellation or expiration of such LC Facility Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Advances of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Loan Party or any of its Affiliates) in all or any part of its Commitments, Advances or in any other Obligation. The holder of any such participation, other than an

Affiliate of the Lender Party granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Advance, Note or LC Facility Letter of Credit (unless such LC Facility Letter of Credit is not extended beyond the LC Facility Letter of Credit Expiration Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates or other amounts hereunder) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Advance shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Advances hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Sections 5.04, 5.06 and 12.03(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 5.04 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant shall not be entitled to the benefits of Section 5.06 unless such participant agrees, for the benefit of the Borrower, to comply with Section 5.06 as though it were a Lender (it being understood that the documentation required under Section 5.06 shall be delivered to the participating Lender); provided, further, that, except as specifically set forth in clauses (i) and (ii) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 12.04 as though it were a Lender, provided such participant agrees to be subject to Section 5.07 as though it were a Lender. Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Advances or other Obligations (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Commitments, Advances or other Obligations (or other rights or obligations) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that the Commitments, Advances or other Obligations (or other rights or obligations) hereunder are in registered form for United States federal income tax purposes.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 12.06, any Lender may assign and/or pledge all or any portion of its Advances, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any other applicable central bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided, further, in no event shall the applicable Federal Reserve Bank, central bank pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Facility Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Advances; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 12.07. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its applicable Affiliates’ understanding, that (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each of the Arrangers and Lenders is and has been acting solely as a principal and is not the agent or fiduciary for any Loan Party or any of the Loan Parties’ Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Arrangers or Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or any Arranger has advised or is currently advising any Loan Party or any of the Loan Parties’ Affiliates on other matters) and neither the Administrative Agent nor any of the Lenders or Arrangers has any obligation to the any Loan Party or any of the Loan Parties’ Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and each of the Lenders and Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any of the Lenders or Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and any of the Lenders or Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 12.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 5.04, 5.06, 12.02, 12.03 and 12.04 and the agreements of Lender

Parties set forth in Sections 5.06, 5.07, 10.03(b) and 10.06 shall survive the payment of the Advances, the cancellation or expiration of the LC Facility Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 12.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 12.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lender Parties (or to Administrative Agent, on behalf of the Lender Parties), or any Agent or Lender Party enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 12.11. Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.12. Obligations Several; Independent Nature of Lender Parties’ Rights. The obligations of Lender Parties hereunder are several and no Lender Party shall be responsible for the obligations or Commitment of any other Lender Party hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lender Parties pursuant hereto or thereto, shall be deemed to constitute Lender Parties as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender Parties shall be a separate and independent debt, and each Lender Party shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender Party to be joined as an additional party in any proceeding for such purpose.

Section 12.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 12.14. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 12.15. Consent To Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 12.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDER PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 12.16. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.17. Confidentiality. Each Lender Party shall hold all non-public information regarding each Loan Party and its Affiliates and their businesses identified as such by such Loan Party and obtained by such Lender Party pursuant to the requirements hereof in accordance with such Lender Party’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender Party may make (i) disclosures of such information to Affiliates of such Lender Party and to their respective agents and advisors (and to other Persons authorized by a Lender Party or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 12.17) (provided that, prior to any disclosure, such Affiliate, agent or advisor shall agree to undertake to preserve the confidentiality of any confidential information relating to the Loan Parties and their subsidiaries received by it from any Agent or any Lender Party), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender Party of any Advances or any participations therein or by any direct or indirect contractual counterparties (or professional advisors thereto) in Swap Agreements (provided that, prior to any disclosure, such assignee, transferee or participant shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties and their subsidiaries received by it from any Agent or any Lender Party (it being acknowledged that any “click through” confidentiality provision contained on any IntraLinks/IntraAgency or another relevant website shall suffice for purposes of this proviso)), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender Party, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners (or any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of any request pursuant to legal or judicial process. In addition, each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lender Parties in connection with the administration and management of this Agreement and the other Loan Documents.

Section 12.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lender Parties and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender Party contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender Party’s option be applied to the outstanding amount of the Advances made hereunder or be refunded to the Borrower.

Section 12.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 12.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Section 12.21. Patriot Act. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 12.22. Titles. The parties hereto agree that any Arranger or the Co-Syndication Agents identified on the cover page of this Agreement, in their capacities as such, shall not have any obligations, liability or responsibility under or in connection with this Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENVIVA, LP

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA MLP HOLDCO LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA GP, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA MATERIALS, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS AHOSKIE, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

ENVIVA PELLETS AMORY, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS NORTHAMPTON, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS PERKINSTON, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS SOUTHAMPTON, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PORT OF CHESAPEAKE, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, LC Facility Issuing Bank and Initial Lender

/s/ Ann E. Sutton
Name: Ann E. Sutton Title: Director

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

GOLDMAN SACHS BANK USA, as Initial Lender

/s/ Robert Ehudin
Name: Robert Ehudin Title: Authorized Signatory

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

ROYAL BANK OF CANADA, as LC Facility Issuing Bank and Initial Lender

/s/ Frank Lambrinos
Name: Frank Lambrinos Title: Authorized Signatory

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

CITIBANK, N.A., as Initial Lender

/s/ D. Scott McMurtry
Name: D. Scott McMurtry Title: Vice President

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

AGFIRST FARM CREDIT BANK, as Initial Lender

/s/ John W. Burnside Jr.
John W. Burnside Jr.
Vice President

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

AMERICAN AGCREDIT, PCA as Initial Lender

/s/ Janice T. Thede
Name: Janice T. Thede
Title: Vice President

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

ANNEX I

TO CREDIT AND GUARANTY AGREEMENT

COMMITMENTS; DOMESTIC LENDING OFFICES; NOTICE ADDRESSES

COMMITMENTS

Name of Lender	Tranche A Commitment	Delayed Draw Term Commitment	Working Capital Commitments	LC Facility Commitment	LC Facility Issuing Commitment
Barclays Bank PLC	$4,605,263.14	$7,894,736.86	$7,500,000	$5,000,000	$5,000,000
Goldman Sachs Bank USA	$9,210,526.32	$15,789,473.68	$0	$0	$0
Royal Bank of Canada	$4,605,263.16	$7,894,736.84	$7,500,000	$5,000,000	$5,000,000
Citibank, N.A.	$9,210,526.32	$15,789,473.68	$0	$0	$0
AgFirst Farm Credit Bank	$3,684,210.53	$6,315,789.47	$0	$0	$0
American AgCredit, PCA	$3,684,210.53	$6,315,789.47	$0	$0	$0

TOTAL	$35,000,000	$60,000,000	$15,000,000	$10,000,000	$10,000,000

DOMESTIC LENDING OFFICES

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Royal Bank of Canada

WFC Branch

Three World Financial Center

New York, New York 10281

Citibank, N.A.

1615 Brett Road, OPS 3

New Castle, Delaware 19720

AgFirst Farm Credit Bank

1401 Hampton Street

Columbia, South Carolina 29201

American AgCredit, PCA

5000 Meadows Road, Suite 365

Lake Oswego, Oregon 97035

NOTICE ADDRESSES

I.	Loan Parties:

Enviva, LP

7200 Wisconsin Avenue, Suite 1100

Bethesda, MD 20814

Attention: Stephen F. Reeves

Telephone: (240) 482 3787

Facsimile: (301) 657 5567

E-mail: steve.reeves@envivabiomass.com

[Enviva MLP Holdco LLC][Enviva GP, LLC][Enviva Pellets Amory, LLC][Enviva Pellets Northampton, LLC][Enviva Materials, LLC][Enviva Pellets Southampton, LLC][Enviva Port of Chesapeake LLC][Enviva Pellets Ahoskie, LLC][Enviva Pellets Perkinston, LLC]

c/o Enviva, LP

7200 Wisconsin Avenue, Suite 1100

Bethesda, MD 20814

Attention: Stephen F. Reeves

Telephone: (240) 482 3787

Facsimile: (301) 657 5567

E-mail: steve.reeves@envivabiomass.com

II.	Administrative Agent:

Barclays Bank PLC, as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Telephone: (212) 526-0787

Facsimile: (212) 526-5115

E-mail: May.Huang@barclays.com

III.	Collateral Agent

Barclays Bank PLC, as Collateral Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Telephone: (212) 526-0787

Facsimile: (212) 526-5115

E-mail: May.Huang@barclays.com

ANNEX I

TO CREDIT AND GUARANTY AGREEMENT

IV.	LC Facility Issuing Banks

Barclays Bank PLC, as LC Facility Issuing Bank

Letter of Credit Department

200 Park Avenue

New York, NY 10166

Attention: Letters of Credit / Dawn Townsend

Telephone: (201) 499-2081

Facsimile: (212) 412-5011

E-mail: Dawn.Townsend@barclays.com / XraLetterofCredit@barclays.com with a copy to:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attn: May Huang/Annie Rogosky

Phone: (212) 526 0787/ (212)-526-1075

Fax: (212) 526-5115

E-mail: may.huang@barclays.com/ ltmny@barclays.com

Royal Bank of Canada, as LC Facility Issuing Bank

Letters of Credit

Three World Financial Center, 5th Floor

New York, New York 10281

Attention: Chan Panicker

Telephone No.: (212) 428-6235

Facsimile: (212) 428-3015

E-mail: chandran.panicker@rbccm.com

V.	Lenders

Barclays Bank PLC, as Lender

Primary Credit Contact:

Barclays Bank PLC

745 Seventh Ave, 26th Floor

New York, NY 10019

Attn: May Huang

Phone: (212) 526-0787

Facsimile: (212) 526-5115

E-mail: may.huang@barclays.com

ANNEX I

TO CREDIT AND GUARANTY AGREEMENT

Secondary Credit Contact:

Barclays Bank PLC

745 Seventh Ave, 26th Floor New York, NY 10019

Annie Rogosky

Phone: (212) 526-1075

Facsimile: (212) 526-5115 E-mail: ltmny@barclays.com

Post Close Operations/Administrative Contact:

Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY 10009

Attn: Justin Snell

Phone: (212) 320-0708

Facsimile: (917) 522-0569

E-mail: justin.snell@barclays.com

Citibank, N.A, as Lender

Credit Contact:

Citibank, N.A.

388 Greenwich Street, 34th Floor

New York, New York 10013

Attn: Scott McMurtry

Phone: (212) 816-6065

Facsimile: (646) 328-4963

E-mail: scott.mcmurtry@citi.com

For Borrowings and Loan Operations:

Citibank, N.A.

1615 Brett Road, OPS 3

New Castle, DE 19720

Attention: Bank Loan Syndications

Phone: 302-323-3125

Facsimile: 212-994-0961

E-mail: global.loans.support@citi.com

Goldman Sachs Bank USA, as Lender

ANNEX I

TO CREDIT AND GUARANTY AGREEMENT

Credit Contact:

Goldman Sachs Bank USA

30 Hudson Street, 5th Floor

Jersey City, New Jersey 07302

Attn: Michelle Latzoni

Phone: (212) 934-3921

E-mail: gsd.link@gs.com

Operations Contact:

Phone: (212) 902-1099

Facsimile: (917) 977-3966

Email: gs-sbd-admin-contacts@ny.email.gs.com (do not email notices - send to fax)

Royal Bank of Canada, as Lender

RBC Capital Markets

Loans Administration

Three World Financial Center, 5th Floor

New York, New York 10281

Attn: Manager, Loans Administration

Phone: (212) 428-6322

Facsimile: (212) 428-2372

AgFirst Farm Credit Bank, as Lender

For Documentation/Closing Notifications:

AgFirst Farm Credit Bank

1401 Hampton Street

Columbia, South Carolina 29201

Attn: Steven O’shea

E-mail: soshea-servicing@agfirst.com

For Funding Requests:

AgFirst Farm Credit Bank

1401 Hampton Street

Columbia, South Carolina 29201

E-mail: capmarkets@agfirst.com

ANNEX I

TO CREDIT AND GUARANTY AGREEMENT

American AgCredit, PCA, as Lender

Credit Contact:

American AgCredit

5000 Meadows Road, Suite 365

Lake Oswego, Oregon 97035

Attn: Jan Thede, Vice President

Phone: (503) 639-7280

Facsimile: (503) 639-7580

E-mail: jthede@agloan.com

Amendments, Waivers, Closing Documentation and Compliance:

American AgCredit

PO Box 398

Fields Landing, California 95537

Attn: Brandes Burt, Portfolio Servicing Specialist

Facsimile: 707-445-8871

Fax: 707-442-1268

E-mail: bburt@agloan.com

Schedule 1.01(a)—Necessary Permits

Part I—Necessary Permits Held by or on Behalf of the Loan Parties

PROJECT	PERMIT/APPROVAL	AGENCY/OFFICE	DATE OBTAINED
Ahoskie	Construct to Operate Air Permit No.: 10121R01	North Carolina Department of Environmental and Natural Resources-Division of Air Quality	January 3, 2012
	NPDES Stormwater Permit No. NCG210000/Certificate of Coverage No.: NCG210420	North Carolina Department of Environmental and Natural Resources-Division of Water Quality	January 13, 2012
	Stormwater Permit No.: ASWP11001	Town of Ahoskie	June 1, 2011
Chesapeake	Stationary Source Permit Modify to Operate(Air) Registration No.: 60345	Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office	April 28, 2011
	VPDES Industrial Storm Water General Permit No.: VAR050776	Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office	July 1, 2009
	Building Permit (Dome 2)	City of Chesapeake, VA	July 30, 2012
	Foundation Permit (Dome 2)	City of Chesapeake, VA	April 30, 2012
	Building Permit (Firewater Tank and Pump House)	City of Chesapeake, VA	September 12, 2012 September 24, 2012
	Construction Permits for Pier Fire Main	Chesapeake Bay Preservation Act Approval for Fire Main; USACE Fire Main Permit Waiver VADEQ Waiver of Fire Main Requirement; Virginia Marine Resources Commission Approval	August 21, 2012 July 19, 2012 August 2, 2012 September 14, 2012
	City Stormwater Permit No. W 1100343 00	City of Chesapeake, VA – Public Works Department	May 2, 2011
	Land Disturbing Permit No. N 1100342 00	City of Chesapeake, VA – Public Works Department	May 2, 2011

PROJECT	PERMIT/APPROVAL	AGENCY/OFFICE	DATE OBTAINED
	Erosion and Sediment Control Permits	City of Chesapeake, VA City of Portsmouth, VA	April 26, 2012 January 20, 2012; modified June 12, 2012
Northampton	Construct to Operate Air Permit No.: 10203R00	North Carolina Department of Environmental and Natural Resources-Division of Air Quality	March 9, 2012
	Building Permit	Northampton County, NC	June 6, 2012
	Zoning Permit	Northampton County, NC	June 6, 2012
	Clean Water Act Sec. 404 Permit (Wetlands)	Army Corps of Engineers	August 28, 2012
	401 Water Quality Certification Approval (Wetlands)	North Carolina Department of Environmental and Natural Resources-Division of Water Quality	September 26, 2012
	Wastewater Collection System Extension Permit No. WQ0036039	North Carolina Department of Environmental and Natural Resources-Division of Water Quality	July 16, 2012
	NPDES Stormwater Discharge General Permit NCG01000 Erosion and Sediment Control Plan Approval	North Carolina Department of Environmental and Natural Resources-Division of Land Resources	February 17, 2012
Southampton	Construct to Operate Air Permit Registration No.: 61653	Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office	September 5, 2012
	Erosion and Sediment Control Permit	Southampton County, VA	August 14, 2012
	National Historic Preservation Letter	Commonwealth of Virginia-Department of Historic Resources	January 30, 2009
	Section 401 VWP Individual Permit No. 09-0270	Commonwealth of Virginia – Department of Environmental Quality – Tidewater Regional Office	August 27, 2009 [Issued to Industrial Development Authority of Southampton]

Part II—Governmental Authorizations that are Not Yet Necessary Permits

PROJECT	PERMIT/APPROVAL	AGENCY/OFFICE
Ahoskie	Title V Operating Air Permit	North Carolina Department of Environmental and Natural Resources-Division of Air Quality
Chesapeake	Stationary Source Operating Air Permit	Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office
	Maintenance Dredging Permit	US Army Corps of Engineers; Virginia Marine Resource Commission; Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office
	Occupancy Permits (Domes 1 and 2)	City of Chesapeake, VA
Northampton	Title V Operating Air Permit	North Carolina Department of Environmental and Natural Resources-Division of Air Quality
	NPDES Stormwater Discharge Permit for Industrial Activities	North Carolina Department of Environmental and Natural Resources
Southampton	Synthetic Minor Operating Air Permit	Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office
	VPDES Stormwater Permit	Commonwealth of Virginia-Department of Environmental Quality-Tidewater Regional Office
	Building Permit	Southampton County, VA
	Drive Permit	Commonwealth of Virginia Department of Transportation
	County Stormwater Permit	Southampton County, VA
	Water permit	Southampton County, VA
	Sanitary Sewer Permit	Southampton County, VA

Schedule 1.01(b)—Permitted Liens

None.

Schedule 1.01(c)—Subsidiary Guarantors

Enviva Pellets Amory, LLC

Enviva Pellets Northampton, LLC

Enviva Materials, LLC

Enviva Pellets Southampton, LLC

Enviva Port of Chesapeake LLC

Enviva Pellets Ahoskie, LLC

Enviva Pellets Perkinston, LLC

Schedule 6.01(b)(ii)—Initial Mortgaged Properties

142 NC Rt. 561 East, Ahoskie, NC 27910

205 Martin Luther King Jr. Blvd, Amory, MS 38821

1213 Victory Blvd., Chesapeake, VA 23323

874 Lebanon Church Road, Garysburg, NC 27831

26570 Rose Valley Rd, Franklin, VA 23851

Schedule 6.01(e)—Organizational Structure

Schedule 7.01(a)—Loan Parties, Organizational Type and Jurisdiction of Organization

Loan Party	Organizational Type	Jurisdiction of Organization
Enviva MLP Holdco LLC	limited liability company	DE
Enviva GP, LLC	limited liability company	DE
Enviva, LP	limited partnership	DE
Enviva Pellets Amory, LLC	limited liability company	DE
Enviva Pellets Northampton, LLC	limited liability company	DE
Enviva Materials, LLC	limited liability company	DE
Enviva Pellets Southampton, LLC	limited liability company	DE
Enviva Port of Chesapeake LLC	limited liability company	DE
Enviva Pellets Ahoskie, LLC	limited liability company	DE
Enviva Pellets Perkinston, LLC	limited liability company	DE

Schedule 7.01(b)—Capital Stock

Interest Holder	Ownership Interest	Loan Party	Options, Warrants, etc.; Convertible Capital Stock
Enviva Holdings, LP	100% membership interest	Enviva MLP Holdco LLC	None
Enviva MLP Holdco LLC	100% membership interest	Enviva GP, LLC	None
Enviva MLP Holdco LLC	limited partner interest with a 99.999% sharing ratio	Enviva, LP	None
Enviva GP, LLC	general partner interest with a 0.001% sharing ratio
Enviva, LP	100% membership interest	Enviva Pellets Amory, LLC	Optional conversion right of CKS Energy, Inc. pursuant to the Convertible Subordinated Promissory Note, dated as of August 4, 2010, between Enviva Pellets Amory, LLC and CKS Energy, Inc.
Enviva, LP	100% membership interest	Enviva Pellets Northampton, LLC	None
Enviva, LP	100% membership interest	Enviva Materials, LLC	None
Enviva, LP	100% membership interest	Enviva Pellets Southampton, LLC	None
Enviva, LP	100% membership interest	Enviva Port of Chesapeake LLC	None
Enviva, LP	100% membership interest	Enviva Pellets Ahoskie, LLC	None
Enviva, LP	100% membership interest	Enviva Pellets Perkinston, LLC	None

Schedule 7.01(j)

1. Quarterly management fee payments to the Sponsor Affiliate.

2. Monthly travel reimbursement payments to the Sponsor Affiliate.

3. Payment of certain capital call draw fees to the Sponsor Affiliate.

4. On November 1, 2012, the Borrower entered into certain transactions pursuant to which the following assets of the Borrower were indirectly contributed and conveyed to Enviva Holdback LLC: (a) 100 LLC Units of ECo Biomass Technologies LLC, a Delaware limited liability company, (b) 100% of the limited liability company interests in IHE Holdings LLC, a Delaware limited liability company, (c) 100% of the limited liability company interests in Enviva Pellets Cook, LLC, a Delaware limited liability company and (d) 100% of the limited liability company interests in Enviva Pellets Houston, LLC, a Delaware limited liability company.

Schedule 7.01(k)—Adverse Proceedings

None.

Schedule 7.01(m)—Environmental Matters

None.

Schedule 7.01(o)—Material Contracts

None.

Schedule 8.01(d)

to the Credit Agreement

Required Insurance

Defined terms used in this Schedule 8.01(d) (this “Schedule”) and not otherwise defined herein shall have the meanings set forth in the Credit and Guaranty Agreement dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ENVIVA, LP, a Delaware limited liability partnership (the “Borrower), ENVIVA MLP HOLDCO LLC, a Delaware limited liability company, ENVIVA GP, LLC, a Delaware limited liability company, the Subsidiary Guarantors, the Lenders party thereto from time to time, the LC Facility Issuing Banks party thereto from time to time and BARCLAYS BANK PLC, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”).

1. Each Borrower Group Party shall, without cost to the Administrative Agent, the Collateral Agent or the other Secured Parties, maintain or cause to be maintained on its behalf in effect at all times the types of insurance required to be maintained by the Borrower Group Parties under the respective Material Contracts, unless otherwise waived in writing by the contractual party.

Without limiting the forgoing, the Borrower Group Parties shall without cost to the Administrative Agent, the Collateral Agent or the other Secured Parties, maintain or cause to be maintained on its behalf in effect at all times the insurance required hereunder, in form acceptable to the Administrative Agent, with insurance companies eligible to do business in the applicable states and rated “A-” or better and with a minimum size rating of “VII” by A.M. Best Company (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if A.M. Best Company ratings shall no longer be published), or other insurance companies of recognized responsibility satisfactory to the Administrative Agent, until all obligations of the Borrower Group Parties pursuant to the Credit Agreement and the other Loan Documents have been fully discharged:

a. Commercial General Liability: Commercial general liability insurance for operations and construction on an “occurrence” policy form including coverage for premises/operations, explosion, collapse and underground hazards, products/completed operations, broad form property damage, blanket contractual liability, independent contractors (cover for Borrower Group Parties) and personal injury, for the Borrower Group Parties, with primary coverage limits of no less than $1,000,000 per occurrence and $2,000,000 in the aggregate for injuries or death to one or more persons or damage to property. Deductibles in excess of $50,000 per occurrence shall be subject to the approval of the Administrative Agent.

The commercial general liability policy shall also include a severability of interest clause with no exclusions or limitations for cross liability under the liability policy.

b. Commercial Automobile Liability: Automobile liability insurance, to the extent exposure exists, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or

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other endorsements in accordance with state legal requirements, with a combined single limit of no less than $1,000,000 per accident with respect to bodily injury, property damage or death. Deductibles in excess of $50,000 per occurrence shall be subject to the approval of the Administrative Agent.

c. Workers’ Compensation and Employer’s Liability: Workers’ compensation insurance in compliance with statutory requirements and employer’s liability insurance, to the extent exposure exists, with a limit of not less than $1,000,000 per accident, per employee and per disease including such other forms of insurance that the Borrower Group Parties are required by law to provide for the Facilities, all other states’ endorsement and, to the extent any exposure exists, coverage with respect to the USL&H Act and Jones Act, covering loss resulting from bodily injury, sickness, disability or death of the employees of the Borrower Group Parties. Deductibles in excess of $50,000 per occurrence shall be subject to the approval of the Administrative Agent.

d. Contractor’s Pollution Liability: Contractor’s Pollution liability insurance during construction for liability arising out of property damage or bodily injury to third parties as a result of sudden and accidental pollution including the cost of on-site and off-site clean up and disturbance of pre-existing conditions in an amount not less than $1,000,000 per occurrence and $1,000,000 policy term aggregate. Claims made coverage forms are acceptable and a deductible of no more than $100,000 shall apply.

e. Pollution Liability: Pollution liability insurance for liability arising out of property damage or bodily injury to third parties as a result of sudden and accidental pollution including the cost of on-site and off-site clean up in an amount not less than $1,000,000 per occurrence and $1,000,000 policy term aggregate. Claims made coverage forms are acceptable and a deductible of no more than $100,000 shall apply.

f. Umbrella/Excess Liability: Umbrella or excess liability insurance of not less than $20,000,000 per occurrence and in the aggregate during operations and $5,000,000 per occurrence and in the aggregate during construction on a project-specific basis. Such coverages shall be on a per occurrence policy form and shall be over and above coverage provided by the policies, if any, described in Sections 1(a), 1(b) and 1(c) (employers liability) of this Schedule 8.01(d). The umbrella and/or excess policies shall not contain endorsements that unreasonably restrict coverages as set forth in Sections 1(a), 1(b) and 1(c) (employer’s liability) of this Schedule 8.01(d), and which are provided in the underlying policies. If the policy or policies under this Section 1(f) for operations contain aggregate limits and such aggregate limits are diminished below $10,000,000 as a result of any incident, occurrence, claim, settlement or judgment in respect of such insurance which has caused the carrier to establish a reserve, the Borrower shall promptly notify the Administrative Agent in writing of such reduction and the events giving rise thereto and shall take immediate steps to restore such aggregate limits to $20,000,000 as required herein.

(i) The amounts of insurance required in the foregoing Sections 1(a), 1(b), 1(c) (employers liability) and this Section 1(f) may be satisfied by the Borrower Group Parties purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

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g. Commercial Marine and Terminal Operator’s Liability Insurance: Commercial marine and terminal operator’s liability insurance for operations with marine terminal exposures on an “occurrence” policy form including coverage for loss or damage to vessels, cargoes and equipment during docking, loading, unloading and undocking subject to AIMU marine liability clauses with primary coverage limits of no less than $1,000,000 per occurrence and $2,000,000 in the aggregate for injuries and or death to one or more persons or damage to property. Deductibles in excess of $50,000 per occurrence shall be subject to the approval of the Administrative Agent. Further, excess commercial marine and terminal operator’s liability insurance shall be maintained with limits of not less than $24,000,000 per occurrence and in the aggregate excess of $1,000,000 any one accident or occurrence inclusive of the primary requirements. It is agreed that the amounts of insurance in this Section shall have a total limit of not less than $25,000,000 per occurrence and annual aggregate and may be satisfied by the Borrower Group Parties procuring coverage in any combination of primary and excess insurance.

h. Construction All Risk Insurance: On or prior to the point of ground breaking of any Development Project, or if ground breaking has already occurred, prior to the Effective Date, the Borrower Group Parties shall procure property damage insurance for all property, equipment and construction and erection activities associated with the construction on an “all risk” basis insuring the Borrower Group Parties and the Secured Parties, as their interests may appear, including but not limited to coverage for the perils of earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, named windstorm, and machinery and equipment breakdown. Losses shall be valued at their repair or replacement cost without deductions for physical depreciation or obsolescence. Such insurance shall not contain any coinsurance clause or shall include a waiver of such clause.

(i) The construction all risk insurance shall provide coverage for but not limited to (i) the buildings, structures, machinery and equipment, facilities, fixtures, supplies and other property constituting a part of any Development Project, including all temporary works, (ii) earth movement, named windstorm and flood coverage with a sub-limit not less than the “Full Insured Value” of each Development Project per occurrence and in the aggregate, (iii) off-site storage with a sub-limit of not less than an amount sufficient to insure the full replacement value of any property or equipment not stored at the Development Project sites, (iv) electronic equipment and media, (v) operational and performance testing as broadly defined, (vi) inland transit with a sub-limit of not less than an amount sufficient to insure the largest single shipment to or from the sites of the Development Projects to or from anywhere within the United States (unless insured by marine cargo insurance) including but not limited to loading, unloading and (vii) such other coverages all as customarily sublimited and/or restricted in reasonable amounts consistent with current industry practice with respect to similar risks including without limitation, extra expense, expediting expense, ordinance or law coverage, including the increased cost of construction to comply with the enforcement of any law that regulates the construction or

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repair of damaged property, including the cost to demolished undamaged portions of the property, debris removal pollutant cleanup, professional fees and claims preparation costs directly incurred in order to repair or replace damaged insured property and costs to lease temporary equipment.

(ii) The construction all risk policy shall include to the extent that it is commercially reasonable (i) a seventy-two (72) hour flood/named windstorm/earthquake clause, (ii) an unintentional errors and omissions clause, a 50/50 clause (whenever ocean cargo risks are insured), and (iii) an interim payments clause indicating that insurer agrees to pay losses within sixty (60) days after receipt of an acceptable proof of loss or partial proof of loss. The construction all risk policy shall not contain an (i) exclusion for loss or damage that is not covered under any guarantee or warranty arising out of an insured peril (i.e. exclusion is only permitted to the extent such loss or damage is covered by any guarantee or warranty and so long as delay in startup remains unaffected for insured perils) or (ii) exclusion for resultant damage caused by faulty workmanship, design or materials more restrictive than LEG2/96 clause for physical damage and with respect to delay in startup.

(iii) The construction all risk policy shall (i) not be subject to cancellation by the insurer, except with 10 days notice to the Borrower and to the Administrative Agent for non-payment of premium, (ii) be on a completed value form without co-insurance provisions or a waiver thereof and (iii) insure against physical damage to the construction in an amount not less than the “Full Insurable Value” of the project, subject to usual and customarily sublimited and aggregated perils including those more specifically defined herein. For purposes of this section, “Full Insurable Value” shall mean the full replacement cost value of the project, including but not limited to any new or existing buildings or structures, any improvements to new or existing property, equipment, spare parts, and supplies, and with the exception of used equipment, without deduction for physical depreciation and/or obsolescence.

(iv) The construction all risk insurance shall have no deductible greater than $50,000 per occurrence, except $250,000 for flood, named windstorm and earthquake, $100,000 for hot testing and $100,000 for equipment utilized for construction, or other such deductibles approved by the Administrative Agent.

i. Delay In Startup Insurance: Delay in startup coverage insuring the interests of the Borrower Group Parties and the Secured Parties as their interests may appear, covering (i) the loss of expected gross revenues less non-continuing expenses for an indemnity period of not less than six (6) months in the aggregate and (ii) soft costs and additional expenses for an indemnity period of not less than twelve (12) months, as a result of physical loss or damage by perils required to be insured under this Section 1(i) causing a delay in completion of a Development Project beyond its anticipated date of completion. Such insurance shall (i) have a deductible of not greater than thirty (30) days per occurrence, (ii) include extra expenses (defined as extraordinary expenses incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property and expediting expenses, (iii) to the extent

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commercially reasonable include a clause allowing interim payments on account pending finalization of the claim payment and (iv) cover loss sustained when ingress or egress to or from the site of the project is prevented including restriction by civil authority for a period of not less than thirty (30) days. To the extent that a Development Project is operated on an interim basis prior to the date on which Commercial Operations of such Development Project have been achieved or prior to replacement of the insurance required in this Section 1(i) by the insurance required in Section 1(k) below, as the case may be, the Borrower Group Parties shall use best efforts to negotiate with its insurers that it has the appropriate permissions to operate on an interim basis so as to ensure no adverse material impact on coverage required herein. This coverage shall also be provided on a difference in conditions basis for inland transit shipments in which coverage for physical damage is being provided by a third party. Such insurance shall not contain any coinsurance provisions or shall include a waiver thereof.

(i) All insurance required to be insured under this Section 1(i) shall remain in effect with respect to a Development Project until the earlier of the date on which Commercial Operations of such Development Project have been achieved and/or its replacement by the operational all risk property insurance specified in Section (k) below of this Schedule 8.01(d).

j. Marine Cargo Insurance: At any such time as required by actual exposures, cargo insurance insuring the Borrower Group Parties and the Secured Parties, as their interests may appear, on a “warehouse to warehouse” basis, including land, air and marine transit insuring “all risks” of loss or damage on a replacement cost basis plus freight and insurance from the time the goods are in the process of being loaded for transit until they are finally delivered, including during shipment deviation, delay, forced discharge, re-shipment and transshipment. Such insurance shall (i) include coverage for war, strikes, theft, pilferage, non-delivery, charges of general average sacrifice or contribution, salvage expenses, temporary storage in route, consolidation, repackaging, refused and returned shipments, (ii) to the extent it is commercially reasonable, contain a replacement by air extension clause, 50/50 clause (to the extent that it is commercially reasonable), difference in conditions for C.I.F. shipments, unintentional errors and omissions clause, import duty clause and non-vitiation clause, (iii) contain no exclusion for inadequate packing when packing or preparation was carried out by a party other than the named insured and the insufficiency in the packing arose entirely without the named insured’s knowledge and (iv) contain a limit per conveyance to cover the replacement value of the largest single shipment plus freight and insurance.

k. Operational All Risk Property Insurance: On all operational assets, and, with respect to each Development Project, prior to the earlier of the date on which Commercial Operations of such Development Projects have been achieved or the expiration of any construction all risk insurance for such Development Project, the Borrower Group Parties shall procure operational property insurance for all physical assets on an “all risk” basis insuring the Borrower Group Parties and the Secured Parties, as their interests may appear, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, named windstorm and machinery and equipment breakdown. Losses shall be valued at their repair or replacement cost with no coinsurance clauses or deductions for physical depreciation or obsolescence subject to the actual repair or replacement of insured property damage, otherwise, actual cash value may apply (i.e. replacement cost new minus depreciation).

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(i) The all risk property insurance shall provide coverage for but not limited to (i) the buildings, structures, machinery and equipment, facilities, fixtures, supplies and other property, (ii) earth movement, named windstorm and flood coverage with sub-limits not less than $25,000,000 per occurrence and in the annual aggregate; provided that until January 31, 2013, such sub-limit for flood is permitted to be not less than $5,000,000 per occurrence and in the annual aggregate solely with respect to Special Flood Hazard Areas, areas of 100-year flooding as defined by the Federal Emergency Management Agency), (iii) electronic data, equipment and media, (iv) transit, off-site storage and off-site repair including inland transit, if applicable, with a sublimit or sublimits sufficient to insure the full replacement value of the property or equipment prior to its being moved to or from the site and while located away from the site, including but not limited to loading and unloading and (v) such other coverages all as customarily sublimited and/or restricted in reasonable amounts consistent with current industry practice with respect to similar risks including without limitation, extra expense, expediting expense, ordinance or law coverage, including the increased cost of construction to comply with the enforcement of any law that regulates the construction or repair of damaged property, including the cost to demolished undamaged portions of the property, debris removal pollutant cleanup, professional fees and claims preparation costs directly incurred in order to repair or replace damaged insured property and costs to lease temporary equipment.

(ii) The all risk property policy shall include (i) a seventy-two (72) hour flood/named windstorm/earthquake clause, (ii) an unintentional errors and omissions clause, (iii) a 50/50 clause (whenever ocean cargo risks are insured), to the extent that it is commercially reasonable and (iv) an interim payments clause indicating that insurer agrees to pay losses within sixty (60) days after receipt of an acceptable proof of loss or partial proof of loss.

(iii) The all risk property policy shall (i) be subject to not less than thirty (30) day cancellation by the insurer, except ten (10) days for non-payment of premium, (ii) be on a replacement cost basis without co-insurance provisions or contain a waiver thereof and (iii) insure against physical damage in an amount not less than the “Full Insurable Value” subject to usual and customarily sublimited and aggregated perils including those more specifically defined herein. For purposes of this section “Full Insurable Value” shall mean the full replacement cost value of each location, including but not limited to any new or existing buildings or structures, any improvements to new or existing property, equipment, spare parts, and supplies, without deduction for physical depreciation and/or obsolescence.

(iv) The all risk property insurance shall have no deductible greater than $50,000 per occurrence, except 5% of the Total Insured Values per occurrence for flood, named windstorm and earthquake subject to a maximum of $3,000,000 or other such deductibles approved by the Administrative Agent.

(v) The all risk property policy shall not contain (i) an exclusion for loss or damage that is not covered under any guarantee or warranty arising out of an insured peril (i.e. exclusion is only permitted to the extent such loss or damage is covered by any guarantee or warranty and so long as business interruption remains unaffected for insured perils) or (ii) an exclusion for resultant damage caused by faulty workmanship, design or materials more restrictive than LEG2/96 clauses.

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l. Business Interruption Insurance: Business interruption insurance insuring the Borrower Group Parties and the Secured Parties, as their interests may appear, covering the loss of gross revenues less non-continuing expenses for a period of not less than twelve (12) months, as a result of loss or damage required to be insured under this Section 1(l) causing a partial or complete interruption of normal business operations. Such insurance shall have a deductible of not greater than thirty (30) days per occurrence. Business interruption insurance shall also include extra expenses and include a clause allowing interim payments on account pending finalization of the claim payment and cover loss sustained when ingress or egress to or from the sites of any Facility is prevented including restriction by civil authority for a period of not less than thirty (30) days. Such insurance shall not contain any coinsurance clause or shall include a waiver of such clause.

m. Contingent Business Interruption Insurance: Contingent business interruption insurance insuring the Borrower Group Parties and the Secured Parties, as their interests may appear, covering the loss of gross revenues less non continuing expenses arising from loss or damage to a named direct supplier’s or customer’s premises as a result of the types of perils required to be insured in this Section 1(m). Such insurance shall have a deductible of not greater than thirty (30) days per occurrence.

n. Aircraft Liability Insurance: To the extent exposure exists, aircraft liability insurance in an amount not less than $10,000,000 for all owned, leased or chartered aircraft, fixed wing or rotary, used in connection with the operations or construction.

o. Watercraft Liability Insurance: To the extent exposure exists, watercraft liability insurance in an amount not less than $10,000,000 for all owned, leased or chartered, used in connection with the operations or construction.

p. Specific Contingency Insurance: While the specific exposure exists, specific contingency insurance in an amount of not less than $11,666,666 in any one contract year and subject to a cap of not less than $40,000,000 in the aggregate, including the cost of defense, providing coverage for protection from loss suffered as the result of the termination rights of Electrabel N.V. under the “change in law” provision in Section 3(d) of the Electrabel Wood Pellet Sales Agreement with such insurance to remain in force until the expiration (and not, for the avoidance of doubt, termination) of such Agreement without provision for cancellation of such insurance.

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q. Other Insurance: Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as are from time to time insured against for property and facilities similar in nature, use and location, which the Secured Parties may reasonably require.

r. Work by Others: With respect to work performed by others for the Borrower Group Parties, the Borrower Group Parties shall use commercially reasonable efforts to obtain a certificate or other evidence of insurance, prior to commencement of the work, verifying that the contractors or subcontractors have obtained insurance coverages in compliance with applicable industry standards, verifying commercial general liability, automobile liability, workers compensation and employer’s liability and excess liability and in no event less than any such other types or amounts of insurance as required by the applicable contract obligations including naming the Borrower Group Parties or others as additional insureds and providing a waiver of subrogation in their favor, as applicable.

2. All insurance coverage described in this Schedule 8.01(d) shall be in such form (including the form of the mortgagee or lender loss payable clauses) as shall be acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld). Upon request, the Borrower Group Parties shall submit complete copies of all polices (or until such policies are available, binders or detailed certificates evidencing such policies, as available) received by them pursuant to the requirements of this Schedule to the Administrative Agent for its review and approval.

3. Special Provisions: All policies wherein the Administrative Agent, the Collateral Agent and the other Secured Parties have an insurable interest shall insure the interests of the Administrative Agent, the Collateral Agent and the other Secured Parties as well as the Borrower Group Parties and shall include but not be limited to the following terms and conditions:

(i) All policies, with the exception of workers’ compensation insurance, shall name the Administrative Agent, the Collateral Agent and the other Secured Parties as additional insureds, unless the Secured Parties are additional named insureds under the policy.

(ii) All policies covering real or personal property (including any delay in startup or business interruption insurance) shall name the Collateral Agent as the “sole” loss payee on behalf of the Secured Parties in accordance with an industry standard Mortgagee endorsement or Lender’s Loss Payable Endorsement 438 BFU, its equivalent or such other industry standard forms or endorsements approved by the Administrative Agent in consultation with the Insurance Consultant, and shall provide that any payment thereunder for any loss or damage with respect to any Facility shall be made to Collateral Agent, except that such policies may provide that any payments of less than $1,000,000 (not to exceed $5,000,000 in any year) made in respect of any single casualty or other occurrence may be paid to the Borrower Group Parties, unless the Administrative Agent shall have notified the insurer that an Event of Default under the Credit Agreement has occurred and shall be continuing. Upon payment and satisfaction of all of the Borrower Group Parties’ obligations under, and termination of, the

8

Loan Documents, the Administrative Agent may instruct the insurers to name a Borrower Group Party, or such successor credit provider or other such entity as a Borrower Group Party shall specify, as loss payee.

(iii) All policies covering real or personal property issued pursuant hereto shall contain non-vitiation wording acceptable to the Administrative Agent to the effect that the insurance policy and coverage thereunder shall not be invalidated, voided or vitiated with respect to the interest of the Administrative Agent and the other Secured Parties due to actions or inactions of the Borrower Group Parties, the insureds, the additional insureds or any other Person.

(iv) Except to the extent commercially unavailable on property related insurance, each policy shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the applicable Borrower Group Party) shall operate in the same manner as if there were a separate policy covering each such insured.

(v) Each policy shall waive subrogation against the Administrative Agent, the Collateral Agent and the other Secured Parties and the Borrower Group Parties and shall waive any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Borrower Group Parties, the Collateral Agent or the other Secured Parties.

(vi) Each such policy shall be primary and not excess to or contributing with any similar insurance or self-insurance maintained by the Administrative Agent, the Collateral Agent or the other Secured Parties.

(vii) Except to the extent commercially unavailable on liability insurance, each such policy shall provide that if any premium or installment is not paid when due, or if such insurance is to be cancelled, terminated or materially changed for any reason whatsoever, the insurers (or their representatives) will promptly notify the relevant Borrower Group Party and the Administrative Agent, and any such cancellation, termination or material change shall not be effective until a minimum of thirty (30) days (other than construction all-risk, which shall be non-cancellable), except for ten (10) days notice for non-payment of premium after receipt of such notice to the Administrative Agent, and that appropriate certification shall be made to the relevant Borrower Group Party by each insurer with respect thereto. To the extent endorsement of the required policies to provide the required written notice of cancellation or material change to the Administrative Agent is not commercially available, the Borrower Group Parties shall be obligated to provide the required written notice to the Administrative Agent. For the purposes of this section “materially changed” means any change that would cause any Borrower Group Party to be in non-compliance with the insurance requirements of this Schedule 8.01(d). Such policy provisions shall also

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provide that in the event the Borrower Group Parties fail to pay the premium, the Administrative Agent shall have the right (but not the obligation) to pay the premium and continue coverage. All amounts so advanced for such purpose shall become an additional obligation of the Borrower Group Parties to the Administrative Agent or the Lenders, and the Borrower Group Parties shall forthwith pay such amounts, together with interest on such amounts at the Default Rate from the date so advanced until fully paid by the Borrower Group Parties. If suspension of coverage for machinery breakdown for specific equipment due to the insurers exercising a suspension clause (whether such suspension is immediate or otherwise), the relevant Borrower Group Party and its insurance broker shall provide immediate written notification to the Administrative Agent as soon as coverage is suspended.

4. In the event that the Borrower Group Parties fail to respond in a timely and appropriate manner (as reasonably determined by the Administrative Agent) to take any steps necessary or reasonably requested by the Administrative Agent to collect from any insurers for any loss covered by any insurance required to be maintained by this Schedule, the Administrative Agent shall have the right to make all proofs of loss, adjust all claims and/or receive all or any part of the proceeds of the foregoing insurance policies, either in its own name or the name of the relevant Borrower Group Party; provided, however, that the Borrower Group Parties shall, upon the Administrative Agent’s request and at the Borrower Group Parties’ own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by the Administrative Agent to collect from insurers for any loss covered by any insurance required to be obtained by this Schedule.

5. On or prior to the expiration of each policy required herein on an annual basis upon each policy anniversary, the Borrower Group Parties shall furnish to the Administrative Agent on an annual basis, detailed binders or certificates of insurance, showing the insurance then maintained by or on behalf of each Borrower Group Party pursuant to this Schedule and within thirty (30) days after each annual policy renewal date, furnish the Administrative Agent with a certificate of its Responsible Officer certifying that the insurance required to be obtained and maintained by this Schedule is in full force and effect and complies in all material respects with the terms hereof, together with a statement that all premiums then due have been paid or are not in arrears and on or prior to the expiration of each policy required to be to be maintained pursuant to this Schedule, furnish the Administrative Agent with detailed certificates of insurance with respect to each new or renewal policy.

Concurrently with the furnishing of the certification referred to in the paragraph above, the Borrower Group Parties shall furnish the Administrative Agent with a letter from their insurance broker, signed by an officer of the insurance broker, stating that in the opinion of the insurance broker, the insurance then carried or to be renewed is in accordance with the terms of this Schedule, is in full force and effect and all premiums due have been paid or are not in arrears. Such report shall not be subject to any non-customary qualification with respect to the scope of review or the information made available, unless otherwise waived by the Administrative Agent.

In the event that at any time the insurance as herein provided shall be reduced or cease to be maintained, then (without limiting the rights of the Administrative Agent hereunder in respect of

10

the Event of Default which arises as a result of such failure) the Administrative Agent or the Required Lenders, upon ten (10) Business Days’ prior written notice (unless such insurance coverage would lapse within such period, in which event notice should be given as soon as reasonably possible) to the relevant Borrower Group Parties of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced for such purpose shall become an additional obligation of the Borrower Group Parties to the Administrative Agent or the Lenders, and the Borrower Group Parties shall forthwith pay such amounts, together with interest on such amounts at the Default Rate from the date so advanced until fully paid by the Borrower Group Parties.

6. In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained, other than insurance required by law to be maintained, shall not be available in the commercial insurance market or only available in the commercial insurance market at a cost that is not commercially feasible, the Administrative Agent, in consultation with the Insurance Consultant, shall not unreasonably withhold its agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that (i) the Borrower shall first request any such waiver in writing, which request shall be accompanied by a written report prepared by the Insurance Broker, certifying that such insurance is not available or is only available in the commercial insurance market at a cost that is not commercially feasible (including the details of such costs) (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions, such Insurance Broker and the form and substance of such report to be reasonably acceptable to Administrative Agent; (ii) at any time after the granting of any such waiver, the Administrative Agent may request, and the Borrower shall furnish to the Administrative Agent within thirty (30) days after such request, a supplemental report reasonably acceptable to the Administrative Agent from such Insurance Broker updating its prior report and reaffirming such conclusion; and ((iii) any such waiver shall be effective only so long as such insurance shall not be available or available only at a cost that is not commercially feasible in the commercial insurance market, it being understood that the failure of the Borrower to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence.

7. In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the relevant Borrower Group Party shall obtain for each such policy or policies an extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy or policies and shall provide the Administrative Agent with proof that such extended reporting period coverage or “tail” has been obtained.

8. In the event that any insurance is provided through a blanket program and limits are shared with other assets owned by the Borrower Group Parties, in the event that the limits or sub-limits are eroded due to a loss at another asset, including an asset in this financing, the relevant Borrower Group Parties shall have these limits automatically reinstated unless otherwise approved by the Administrative Agent.

11

9. No provision of this Schedule 8.01(d) or any provision of any Loan Document shall impose on the Administrative Agent, the Collateral Agent or any other Secured Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained pursuant to this Schedule 8.01(d), nor shall the Administrative Agent, the Collateral Agent or any other Secured Party be responsible for any representations or warranties made by or on behalf of the Borrower Group Parties to any insurance company or underwriter. Any failure on the part of the Administrative Agent, the Collateral Agent or any other Secured Party to pursue or obtain the evidence of insurance required by this Schedule 8.01(d) and/or of the Administrative Agent, the Collateral Agent or any other Secured Party to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Schedule 8.01(d).

12

Schedule 8.02(k)—Negative Pledges

Restrictions on dispositions under the Fourth Amended and Restated Limited Liability Company Agreement of Enviva Pellets Wiggins, LLC (f/k/a Tomorrow’s Energy, LLC), dated October 12, 2010.

Schedule 8.02(l)—Restrictions on Subsidiary Distributions

None.

Schedule 8.02(t)—Existing Affiliate Transactions

None.

EXHIBIT A

TO CREDIT AND GUARANTY AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Guaranty Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Acceptance set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT A

1.	Assignor[s]:	________________
[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:	[and is an Affiliate of/Related Fund of [Identify Lender]]

3.	Borrower:	Enviva, LP

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among Enviva, LP, a Delaware limited partnership (“Borrower”), Enviva GP, LLC, a Delaware limited liability company, Enviva MLP Holdco LLC, a Delaware limited liability company, certain Subsidiaries of the Borrower, as Subsidiary Guarantors, the Lenders party thereto from time to time, the LC Facility Issuing Banks party thereto from time to time, and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

6.	Assigned Interest[s]:	________________

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitment/ Advances for all Lenders	Amount of Commitment/ Advances Assigned	Percentage Assigned of Commitment/ Advances[7]

		________[8]	$	$	%

		_________	$	$	%

		_________	$	$	%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Tranche A Commitment”, “Delayed Draw Term Commitment, “Working Capital Commitment”, “LC Facility Commitment”, “LC Facility Issuing Commitment”, etc.)

Assignments of the LC Facility Commitment and the LC Facility Issuing Commitment are required to be assigned on a pro rata basis.

EXHIBIT A

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

EXHIBIT A

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR[S][1] [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][2] [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]3 Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Authorized Signatory

[Consented to and Accepted:

ENVIVA, LP, as Borrower

By:
Authorized Signatory ][4]

[1]	Add additional signature blocks as needed.
[2]	Add additional signature blocks as needed.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties.

1.1	Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2

Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.03(b) or 8.03(c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and

EXHIBIT A

information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT A

EXHIBIT B-1

TO CREDIT AND GUARANTY AGREEMENT

FORM OF TRANCHE A TERM NOTE

$[            ,             ,            ]1

[mm/dd/yy]2

New York, New York

FOR VALUE RECEIVED, ENVIVA, LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF TRANCHE A LENDER] (“Payee”) or its registered assigns the principal amount of [1] DOLLARS ($[            ,            ,             ]1) in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower; Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

The Borrower shall make principal payments on this Tranche A Term Note as set forth in Section 2.03 of the Credit Agreement.

This Tranche A Term Note is one of the “Tranche A Term Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche A Advance evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Tranche A Term Note shall be made to Payee in care of the Administrative Agent in lawful money of the United States of America in same day funds at the office of Administrative Agent located at 745 Seventh Avenue, New York, NY 10019, Attn: May Huang or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and each Lender shall be entitled to deem and treat Payee as the owner and holder of this Tranche A Term Note and the obligations evidenced hereby. Notwithstanding anything to the contrary herein, upon assignment of all or a portion of a Lender’s rights and obligations under the Credit Agreement, this Tranche A Term Note shall be transferable and this Tranche A Term Note shall be surrendered in accordance with Section 12.06 of the Credit Agreement.

[1]	Insert Tranche A Lender’s Tranche A Commitment
[2]	Insert Date of Issuance

EXHIBIT B-1

This Tranche A Term Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS TRANCHE A TERM NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT STEPHEN REEVES, CHIEF FINANCIAL OFFICER, ENVIVA, LP, 7200 WISCONSIN AVE, SUITE 1100, BETHESDA, MD 20814 USA.

THIS TRANCHE A TERM NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Tranche A Term Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Tranche A Term Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Tranche A Term Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Tranche A Term Note at the place, at the respective times, in the amounts and in the currency prescribed in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, in accordance with the Credit Agreement, incurred in the collection and enforcement of this Tranche A Term Note. The Borrower and any endorsers of this Tranche A Term Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby expressly waive presentment, demand, protest or any notice of any kind.

[Remainder of page intentionally left blank]

EXHIBIT B-1

IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ENVIVA, LP

By:
Name:
Title:

EXHIBIT B-1

TRANSACTIONS ON TRANCHE A TERM NOTE
Date	Amount of Advance Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-1

EXHIBIT B-2

TO CREDIT AND GUARANTY AGREEMENT

FORM OF DELAYED DRAW ADVANCE NOTE

$[            ,             ,            ]1

[mm/dd/yy]2

New York, New York

FOR VALUE RECEIVED, ENVIVA, LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF DELAYED DRAW TERM LENDER] (“Payee”) or its registered assigns the principal amount of [1] DOLLARS ($[            ,            ,             ]1) in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower; Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

The Borrower shall make principal payments on this Delayed Draw Advance Note as set forth in Section 2.03 of the Credit Agreement.

This Delayed Draw Advance Note is one of the “Delayed Draw Advance Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Delayed Draw Advance evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Delayed Draw Advance Note shall be made to Payee in care of the Administrative Agent in lawful money of the United States of America in same day funds at the office of Administrative Agent located at 745 Seventh Avenue, New York, NY 10019, Attn: May Huang or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and each Lender shall be entitled to deem and treat Payee as the owner and holder of this Delayed Draw Advance Note and the obligations evidenced hereby. Notwithstanding anything to the contrary herein, upon assignment of all or a portion of a Lender’s rights and obligations under the Credit Agreement, this Delayed Draw Advance Note shall be transferable and this Delayed Draw Advance Note shall be surrendered in accordance with Section 12.06 of the Credit Agreement.

[1]	Insert Delayed Draw Term Lender’s Delayed Draw Term Commitment
[2]	Insert Date of Issuance

EXHIBIT B-2

This Delayed Draw Advance Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS DELAYED DRAW ADVANCE NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT STEPHEN REEVES, CHIEF FINANCIAL OFFICER, ENVIVA, LP, 7200 WISCONSIN AVE, SUITE 1100, BETHESDA, MD 20814 USA.

THIS DELAYED DRAW ADVANCE NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Delayed Draw Advance Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Delayed Draw Advance Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Delayed Draw Advance Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Delayed Draw Advance Note at the place, at the respective times, in the amounts and in the currency prescribed in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, in accordance with the Credit Agreement, incurred in the collection and enforcement of this Delayed Draw Advance Note. The Borrower and any endorsers of this Delayed Draw Advance Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby expressly waive presentment, demand, protest or any notice of any kind.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, the Borrower has caused this Delayed Draw Advance Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ENVIVA, LP

By:
Name:
Title:

EXHIBIT B-2

TRANSACTIONS ON DELAYED DRAW ADVANCE NOTE
Date	Amount of Advance Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2

EXHIBIT B-3

TO CREDIT AND GUARANTY AGREEMENT

FORM OF WORKING CAPITAL NOTE

$[            ,             ,            ]1

[mm/dd/yy]2

New York, New York

FOR VALUE RECEIVED, ENVIVA, LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF WORKING CAPITAL LENDER] (“Payee”) or its registered assigns, on the Working Capital Termination Date, the unpaid principal amount of all advances made by Payee to the Borrower as Working Capital Advances under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower; Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

This Working Capital Note is one of the “Working Capital Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Working Capital Advances evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Working Capital Note shall be made to Payee in care of the Administrative Agent in lawful money of the United States of America in same day funds at the office of the Administrative Agent located at 745 Seventh Avenue, New York, NY 10019, Attn: May Huang or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and each Lender shall be entitled to deem and treat Payee as the owner and holder of this Working Capital Note and the obligations evidenced hereby. Notwithstanding anything to the contrary herein, upon assignment of all or a portion of a Lender’s rights and obligations under the Credit Agreement, this Working Capital Note shall be transferable and this Working Capital Note shall be surrendered in accordance with Section 12.06 of the Credit Agreement.

This Working Capital Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

[1]	Insert Working Capital Lender’s Working Capital Commitment
[2]	Insert Date of Issuance

EXHIBIT B-3

THIS WORKING CAPITAL NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Working Capital Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Working Capital Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Working Capital Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Working Capital Note at the place, at the respective times, in the amounts, and in the currency prescribed in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, in accordance with the Credit Agreement, incurred in the collection and enforcement of this Working Capital Note. The Borrower and any endorsers of this Working Capital Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby expressly waive presentment, demand, protest or any notice of any kind.

[Remainder of page intentionally left blank]

EXHIBIT B-3

IN WITNESS WHEREOF, the Borrower has caused this Working Capital Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ENVIVA, LP

By:
Name:
Title:

EXHIBIT B-3

TRANSACTIONS ON WORKING CAPITAL NOTE
Date	Amount of Advance Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3

EXHIBIT B-4

TO CREDIT AND GUARANTY AGREEMENT

FORM OF LC FACILITY ADVANCE NOTE1

$[            ,             ,            ]1

[mm/dd/yy]2

New York, New York

FOR VALUE RECEIVED, ENVIVA, LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF LC FACILITY LENDER] (“Payee”) or its registered assigns, on the LC Facility Termination Date, the unpaid principal amount of all advances made by Payee to the Borrower as LC Facility Advances under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower; Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

This LC Facility Advance Note is one of the “LC Facility Advance Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the LC Facility Advances evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this LC Facility Advance Note shall be made to Payee in care of the Administrative Agent in lawful money of the United States of America in same day funds at the office of the Administrative Agent located at 745 Seventh Avenue, New York, NY 10019, Attn: May Huang or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and each Lender shall be entitled to deem and treat Payee as the owner and holder of this LC Facility Advance Note and the obligations evidenced hereby. Notwithstanding anything to the contrary herein, upon assignment of all or a portion of a Lender’s rights and obligations under the Credit Agreement, this LC Facility Advance Note shall be transferable and this LC Facility Advance Note shall be surrendered in accordance with Section 12.06 of the Credit Agreement.

[1]	NOTE TO V&E: Given that the LC Facility Advance Note will not be issued at a discount, our tax specialists did not think it would be appropriate to include the OID legend in this Note.
[1]	Insert LC Facility Lender’s LC Facility Commitment
[2]	Insert Date of Issuance

EXHIBIT B-4

This LC Facility Advance Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS LC FACILITY ADVANCE NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this LC Facility Advance Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this LC Facility Advance Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this LC Facility Advance Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this LC Facility Advance Note at the place, at the respective times, in the amounts, and in the currency prescribed in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, in accordance with the Credit Agreement, incurred in the collection and enforcement of this LC Facility Advance Note. The Borrower and any endorsers of this LC Facility Advance Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby expressly waive presentment, demand, protest or any notice of any kind.

[Remainder of page intentionally left blank]

EXHIBIT B-4

IN WITNESS WHEREOF, the Borrower has caused this LC Facility Advance Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ENVIVA, LP

By:
Name:
Title:

EXHIBIT B-4

TRANSACTIONS ON LC FACILITY ADVANCE NOTE
Date	Amount of Advance Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-4

EXHIBIT C

TO CREDIT AND GUARANTY AGREEMENT

FORM OF FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

The Borrower hereby gives you notice, irrevocably, pursuant to and subject to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Credit Extension as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Credit Extension is             , 20     (the “Credit Date”).

(ii) The Senior Secured Facility under which the Credit Extension is requested is the [Tranche A Facility][Delayed Draw Term Facility][Working Capital Facility][New Term Loan Facility]1.

(iii) The Type of Advances comprising the Credit Extension are [Base Rate Advances] [Eurodollar Rate Advances].

(iv) The aggregate amount of the Credit Extension is $            .

(v) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Credit Extension is          month[s].]

(vi) All proceeds from such Borrowing should be deposited in the following account: [            ]2.

The undersigned hereby certifies that:

(i) as of the Credit Date, the representations and warranties contained in each Loan Document (other than, in the case of Working Capital Advances permitted pursuant to Sections 5.09(c)(i) and (ii) of the Credit Agreement and LC Facility Letters of Credit, the representations

[1]	Pursuant to Section 5.09(c)(iii) of the Credit Agreement, prior to Commercial Operations of all of the Development Projects, $10,000,000 of Working Capital Advances (less Working Capital Advances previously made for such purposes) are reserved for payment of Project Costs consisting of cost overruns after utilization of all Term Advances and all Equity Contributions but shall not (except as otherwise permitted) be applied to fund Project Costs or to fund any other Capital Expenditure for any Facility.
[2]	Except as otherwise expressly provided in the funds flow memorandum provided pursuant to Section 6.01(m) of the Credit Agreement, the Tranche A Advances and the Delayed Draw Advances shall be deposited in the Construction Disbursement Account or the Debt Service Reserve Account.

EXHIBIT C

and warranties contained in Sections 7.01(e)(ii), (o), (bb) and (cc) of the Credit Agreement) are true and correct in all material respects on and as of such Credit Date, before and after giving effect to the Credit Extension to be made on the Credit Date and, with respect to such Borrowing, to the application of the proceeds therefrom, as though made on and as of such Credit Date, other than any such representations and warranties that, by their terms, relate to a specific date other than such Credit Date, in which case, as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii) as of the Credit Date, no Default or Event of Default has occurred and is continuing or would result from the Credit Extension to be made on such Credit Date, or, with respect to such Borrowing, from the application of the proceeds therefrom.

Date: [mm/dd/yy]	ENVIVA, LP

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

TO CREDIT AND GUARANTY AGREEMENT

FORM OF PREPAYMENT NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

The Borrower hereby gives you irrevocable notice pursuant to and subject to Section 2.04(a)(i) of the Credit Agreement that the undersigned hereby intends to make a prepayment under the Credit Agreement, and in that connection sets forth below the information relating to such prepayment as required by Section 2.04(a)(i) of the Credit Agreement:

(i) The Business Day of the prepayment is             , 20    .

(ii) The Senior Secured Facility to be prepaid is the [Tranche A Facility][Delayed Draw Term Facility][LC Facility][Working Capital Facility][New Term Loan Facility].

(iii) The Type of Advances to be prepaid are [Base Rate Advances][Eurodollar Rate Advances], which comprise the same Borrowing.

(iv) The aggregate amount (the “Prepayment Amount”) of the prepayment is $            .

(v) The Prepayment Amount shall be applied as follows:             .1

Date: [mm/dd/yy]	ENVIVA, LP

By:
Name:
Title:

[1]	Prepayments must be made in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof.

EXHIBIT D

EXHIBIT E

TO CREDIT AND GUARANTY AGREEMENT

FORM OF CONVERSION/CONTINUATION NOTICE

Barclays Bank PLC, as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Ladies and Gentlemen,

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Pursuant to Section 2.06(a) of the Credit Agreement, the Borrower hereby gives you irrevocable notice to Convert or to continue the following Advances, each such Conversion and/or continuation to be effective as of [                    ], 20[    ]:1

1.	Tranche A Advances:

$[ , , ]	Eurodollar Rate Advances to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Advances to be converted to Eurodollar Rate Advances with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Advances to be converted to Base Rate Advances

2.	Delayed Draw Advances:

$[ , , ]	Eurodollar Rate Advances to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Advances to be converted to Eurodollar Rate Advances with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Advances to be converted to Base Rate Advances

[1]	Conversions shall be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof.

EXHIBIT E

3.	Working Capital Advances:

$[ , , ]	Eurodollar Rate Advances to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Advances to be converted to Eurodollar Rate Advances with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Advances to be converted to Base Rate Advances

4.	LC Facility Advances:

$[ , , ]	Eurodollar Rate Advances to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Advances to be converted to Eurodollar Rate Advances with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Advances to be converted to Base Rate Advances

5.	New Term Advances:

$[ , , ]	Eurodollar Rate Advances to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Advances to be converted to Eurodollar Rate Advances with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Advances to be converted to Base Rate Advances

The Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing or would result from the consummation of the Conversion and/or continuation of the Advances contemplated hereby.

Date: [mm/dd/yy]	ENVIVA, LP

By:
Name:
Title:

EXHIBIT E

EXHIBIT F

TO CREDIT AND GUARANTY AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

This certificate is being delivered pursuant to Section 6.01(a)(ix) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, in his capacity as a Financial Officer thereof, and not in his individual capacity, as follows:

1. I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

2. Based upon my review and examination described in paragraph (1) above, I certify with respect to the Loan Parties on a Consolidated basis that as of the date hereof, after giving effect to the Transaction, both (a) (i) the sum of the Loan Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ present assets; (ii) the Loan Parties’ capital is not unreasonably small in relation to their business as contemplated on the applicable date of determination; and (iii) the Loan Parties have not incurred and do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (b) the Loan Parties are not “insolvent” within the meaning given that term under the Bankruptcy Code.

In computing the amount of any contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

EXHIBIT F

The foregoing certifications are made and delivered as of the date first written above.

ENVIVA, LP

Name:
Title:

EXHIBIT F

EXHIBIT G

TO CREDIT AND GUARANTY AGREEMENT

FORM OF EFFECTIVE DATE CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

This certificate is being delivered pursuant to Section 6.01(a)(xviii) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, in his capacity as a Responsible Officer thereof, and not in his individual capacity, as follows as of the date set forth above:

1. I have reviewed the terms of Article VI of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

2. Based upon my review and examination described in paragraph (1) above, I certify that as of the date hereof:

(i) the organizational structure and capital structure of Holdings and its Subsidiaries is as set forth on Schedule 6.01(e) to the Credit Agreement;

(ii) each Loan Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing is in full force and effect. All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired;

(iii) there exists no litigation, governmental, administrative or judicial action or proceeding or law or order restraining, or otherwise prohibiting or making illegal, or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by the Transaction Documents;

(iv) the Borrower has established each of the “Depositary Accounts” under and as defined in Section 2.2 of the Depositary Agreement;

EXHIBIT G

(v) after taking into account the Credit Extensions made on the Effective Date and the application of proceeds thereof, Available Construction Funds as of the Effective Date are no less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations at the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget;

(vi) the representations and warranties of the Loan Parties contained in each Loan Document (other than, (A) in the case of Working Capital Advances permitted pursuant to Section 5.09(c)(i) and (ii) of the Credit Agreement and LC Facility Letters of Credit, the representations and warranties contained in Sections 7.01(e)(ii), (o), (bb) and (cc) of the Credit Agreement and (B) the representations and warranties contained in Section 7.01(u) of the Credit Agreement, which are contained in a Solvency Certificate executed by the Financial Officer of the Borrower on the Effective Date) are true and correct in all material respects on and as of the Effective Date, before and after giving effect to the Credit Extension to be made on the Effective Date and, with respect to any Borrowing, to the application of the proceeds therefrom, as though made on and as of the Effective Date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(vii) no Default or Event of Default has occurred and is continuing, or would result from the Credit Extension to be made on the Effective Date or, with respect to any Borrowing, from the application of the proceeds therefrom.

(viii) attached as Exhibit A hereto are true and complete copies of the audited financial statements of Enviva Holdings LP and its subsidiaries for the immediately preceding two Fiscal Years of the Borrower;

(ix) attached as Exhibit B hereto are true and complete copies of the unaudited financial statements of Enviva Holdings, LP and its domestic subsidiaries as of the Fiscal Quarters ending March 31, 2012 and June 30, 2012 (such financial statements attached as Exhibit A and Exhibit B hereto, the “Historical Financial Statements”);

(x) the Historical Financial Statements fairly present, in all material respects, the financial condition of the relevant Persons as at the dates indicated therein and the results of their operations and their cash flows for the periods indicated therein, subject to changes resulting from audit and normal year-end adjustments, and, in the case of the unaudited financial statements attached as Exhibit B hereto, the absence of footnotes;

(xi) the Base Case Projections entitled “Enviva Model” (with the file name “Enviva Model vFinal (11.8.12).xlsx”) and delivered to the Arrangers on the Effective Date are true and complete copies of the projections of construction and operating results for the Borrower and its Subsidiaries, including the Development Projects, over a period ending no sooner than the sixth anniversary of the Effective Date; and

EXHIBIT G

(xii) attached as Exhibit C hereto are true and complete copies of all Material Contracts and any supplements or amendments thereto in effect as of the Effective Date, all of which Material Contracts and supplements and amendments shall have been (in the case of each party thereto other than a Loan Party, to the best of my knowledge) duly (x) authorized and (y) other than the Pacific Basin Shipping Contract, executed and delivered, in each case by the parties party thereto.

[Signature Page Follows]

EXHIBIT G

The foregoing certifications are made and delivered as of the date first written above.1

ENVIVA, LP

Name:
Title:

[1]	To be executed by the chief financial officer or treasurer of the Borrower.

EXHIBIT G

EXHIBIT A

AUDITED FINANCIAL STATEMENTS

EXHIBIT G

EXHIBIT B

UNAUDITED FINANCIAL STATEMENTS

EXHIBIT G

EXHIBIT C

MATERIAL CONTRACTS

EXHIBIT G

EXHIBIT H

TO CREDIT AND GUARANTY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies, on behalf of ENVIVA, LP, a Delaware limited partnership (“Borrower”), in his capacity as [Chief Financial Officer/Treasurer] thereof, and not in his individual capacity, as follows:

1. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower; Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

2. [I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of [the Loan Parties][Enviva Holdings LP and its domestic Subsidiaries][the MLP and its subsidiaries] during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

3. The foregoing certifications, together with the detailed statements of calculations made in connection with the financial covenants in Section 8.04 of the Credit Agreement set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered pursuant to Section 8.03(d) of the Credit Agreement.]1

[4. [The Borrower] [name of Borrower Group Party] is proposing to acquire [all or substantially all of the assets of] [all of the Capital Stock of] [a business line or unit or a division of] a Person (such transaction, the “Permitted Acquisition”).

5. In connection with the foregoing, I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions contemplated by the proposed Permitted Acquisition and the condition of the Loan Parties and I certify that [the Borrower will be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such proposed Permitted Acquisition for which financial statements and certificates were required to be delivered pursuant to Section 8.03(b) or 8.03(c) of the Credit Agreement, after giving pro forma effect to such proposed Permitted Acquisition and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) of the Credit Agreement is appropriate as if such proposed Permitted Acquisition (and the incurrence of any Debt in connection

[1]	To be inserted for any Compliance Certificate delivered pursuant to 8.03(d) of the Credit Agreement.

EXHIBIT H

therewith) had occurred as of the first day of such Measurement Period]2 [the Borrower will be in compliance with an Interest Rate Coverage Ratio of not less than 3.50:1.00 and a Leverage Ratio of not more than 3.00:1.00, in each case, for the most recently completed four consecutive Fiscal Quarters of the Borrower ending prior to such proposed Permitted Acquisition for which financial statements and certificates were required to be delivered pursuant to Section 8.03(b) or 8.03(c) of the Credit Agreement, after giving pro forma effect to such proposed Permitted Acquisition and to any other material event occurring after such recently completed four consecutive Fiscal Quarters of the Borrower ending prior to the Proposed Permitted Acquisition as to which pro forma recalculation pursuant to 8.04(d) of the Credit Agreement is appropriate as if such proposed Permitted Acquisition (and the incurrence of any Debt in connection therewith) had occurred as of the first day of such recently completed four consecutive Fiscal Quarters of the Borrower ending prior to the proposed Permitted Acquisition]3.

6. Attached as Schedule I is the relevant financial information with respect to the proposed Permitted Acquisition necessary to demonstrate compliance with the Financial Covenants (including a base case model with respect to the proposed Permitted Acquisition).]4

[7. The MLP is proposing to issue common units representing its limited partner interests and to sell such units in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such common units shall be listed on a national securities exchange (as defined in the Exchange Act) in the United States.

8. In connection with the foregoing, I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions contemplated by the proposed Qualified MLP IPO and the condition of the Loan Parties and I certify that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such proposed Qualified MLP IPO for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) of the Credit Agreement were required to be delivered, after giving pro forma effect to such Qualified MLP IPO and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) of the Credit Agreement is appropriate as if the proposed Qualified MLP IPO had occurred as of the first day of such Measurement Period.]5

[9. The Borrower is proposing to make Restricted Payments at the end of the Fiscal Quarter ending [            ] to the Borrower General Partner and/or the Borrower Limited Partner to allow the MLP to make cash distributions pursuant to and in accordance with the cash distribution policy adopted by the

[2]	To be inserted for any Permitted Acquisition proposed after the date of delivery of the annual financial statements for the Fiscal Year of the Borrower ending December 31, 2013 pursuant to Section 8.03(c) of the Credit Agreement.
[3]	To be inserted for any Permitted Acquisition proposed prior to the date of delivery of the annual financial statements for the Fiscal Year of the Borrower ending December 31, 2013 pursuant to Section 8.03(c) of the Credit Agreement.
[4]	To be inserted for any Compliance Certificate delivered in connection with a proposed Permitted Acquisition.
[5]	To be inserted for any Compliance Certificate delivered in connection with the Qualified MLP IPO.

EXHIBIT H

board of directors of the MLP General Partner under the limited partnership agreement of the MLP, which cash distributions from Borrower to the Borrower General Partner and the Borrower Limited Partner shall be in an amount not to exceed the amount of cash distributions made by the MLP.

10, In connection with the foregoing, I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions contemplated by the proposed Restricted Payment and the condition of the Loan Parties and I certify that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such proposed Restricted Payment for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) of the Credit Agreement were required to be delivered, after giving pro forma effect to such proposed Restricted Payment and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) of the Credit Agreement is appropriate as if such Restricted Payment had occurred as of the first day of such Measurement Period.]6

[11. The [Borrower][Name of Subsidiary Guarantor] has sold, transferred or otherwise disposed of [all][a portion] of the Capital Stock of [Name of Unrestricted Subsidiary] permitted under Section 8.02(e)(vii) of the Credit Agreement and the Borrower is proposing to make Restricted Payments in an aggregate amount not to exceed the Asset Sale Proceeds received by the [Borrower][Subsidiary Guarantor] from such [sale][transfer][disposition] less the amount of [the Borrower’s][such Subsidiary Guarantor’s] Investment in the applicable Unrestricted Subsidiary (other than Investments in such Unrestricted Subsidiary made pursuant to 8.02(f)(x) of the Credit Agreement).

12. In connection with the foregoing, I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions contemplated by the proposed Restricted Payment and the condition of the Loan Parties and I certify that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such proposed Restricted Payment for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) of the Credit Agreement were required to be delivered, after giving pro forma effect to such proposed Restricted Payment and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) of the Credit Agreement is appropriate as if such Restricted Payment had occurred as of the first day of such Measurement Period.]7

Dated this day of , .

[ENVIVA, LP]
[NAME OF SUBSIDIARY]

By:
Name:
Title:

[6]	To be inserted for any Compliance Certificate delivered pursuant to Section 8.02(g)(ii) of the Credit Agreement.
[7]	To be inserted for any Compliance Certificate delivered pursuant to Section 8.02(g)(iii)(B) of the Credit Agreement.

EXHIBIT H

ANNEX A

FINANCIAL COVENANTS

1. Leverage Ratio:

[Insert ratio of (a) Total Debt for applicable Measurement Period to (b) EBITDA for applicable Measurement Period together with reasonably detailed calculations.]

2. Interest Coverage Ratio:

[Insert ratio of (a) EBITDA for applicable Measurement Period to (b) Interest Expense for applicable Measurement Period together with reasonably detailed calculations.]

EXHIBIT H

EXHIBIT I

TO CREDIT AND GUARANTY AGREEMENT

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [                         , 20    ] (this “Agreement”), by and among [NEW LENDERS] (each an “Augmenting Lender” and collectively, the “Augmenting Lenders”), [EXISTING WORKING CAPITAL LENDERS PROVIDING NEW WORKING CAPITAL COMMITMENTS/EXISTING LENDERS PROVIDING NEW TERM LOAN COMMITMENTS] (each an “Increasing Lender” and collectively, the “Increasing Lenders”), ENVIVA, LP, a Delaware limited partnership (the “Borrower”), ENVIVA GP, LLC, a Delaware limited liability company (“GP”), ENVIVA MLP HOLDCO LLC, a Delaware limited liability company (“MLP HoldCo”), certain Subsidiaries of the Borrower, as Subsidiary Guarantors, and BARCLAYS BANK PLC, as Collateral Agent (in such capacity, the “Collateral Agent”) and as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower; GP; MLP HoldCo; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent; and

WHEREAS, pursuant to Section 5.10 of the Credit Agreement, the Borrower is requesting [an increase in Working Capital Commitments in the amount of $[            ][the establishment of one or more new term loan commitments in the amount of $[            ] (collectively, the “Incremental Commitments”).1

WHEREAS, the Augmenting Lenders and the Increasing Lenders are agreeable to providing the Incremental Commitments pursuant to Section 5.10 of the Credit Agreement;

WHEREAS, the Administrative Agent (to the extent New Working Capital Commitments are being provided) consents to each Augmenting Lender;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Augmenting Lender and each Increasing Lender party hereto hereby agrees to commit to provide its respective Incremental Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

[1]	Incremental Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

EXHIBIT I

Each Augmenting Lender and each Increasing Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Augmenting Lender, Increasing Lender, Lender or other Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agents on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as an Augmenting Lender or Increasing Lender.

Each Augmenting Lender and Increasing Lender hereby agrees to make its Incremental Commitment on the following terms and conditions2:

1.	Applicable Margin. The Applicable Margin for each of the Advances made with respect to the Incremental Commitments shall mean, as of any date of determination, a percentage per annum as set forth below:

Eurodollar Rate Loans	Base Rate Loans
%		%

2.	Principal Payments. [Borrower shall make principal payments on the Working Capital Advances in accordance with Section 2.03(b) of the Credit Agreement.][Borrower shall make principal payments on the New Term Advances in installments on the dates and in the amounts set forth below:]

Amortization Date	New Term Advance Percentage
%

3.	Voluntary and Mandatory Prepayments. The aggregate outstanding principal of the Advances with respect to the Incremental Commitments shall be reduced in connection with any voluntary or mandatory prepayments of such Advances in accordance with Section 2.04 of the Credit Agreement.

[2]	Insert completed items 1-6 as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 5.10 of the Credit Agreement.

EXHIBIT I

4.	Fees. Borrower agrees to pay each [Augmenting Lender][Increasing Lender] its pro rata share (in proportion to its Incremental Commitments) of an aggregate fee equal to [ ] on [ ].

5.	[Commitment Fees. Borrower agrees to pay [each Augmenting Lender] [and] [each Increasing Lender] having New Working Capital Commitments commitment fees pursuant to Section 5.03(a)(i) of the Credit Agreement.][3]

6.	[Augmenting Lenders. Each Augmenting Lender acknowledges and agrees that upon its execution of this Agreement and the making of Advances with respect to the Incremental Commitments that such Augmenting Lender shall become a [“Lender”]/[“Working Capital Lender”] under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a [Lender]/[Working Capital Lender] thereunder.][4]

7.	Credit Agreement Governs. Except as set forth in this Agreement, the Advances with respect to any New Working Capital Commitments and/or any New Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

8.	Representations and Warranties of the Borrower. The Borrower hereby represents and warrants that:

i.	The representations and warranties contained in each Loan Document (other than, in the case of Working Capital Advances permitted pursuant to Section 5.09(c)(i) and (ii) of the Credit Agreement and LC Facility Letters of Credit and the representations and warranties contained in Sections 7.01(e)(ii), (o), (bb) and (cc) of the Credit Agreement) are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Incremental Commitments and/or the making of any series of New Term Loans and, with respect to any proposed Borrowing contemplated hereby, to the application of proceeds therefrom, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

ii.	no Default or Event of Default has occurred and is continuing, or would result from giving effect to the Incremental Commitments and/or the making of any series of New Term Loans or, with respect to the proposed Borrowings contemplated hereby, from the application of the proceeds therefrom.

[3]	Insert bracketed language if the Augmenting Lender and/or Increasing Lender is providing New Working Capital Commitments.
[4]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT I

9.	Representations and Warranties of each Augmenting Lender. By its execution of this Agreement, each Augmenting Lender (that is not a Lender prior to giving effect to this Joinder Agreement) represents and warrants that it is an Eligible Assignee.

10.	Conditions to Effectiveness. This Agreement shall become effective on the date when each of the conditions set forth in this Section 10 to this Agreement shall have been fulfilled.

(a)	Execution of Counterparts. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered on behalf of each of (a) the Borrower and the other Loan Parties, (b) the Administrative Agent, (c) each of the Augmenting Lenders and (d) each of the Increasing Lenders.

(b)	Payment of Fees and Expenses. The Borrower shall have paid (i) all fees and expenses owing in respect of any New Working Capital Commitments and/or any New Term Loan Commitments to the Administrative Agent for the benefit of the applicable Augmenting Lenders and Increasing Lenders and (ii) to each other Agent or Lender all other fees and expenses owing, if any, in respect of the applicable increase in the Working Capital Commitments as a result of the New Working Capital Commitments and (iii) all other fees and expenses owing to the Administrative Agent, the Collateral Agent, or the Lenders (in each case, to the extent the Borrower is responsible for such fees and expenses pursuant to Section 12.02 or 12.03(c) of the Credit Agreement).

(c)	Execution of Consent. The Administrative Agent shall have received counterparts of a consent, duly executed by each of the Loan Parties, affirming that the Guaranty and the Collateral Documents to which such Person is a party and, in the case of the Collateral Documents, all of the Collateral described therein shall continue to secure the payment of all of the Obligations.

(d)	Corporate Documents. The Administrative Agent shall have additionally received each of the following documents, each document (unless otherwise indicated) being dated the date of receipt thereof by the Administrative Agent (which date shall be the same for all such documents):

(i)	Certified copies of resolutions of the board of directors of each of the Loan Parties approving this Agreement and the matters contemplated hereby and thereby.

(ii)	A certificate of the secretary or an assistant secretary of each of the Loan Parties certifying the names and true signatures of its officers authorized to sign this Agreement.

(iii)	[An opinion of counsel for the Borrower in form and substance reasonably satisfactory to, the Administrative Agent.][5]

[5]	Include to the extent reasonably requested by the Administrative Agent.

EXHIBIT I

(iv)	[Other documents reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.][6]

(v)	A certificate of a Responsible Officer of the Borrower, signed, on behalf of the Borrower, certifying and showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that (A) the conditions set forth in Section 5.10(c) of the Credit Agreement have been satisfied and (B) the Borrower will be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to the incurrence of any New Working Capital Commitments and/or New Term Loan Commitments for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) of the Credit Agreement were required to be delivered, after giving pro forma effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that such Commitments are fully drawn), and to any other event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) of the Credit Agreement is appropriate as if such transactions had occurred as of the first day of such Measurement Period.

(e)	Delayed Draw Term Commitments. As of the date hereof, the Delayed Draw Term Commitments shall have been utilized or expired.

(f)	[Yield. To the extent that the proposed yield on any New Term Loan Commitments (taking into account any upfront fees, commitment fees, original issue discount or any other similar component of the interest or yield applicable to such New Term Loan Commitments) exceeds the yield in respect of the Tranche A Facility by more than 0.50%, the Applicable Margin of each of the existing Term Facilities shall have been increased to the extent required so that the yield on the existing Term Facilities is 0.50% less (assuming such New Term Loan Commitments are fully drawn) than the yield with respect to the Incremental Commitments), provided that the comparative determinations of yield are to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all Lenders, including the effect of any amendments to the Applicable Margin on the existing Term Facilities that became effective subsequent to the Effective Date but prior to the Increased Amount Date but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders.][7]

11.	Use of Proceeds. [The proceeds of any New Term Loan Commitments shall be used solely in accordance with Section 5.09(e) of the Credit Agreement.][8]

[6]	Include to the extent reasonably requested by the Administrative Agent.
[7]	Include bracketed language if the Incremental Commitments include New Term Loan Commitments.
[8]	Insert bracketed language if the Incremental Commitments include New Term Loan Commitments.

EXHIBIT I

12.	Leverage Ratio and Contracted Coverage Ratio. (a) The pro forma Leverage Ratio as of the last day of the most recently ended Fiscal Quarter shall not exceed 2.50:1.00 after giving effect to the Incremental Commitments (assuming that any such Incremental Commitments are fully drawn) and calculated pursuant to Section 8.04(d) of the Credit Agreement and (b) the pro forma Contracted Coverage Ratio as of the date of extension of any Incremental Commitments shall not be less than 1.75:1.00 after giving effect to such Incremental Commitments (assuming that any such Incremental Commitments are fully drawn).

13.	Notice. For purposes of the Credit Agreement, the initial notice address of each Augmenting Lender shall be as set forth below its signature below.

14.	Certifications. For each Augmenting Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Augmenting Lender may be required to deliver to Administrative Agent pursuant to subsection 5.06(e) of the Credit Agreement.

15.	Recordation. Upon execution and delivery hereof, Administrative Agent will record the Incremental Commitments of such Augmenting Lender and/or such Increasing Lender in the Register.

16.	Other Terms and Provisions. [The terms and provisions of the New Working Capital Commitments (and any Advances made with respect thereto) shall be identical to the terms and provisions of the Working Capital Commitments and the Working Capital Advances made with respect thereto.][9] [Subject to Section 10(f) hereof, the terms and provisions of the New Term Loan Commitments (and any Advances made with respect thereto) shall be identical in all material respects to the terms and provisions of the Tranche A Commitments and the Tranche A Advances (other than with respect to any requirement to obtain interest rate hedging under Section 8.01(n) of the Credit Agreement).][10]

17.	Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Agreement, each reference in the Credit Agreement to “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other transaction documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Agreement.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically modified by this Agreement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as modified by this Agreement.

[9]	Insert for New Working Capital Commitments.
[10]	Insert for New Term Loan Commitments.

EXHIBIT I

18.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

19.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

20.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

21.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

22.	Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT I

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of [                    ,         ].

[NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

[NAME OF INCREASING LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

ENVIVA, LP

By:
Name:
Title:

EXHIBIT I

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Authorized Signatory

EXHIBIT I

SCHEDULE A

TO JOINDER AGREEMENT

Name of Augmenting Lender or Increasing Lender	Type of Commitment	Amount
[ ]	[New Working Capital Commitments][New Term Loan Commitments]		$

		Total:	$

EXHIBIT I

EXHIBIT J

TO CREDIT AND GUARANTY AGREEMENT

FORM OF GUARANTY SUPPLEMENT

                             ,

Barclays Bank PLC, as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Re: Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty, any other Loan Document, any Secured Interest Rate/Currency Agreement, any Secured Commodity Hedge Agreement or any Secured Cash Management Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

EXHIBIT J

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of such Person that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned or any other Loan Party hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to Holdings or each other Subsidiary Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” and/or “Guarantor,” as applicable, or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned represents and warrants on behalf of itself, on the date hereof as follows:

(a) Supplemental Schedule 7.01(a) accurately sets forth for the undersigned its exact legal name, type of organization, jurisdiction of formation, the address of its principal place of business and its U.S. taxpayer identification number, if any. The undersigned has no trade names (other than any trade names which have been disclosed in writing to the Administrative Agent). Attached hereto is a true and correct copy of the undersigned’s constituent documents, each of which is valid and is in full force and effect.

(b) Supplemental Schedule 7.01(b) sets forth the ownership structure of the undersigned and the Loan Parties as of the date hereof.

(c) The representations and warranties contained in each Loan Document and applicable to the undersigned are true and correct in all material respects on and as of the date hereof, before and after giving effect to the transactions contemplated hereby on the date hereof as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such Credit Date, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

EXHIBIT J

(f) No event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or electronic image scan shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE UNDERSIGNED ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS GUARANTY SUPPLEMENT, THE UNDERSIGNED, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE UNDERSIGNED AT ITS ADDRESS PROVIDED ON SCHEDULE A HERETO IN ACCORDANCE WITH SECTION 11.01 OF THE CREDIT AGREEMENT (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE UNDERSIGNED IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDER PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE UNDERSIGNED IN THE COURTS OF ANY OTHER JURISDICTION.

(c) Waiver Of Jury Trial. THE UNDERSIGNED HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THE UNDERSIGNED, THE AGENTS AND THE LENDER PARTIES RELATING TO THE SUBJECT MATTER OF THIS GUARANTY SUPPLEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS GUARANTY SUPPLEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE UNDERSIGNED ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN

EXHIBIT J

ENTERING INTO THIS GUARANTY SUPPLEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. THE UNDERSIGNED FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 5(c) AND EXECUTED BY THE UNDERSIGNED, THE AGENTS AND THE LENDER PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS GUARANTY SUPPLEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Page Follows]

EXHIBIT J

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]
as [a Subsidiary Guarantor and an Additional Subsidiary Guarantor][Intermediate Holdco][MLP][1]

By
Title:

[1]	Insert relevant capacity.

EXHIBIT J

SUPPLEMENTAL SCHEDULE 7.01(a)

TO CREDIT AND GUARANTY AGREEMENT

Name of Additional Guarantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Address of Principal Place of Business	Organizational Identification Number[2]

[2]	If Additional Guarantor does not have an organizational identification number, please indicate “none.”

EXHIBIT J

SUPPLEMENTAL SCHEDULE 7.01(b)

TO CREDIT AND GUARANTY AGREEMENT

CAPITAL STOCK AND OWNERSHIP

EXHIBIT J

EXHIBIT K

TO CREDIT AND GUARANTY AGREEMENT

FORM OF MORTGAGE

RECORDING REQUESTED BY:

Latham & Watkins LLP

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn: Caitlin P. Beer, Esq.

Re: [ENVIVA ENTITY]

Location:

Municipality:

County:

State:

                                                 Space above this line for recorder’s use only

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

This DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [            ], 2012 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Deed of Trust”), by and from [                    ], a [                    ], with an address of [            ] (“Grantor”), to [            ], as trustee (together with its successors and assigns in such capacity, “Trustee”), with an address of [            ], for the benefit and security of [                    ], as Collateral Agent for the benefit of the Secured Parties under the Credit Agreement (hereinafter defined) (in such capacity, together with it successors and assigns, “Beneficiary”), with an address of [            ].

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, as borrower (the “Borrower”); Enviva GP, LLC, a Delaware

EXHIBIT K

limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower, Grantor and the other Guarantors may enter into one or more Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and the Lender Counterparties as set forth in the Credit Agreement, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, as applicable, Grantor has agreed, subject to the terms and conditions hereof, each other Loan Document, each Secured Interest Rate/Currency Agreement, each Secured Commodity Hedge Agreement and each Secured Cash Management Agreement, to secure Grantor’s obligations under the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements and Secured Cash Management Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Beneficiary and Grantor agree as follows:

SECTION 1. DEFINITIONS

1.1. Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Mortgaged Property” means all of Grantor’s interest in (i) the real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Grantor (the “Land”); (ii) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all right, title and interest of Grantor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (v) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”); (vi) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Grantor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (vii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of

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deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (viii) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (ix) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (x) all property tax refunds payable to Grantor (the “Tax Refunds”); (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”); and (xiii) all of Grantor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein. Notwithstanding anything in this Deed of Trust to the contrary, in no event shall the term “Mortgaged Property” include, and Grantor shall not be deemed to have granted any lien or security interest in, any of Grantor’s right, title or interest in or to any Excluded Property (as defined in the Credit Agreement).

“Obligations” shall have the meaning ascribed to it in the Credit Agreement.

“Permitted Liens” shall have the meaning ascribed to it in the Credit Agreement.

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

1.2. Interpretation. References to “Sections” shall be to Sections of this Deed of Trust unless otherwise specifically provided. Section headings in this Deed of Trust are included herein for convenience of reference only and shall not constitute a part of this Deed of Trust for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.02 of the Credit Agreement shall be applicable to this Deed of Trust mutatis mutandis. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern.

SECTION 2. GRANT

For consideration paid and to secure the full and timely payment and performance of the Obligations, Grantor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Trustee, IN TRUST, for the benefit and security of the Beneficiary, the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Beneficiary, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Trustee for so long as any of the Obligations remain outstanding, upon the terms and conditions contained herein.

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SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1. Title. Grantor represents and warrants to Beneficiary that except for the Permitted Liens, (a) Grantor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Deed of Trust creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

3.2. First Lien Status. Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the Loan Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

3.3. Payment and Performance. Grantor shall promptly pay and perform the Obligations in full when they are required to be paid and performed under the Loan Documents, the Secured Interest Rate/Currency Agreements, the Secured Commodity Hedge Agreements and the Secured Cash Management Agreements, as applicable.

3.4. Replacement of Fixtures and Personalty. Grantor shall not, without the prior written consent of Beneficiary or as permitted under the Credit Agreement, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Grantor subject to the liens and security interests of this Deed of Trust and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Beneficiary.

3.5. Inspection. Subject to the terms of Section 8.01(f) of the Credit Agreement, Grantor shall permit Beneficiary, and Beneficiary’s agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as Beneficiary may reasonably require; provided, such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

3.6. Covenants Running with the Land. All obligations contained in this Deed of Trust are intended by Grantor and Beneficiary to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary. In addition, all of the covenants of Grantor in any Loan Document are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

3.7. Condemnation Awards and Insurance Proceeds. Grantor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Beneficiary and authorizes Beneficiary to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Loan Documents. Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged

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Property, subject to the terms of the Loan Documents. Grantor authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly, subject to the terms of the Loan Documents.

3.8. Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Grantor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Beneficiary or any of the Secured Parties to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Deed of Trust, the Obligations or Beneficiary, and the result is to increase the taxes imposed upon or the cost to Beneficiary of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Grantor shall, on demand, pay to Beneficiary and the Secured Parties additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Beneficiary, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then Grantor shall pay or reimburse Beneficiary or the Secured Parties for payment of the lawful and non-usurious portion thereof.

3.9. Mortgage Tax. Grantor shall (i) pay when due any tax imposed upon it or upon Beneficiary or any Secured Party pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Deed of Trust and any of the other Loan Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

3.10. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Obligations, then the amount secured shall be reduced only by the last and final sums that Borrower repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations unless arising from the Mortgaged Property. So long as the balance of the Obligations exceeds the amount secured, any payments of the Obligations shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Obligations as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

SECTION 4. DEFAULT AND FORECLOSURE

4.1. Remedies. If an Event of Default has occurred and is continuing, Beneficiary may, at Beneficiary’s election, but subject to Section 9.01 of the Credit Agreement, exercise any or all of the following rights, remedies and recourses: (a) declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon; (c) if Grantor remains in possession of the Mortgaged Property after an Event of Default and without Beneficiary’s prior written consent, Beneficiary may invoke any legal remedies to dispossess Grantor; (d) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and

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improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Beneficiary in connection therewith in accordance with the provisions hereof; (e) institute proceedings for the complete foreclosure of this Deed of Trust, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels; (f) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment; and/or (g) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary or any of the Secured Parties may be a purchaser at such sale and if Beneficiary is the highest bidder, Beneficiary shall credit the portion of the purchase price that would be distributed to Beneficiary against the Obligations in lieu of paying cash. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Any receiver appointed pursuant to this section shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof.

4.2. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3. Remedies Cumulative, Concurrent and Nonexclusive. Beneficiary shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Beneficiary or the Secured Parties, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Beneficiary or the Secured Parties in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4. Release of and Resort to Collateral. Subject to the terms of the Loan Documents, Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment and performance of the Obligations, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect, subject to the terms of the Loan Documents.

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4.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Beneficiary’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

4.6. Discontinuance of Proceedings. If Beneficiary or the Secured Parties shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary or the Secured Parties shall have the unqualified right to do so and, in such an event, Grantor and Beneficiary or the Secured Parties shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary or the Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary or the Secured Parties thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

4.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary (or the receiver, if one is appointed) in accordance with, and subject to, Section 7.2 of the Security Agreement, unless otherwise required by applicable law.

4.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9. Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Beneficiary and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Beneficiary or any other Secured Party under this Section, or otherwise under this Deed of Trust or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within thirty (30) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Obligations, and all such sums, together with interest thereon, shall be secured by this Deed of Trust. Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the other Loan Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Deed of Trust and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary or the other Secured Parties in respect thereof, by litigation or otherwise.

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4.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Beneficiary or the other Secured Parties under the Loan Documents, at law or in equity shall cause Beneficiary or any Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Beneficiary or any Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

5.1. Assignment. In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Beneficiary (any such notice being hereby expressly waived by Grantor).

5.2. Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Deed of Trust, Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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SECTION 6. SECURITY AGREEMENT

6.1. Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards, but excluding any Excluded Property. To this end, Grantor grants to Beneficiary a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property (but excluding any Excluded Property) to secure the payment and performance of the Obligations subject to the Permitted Liens, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor.

6.2. Financing Statements. Grantor shall authorize and deliver to Beneficiary, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor’s chief executive office is at the address specified in Section 12.01 of the Credit Agreement.

6.3. Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth in the first paragraph of this Deed of Trust.

SECTION 7. ATTORNEY-IN-FACT

Grantor hereby irrevocably appoints Beneficiary and its successors and assigns as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Beneficiary in such performance shall be added to and included in the Obligations and shall bear interest at the rate or rates at which interest is then computed on the Obligations provided that from the date incurred

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said advance is not repaid within five (5) days demand therefor; (iii) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (iv) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. BENEFICIARY AS AGENT

Beneficiary has been appointed to act as Beneficiary hereunder by Lenders and, by their acceptance of the benefits hereof, the Lender Counterparties. Beneficiary shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Deed of Trust and the Loan Documents; provided, Beneficiary shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) the Required Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, as applicable) under all Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements and Secured Cash Management Agreements. In furtherance of the foregoing provisions of this Section, each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Beneficiary for the benefit of the Secured Parties in accordance with the terms of this Section. Beneficiary shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Beneficiary under this Agreement; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Beneficiary under this Agreement; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Beneficiary under this Agreement. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Beneficiary under this Agreement, and the retiring or removed Beneficiary under this Agreement shall promptly (i) transfer to such successor Beneficiary all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Beneficiary under this Deed of Trust, and (ii) execute and deliver to such successor Beneficiary such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Beneficiary of the security interests created hereunder, whereupon such retiring or removed Beneficiary shall be discharged from its duties and obligations under this Deed of Trust thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Beneficiary, the provisions of this Deed of Trust shall continue to inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Beneficiary hereunder.

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SECTION 9. LOCAL LAW PROVISIONS

[to be provided, if any, by local counsel]

SECTION 10. TERMINATION AND RELEASE

Upon payment and performance in full of the Obligations, subject to and in accordance with the terms and provisions of the Credit Agreement, Beneficiary, at Grantor’s expense, shall release the liens and security interests created by this Deed of Trust or reconvey the Mortgaged Property to Grantor.

SECTION 11. MULTI-SITE REAL ESTATE TRANSACTIONS

Grantor acknowledges that this Deed of Trust is one of a number of Mortgages and other security documents (“Other Mortgages”) that secure the Obligations. Grantor agrees that, subject to the terms of Section 10 hereof, the lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Beneficiary, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Beneficiary of any security for or guarantees of the Obligations, or by any failure, neglect or omission on the part of Beneficiary to realize upon or protect any Obligation or any collateral security therefor including the Other Mortgages. Subject to the terms of Section 10 hereof, the lien of this Deed of Trust shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations or of any of the collateral security therefor, including the Other Mortgages or any guarantee thereof, and, to the fullest extent permitted by applicable law, Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Beneficiary’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the Obligations hereby secured or the lien of this Deed of Trust and any exercise of the rights and remedies of Beneficiary hereunder shall not impair the lien of any of the Other Mortgages or any of Beneficiary’s rights and remedies thereunder. To the fullest extent permitted by applicable law, Grantor specifically consents and agrees that Beneficiary may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any right of subrogation.

SECTION 12. MISCELLANEOUS

12.1. Notices. Any notice and other communication required or permitted to be given under this Deed of Trust shall be given in accordance with the notice provisions of the Credit Agreement to the address set forth therein.

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12.2. Governing Law. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND BENEFICIARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

12.3. Severability. In case any provision in or obligation under this Deed of Trust shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

12.4. Credit Agreement. In the event of any conflict or inconsistency with the terms of this Deed of Trust and the terms of the Credit Agreement, the Credit Agreement shall control.

12.5. Time of Essence. Time is of the essence of this Deed of Trust.

12.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.6 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS DEED OF TRUST MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.7. Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary and Grantor and their respective successors and assigns. Subject to the terms of the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

EXHIBIT K

12.8. No Waiver. Any failure by Beneficiary to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Beneficiary shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions. No failure or delay on the part of Beneficiary or any Secured Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Deed of Trust and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.9. Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Beneficiary shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Beneficiary.

12.10. Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Obligations secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary.

12.11. Entire Agreement. This Deed of Trust and the other Loan Documents embody the entire agreement and understanding between Beneficiary and Grantor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

SECTION 13. RIGHTS AND RESPONSIBILITIES OF TRUSTEE; OTHER PROVISIONS RELATING TO TRUSTEE

Notwithstanding anything to the contrary in this Deed of Trust, Grantor and Beneficiary agree as follows:

13.1. Exercise of Remedies by Trustee. To the extent that this Deed of Trust or applicable law authorizes or empowers Beneficiary to exercise any remedies set forth in Section 4 hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the State) shall have the power to exercise any or all such remedies, and to perform any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State. In connection therewith, Trustee: (a) shall not exercise, or waive the exercise of, any Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary’s request, and (b) shall exercise, or waive the exercise of, any or all of Beneficiary’s remedies at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise or waiver. Trustee may, however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

EXHIBIT K

13.2. Rights and Privileges of Trustee. To the extent that this Deed of Trust requires Grantor to reimburse Beneficiary for any expenditures Beneficiary may incur, Trustee shall be entitled to the same rights to reimbursement of expenses as Beneficiary, subject to such limitations and conditions as would apply in the case of Beneficiary. To the extent that this Deed of Trust negates or limits Beneficiary’s liability as to any matter, Trustee shall be entitled to the same negation or limitation of liability. To the extent that Grantor, pursuant to this Deed of Trust, appoints Beneficiary as Grantor’s attorney in fact for any purpose, Beneficiary or (when so instructed by Beneficiary) Trustee shall be entitled to act on Grantor’s behalf without joinder or confirmation by the other.

13.3. Authority of Beneficiary. If Beneficiary is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on Beneficiary’s behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment may be executed by any authorized officer or agent of Beneficiary and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of Beneficiary.

13.4. Effect of Appointment of Successor Trustee. Upon the appointment and designation of any successor, substitute or replacement Trustee, Trustee’s entire estate and title in the Mortgaged Property shall vest in the designated successor, substitute or replacement Trustee. Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee. All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

13.5. Confirmation of Transfer and Succession. Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Mortgaged Property of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.

13.6. Exculpation. Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or otherwise be responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence, willful misconduct or knowing violation of law. Trustee shall not be personally liable in case of entry by him, or anyone entering by virtue of the powers herein granted him, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law). Trustee shall be under no liability for interest on any moneys received by it hereunder.

EXHIBIT K

13.7. Endorsement and Execution of Documents. Upon Beneficiary’s written request, Trustee shall, without liability or notice to Grantor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of the Credit Documents. Grantor hereby irrevocably designates Trustee as its attorney in fact to execute, acknowledge and deliver, on Grantor’s behalf and in Grantor’s name, all instruments or agreements necessary to implement any provision(s) of this Deed of Trust or to further perfect the lien created by this Deed of Trust on the Mortgaged Property. This power of attorney shall be deemed to be coupled with an interest and shall survive any disability of Grantor.

13.8. Multiple Trustees. If Beneficiary appoints multiple trustees, then any Trustee, individually, may exercise all powers granted to Trustee under this instrument, without the need for action by any other Trustee(s).

13.9. No Required Action. Trustee shall not be required to take any action under this Deed of Trust or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested so to do by a written instrument signed by Beneficiary and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to him against any and all costs, expense and liabilities arising therefrom. Trustee shall not be responsible for the execution, acknowledgment or validity of the Loan Documents, or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourses of Beneficiary.

13.10. Terms of Trustee’s Acceptance. Trustee accepts the trust created by this Deed of Trust upon the following terms and conditions:

(a) Delegation. Trustee may exercise any of its powers through appointment of attorney(s) in fact or agents.

(b) Security. Trustee shall be under no obligation to take any action upon any Event of Default unless furnished security or indemnity, in form satisfactory to Trustee, against costs, expenses, and liabilities that Trustee may incur.

(c) Costs and Expenses. Grantor shall reimburse Trustee, as part of the Obligations secured hereunder, for all reasonable disbursements and expenses (including reasonable legal fees and expenses) incurred by reason of or arising from an Event of Default and as provided for in this Deed of Trust, including any of the foregoing incurred in Trustee’s administering and executing the trust created by this Deed of Trust and performing Trustee’s duties and exercising Trustee’s powers under this Deed of Trust.

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EXHIBIT K

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[ ]

By:
Name:
Title:

[LOCAL COUNSEL TO PROVIDE APPROPRIATE NOTARY BLOCK]

EXHIBIT K

EXHIBIT A TO

MORTGAGE

Legal Description of Premises:

EXHIBIT K

EXHIBIT L

TO CREDIT AND GUARANTY AGREEMENT

FORM OF DEPOSITARY AGREEMENT

[TO BE PROVIDED SEPARATELY]

EXHIBIT L

EXECUTION VERSION

DEPOSITARY AGREEMENT

Dated as of November 9, 2012

among

ENVIVA, LP,

as Borrower,

CERTAIN SUBSIDIARIES OF ENVIVA, LP,

BARCLAYS BANK PLC,

as Administrative Agent,

BARCLAYS BANK PLC,

as Collateral Agent,

and

CITIBANK, N.A.,

as Depositary

Section 5.3.	Termination	21
Section 5.4.	Notices	21
Section 5.5.	Severability	22
Section 5.6.	Headings	22
Section 5.7.	APPLICABLE LAW	22
Section 5.8.	CONSENT TO JURISDICTION	22
Section 5.9.	WAIVER OF JURY TRIAL	23
Section 5.10.	Setoff	23
Section 5.11.	Counterparts	23
Section 5.12.	No Waiver	23
Section 5.13.	Force Majeure	24
Section 5.14.	Instructions; Verification; Communications	24
Section 5.15.	Use of Name	25

EXHIBITS

Exhibit A:	FORM OF CONSTRUCTION DRAWDOWN CERTIFICATE

Exhibit B:	FORM OF IE DRAWDOWN CONFIRMATION CERTIFICATE

Exhibit C:	FORM OF WITHDRAWAL CERTIFICATE

SCHEDULES

Schedule A:	AUTHORIZED LIST OF SIGNERS

This DEPOSITARY AGREEMENT, dated as of November 9, 2012 (this “Agreement”), is entered into by and among ENVIVA, LP, a Delaware limited partnership (the “Borrower”), the SUBSIDIARY GUARANTORS party hereto from time to time, BARCLAYS BANK PLC, as collateral agent for the Secured Parties (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), BARCLAYS BANK PLC, as administrative agent under the Credit Agreement (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), CITIBANK, N.A., AGENCY & TRUST DIVISION, as the depositary bank, as “securities intermediary” and as “bank” (together with its permitted successors and assigns in such capacities, the “Depositary”).

RECITALS:

WHEREAS, the Borrower, Enviva GP, LLC (“GP”), Enviva MLP Holdco LLC (“MLP Holdco”) and the Subsidiary Guarantors have entered into that certain Credit and Guaranty Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Collateral Agent, the Administrative Agent and the Lenders, the LC Facility Issuing Banks and other Persons party thereto from time to time;

WHEREAS, the Borrower or any Subsidiary Guarantor may from time to time after the date hereof enter into Secured Cash Management Agreements, Secured Commodity Hedge Agreements and Secured Interest Rate/Currency Agreements with Lender Counterparties;

WHEREAS, the Borrower and the Subsidiary Guarantors have agreed to secure all of the Obligations with a Lien on substantially all of their respective assets, including all of their respective rights, title and interest in, to and under the Depositary Accounts established pursuant to this Agreement and all of the funds deposited therein or credited thereto as security for the payment and performance in full of the Obligations;

WHEREAS, the Collateral Agent and the Loan Parties desire to appoint Citibank, N.A., Agency & Trust Division, as the Depositary to hold and administer monies deposited in or credited to the Depositary Accounts established pursuant to this Agreement and funded with, among other things, proceeds of the Tranche A Advances, the Delayed Draw Advances, the Working Capital Advances, the Equity Contributions and certain Project Revenues; and

WHEREAS, it is a condition precedent to the transactions contemplated by the Credit Agreement that this Agreement shall have been executed and delivered by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

Section 1.1. Defined Terms. Each capitalized term used and not otherwise defined herein (including in the preamble, recitals, exhibits and schedules hereto) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Bank” shall mean any commercial bank or financial institution having a long-term unsecured senior debt rating of at least A3 or better by Moody’s and A- or better by S&P.

“Acceptable Letter of Credit” shall mean an irrevocable letter of credit issued by an Acceptable Bank that has a stated maturity date that is not earlier than 12 months after the date of issuance of such letter of credit, and which letter of credit and all related documentation are reasonably satisfactory to the Administrative Agent and the Collateral Agent. Any such letter of credit must be drawable if, (a) it is not renewed or replaced at least 30 days prior to its stated maturity date or (b) the issuer thereof fails to satisfy the requirements of an “Acceptable Bank” and a replacement letter of credit has not been obtained from an Acceptable Bank within 30 days thereafter. No Loan Party shall be the account party in respect of any such letter of credit, and any such letter of credit shall not otherwise constitute Debt of any Loan Party or be secured by a Lien on any of the Property of any Loan Party.

“Account Collateral” shall have the meaning assigned to such term in Section 2.3(a).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Business Day” shall mean any day on which the Depositary is open for business in New York City.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Construction Disbursement Account” shall mean the Depositary Account of such name established pursuant to Section 2.2(b).

“Construction Disbursement Date” shall have the meaning assigned to such term in Section 3.2(c)(i).

“Construction Drawdown Certificate” shall mean a certificate delivered by a Responsible Officer of the Borrower in the form of Exhibit A.

“Construction Equity Account” shall mean the Depositary Account of such name established pursuant to Section 2.2(c).

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Debt Payment Deficiency” shall have the meaning assigned to such term in Section 3.1(e).

“Debt Service Reserve Account” shall mean the Depositary Account of such name established pursuant to Section 2.2(a).

“Depositary” shall have the meaning assigned to such term in the preamble hereto.

“Depositary Accounts” shall have the meaning assigned to such term in Section 2.2.

“Drawing Amount” shall mean, with respect to any DSR Letter of Credit, as of any date of determination, the amount available to be drawn thereunder as of such date.

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“DSR Funding Amount” shall have the meaning assigned to such term in Section 3.1(a).

“DSR Letter of Credit” shall mean (a) an LC Facility Letter of Credit or (b) any Acceptable Letter of Credit, in each case, naming the Collateral Agent (for the benefit of the Lender Parties) as the beneficiary thereunder and delivered to the Collateral Agent (with notice thereof delivered to the Depositary) to fund all or a portion of the Debt Service Reserve Requirement.

“Excess Reserve Amount” shall have the meaning assigned to such term in Section 3.1(d).

“Financial Assets” shall have the meaning assigned to such term in Section 2.4(a).

“Free Cash Flow” shall mean all Excess Cash Flow of the Borrower Group Parties without giving effect to the deduction therefrom pursuant to clauses (ii)(c), (e) and (f) of the definition of “Excess Cash Flow” and prior to any mandatory prepayments pursuant to Section 2.04(b)(i) of the Credit Agreement.

“IE Drawdown Confirmation Certificate” shall mean a certificate delivered by the Independent Engineer in the form of Exhibit B.

“Indemnitee” shall have the meaning assigned to such term in Section 4.5(c).

“Permitted Account Investments” shall mean Cash or Cash Equivalents.

“Quarterly Funding Date” shall mean the last Business Day of each calendar quarter prior to the termination of this Agreement.

“Trigger Event” shall have the meaning assigned to such term in Section 3.8(a).

“Trigger Event Date” shall have the meaning assigned to such term in Section 3.8(a).

“Withdrawal Certificate” shall mean a certificate delivered by a Responsible Officer of the Borrower in the form of Exhibit C.

Section 1.2. Interpretation, etc. For all purposes of this Agreement, except as otherwise expressly provided, the rules of interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.3. Uniform Commercial Code Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE 2. APPOINTMENT OF DEPOSITARY; ESTABLISHMENT AND MAINTENANCE OF DEPOSITARY ACCOUNTS

Section 2.1. Acceptance of Appointment by Depositary.

(a) The Depositary hereby agrees (i) to act as depositary bank, as “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) with respect to the Depositary Accounts and the Financial Assets credited to such Depositary Accounts, and as a “bank” (within the meaning of 9-102(a) of the UCC) with respect to the Depositary Accounts and credit balances not constituting Financial Assets credited thereto and (ii) to accept all Cash, payments, Permitted Account Investments and other amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement. The Depositary shall hold the Depositary Accounts during the term of this Agreement in accordance with the provisions hereof.

(b) No Loan Party shall have any rights (i) to withdraw or transfer funds from the Depositary Accounts, as third party beneficiary or otherwise, except as permitted by this Agreement and (ii) to direct the investment of Cash, payments, Permitted Account Investments and other amounts held in or credited to the Depositary Accounts, except as permitted by Section 3.5.

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Section 2.2. Establishment of Depositary Accounts and Sub-Accounts. The Depositary hereby establishes or confirms that it has established the following accounts (inclusive of any sub-account thereof unless otherwise specified herein) (such accounts and sub-accounts, together with (i) any additional account established pursuant to this Section 2.2 and (ii) any existing account with respect to which the Depositary shall have provided notice of a change in name and/or account number pursuant to Section 2.4(a), the “Depositary Accounts”) in the name of the Borrower, which accounts shall be maintained at all times after the establishment thereof in accordance with the terms of this Agreement until (i) the termination of this Agreement in accordance with Section 5.3 or (ii) with respect to the Construction Disbursement Account or the Construction Equity Account, the date on which the Depositary is notified in writing by the Borrower (and acknowledged by the Administrative Agent) that (A) the Discharge Date has occurred and (B) with respect to the Construction Disbursement Account, the Borrower shall have complied with Section 3.2(c)(v):

(a) an account entitled “Enviva, LP – Debt Service Reserve Account” and numbered 110293 (the “Debt Service Reserve Account”);

(b) an account entitled “Enviva, LP – Construction Disbursement Account” and numbered 110294 (the “Construction Disbursement Account”); and

(c) an account entitled “Enviva, LP – Construction Equity Account” and numbered 110296 (the “Construction Equity Account”) are hereby established and created and shall be maintained.

In addition, for administrative purposes, additional sub-accounts within the Depositary Accounts may be established and created by the Depositary, as directed in writing by the Collateral Agent, as separate accounts from time to time in accordance with this Agreement.

All amounts from time to time held in each Depositary Account shall be disbursed in accordance with the terms hereof, shall constitute the Property of the Borrower and shall be (i) subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties), and (ii) held in the “control” (within the meaning of Section 8-106(d) or Section 9-104, as applicable, of the UCC) of the Collateral Agent for the purposes and on the terms set forth in this Agreement and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Obligations or any other obligation of the Borrower; provided, however, that the Lien on all of the Borrower’s right, title and interest in, to and under the Debt Service Reserve Account and all amounts on deposit therein or credited thereto (including any DSR Letter of Credit), shall be solely for the benefit of the Lender Parties.

Section 2.3. Security Interests.

(a) As collateral security for the prompt and complete payment and performance when due of all Obligations, the Borrower hereby pledges, assigns, hypothecates and transfers to the Collateral Agent (for the benefit of the Secured Parties), and grants to the Collateral Agent (for the benefit of the Secured Parties), a first priority Lien on all of the Borrower’s right, title and interest in, to and

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under (i) each Depositary Account and (ii) all Cash, instruments, investment property, securities, “security entitlements” (as defined in Section 8-102(a)(17) of the UCC) and other Financial Assets at any time on deposit in or credited to any Depositary Account, including all income, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any Property into which any of the foregoing is converted, whether Cash or non-Cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing (collectively, the “Account Collateral”).

(b) Notwithstanding anything to the contrary in Section 2.3(a), the Lien on all of the Borrower’s right, title and interest in, to and under the Debt Service Reserve Account and all amounts on deposit therein or credited thereto (including any DSR Letter of Credit), shall be solely for the benefit of the Lender Parties.

Section 2.4. Depositary Accounts Maintained as UCC “Securities Accounts”.

(a) The Depositary hereby agrees and confirms that it has established or will establish the Depositary Accounts as set forth and defined in this Agreement as and when required to be established pursuant to Section 2.2. The Depositary agrees that (i) each Depositary Account established by the Depositary is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the UCC); (ii) the Borrower is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC, the “Financial Assets”) credited to the Depositary Accounts that are “securities accounts”; (iii) all Financial Assets in registered form or payable to or to the order of and credited to any Depositary Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Depositary or in blank, or credited to another securities account maintained in the name of the Depositary; and (iv) in no case will any Financial Asset credited to any such Depositary Account be registered in the name of, payable to or to the order of, or endorsed to, the Borrower except to the extent the foregoing have been subsequently endorsed by the Borrower to the Depositary or in blank. Each item of Property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Depositary Account shall to the fullest extent permitted by law be treated as a Financial Asset. Until the termination of this Agreement pursuant to Section 5.3, the Collateral Agent shall have “control” (within the meaning of Section 8-106(d)(2) or Section 9-104(a) (as applicable) of the UCC) of the Depositary Accounts and the Borrower’s “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Depositary Accounts. All Property delivered to the Depositary pursuant to this Agreement will be promptly credited to the applicable Depositary Account. The Borrower hereby irrevocably directs, and the Depositary (in its capacity as securities intermediary) hereby agrees, that the Depositary will comply with all instructions and orders (including “entitlement orders” within the meaning of Section 8-102(a)(8) of the UCC) regarding each Depositary Account and any Financial Asset therein originated by the Collateral Agent without the further consent of the Borrower or any other Person. In the case of a conflict between any instruction or order originated by the Collateral Agent and any instruction or order originated by the Borrower or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Collateral Agent shall prevail. The Depositary shall not change the name or account number of any Depositary Account without prior written notice to the Collateral Agent and the Borrower (which notice shall include the new name and/or account number, as applicable, of such Depositary Account), and shall not change the entitlement holder.

(b) To the extent that the Depositary Accounts are not considered “securities accounts” (within the meaning of Section 8-501(a) of the UCC), the Depositary Accounts shall be deemed to be “deposit accounts” (as defined in Section 9-102(a)(29) of the UCC), which the Borrower shall

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maintain with the Depositary acting not as a securities intermediary but as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC). The Depositary shall credit the Depositary Accounts with all receipts of interest, dividends and other income received on the Property held in the Depositary Accounts. The Depositary shall administer and manage the Depositary Accounts in strict compliance with all the terms applicable to the Depositary Accounts pursuant to this Agreement. The Depositary hereby agrees to comply with any and all instructions originated by the Collateral Agent directing disposition of funds and all other Property in the Depositary Accounts without any further consent of the Borrower or any other Person.

(c) The Collateral Agent hereby covenants that, for the benefit of the Borrower, except as expressly set forth in this Agreement, the Collateral Agent will not originate any instruction or order (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding any Depositary Account, any Financial Asset therein or any other amounts on deposit therein or credited thereto unless and until a Trigger Event has occurred and is continuing.

Section 2.5. Jurisdiction of Depositary. The Borrower, the Collateral Agent and the Depositary agree that, for purposes of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Depositary Accounts, the jurisdiction of the Depositary (in its capacity as the securities intermediary and bank) is the State of New York and the laws of the State of New York govern the establishment and operation of the Depositary Accounts.

Section 2.6. Degree of Care; Liens. The Depositary shall exercise the same degree of care in administering the funds held in the Depositary Accounts and the investments purchased with such funds in accordance with the terms of this Agreement as the Depositary exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by applicable law. The Depositary is not party to and shall not execute and deliver, or otherwise knowingly become bound by, any agreement under which the Depositary agrees with any Person other than the Collateral Agent to comply with entitlement orders or instructions originated by such Person relating to any of the Depositary Accounts or the security entitlements that are the subject of this Agreement. Without limiting the last sentence of Section 2.7, the Depositary shall not grant any Lien on any Financial Asset, other than any Lien granted to the Collateral Agent under the Collateral Documents.

Section 2.7. Subordination of Lien; Waiver of Set-Off. In the event that the Depositary has or subsequently obtains by agreement, operation of law or otherwise a Lien in any Depositary Account or in any Account Collateral, the Depositary agrees that such Lien shall (except to the extent provided in the next sentence) be subordinate to any Lien of the Collateral Agent. The Financial Assets or funds standing to the credit of the Depositary Accounts will not be subject to deduction, set-off, banker’s lien or any other right in favor of any Person other than the Collateral Agent, except to the extent of returned items and charge-backs either for uncollected checks or other items of payment and transfers previously credited to one or more of the Depositary Accounts, and the Borrower and the Collateral Agent hereby authorizes the Depositary to debit the Depositary Accounts for such amounts.

Section 2.8. No Other Agreements. None of the Depositary, the Collateral Agent or any Loan Party has entered or will enter into any agreement with respect to any Depositary Account or any other Account Collateral, other than this Agreement and the other applicable Loan Documents.

Section 2.9. Notice of Adverse Claims. The Depositary hereby represents that, except for the claims and interests of the Collateral Agent and the Borrower in each of the Depositary Accounts, the Depositary, (a) as of the Effective Date, has no actual knowledge of, and has received no notice of, and (b) as of each date on which any Depositary Account is established pursuant to this Agreement, has received no notice of, any claim to, or interest in, any Depositary Account or in any other Account

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Collateral. If any Person asserts any Lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Depositary Account or in any other Account Collateral, the Depositary, upon obtaining actual knowledge thereof, will promptly notify the Collateral Agent and Borrower thereof.

Section 2.10. Rights and Powers of Collateral Agent. The rights and powers granted to the Collateral Agent by the Secured Parties have been granted in order to, among other things, perfect their Lien in the Depositary Accounts and the other Account Collateral and to otherwise act as their agent with respect to the matters contemplated hereby. The Collateral Agent shall exercise such rights and powers as contemplated by and subject to the terms and conditions of the Collateral Documents.

Section 2.11. Administrative Agent. Each of the Collateral Agent and the Borrower hereby authorizes and directs the Depositary to act at the direction, or on the instructions, of the Administrative Agent, with respect to withdrawals, transfers and payments from and to the Depositary Accounts or as otherwise specified herein, in each case in accordance with the terms hereof.

Section 2.12. Subsidiary Guarantors. Each Subsidiary Guarantor consents to all of the withdrawals and transfers from the Depositary Accounts set forth herein. Any amounts deposited or caused to be deposited by a Subsidiary Guarantor into any Depositary Account shall, to the extent of such deposit, constitute a distribution by such Subsidiary Guarantor to the Borrower.

ARTICLE 3. THE DEPOSITARY ACCOUNTS

Section 3.1. Debt Service Reserve Account.

(a) Deposits into the Debt Service Reserve Account. On the Effective Date, the Borrower shall fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement as of the Effective Date with proceeds of the Tranche A Advances and/or a DSR Letter of Credit. Thereafter, the Borrower shall fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement as of any date of determination with, to the extent available, the proceeds (other than proceeds on deposit in the Construction Disbursement Account) of Delayed Draw Term Advances, Working Capital Advances, a DSR Letter of Credit and/or other Cash. On each Quarterly Funding Date after the Effective Date, the Borrower shall deposit or cause to be deposited in the Debt Service Reserve Account, to the extent available from Free Cash Flow of the Borrower Group Parties, an amount (the “DSR Funding Amount”) equal to no less than the amount (if any) necessary to fund the Debt Service Reserve Account such that the amount then on deposit in or credited to the Debt Service Reserve Account plus the available amounts under all issued and outstanding DSR Letters of Credit at such time equals or exceeds the Debt Service Reserve Requirement as of such date; provided, that if such amount available from Free Cash Flow of the Borrower is less than the DSR Funding Amount, the full amount of such available Free Cash Flow shall be deposited into the Debt Service Reserve Account, it being understood that the failure to fund the full DSR Funding Amount in accordance with this proviso shall not be deemed a Default or Event of Default hereunder or under the Credit Agreement.

(b) Net Interest on Deposits. Net interest, if any, earned on funds on deposit in the Debt Service Reserve Account shall be accumulated therein and shall be subject to disbursement in accordance with Section 3.1(d).

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(c) DSR Letters of Credit. Amounts on deposit in the Debt Service Reserve Account may be funded from time to time by any DSR Letter of Credit; provided that the Collateral Agent shall make a drawing upon any DSR Letter of Credit if:

(i) the issuer of such DSR Letter of Credit is not an Acceptable Bank and 30 or more days have elapsed since such issuer ceased to be an Acceptable Bank and no such DSR Letter of Credit has been replaced (with another DSR Letter of Credit or Cash); or

(ii) such DSR Letter of Credit will expire within 30 days and either (A) the Collateral Agent has received a notice from the issuer thereof that such DSR Letter of Credit will not be renewed in accordance with its terms or (B) the Collateral Agent has not received written evidence from the issuer thereof or the Borrower that such DSR Letter of Credit will be extended or replaced (with another DSR Letter of Credit or Cash) upon or prior to its stated expiration date.

Any such drawing shall be in an amount equal to the lesser of (1) the Debt Service Reserve Requirement at such time minus the sum of (x) the amount of Cash on deposit in the Debt Service Reserve Account at such time and (y) the remaining Drawing Amounts of any other DSR Letters of Credit (to the extent such DSR Letters of Credit are issued by an Acceptable Bank and will not expire within 30 days (unless the issuing bank or the Borrower has provided written evidence to the Collateral Agent that any such DSR Letter of Credit will be extended or replaced upon or prior to its stated expiration date) and (2) the remaining Drawing Amount under such DSR Letter of Credit, and the proceeds of such drawing shall be deposited into the Debt Service Reserve Account by the Collateral Agent.

(d) Disbursements of Excess Amounts from the Debt Service Reserve Account; Reduction in DSR Letters of Credit.

(i) At any time that the sum of the aggregate Drawing Amounts under all DSR Letters of Credit credited to the Debt Service Reserve Account plus the funds then on deposit in or credited to the Debt Service Reserve Account is greater than the Debt Service Reserve Requirement (an “Excess Reserve Amount”), the Depositary shall (A) transfer an amount of funds up to the Excess Reserve Amount from the Debt Service Reserve Account to the Borrower for application in accordance with the Loan Documents as specified in a certificate signed by a Responsible Office of the Borrower (and countersigned by the Administrative Agent), certifying as to the amount of such Excess Reserve Amount (or, if such Excess Reserve Amount is the result of the Borrower providing a DSR Letter of Credit in respect of which neither it nor any of its Subsidiaries is the account party, such Excess Reserve Amount shall instead be transferred to Holdings (or its designee) as specified in such certificate) and (B) then, if any Excess Reserve Amount remains after giving effect to clause (A), the Borrower shall be entitled to deliver to the Administrative Agent, and the Collateral Agent shall thereafter (if it has reasonably determined that such reduction is permitted hereunder) sign or countersign, as applicable, and deliver to the issuer of any DSR Letter of Credit, a reduction certificate in the form attached to such DSR Letter of Credit or otherwise in a form satisfactory to such issuer in the amount of such remaining Excess Reserve Amount, and the face amount of such DSR Letter of Credit may be reduced as provided in such certificate.

(ii) The Borrower shall instruct the Depositary to release funds from the Debt Service Reserve Account in the event that the Borrower has provided a DSR Letter of Credit in a stated amount equal to the amount of funds to be released from the Debt Service Reserve Account. Any amounts so released shall be transferred to the Borrower for application in accordance with the Loan Documents or, if the account party under such DSR Letter of Credit is neither the Borrower nor any of its Subsidiaries, to Holdings (or its designee) as specified in a

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written direction from a Responsible Officer of the Borrower. The Depositary shall credit any such additional DSR Letter of Credit to the Debt Service Reserve Account and such DSR Letter of Credit shall be subject to all of the terms of this Section 3.1.

(e) Disbursements to Pay Debt Service. To the extent disbursements from the Construction Disbursement Account or other funds available to the Borrower Group Parties (after giving effect to the payment of O&M Costs and Project Costs (other than Project Costs consisting of Interest Expense or principal under the Loan Documents) then due and payable) are not anticipated to be, or are not, adequate to pay (x) Interest Expense (including fees) due and payable to the Lender Parties under or in respect of the Loan Documents, or (y) principal or premium (if any) due and payable to the Lender Parties under or in respect of the Loan Documents (any such shortfall, a “Debt Payment Deficiency”), then:

(i) the Depositary (at the written direction of (A) the Borrower pursuant to a Withdrawal Certificate or (B) if the Borrower has not so delivered a Withdrawal Certificate by 1:00 p.m. on the Business Day on which such amounts were due and not paid, the Collateral Agent) shall withdraw from the Debt Service Reserve Account and immediately transfer to the Administrative Agent, Cash in an amount equal to the Debt Payment Deficiency (or, if less, the aggregate amount of funds then on deposit in or credited to the Debt Service Reserve Account) for application in accordance with such Withdrawal Certificate or writing, as applicable (1) first, to that portion of the Debt Payment Deficiency that relates to amounts due in clause (x) above and (2) second, to that portion of the Debt Payment Deficiency that relates to amounts due in clause (y) above, in accordance with the Loan Documents, and if such funds are insufficient to meet the Debt Payment Deficiency, then

(ii) after giving effect to clause (i), the Collateral Agent shall, if any DSR Letter of Credit is then in effect, make a drawing on such DSR Letter of Credit in an amount equal to the remaining Debt Payment Deficiency (or, if less, the Drawing Amount under such DSR Letter of Credit) and immediately transfer the proceeds thereof to the Administrative Agent. The Administrative Agent shall apply such proceeds (A) first, to that portion of the Debt Payment Deficiency that relates to amounts due in clause (x) above and (B) second, to that portion of the Debt Payment Deficiency that relates to amounts due in clause (y) above, in accordance with the Loan Documents.

Section 3.2. Construction Disbursement Account.

(a) Deposits into the Construction Disbursement Account. On the Effective Date, the Borrower shall deposit into the Construction Disbursement Account all proceeds of the Tranche A Advances (except to the extent such proceeds are otherwise applied in accordance with the funds flow memorandum referred to in Section 6.01(m) of the Credit Agreement or used to fund the Debt Service Reserve Account on the Effective Date pursuant to Section 3.1(a)). Thereafter, and prior to the date on which Commercial Operations are achieved, the Borrower shall deposit into the Construction Disbursement Account all proceeds of the Delayed Draw Advances (except to the extent such proceeds are used to fund the Debt Service Reserve Account pursuant to Section 3.1(a)) and all proceeds of the Working Capital Advances permitted to be deposited therein in accordance with Section 5.09(c)(iii) of the Credit Agreement.

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(b) Disbursements from the Construction Disbursement Account.

(i) In order to request the withdrawal and transfer of funds from the Construction Disbursement Account for the payment of Project Costs,

(A) the Borrower shall submit a Construction Drawdown Certificate, setting forth in reasonable detail the Project Costs or, in the case of proceeds of Working Capital Advances, Project Costs consisting of cost overruns, as applicable, proposed to be paid with the requested disbursement, to the Depositary, the Collateral Agent, the Administrative Agent, and the Independent Engineer at least seven Business Days prior to the date specified for such disbursement (each such date, the “Construction Disbursement Date”) in the Borrower’s Construction Drawdown Certificate, and

(B) the Independent Engineer shall submit a related IE Drawdown Confirmation Certificate, confirming that the requested disbursement is being applied solely to Projects Costs or, in the case of proceeds of Working Capital Advances, Project Costs consisting of cost overruns, as applicable, and that the conditions set forth in Sections 3.2(c)(iv)(A), (B) and (C) have been satisfied, to the Depositary, the Collateral Agent and the Administrative Agent no later than 1:00 p.m. New York City time at least three Business Days prior to the Construction Disbursement Date.

The Borrower shall be permitted to submit a Construction Drawdown Certificate and withdraw and transfer funds from the Construction Disbursement Account, as and when needed, but no more frequently than monthly.

(ii) Upon receipt by the Administrative Agent of a Construction Drawdown Certificate (as may be updated or revised in accordance with Section 3.4) and a related IE Drawdown Confirmation Certificate, the Administrative Agent shall confirm whether it approves such Construction Drawdown Certificate by countersigning the Construction Drawdown Certificate and, upon such approval and signature, promptly (and, in any event, no later than 1:00 p.m. New York City time one Business Day prior to the Construction Disbursement Date) forward such countersigned Construction Drawdown Certificate to the Depositary. If the Administrative Agent determines that such Construction Drawdown Certificate does not comply with the Loan Documents, the Administrative Agent shall promptly (and, in any event, no later than one Business Day after such determination has been made, but not later than 1:00 p.m. New York City time one Business Day prior to the Construction Disbursement Date) notify the Borrower and the Depositary of such determination and the basis therefor. The parties hereto acknowledge and agree that the Administrative Agent shall countersign a Construction Drawdown Certificate (or the revision or update thereof) if such Construction Drawdown Certificate (or the revision or update thereof), the related IE Drawdown Confirmation Certificate and any other items required thereby, conform to the requirements of the Loan Documents.

(iii) Subject to Section 3.2(c)(iv), upon receipt by the Depositary of a Construction Drawdown Certificate that has been countersigned by the Administrative Agent, the Depositary shall make (via wire transfer) the withdrawals and transfers specified in such Construction Drawdown Certificate on the specified Construction Disbursement Date (or the next succeeding Business Day if the Construction Drawdown Certificate is received after 1:00 p.m. New York City time on the specified Construction Disbursement Date). Disbursements from the Construction Disbursement Account shall be used solely to pay Project Costs or, in the case of proceeds of Working Capital Advances, Project Costs consisting of cost overruns, as applicable, previously incurred or to be incurred within 45 days after the specified Construction Disbursement Date, in each case, as specified in the Construction Drawdown Certificate.

(iv) The obligation of the Depositary to make (via wire transfer) the withdrawals and transfers specified in each Construction Drawdown Certificate pursuant to Section 3.2(c)(iii), shall be subject to the further conditions precedent that as of such Construction

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Disbursement Date, the following statements shall be true (and the giving of the applicable Construction Drawdown Certificate by the Borrower shall constitute a representation and warranty by the Borrower that on such Construction Disbursement Date such statements are true):

(A) on and as of such date, Available Construction Funds are not less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations of the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget;

(B) consistent with the Construction Schedule, the Development Projects are scheduled to achieve Commercial Operations in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to Date Certain;

(C) as of such date, all work that has been done on the Development Projects has been completed in a good and workmanlike manner and substantially in accordance with the relevant material construction and development contracts;

(D) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to the disbursement to be made on such Construction Disbursement Date and, with respect to any such disbursement, to the application thereof, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such Construction Disbursement Date, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(E) no Default or Event of Default has occurred and is continuing, or would result from the disbursement to be made on such Construction Disbursement Date or, with respect to any disbursement, from the application thereof;

(F) after giving effect to such withdrawal and any withdrawal made contemporaneously from the Construction Equity Account, the ratio of (x) the amounts disbursed from the Construction Disbursement Account on or prior to such date to (y) the amounts disbursed from the Construction Equity Account on or prior to such date shall not exceed a ratio of 1.0:1.0; and

(G) the Administrative Agent shall have received duly executed and delivered lien releases, waivers and agreements in form and substance reasonably satisfactory to the Administrative Agent from each contractor under a construction contract for payment of Project Costs acknowledging that such contractor has been paid in full for any and all amounts due for work or services performed and materials furnished in connection with the construction of the applicable Development Project through the Construction Disbursement Date, in each case except for (x) customary holdbacks or disputes with contractors for which reserves have been established, (y) amounts identified to be paid to such contractor herein and (z) liens securing obligations which do not exceed, in the aggregate, $2,000,000 at any time outstanding.

(v) The Borrower shall make the prepayments specified in Section 2.04(b)(vi) of the Credit Agreement in accordance with such Section 2.04(b)(vi) and shall be permitted to retain amounts in the Construction Disbursement Account permitted by such Section 2.04(b)(vi).

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Section 3.3. Construction Equity Account.

(a) Deposits into the Construction Equity Account. The Borrower shall deposit, or cause to be deposited, into the Construction Equity Account, (i) all Equity Contributions required to be made under Section 2.01(a)(i) of the Equity Contribution Agreement and (ii) all amounts on the Effective Date required by Section 6.01(n) of the Credit Agreement. Upon the termination of the Equity Contribution Agreement in accordance with its terms (as confirmed in writing by the Borrower and the Administrative Agent to the Depositary) and receipt by the Depositary of a Withdrawal Certificate (duly completed and duly executed by a Responsible Officer of the Borrower) detailing an account designated by the Borrower for such transfer, the Depositary shall so transfer all amounts (if any) then on deposit in the Construction Equity Account to such account.

(b) Disbursements from the Construction Equity Account.

(i) Prior to the occurrence of an Event of Default, the Borrower shall withdraw and transfer funds from the Construction Equity Account in accordance with clause (vi), below, on each Construction Disbursement Date for the payment of Project Costs from time to time;

(ii) after the occurrence and during the continuance of an Event of Default, but prior to the acceleration of the Senior Secured Facility pursuant to Section 9.01 of the Credit Agreement, the Borrower shall be permitted to withdraw and transfer funds from the Construction Equity Account, at its option and in its sole discretion, in accordance with clause (vi), below, for the payment of Project Costs; and

(iii) after the occurrence and during the continuance of an Event of Default, and the acceleration of the Senior Secured Facility pursuant to Section 9.01 of the Credit Agreement, the Borrower shall not be permitted to withdraw and transfer funds from the Construction Equity Account, unless consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders).

The Administrative Agent shall use its reasonable efforts to provide notice to the Depositary of the acceleration of the Senior Secured Facility pursuant to Section 9.01 of the Credit Agreement promptly thereafter.

(iv) In order to request the withdrawal and transfer of funds from the Construction Equity Account for the payment of Project Costs,

(A) the Borrower shall submit a Construction Drawdown Certificate, setting forth in reasonable detail the Project Costs proposed to be paid with the requested disbursement, to the Depositary, the Collateral Agent, the Administrative Agent and the Independent Engineer at least seven Business Days prior to the specified Construction Disbursement Date in Borrower’s Construction Drawdown Certificate; and

(B) the Independent Engineer shall submit a related IE Drawdown Confirmation Certificate, confirming that the requested disbursement is being applied for

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the payment of Project Costs and that the conditions set forth in Sections 3.3(b)(vii) have been satisfied, to the Depositary, the Collateral Agent and the Administrative Agent no later than 1:00 p.m. New York City time at least three Business Days prior to the Construction Disbursement Date.

The Borrower shall be permitted to submit a Construction Drawdown Certificate and withdraw and transfer funds from the Construction Equity Account as and when needed, but no more frequently than monthly.

(v) Upon receipt by the Administrative Agent of a Construction Drawdown Certificate (as may be updated or revised in accordance with Section 3.4) and a related IE Drawdown Confirmation Certificate, the Administrative Agent shall confirm whether it approves such Construction Drawdown Certificate by countersigning the Construction Drawdown Certificate and, upon such approval and signature, promptly (and, in any event, no later than 1:00 p.m. New York City time one Business Day prior to the Construction Disbursement Date) forward such countersigned Construction Drawdown Certificate to the Depositary. If the Administrative Agent determines that such Construction Drawdown Certificate does not comply with the Loan Documents, the Administrative Agent shall promptly (and, in any event, no later than one Business Day after such determination has been made, but not later than 1:00 p.m. New York City time one Business Day prior to the Construction Disbursement Date) notify the Borrower and the Depositary in writing of such determination and the basis therefor. The parties hereto acknowledge and agree that the Administrative Agent shall countersign a Construction Drawdown Certificate (or the revision or update thereof) if such Construction Drawdown Certificate (or the revision or update thereof), the related IE Drawdown Confirmation Certificate and any other items required thereby, conform to the requirements of the Loan Documents.

(vi) Subject to Section 3.3(b)(vii), upon receipt by the Depositary of a Construction Drawdown Certificate that has been countersigned by the Administrative Agent, the Depositary shall make (via wire transfer) the withdrawals and transfers specified in such Construction Drawdown Certificate on the specified Construction Disbursement Date (or the next succeeding Business Day if the Construction Drawdown Certificate is received after 1:00 p.m. New York City time on the specified Construction Disbursement Date). Disbursements from the Construction Equity Account shall be used solely to pay Project Costs previously incurred or to be incurred within 45 days after the specified Construction Disbursement Date.

(vii) The obligation of the Depositary to make (via wire transfer) the withdrawals and transfers specified in each Construction Drawdown Certificate pursuant to Section 3.3(b)(vi), shall be subject to the further conditions precedent that as of such Construction Disbursement Date, the following statements shall be true (and the giving of the applicable Construction Drawdown Certificate by the Borrower shall constitute a representation and warranty by the Borrower that on such Construction Disbursement Date such statements are true):

(A) on and as of such date, Available Construction Funds are not less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations at the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget;

(B) consistent with the Construction Schedule, the Development Projects are scheduled to achieve Commercial Operations in accordance with Prudent

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Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to Date Certain; and

(C) as of such date, all work that has been done on the Development Projects has been completed in a good and workmanlike manner and substantially in accordance with the relevant material construction and development contracts.

Section 3.4. Supplements to Withdrawal Certificates.

With respect to any Withdrawal Certificate or Construction Drawdown Certificate submitted to the Depositary in connection with transfers to be made pursuant to this Article 3, the Borrower may supplement such Withdrawal Certificate or Construction Drawdown Certificate, as applicable, or submit a new, updated Withdrawal Certificate or Construction Drawdown Certificate, as applicable, in replacement of such Withdrawal Certificate or Construction Drawdown Certificate, as applicable, in each case in order to correct any certifications or wiring or other payment instructions set forth therein so long as such supplement or new Withdrawal Certificate or Construction Drawdown Certificate, as applicable, is provided to the Depositary at least two Business Days prior to the proposed date of the transfers to be made pursuant thereto.

Section 3.5. Permitted Account Investments.

(a) Unless otherwise instructed in writing by the Borrower and subject to Section 3.8, all Cash deposited in the Depositary Accounts under this Agreement shall, at the Borrower’s written request and direction, be invested by the Depositary in Permitted Account Investments as specifically directed in writing by the Borrower. Such investments will mature in such amounts and not later than such times as may be necessary to provide funds when needed to make payments from such funds as provided in this Agreement. All net interest or gain received, if any, from Permitted Account Investments made with Cash on deposit (i) in the Debt Service Reserve Account shall be deposited into the Debt Service Reserve Account, (ii) in the Construction Equity Account shall be deposited into the Construction Equity Account and (iii) in the Construction Disbursement Account shall be deposited into the Construction Disbursement Account. Any loss shall be charged to the applicable Depositary Account. The Depositary shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of any such investment (including whether any investment made qualified under the definition of “Permitted Account Investments”).

(b) Initially, until otherwise directed by the Borrower, the Depositary shall invest the funds on the date of deposit, provided that it is received on or before 11:00 a.m. New York City time. Any deposit or written notice to remit payment received by the Depositary after 11:00 a.m. New York City time shall be treated as if received on the following Business Day.

(c) Any investment direction contained herein may be executed through an affiliated broker dealer of the Depositary and such affiliated broker deal will be entitled to its usual and customary fees. Neither the Depositary nor any of its affiliates assume any duty or liability for monitoring the investment rating of any such investment.

Section 3.6. Tax Matters.

(a) The Borrower agrees that, unless otherwise specified in this Agreement, any investment income earned (or proceeds received), prior to the disbursement of the funds during a calendar

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year period from the investment of the funds, shall be treated as the income of the Borrower and shall be reported on an annual basis by the Depositary on the appropriate Form 1099 (or Form 1042-S), as required pursuant to the Internal Revenue Code and the applicable Treasury regulations thereunder.

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(b) If the Depositary is required under the Internal Revenue Code and Treasury regulations to withhold tax on any investment income earned (or proceeds received) from the funds prior to the release of the funds, such withholdings will be taken from the funds and deposited with the Internal Revenue Service in the manner prescribed by applicable law.

(c) The Borrower agrees that the Depositary shall report the distribution of the funds on Form 1099-B (or other appropriate Form 1099) to the Borrower (or other party (or parties)) to whom the funds are distributed, if so required under the Internal Revenue Code Section 6045 (or other applicable Internal Revenue Code section) and the Treasury regulations thereunder.

(d) The Borrower agrees that this Agreement does not relieve the Borrower of its obligation to report any payments subject to reporting under the Internal Revenue Code Section 6041 and the regulations thereunder, as well as the obligation to report amounts of imputed interest income to the extent required pursuant to the Internal Revenue Code Section 483. The Depositary shall not be responsible for determining or reporting such imputed interest.

(e) The Borrower shall upon the execution of this Agreement provide the Depositary with a duly completed and properly executed original IRS Form W-9 (or applicable Form W-8, in the case of a non-U.S. person) certifying such Borrower’s (or, if Borrower is a disregarded entity, its tax owner’s) U.S. tax identification number if Form W-9 is provided, or status as a non-U.S. person beneficial owner of the funds if a Form W-8 is provided. In the event the payee is not a Borrower or a party to this Agreement, the Borrower shall endeavor to obtain from the payee and provide to the Depositary with a duly completed and properly executed IRS Form W-9 (or applicable Form W-8, in the case of a non-U.S. person) from such payee prior to payment being made. The Borrower understands that, in the event valid U.S. tax forms or other relevant forms are not provided to the Depositary, the tax law may require withholding of tax on disbursements and on a portion of any interest or other income earned on the investment of the funds.

(f) Should the Depositary become liable for the payment of taxes, including withholding taxes (including interest and penalties thereon unless such interest and penalties result from the negligence of the Depositary) relating to any funds, held by it pursuant to this Agreement or any payment made hereunder, the Borrower agrees to reimburse the Depositary for such taxes, interest and penalties upon written demand accompanied by information reasonably satisfactory to the Borrower supporting the amount and nature of the taxes for which the Depositary has become liable.

(g) The Borrower acknowledges and agrees that none of the payments under this Agreement are for compensation for services performed by an employee or independent contractor.

(h) Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

(i) This Section 3.6 may be amended by the Depositary as necessary and upon notice to the Borrower to conform to tax and regulatory requirements. The Depositary’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Depositary.

Section 3.7. Account Balance Statements. The Depositary shall provide to the Borrower, the Collateral Agent and the Administrative Agent access to its Citidirect for Securities System and transaction activities reports with respect to each Depositary Account, subject to the Borrower, the Collateral Agent and the Administrative Agent providing any reasonable information to the Depositary that is needed to establish such Person with access to such on-line system.

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Section 3.8. Application of Funds upon a Trigger Event.

(a) On and after any date on which the Depositary receives written notice from the Collateral Agent that an Event of Default has occurred and is continuing and that the Collateral Agent has been authorized by the Required Lenders to exercise remedies with respect to the Depositary Accounts pursuant to the Loan Documents (such exercise, a “Trigger Event” and the date of receipt of such notice, the “Trigger Event Date”), notwithstanding anything herein to the contrary, the Depositary shall thereafter accept all notices and instructions required or permitted to be given to the Depositary pursuant to the terms of this Agreement only from the Collateral Agent and not from the Borrower or any other Person, and the Depositary shall not withdraw, transfer, pay or otherwise disburse any amounts in any of the Depositary Accounts except pursuant to such notices and instructions from the Collateral Agent, unless such Trigger Event no longer exists due to such Event of Default having been waived, cured or no longer existing, or having been deemed waived, in accordance with the terms of the applicable Loan Documents (as notified to the Depositary in writing by the Collateral Agent), in which event the terms of this Section 3.8(a) and Sections 3.8(b) and 3.8(c) shall thereafter be inapplicable to such Trigger Event.

(b) Within three Business Days of a Trigger Event Date, the Depositary shall render an accounting of all amounts in the Depositary Accounts as of such Trigger Event Date to the Collateral Agent.

(c) Except as otherwise expressly provided herein, from and after a Trigger Event Date, the Collateral Agent shall have the right to direct the application of all amounts on deposit in or credited to the Depositary Accounts (including with respect to the investment of such amounts), and to otherwise deal with the Account Collateral, in each case in accordance with the Collateral Documents, without the need for consent of, or any other action by, any Loan Party or any other Person.

(d) Notwithstanding anything herein to the contrary, after any date on which the Depositary receives written notice from the Collateral Agent that an Event of Default has occurred and is continuing and until the Trigger Event Date, the Depositary shall thereafter continue to apply amounts pursuant to the terms of this Agreement.

Section 3.9. No Other Disbursements. No payments, transfers or other disbursements may be made from any Depositary Account other than as permitted by this Agreement.

ARTICLE 4. DEPOSITARY

Section 4.1. Appointment of Depositary; Powers and Immunities. Each of each Loan Party and the Collateral Agent (on behalf of the Secured Parties) hereby appoints the Depositary to act as the depositary bank hereunder, with such powers as are expressly delegated to the Depositary by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Depositary shall not have any fiduciary duties, other duties or responsibilities except those expressly set forth in this Agreement, and no implied duties or covenants shall be read against the Depositary. Without limiting the generality of the foregoing, the Depositary shall take all actions as the Collateral Agent, the Administrative Agent or the Borrower, as applicable, shall direct in writing to it to perform in accordance with the express provisions of this Agreement. Neither the Depositary nor any of its Affiliates, agents or officers shall be responsible to the Secured Parties for any recitals, statements, representations or warranties made by any Loan Party in this Agreement or any other Transaction Document or in any certificate or other document referred to or provided for in, or received by any Secured Party under, this

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Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Depositary shall not be (a) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Collateral Document or (b) responsible for any action taken or omitted to be taken by it hereunder or in connection with any other Collateral Document (except for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction). Except as otherwise provided under this Agreement, the Depositary shall take action under this Agreement only as it shall be directed in writing believed by the Depositary in good faith to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons. The Depositary may rely on any such writing or instruction that purports to be so signed, and shall have no duty whatsoever to investigate or verify whether any such signature is genuine or authorized or whether the information therein is genuine or accurate. The Depositary shall have the right at any time to seek instructions concerning the administration of this Agreement from the Collateral Agent, the Administrative Agent, the Borrower or any court of competent jurisdiction. The Depositary shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Depositary may execute or perform any duties hereunder either directly or by or through agents, legal counsel, custodians or nominees appointed with due care; provided that (i) the Depositary’s obligations under this Agreement shall remain unchanged, (ii) the Depositary shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Collateral Agent and the Administrative Agent shall continue to deal solely and directly with the Depositary in connection with the Depositary’s rights and obligations under this Agreement. Neither the Depositary nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement or in connection therewith except to the extent caused by the Depositary’s or their gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Depositary shall not be deemed to have actual knowledge of any Event of Default unless the Depositary shall have received written notice thereof. The rights, privileges, protections and benefits given to the Depositary, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Depositary in each of its capacities hereunder, and to each agent, custodian and other Person employed by the Depositary in accordance herewith to act hereunder.

Section 4.2. Reliance by Depositary. The Depositary shall be entitled to conclusively rely upon and shall not be bound to make any investigation into the facts or matters stated in any written direction of the Borrower, the Collateral Agent or the Administrative Agent, as applicable, or any other notice or other document (including any electronic transmission, ..pdf, cable, telegram, telecopy, telex or other writing) reasonably believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statement of legal counsel, independent accountants and other experts selected by the Depositary and shall have no liability for its actions taken thereupon, unless due to the Depositary’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Depositary shall not be required to ascertain or inquire as to the performance by any Loan Party of any of its obligations under this Agreement or any other Transaction Document or any other document or agreement contemplated hereby or thereby. The Depositary shall be fully justified in failing or refusing to take any action under this Agreement (a) if such action would, in the reasonable opinion of the Depositary, be contrary to applicable law or the terms of this Agreement, or (b) if such action is not specifically provided for in this Agreement, it shall not have received any such advice or concurrence of the Collateral Agent or the Administrative Agent, as applicable, as it deems reasonably appropriate. The Depositary shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Collateral Agent or one or more other Secured Parties (to the extent that such other Secured Parties are authorized pursuant to this Agreement or the other Loan Documents to direct the Depositary to take or refrain from taking any action), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

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Section 4.3. Court Orders. The Depositary is hereby authorized to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency of competent jurisdiction affecting any monies, documents or other Property held by the Depositary. The Depositary shall not be liable to any of the parties hereto or any of the Secured Parties or their successors, heirs or personal representatives by reason of the Depositary’s compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

Section 4.4. Successor Depositary.

(a) Subject to the appointment and acceptance of a successor Depositary as provided below, the Depositary may resign at any time by notifying the Collateral Agent, the Administrative Agent and the Borrower. Upon any such resignation, the Collateral Agent shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Collateral Agent and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Depositary gives notice of its resignation, then the retiring Depositary may either (i) on behalf of the Collateral Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Depositary which shall be a bank with an office in New York, New York (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank or (ii) apply to a court of competent jurisdiction for the appointment of a successor depositary or for other appropriate relief. Upon the acceptance of any appointment as Depositary hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Depositary and the retiring Depositary shall be discharged from its duties and obligations hereunder. After the Depositary’s resignation hereunder, the provisions of this Article 4 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Depositary.

(b) Notwithstanding anything herein to the contrary, any corporation into which the Depositary may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Depositary shall be a party, or any corporation succeeding to the business of Depositary, shall be the successor of the Depositary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Depositary shall forthwith notify the parties hereto in writing of any such event.

Section 4.5. Compensation; Indemnification; No Consequential Damages.

(a) The Borrower shall pay such compensation to the Depositary as the Borrower and the Depositary may agree in writing from time to time. Any attorney’s fees incurred in connection with the preparation and negotiation of this Agreement and any Depositary acceptance fees shall be due and payable upon the execution of this Agreement.

(b) The Borrower agrees to pay or reimburse the Depositary for the amount of any and all expenses, including the reasonable fees and expenses for its legal counsel (including the reasonably allocated fees and expenses of in-house counsel) and any experts or agents incurred by the

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Depositary, unless arising from the gross negligence or willful misconduct of the Depositary as finally determined by a court of competent jurisdiction, in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Account Collateral, (iii) the exercise or enforcement of any of the rights of the Depositary hereunder, or (iv) the failure by the Borrower to perform or observe any of the provisions hereof. Without limiting the foregoing, each Loan Party agrees to pay, and to hold the Depositary harmless from, and to indemnify the Depositary against, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Account Collateral or in connection with any of the transactions contemplated by this Agreement, unless arising from the gross negligence or willful misconduct of the Depositary as finally determined by a court of competent jurisdiction.

(c) In addition to the payment of amounts pursuant to clause (b), whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend (subject to the Indemnitees’ reasonable approval of counsel), indemnify, pay and hold harmless, the Depositary and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of the Depositary (each, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this clause (c) may be unenforceable in whole or in part because they are violative of any law or public policy, each Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(d) Any amounts payable by any Loan Party as provided clause (a), (b) or (c) of this Section 4.5 shall be paid within 30 days of the invoice thereof and shall constitute additional Obligations secured by the Collateral Documents.

(e) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Depositary and its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Collateral Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(f) The agreements in this Section 4.5 shall survive the termination of this Agreement.

ARTICLE 5. MISCELLANEOUS

Section 5.1. Binding Agreement; Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Secured Parties (and, with respect to the indemnification provisions hereof, to the benefit of any other Persons entitled to indemnification hereunder). No Loan Party’s rights or obligations hereunder nor any interest herein or all or any portion of the Account Collateral may be assigned or delegated by any Loan Party except as expressly permitted by this Agreement or the other Loan Documents. Nothing

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in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lender Parties and any other Persons entitled to indemnification hereunder) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 5.2. Amendments, etc. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any of the parties hereto herefrom, shall in any event be effective without the written concurrence of each of the parties hereto and unless the same is otherwise in accordance with the terms of the Credit Agreement. Any such amendment, supplement, waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

Notwithstanding the foregoing, without the consent of any other Secured Party, the parties hereto may (but shall have no obligation to) amend or supplement this Agreement: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Secured Parties; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral (including any Subsidiary Guarantor) that is otherwise permitted under the terms of this Agreement, the Credit Agreement and the other applicable Loan Documents; (iv) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto; or (v) to establish any account or sub-account described in the second paragraph of Section 2.2, to provide for deposits into and disbursements from any such account and matters reasonably related thereto.

Section 5.3. Termination.

(a) Upon the date on which the Depositary is notified in writing by the Borrower (and acknowledged by the Administrative Agent) of earlier to occur of (i) the consummation of a Qualified MLP IPO and provided that the Loan Parties are in compliance with Section 8.01(l) of the Credit Agreement with respect to the Account Collateral after giving effect to the termination of this Agreement or (ii) a Repayment Event has occurred, this Agreement and all obligations (other than those expressly stated to survive such termination) of the parties hereto shall terminate, and the Account Collateral hereunder shall be transferred to a deposit account or a security account in compliance with Section 8.01(l) of the Credit Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should (prior to a Qualified MLP IPO) any Loan Party become insolvent or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any portion thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance, or any portion thereof, had not been made.

Section 5.4. Notices.

(a) Generally. Any notice or other communication herein required or permitted to be given to any party hereto shall be sent to such Person’s address as set forth in the Credit Agreement or, in the case of the Depositary, to the following address: Citibank, N.A.,

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Citibank, Agency & Trust, 388 Greenwich Street, 14th Floor, New York, New York, 10013, Facsimile: 973-461-7192, Attn: Miriam Molina, or otherwise indicated to the Depositary in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Depositary shall be effective until received by the Depositary. Each party hereto may change its information for notices and other communications hereunder by providing notice of such change to each other party hereto in accordance with this Section 5.4(a). If so requested by the Depositary, each notice hereunder shall also be followed by an original.

(b) Electronic Communications. Notices and other communications to the Collateral Agent, the Administrative Agent and the Depository hereunder may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by the Collateral Agent, Administrative Agent or the Depositary, as applicable. Each of the Collateral Agent, Administrative Agent and the Depositary may, in its discretion, agree to accept notices or other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Collateral Agent, Administrative Agent or the Depositary otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 5.5. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 5.6. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 5.7. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 5.8. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

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(B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;(C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 5.4; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND THE DEPOSITARY RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 5.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 5.9 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 5.10. Setoff. Subject to Section 2.7, the Depositary hereby waives any right of set-off, combination of accounts, counterclaim or deduction that it may have or hereafter acquired with respect to any amounts held on or credited to deposit from time to time in the Depositary Accounts or sub-Accounts or with respect to any Permitted Account Investment in accordance with Section 3.5.

Section 5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 5.12. No Waiver. No failure or delay on the part of any Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of

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the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 5.13. Force Majeure. Notwithstanding anything contained in this Agreement to the contrary, the Depositary shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any Governmental Authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

Section 5.14. Instructions; Verification; Communications.

(a) All instructions to the Depositary required under this Agreement shall be in writing, in English, delivered to the Depositary in accordance with Section 5.4 and executed by an authorized person of the Borrower, the Administrative Agent or the Collateral Agent, as applicable. The identity of such authorized persons, as well as their specimen signature, title, telephone number and e-mail address, shall be delivered to the Depositary in the list of authorized signers forms as set forth on Schedule A and shall remain in effect until the Borrower, the Administrative Agent or the Collateral Agent, as applicable, notifies the Depositary of any change thereto. The Depositary, the Borrower, the Administrative Agent and the Collateral Agent agree that the above constitutes a commercially reasonable security procedure and further agree that the Depositary shall not comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Borrower, the Administrative Agent or the Collateral Agent.

(b) In the event funds transfer instructions are given, whether in writing, by facsimile, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedule A. Test Words must contain at least 8 alphanumeric characters, established at document execution. In addition or in lieu of test words, the Depositary is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) set forth on Schedule A and the Depositary may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, the Depositary may record such call backs. If the Depositary is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an authorized person, actually received and acknowledged by the Depositary. The Depositary, the Borrower, the Administrative Agent and the Collateral Agent agree that these security procedures for funds transfers are commercially reasonable.

(c) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Depositary will ask for information that will allow the Depositary to identify relevant parties. The Borrower hereby acknowledges such information disclosure requirements and agrees to comply with all such information disclosure requests from time to time from the Depositary.

(d) In accordance with the Unlawful Internet Gambling Act (the “Act”), the Borrower, the Administrative Agent and the Collateral Agent may not use the Accounts established herein or other Citibank facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CFR Section 132.2(y). Therefore, none of the Borrower, the Administrative Agent, the Collateral Agent nor any Person who has an ownership interest in or control over the Depositary

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Accounts established herein may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

(e) Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Depositary that the Depositary deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “E-mail Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Depositary to the E-mail Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at: www.citigroup.com/citi/citizen/finance/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(f) The provisions of this Section 5.14 may be amended as reasonably agreed among the Depositary, the Borrower, the Administrative Agent and the Collateral Agent.

Section 5.15. Use of Name. The Loan Parties may not place written advertisements (other than, to the extent constituting an advertisement, disclosure in customary public or private securities offering documentation) which mention “Citibank”, “Citigroup” or “Citi” in its capacity as Depositary by name or the rights, powers, or duties of the Depository under this Agreement, without the prior written consent of the Depository.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ENVIVA, LP,
as Borrower

Name:
Title:

ENVIVA MATERIALS, LLC, as Subsidiary Guarantor

Name:
Title:

ENVIVA PELLETS AHOSKIE, LLC, as Subsidiary Guarantor

Name:
Title:

ENVIVA PELLETS AMORY, LLC, as Subsidiary Guarantor

Name:
Title:

[Signature Page to Depositary Agreement]

ENVIVA PELLETS NORTHAMPTON, LLC,
as Subsidiary Guarantor

Name:
Title:

ENVIVA PELLETS PERKINSTON, LLC, as Subsidiary Guarantor

Name:
Title:

ENVIVA PELLETS SOUTHAMPTON, LLC, as Subsidiary Guarantor

Name:
Title:

ENVIVA PORT OF CHESAPEAKE, LLC, as Subsidiary Guarantor

Name:
Title:

[Signature Page to Depositary Agreement]

BARCLAYS BANK, PLC,
as Administrative Agent and as Collateral Agent

Name:
Title:

[Signature Page to Depositary Agreement]

CITIBANK, N.A.,
as Depositary

Name:
Title:

[Signature Page to Depositary Agreement]

Exhibit A

to the Depositary Agreement

Form of Construction Drawdown Certificate

CONSTRUCTION DRAWDOWN CERTIFICATE

Date:                  ,

Requested Construction Disbursement Date:                  ,             1

Barclays Bank PLC,

as Administrative Agent and as Collateral Agent

745 Seventh Avenue

New York, New York 10019

Attention: May Huang

Telephone: (212) 526-0787

Telecopier: (212) 526-5115

Email: May.Huang@barclays.com

SAIC Energy, Environment & Infrastructure, LLC,

as Independent Engineer

1801 California Street, Suite 2800

Denver, Colorado 80202

Attention: E. Larry Beaumont

Telephone: (303) 299-5200

Telecopier: (303) 297-2811

Citibank, N.A.,

as Depositary

Citibank, Agency & Trust

388 Greenwich Street, 14th Floor

New York, New York 10013

Facsimile: 973-461-7192

Attn: Miriam Molina

Re:	Enviva, LP

Ladies and Gentlemen:

Reference is made to the Depositary Agreement, dated as of November 9, 2012 (the “Depositary Agreement”), among Enviva, LP, a Delaware limited partnership (the “Borrower”), certain Subsidiaries of the Borrower, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Citibank N.A., as the Depositary, and each of the other parties party thereto from time to time.

[1]	Construction Drawdown Certificate must be delivered at least seven (7) Business Days prior to the requested Construction Disbursement Date.

The undersigned is a Responsible Officer of the Borrower and is delivering this certificate (this “Construction Drawdown Certificate”) pursuant to [Section 3.2(b)(i)][Section 3.3(b)(iv)] of the Depositary Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms (whether directly or by reference to another agreement) in the Depositary Agreement.

1. Withdrawal Request. The Borrower hereby requests that, in accordance with [Section 3.2(b)(i)][Section 3.3(b)(iv)] of the Depositary Agreement, the Depositary make disbursements in an aggregate amount of $[        ] from the [Construction Disbursement Account][Construction Equity Account] as set forth in greater detail in Section 3 below and on the attached Schedule I. Such disbursements are subject to review by the Administrative Agent pursuant to [Section 3.2(b)(ii)][Section 3.3(b)(v)] of the Depositary Agreement. [An amount of such disbursements equal to $[        ] will be utilized to pay Project Costs consisting of cost overruns.]

2. Certifications. The Borrower hereby certifies that the following statements are accurate and complete as of the date hereof and shall be accurate and complete as of the requested Construction Disbursement Date (indicated above):

(a)	No Trigger Event has occurred and is continuing.

(b)	On and as of such date, Available Construction Funds are not less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations of the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget.

(c)	Consistent with the Construction Schedule, the Development Projects are scheduled to achieve Commercial Operations in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain.

(d)	As of such date, all work that has been done on the Development Projects has been completed in a good and workmanlike manner and substantially in accordance with the relevant material construction and development contracts.

(e)	The representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to the disbursement to be made on such Construction Disbursement Date and, with respect to any such disbursement, to the application thereof, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such Construction Disbursement Date, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(f)	No Default or Event of Default has occurred and is continuing, or would result from the disbursement to be made on such Construction Disbursement Date or, with respect to any disbursement, from the application thereof.

(g)	[After giving effect to such withdrawal and any withdrawal made contemporaneously from the Construction Equity Account, the ratio of (x) the amounts disbursed from the Construction Disbursement Account on or prior to such date to (y) the amounts disbursed from the Construction Equity Account on or prior to such date shall not exceed a ratio of 1.0:1.0.][2]

(h)	The Administrative Agent has received duly executed and delivered lien releases, waivers and agreements in form and substance reasonably satisfactory to the Administrative Agent from each contractor under a construction contract for payment of Project Costs acknowledging that such contractor has been paid in full for any and all amounts due for work or services performed and materials furnished in connection with the construction of the applicable Development Project through the Construction Disbursement Date, in each case except for (x) customary holdbacks or disputes with contractors for which reserves have been established, (y) amounts identified to be paid to such contractor herein and (z) liens securing obligations which do not exceed, in the aggregate, $2,000,000 at any time outstanding.][3]

(i)	The disbursements requested hereunder will be used solely to pay (or reimburse the Borrower for) the Project Costs identified in this Construction Drawdown Certificate, which Project Costs are in accordance with the Construction Budget and are due and payable or reasonably expected to be incurred within the next 45 days.

(j)	All amounts previously disbursed from the [Construction Disbursement Account][Construction Equity Account], if any, in respect of the Project have been or will be expended or applied pursuant to the provisions of the Loan Documents and the applicable material construction and development contracts and the Construction Budget.

(k)	Included herewith are (i) in the case of payments to be made under the material construction contracts, copies of all documentation related to such payments required

[2]	To be provided for disbursements from Construction Disbursement Account.
[3]	Include for Disbursements from the Construction Disbursement Account.

to be provided by the relevant contractor to the Borrower under such contracts and (ii) in the case of payments to be made to any other vendors or contractors, copies of all documentation related to such payments required to be provided by such Person to the Borrower under the relevant contract and, to the extent reasonably available, copies of other appropriate documentation or materials reasonably requested by the Independent Engineer or Administrative Agent to enable it to substantiate the withdrawals and transfers specified in this Construction Drawdown Certificate and the other matters described herein.

(l)	As of such Construction Disbursement Date, the aggregate amount of disbursements requested hereunder does not exceed the funds currently on deposit in the Construction Disbursement Account and/or the Construction Equity Account, as applicable.

(m)	To our knowledge, there are no technical or environmental changes to Governmental Authorizations under existing applicable law (including Environmental Laws) as the Development Projects are currently designed and contemplated to be constructed, owned leased and operated that are or will become Necessary Permits other than [insert description of changes].

(n)	To our knowledge, the Borrower and each Subsidiary Guarantor that owns or leases a Development Project is in compliance with all of its Necessary Permits related to the Development Projects other than [insert description of any non-compliance].

3. Payment of Project Costs. The requested funds should be transferred by the Depositary to the Borrower on [insert date] in the amounts set forth on the attached Schedule I. The requested funds should be transferred by wire transfer to the account of the Borrower specified in clause (c) below. The disbursements requested hereunder will be applied by the Borrower to pay Project Costs as follows:

(a)	$[ ], representing the amount to be paid by the Borrower to the relevant contractors under the material construction and development contracts as set forth in greater detail in Part A of the attached Schedule I;

(b)	$[ ], representing the amount owed by the Borrower for other Project Costs as set forth in greater detail in Part B of the attached Schedule I.

(c)	[insert wire instructions]

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Construction Drawdown Certificate to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

ENVIVA, LP,
as the Borrower

By:
Name:
Title:

Countersigned by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

Schedule I

to Construction Drawdown Certificate

Part A: Payments to be made by the Borrower under material construction and development contracts

Payee	Purpose	Amount
		$	[	]
		$	[	]
		$	[	]
		$	[	]

Part B: Other amounts to be disbursed by wire to the Borrower

Payee	Purpose	Amount
		$	[	]
		$	[	]
		$	[	]
[Insert additional rows as necessary]		$	[	]
		$	[	]

Exhibit B

to the Depositary Agreement

Form of IE Drawdown Confirmation Certificate

IE DRAWDOWN CONFIRMATION CERTIFICATE

Date:                  ,

Requested Construction Disbursement Date:                  ,             1

Barclays Bank PLC,

as Administrative Agent and as Collateral Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Telephone: (212) 526-0787

Telecopier: (212) 526-5115

Email: May.Huang@barclays.com

Citibank, N.A.,

as Depositary

Citibank, Agency & Trust

388 Greenwich Street, 14th Floor

New York, New York 10013

Facsimile: 973-461-7192

Attn: Miriam Molina

Re:	Enviva, LP

Ladies and Gentlemen:

Reference is made to the Depositary Agreement, dated as of November 9, 2012 (the “Depositary Agreement”), among Enviva, LP, a Delaware limited partnership (the “Borrower”), certain Subsidiaries of the Borrower, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Citibank N.A., as the Depositary, and each of the other parties party thereto from time to time.

This certificate (this “IE Drawdown Confirmation Certificate”) is delivered to you in connection with [Section 3.2(b)(i) of the Depositary Agreement] [Section 3.3(b)(iv) of the Depositary Agreement] and in connection with the Construction Drawdown Certificate delivered

[1]	IE Drawdown Confirmation Certificate must be delivered at least three (3) Business Days prior to the requested Construction Disbursement Date.

Exhibit B-1

on [                 ,             ] by the Borrower (the “Subject Requisition”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned (whether directly or by reference to another agreement) in the Depositary Agreement.

SAIC Energy, Environment & Infrastructure, LLC (the “Independent Engineer” or “We”) has discussed matters set forth in this IE Drawdown Confirmation Certificate, where it deems such discussions to be pertinent, with the [insert name of relevant contractor], the Borrower and appropriate third parties.

We have reviewed the Subject Requisition, the material development and construction contracts relevant to the construction of the Development Projects (including, if applicable, any “scope of work” (and other specifications) under such applicable contract), material and data made available to us by the Borrower since the Effective Date and have performed such other review, observations, examinations or investigations as we believe to be necessary for the purpose of making the certifications set forth herein and in accordance with generally accepted engineering practices. To the extent we have deemed pertinent, we have visited the Development Projects on a periodic basis and have observed the status of construction progress and, if applicable, startup activities at the Development Projects.

We last visited the Southampton Facility on [                 ,             ], Northampton Facility on [                 ,             ], and the Port of Chesapeake Expansion on [                 ,             ]. We have reviewed the Construction Budget and invoices from the applicable material construction contractor, other contractors, vendors and other relevant persons. We have also reviewed each amendment and each other material notice given to or by the Borrower under each material construction contract, including any monthly progress reports provided under such material construction contract.

On the basis of the foregoing and our review with the understanding and assumption (after due inquiry) that the Independent Engineer has, in all material respects, been provided true, correct and complete information from such other parties as to the matters set forth herein, the Independent Engineer hereby makes the following certifications to the Depositary and the Administrative Agent, the Collateral Agent (for the benefit of the Secured Parties) to the best of our knowledge and belief as of the date hereof:

(a)	On and as of such date, Available Construction Funds are not less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations of the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget.

(b)	Consistent with the Construction Schedule, the Development Projects are scheduled to achieve Commercial Operations in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain.

Exhibit B-2

(c)	As of such date, all work that has been done on the Development Projects has been completed in a good and workmanlike manner and substantially in accordance with the relevant material construction and development contracts and specifications thereunder and the Construction Budget.

(d)	The Project Costs set forth on Schedule I to the Subject Requisition and are due and payable or reasonably expected to be incurred within the next 45 days

(e)	The payments made with respect to the Subject Requisition are in accordance with the Construction Budget and Construction Schedule.

(f)	To our knowledge, there are no technical or environmental changes to Governmental Authorizations under existing applicable law (including Environmental Laws) as the Development Projects are currently designed and contemplated to be constructed, owned leased and operated that are or will become Necessary Permits other than [insert description of changes].

(g)	To our knowledge, the Borrower and each Subsidiary Guarantor that owns or leases a Development Project is in compliance with all of its Necessary Permits related to the Development Projects other than [insert description of any non-compliance].

The person signing this IE Drawdown Confirmation Certificate is a duly qualified representative of the Independent Engineer and as such is authorized to execute this IE Drawdown Confirmation Certificate on behalf of the Independent Engineer.

Very truly yours,

[ ]

By:
Name:
Title:

Exhibit B-3

Exhibit C

to the Depositary Agreement

Form of Withdrawal Certificate

WITHDRAWAL CERTIFICATE

Date:                  ,

Requested disbursement date:                  ,

Citibank, N.A.,

as Depositary

Citibank, Agency & Trust

388 Greenwich Street, 14th Floor

New York, New York 10013

Facsimile: 973-461-7192

Attn: Miriam Molina

Re:	Enviva, LP

Ladies and Gentlemen:

Reference is made to the Depositary Agreement, dated as of November 9, 2012 (the “Depositary Agreement”), among Enviva, LP, a Delaware limited partnership (the “Borrower”), certain Subsidiaries of the Borrower, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Citibank N.A., as the Depositary, and each of the other parties party thereto from time to time.

The undersigned is a Responsible Officer of the Borrower and is delivering this certificate (this “Withdrawal Certificate”) pursuant to Section(s) [3.1(e)] [and] [3.3(a)] of the Depositary Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned (whether directly or by reference to another agreement) in the Depositary Agreement.

1. Debt Service Reserve Account. In accordance with Section 3.1(e) of the Depositary Agreement, we request that $[        ] be withdrawn from the Debt Service Reserve Account and transferred to the Administrative Agent to pay [(i)] [Interest Expense (including Fees)] [and] [(ii)] [principal and premium] due and payable to the Lender Parties under or in respect of the Loan Documents. Such amount requested represents [an amount equal to the Debt Payment Deficiency] [the aggregate amount of funds on deposit or credited to the Debt Service Reserve Account].

2. Construction Equity Account. In accordance with Section 3.3(a) of the Depositary Agreement, we request that $[        ] be withdrawn from the Construction Equity Account and transferred as set forth in greater detail in the attached Schedule I. The Borrower hereby confirms that the Equity Contribution Agreement has terminated in accordance with its terms.

Exhibit C-1

[Signature page follows]

Exhibit C-2

IN WITNESS WHEREOF, the Borrower has caused this Withdrawal Certificate to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

ENVIVA, LP,
as the Borrower

By:
Name:
Title:

Copies to:

Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, New York 10019

Attention: May Huang

Telephone: (212) 526-0787

Telecopier: (212) 526-5115

Email: May.Huang@barclays.com

Exhibit C-3

Schedule 1

to Withdrawal Certificate

Disbursements from Construction Equity Account

Transfer Date	Payee/Account	Amount
		$	[	]
		$	[	]
		$	[	]
[Insert additional rows as necessary]		$	[	]
		$	[	]

Exhibit C-4

Schedule A

to the Depositary Agreement

AUTHORIZED LIST OF SIGNERS

Reference is made to the Depositary Agreement, dated as of November 9, 2012 (the “Depositary Agreement”), among Enviva, LP, a Delaware limited partnership, as borrower, certain subsidiaries of the borrower, Barclays Bank PLC, as administrative agent and collateral agent, Citibank N.A., as the depositary (the “Depositary”), and each of the other parties party thereto from time to time.

This form supplements the Depositary Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Depositary Agreement. In giving any facsimile (or e-mail with .pdf attachment) instruction as specified in the Depositary Agreement the party hereto (the “Interested Party”) acknowledges that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Interested Party wishes to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Interested Party designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Interested Party and to select the security procedures specified herein. The Interested Party accepts the associated risks of unauthorized or erroneous instructions and agree to be bound by such instructions whether or not actually authorized by the Interested Party, provided the Depositary has complied with the stated security procedure. The Interested Party is responsible for keeping confidential the contents of this Schedule A. The Interested Party should be careful in completing this Schedule A as it may be rejected if it contains erasures or white outs.

☐ New                    ☐ Addition                    ☐ Supersede

[ INSERT NAME OF INTERESTED PARTY ]
Specimen Signature
Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Where applicable, the Depositary will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, the Depositary reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

EXHIBIT M

TO CREDIT AND GUARANTY AGREEMENT

FORM OF SECURITY AGREEMENT

[TO BE PROVIDED SEPARATELY]

EXHIBIT M

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of November 9, 2012

among

ENVIVA MLP HOLDCO LLC and ENVIVA GP, LLC,

ENVIVA, LP,

EACH OF THE SUBSIDIARY GUARANTORS

and

BARCLAYS BANK PLC,

as Collateral Agent

i

SECTION 8. CONTINUING SECURITY INTEREST; TRANSFER OF ADVANCES		27

SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM		28

SECTION 10. MISCELLANEOUS		28

SECTION 11. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC.		29

11.1	Governing Law	29
11.2	Consent to Jurisdiction	29
11.3	Waiver of Jury Trial	30

SECTION 12. EFFECT ON OTHER HOLDINGS ASSETS		30

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.3 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.5 — LETTER OF CREDIT RIGHTS

SCHEDULE 4.7 — COMMERCIAL TORT CLAIMS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT E — INSERT TO LLC OR PARTNERSHIP AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of November 9, 2012 (this “Agreement”), among ENVIVA MLP HOLDCO LLC (“MLP Holdco”), ENVIVA GP, LLC (“GP” and together with MLP Holdco, “Holdings”), ENVIVA, LP (the “Borrower”), EACH OF THE SUBSIDIARY GUARANTORS (as defined in the Credit Agreement) (such Subsidiary Guarantors, together with the Borrower, the “Grantors”), and BARCLAYS BANK PLC, as collateral agent for the Secured Parties (in such capacity as collateral agent, together with its successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, the Subsidiary Guarantors referred to therein, the Lenders and LC Facility Issuing Banks party thereto from time to time, the Collateral Agent, and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”);

WHEREAS, the Borrower and the Subsidiary Guarantors may from time to time on and after the date hereof enter into Secured Cash Management Agreements, Secured Commodity Hedge Agreements and Secured Interest Rate/Currency Hedge Agreements, which shall be entitled to the benefits of this Agreement;

WHEREAS, as of the date hereof, MLP Holdco is the owner of all limited partner interests in the Borrower;

WHEREAS, as of the date hereof, GP is the owner of all general partner interests in the Borrower;

WHEREAS, in consideration of the extensions of credit and other accommodations of Secured Parties as set forth in the Loan Documents, Secured Cash Management Agreements, Secured Commodity Hedge Agreements and Secured Interest Rate/Currency Hedge Agreements, each Grantor and Holdings has agreed to secure the Obligations as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor, Holdings and the Collateral Agent agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATION.

1.1 General Definitions. Each capitalized term used and not otherwise defined herein (including the introductory paragraph and recitals hereto) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms shall have the following meanings:

“Account Collateral” shall have the meaning assigned in the Depositary Agreement.

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantors” shall have the meaning assigned in Section 5.2.

“Additional Holdings” shall have the meaning assigned in Section 5.2.

“Administrative Agent” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning set forth in the preamble.

“Certificated Securities” shall mean all “certificated securities” as defined in Article 8 of the UCC.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, licensed, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including all commercial tort claims listed on Schedule 4.7 hereto (as such schedule may be amended or supplemented from time to time).

2

“Commodity Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3 hereto under the heading “Commodity Accounts” (as such schedule may be amended or supplemented from time to time)

“Commodity Contract” shall mean all “commodity contracts” as defined in Article 9 of the UCC.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC and (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States, and foreign copyrights (including community designs), and rights in databases including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, all registrations and applications therefor, all extensions and renewals thereof, all rights corresponding thereto throughout the world, all rights to sue for past, present and future infringements thereof, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3 hereto under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Discharge of Obligations” means, except to the extent otherwise expressly provided in Section 10.3:

(a) payment in full in Cash of (i) the outstanding principal amount of Advances, (ii) Unreimbursed Amounts with respect to any LC Facility Letter of Credit and (iii) interest (including interest accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Debt outstanding under the Loan Documents;

(b) the termination or expiration of all (i) Commitments, if any, to extend credit (including the issuance of any LC Facility Letter of Credit) that would constitute Obligations, (ii) Secured Cash Management Agreements, (iii) Secured Interest Rate/Currency Agreements and (iv) Secured Commodity Hedge Agreements;

3

(c) cancellation, termination or Cash Collateralization at 102% of the Available Amount of all LC Facility Letters of Credit (to the extent not already funded in such amount); and

(d) payment in full in Cash of all other Obligations (other than contingent obligations) that are then due and payable or otherwise accrued, including all obligations outstanding under the Secured Cash Management Agreements, Secured Commodity Hedge Agreements and Secured Interest Rate/Currency Agreements.

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Effective Date” shall have the meaning set forth in the Credit Agreement.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantor Collateral” shall have the meaning assigned in Section 2.1.

“Grantors” shall have the meaning set forth in the preamble and shall include each Additional Grantor.

“Holdings” shall have the meaning set forth in the preamble and shall include each Additional Holdings.

“Holdings Collateral” shall have the meaning assigned in Section 2.1.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Loan Party;

4

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Related Property” shall mean: (a) in respect of each Grantor, (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Account Collateral, each Securities Account, Commodity Account and each Deposit Account and certificates of deposit and (b) in respect of Holdings, all Pledged Equity Interests and Pledged Debt (regardless of whether classified as investment property under the UCC).

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Money” shall mean “money” as defined in Article 1 of the UCC.

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“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, all rights corresponding thereto throughout the world, all inventions and improvements described therein, all rights to sue for past, present and future infringements thereof, all licenses, claims, damages, and proceeds of suit arising therefrom, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Permitted Liens” shall mean Liens permitted under all the Loan Documents.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Debt for Borrowed Money owed to such Grantor and all Debt for Borrowed Money owed to Holdings by the Borrower or by any Subsidiary Guarantor, including all Debt for Borrowed Money described on Schedule 4.3 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Debt for Borrowed Money, and all interest, Cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Debt for Borrowed Money.

“Pledged Equity Interests” shall mean all Capital Stock owned by such Grantor and all Capital Stock owned by Holdings in the Borrower, including all Capital Stock described on Schedule 4.3 under the heading “Pledged Equity Interests” (as such schedule may be amended or supplemented from time) and the certificates, if any, representing such Pledged Equity Interests, and all dividends, distributions, return of capital, Cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity Interests.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all rights to payment, whether or not earned by performance or achievement of milestones, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

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“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning set forth in Article 9 of the UCC.

“Recovery” shall have the meaning assigned in Section 10.3.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3 under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Security Entitlements” shall mean all “security entitlements” as defined in Article 8 of the UCC.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting coexistence (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

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“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Uncertificated Securities Control Agreement” means an agreement substantially in the form of Exhibit B.

“Uncertificated Securities” shall mean all “uncertificated securities” as defined in Article 8 of the UCC.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein or in the Credit Agreement shall have the meanings ascribed thereto in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All references herein to

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provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. The terms “lease” and “license” shall include “sub-lease” and “sub license”, as applicable.

SECTION 2.	GRANT OF SECURITY.

2.1 Grant of Security.

(a) Subject to Section 2.2, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Grantor Collateral”):

(i) Accounts;

(ii) Chattel Paper;

(iii) Documents;

(iv) General Intangibles;

(v) Goods;

(vi) Instruments;

(vii) Insurance;

(viii) Intellectual Property;

(ix) Investment Related Property (including Deposit Accounts);

(x) Letter of Credit Rights;

(xi) Money;

(xii) Receivables and Receivable Records;

(xiii) Commercial Tort Claims;

(xiv) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(xv) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

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(b) Subject to Section 2.2, Holdings hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of Holding’s right, title and interest in, to and under all of the following personal property of Holdings, whether now existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Holdings Collateral”, and together with the Grantor Collateral, the “Collateral”):

(i) Pledged Debt;

(ii) Pledged Equity Interests;

(iii) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(iv) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest or Lien granted under Section 2.1 attach to any Excluded Property. Each Grantor and the Collateral Agent hereby acknowledges and agrees that the Lien created hereby in the Collateral is not, in and of itself, to be construed as a grant of a fee interest (as opposed to a Lien) in any Copyrights, Patents or Trademarks. Except as expressly provided herein, neither the Grantors nor Holdings shall be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property. Notwithstanding any other provision of this Agreement, the provisions of this Agreement shall not apply to, and the Collateral shall not include, assets as to which the Collateral Agent shall reasonably determine that the costs (including any applicable stamp, intangibles or other taxes) and burdens of obtaining a security interests therein or perfection thereof outweigh the value to the Secured Parties of the incremental security afforded thereby.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. The security created hereby secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations.

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3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor and Holdings shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor and Holdings shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Equity Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

Each Grantor and Holdings hereby represents and warrants, on the Effective Date, that:

(i) it has indicated on Schedule 4.1(A): (v) its full legal name, (w) its type of organization, (x) its jurisdiction of organization, (y) its organizational identification number (if one exists) and (z) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if it is a natural person), and for the one-year period preceding the date hereof has been, located;

(ii) it has no trade names other than as listed on Schedule 4.1(B);

(iii) except as provided on Schedule 4.1(B), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence it is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(iv) it is not a “transmitting utility” as defined in Section 9-102(a)(80) of the UCC; and

(v) other than the Collateral Agent and any automatic control in favor of a “bank”, “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

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4.2 Receivables.

(a) Representations and Warranties. To each Grantor’s knowledge, as of the Effective Date, none of the Receivables owned by such Grantor is evidenced by, or constitutes, an Instrument or Chattel Paper in excess of $100,000 individually or $2,000,000 in the aggregate which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent and none of the Account Debtors in respect of the foregoing Receivables is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign (it being acknowledged and agreed that Receivables evidenced by, or constituting, an Instrument or Chattel Paper in lower amounts need not be delivered or subjected to the control of the Collateral Agent).

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise provided in this subsection (b), such Grantor shall continue to collect in the ordinary course of business and consistent with past practice, at its own expense, all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation. Following the occurrence of and during the continuation of an Event of Default, the Collateral Agent shall have the right at any time, upon concurrent written notice to each Grantor of its intention to do so, (i) to notify, and/or require such Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation, (ii) to direct, and/or cause such Grantor to direct, such Account Debtors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, and (iii) upon such concurrent notification and at the expense of such Grantor, to enforce collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the written notice from the Collateral Agent referred to in the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required by the Collateral Agent, in an account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(c) Delivery and Control of Receivables. With respect to any Receivables hereafter arising in excess of $100,000 individually or $2,000,000 in the aggregate (i) that is evidenced by, or constitutes, Chattel Paper or Instruments, the applicable Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank, or (ii) which would constitute “electronic chattel paper” under Article 9 of the UCC, the applicable Grantor shall use commercially reasonable efforts to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC), in each case, within thirty (30) days of such Grantor acquiring rights therein.

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4.3 Investment Related Property.

4.3.1 Investment Related Property Generally

(a) Covenants and Agreements. Each Grantor and Holdings hereby covenants and agrees that:

(i) With respect to any Investment Related Property with a fair market value in excess of $250,000 that is a Certificated Security or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) owned by such Grantor or Holdings, as applicable, it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC.

(ii) With respect to any Investment Related Property with a fair market value in excess of $250,000 that is an Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account) owned by such Grantor or Holdings, it shall cause the issuer of such uncertificated security, or, in the event such issuer is not an Affiliate of such Grantor or Holdings, it shall use commercially reasonable efforts to cause such issuer of such uncertificated security, to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto or such other form reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor or Holdings, as applicable.

(iii) In addition to the foregoing, if any issuer of any Investment Related Property owned by a Grantor is located in a jurisdiction outside of the United States, such Grantor shall take such additional actions, or, in the event such issuer is not an Affiliate of such Grantor, it shall use commercially reasonable efforts to take such additional actions, including causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, from and after the occurrence of and during the continuation of an Event of Default, the Collateral Agent shall have the right at any time, without notice to any Grantor, subject to the terms of such Investment Related Property, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

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(b) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing and until such time as a Grantor or Holdings, as the case may be, shall have received notice from the Collateral Agent pursuant to clause (ii) below:

(1)	such Grantor or Holdings, as the case may be, shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents;

(2)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to such Grantor or Holdings, as the case may be, all proxies, and other instruments as such Grantor or Holdings, as the case may be, may from time to time reasonably request for the purpose of enabling such Grantor or Holdings, as the case may be, to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above; and

(3)	each Grantor and Holdings shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of any Investment Related Property for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents.

(ii) Upon the occurrence and during the continuation of an Event of Default:

(1)	all rights of each Grantor and Holdings to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.3.1(b)(i)(1) shall, upon notice from the Collateral Agent to such Grantor and/or Holdings, as the case may be, cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(2)	all rights of each Grantor and Holdings to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.3.1(b)(i)(3) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive and hold as Investment Related Property such dividends, interest and other distributions; and

(3)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor and Holdings shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor and Holdings (for Holdings, with respect to the Holdings Collateral only) acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

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For certainty (and without limiting the generality of Section 12), this Section 4.3.1 shall, as it relates to Holdings, apply to the Holdings Collateral only and shall have no effect on any other properties and assets owned by Holdings.

4.3.2 Pledged Equity Interests

(a) Representations, Warranties and Covenants. Each Grantor and Holdings hereby represents and warrants, on the Effective Date, and covenants that:

(i) Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Equity Interests” all of the Pledged Equity Interests owned by such Grantor or Holdings, as applicable, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) (1) each of the Pledged Equity Interests that is pledged by such Grantor or Holdings, as applicable, hereunder constitutes a “security” under Section 8-103 of the Uniform Commercial Code and a Certificated Security and (2) such Grantor or Holdings, as applicable, shall maintain each of the Pledged Equity Interests that are pledged by such Grantor or Holdings, as applicable, hereunder as a “security” under Section 8-103 of the Uniform Commercial Code and as a Certificated Security;

(iii) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests pledged by such Grantor or Holdings, as applicable, or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement with respect to such Pledged Equity Interests or the exercise of remedies in respect thereof;

(iv) such Grantor or Holdings, as applicable, consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Equity Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

(v) such Grantor or Holdings, as applicable, has caused the limited liability company agreement, operating agreement or partnership agreement of each entity issuing any Pledged Equity Interests to include the provisions of Exhibit E hereto.

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4.3.3 Pledged Debt

Each Grantor and Holdings hereby represents and warrants, on the Effective Date, that Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and Holdings and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding Debt for Borrowed Money.

4.4 Material Contracts.

Each Grantor hereby covenants and agrees that in addition to any rights under the Section of this Agreement relating to Receivables, the Collateral Agent may at any time, after the occurrence and during the continuance of an Event of Default, notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein.

4.5 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date, that, to the knowledge of such Grantor, it has no rights as beneficiary in any letter of credit with a stated amount in excess of $1,000,000 except as listed on Schedule 4.5 hereto.

(b) Covenants and Agreements.

(i) Each Grantor hereby covenants and agrees that, with respect to any Letter-of-Credit-Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest) with a stated amount in excess of $1,000,000 hereafter arising, it shall use its commercially reasonable efforts to (x) obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and (y) deliver to the Collateral Agent a completed Pledge Supplement, together with all Supplements to Schedules thereto.

(ii) Upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to any Supporting Obligations consisting of letters of credit of which such Grantor is the beneficiary that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent on behalf of the Secured Parties to become the transferee beneficiary of any such letter of credit.

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4.6 Intellectual Property.

(a) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 7, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property included in the Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(b) Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Loan Documents that limit the rights of any Grantor to dispose of its Property, so long as no instruction by the Collateral Agent acting at the direction of the Secured Parties has been delivered in connection with the occurrence and continuance of an Event of Default, such Grantor may exploit, use, enjoy, protect, license sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Grantor. In furtherance of the foregoing, so long as no such instruction has been delivered in connection with the occurrence and continuance of an Event of Default, the Collateral Agent shall from time to time, upon the request and at the expense of the applicable Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to the first sentence of this section (b) as to any specific Intellectual Property). Further, upon the release of the Liens on the Collateral in accordance with the terms of Section 8 of this Agreement, the Collateral Agent shall transfer to the applicable Grantor the license granted pursuant to section (a) above. The exercise of rights and remedies under Section 7 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the first sentence of this section (b).

(c) At any time after an instruction by the Collateral Agent acting at the direction of the Secured Parties has been delivered in connection with the occurrence and continuance of an Event of Default, each Grantor shall, upon the request of the Collateral Agent, deliver to the Collateral Agent a schedule listing all Intellectual Property and take such other action as the Collateral Agent shall deem necessary to perfect the Liens created hereunder in all such Collateral.

4.7 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date, that to such Grantor’s knowledge, such Grantor has no Commercial Tort Claims which could reasonably be expected to result in an award for damages in excess of $2,000,000 and additional Commercial Tort Claims as to which such Grantor has complied with clause (b) below.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, with respect to any Commercial Tort Claim of such Grantor hereafter arising which could reasonably be expected to result in an award for damages in excess of $2,000,000, it shall deliver to the Collateral Agent a completed Pledge Supplement, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

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4.8 Securities Accounts, Securities Entitlements, Deposit Accounts, Commodity Contracts and Commodity Accounts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Effective Date, that Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings thereof all of such Grantor’s: (1) Securities Accounts, (2) Deposit Accounts and (3) Commodity Contracts and Commodity Accounts, in each case, other than any Securities Accounts, Deposit Accounts, Commodity Contracts and Commodity Accounts which constitute Excluded Property.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) with respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral (and, for the avoidance of doubt, excluding any of the foregoing which constitute Excluded Property), each Grantor or Holdings, as applicable, shall ensure that the Collateral Agent has Control thereof;

(ii) with respect to any Securities Accounts or Securities Entitlements included in the Collateral, such Control shall be accomplished by the applicable Grantor causing the Securities Intermediary maintaining such Securities Account or Securities Entitlements to enter into an agreement substantially in the form of Exhibit C hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) pursuant to which such Securities Intermediary shall agree to comply with the Collateral Agent’s entitlement orders (as defined in Section 8-102(a)(8) of the UCC) without further consent by such Grantor or Holdings;

(iii) with respect to any Deposit Account included in the Collateral, such Control shall be accomplished by the applicable Grantor causing the depositary institution maintaining such Deposit Account to enter into an agreement substantially in the form of Exhibit D hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the Bank (within the meaning of Section 9-102(a)(8) of the UCC) shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor; and

(iv) with respect to any Commodity Accounts or Commodity Contracts included in the Collateral, each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.

Notwithstanding the foregoing or any other provision of the Loan Documents to the contrary, the Depositary Agreement shall be deemed to meet the requirements of this Section 4.8 solely with respect to the Depositary Accounts governed by, and subject to, the Depositary Agreement for so long as such Depositary Accounts are governed by the Depositary Agreement.

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SECTION 5.	FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 Further Assurances.

(a) Each Grantor and Holdings agrees that, from time to time at the expense of the Grantors, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor and Holdings shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in intellectual property, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby; and

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing.

(b) Each Grantor and Holdings hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, intellectual property security agreements and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may reasonably determine are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Any such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property of any Grantor (but not Holdings) as “all assets” or “all personal property, whether now owned or hereafter acquired.” Holdings authorizes the Collateral Agent in any such financing statements to use the collateral descriptions of Holdings Collateral set forth in Section 2.1(b), but such collateral description does not have to exclude or describe as excluded in such collateral description any Excluded Property. Each Grantor and Holdings shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

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5.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) or as an additional Holdings (each, an “Additional Holdings”) by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by the Grantors and Holdings, an Additional Grantor shall be a Grantor and an Additional Holdings shall become a Holdings, as applicable, and shall be as fully a party hereto as if such Additional Grantor or Additional Holdings, as applicable, were an original signatory hereto. Each Grantor and Holdings expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor or any other Holdings, as applicable, hereunder. This Agreement shall be fully effective as to any Grantor or any Holdings that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor or a Holdings hereunder.

SECTION 6.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Until the Discharge of Obligations, each Grantor and Holdings hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as its attorney-in-fact, with full authority in the place and stead of such Grantor or Holdings, as applicable, and in the name of such Grantor or Holdings, as applicable, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Loan Documents;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

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(e) to prepare and file any UCC financing statements against such Grantor or Holdings, as applicable, as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be reasonably determined by the Collateral Agent, any such payments made by the Collateral Agent to become obligations of such Grantor or Holdings, as applicable, to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s or Holdings’, as applicable, expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor or Holdings, as the case may be, might do.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor or Holdings for any act or failure to act hereunder, except in the case of their own gross negligence, bad faith or willful misconduct.

SECTION 7.	REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor or Holdings to, and each Grantor and Holdings hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

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(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for Cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent in its reasonable discretion may deem commercially reasonable.

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to, use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor or Holdings, and each Grantor and Holdings hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor and Holdings agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor or Holdings, as the case may be, of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor and Holdings agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor and Holdings hereby waives any claims against the Collateral Agent

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arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, the Grantors (but not Holdings) shall be liable for the deficiency and the reasonable and documented fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor and Holdings further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor and Holdings, and such Grantor and Holdings hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

(e) Except as permitted by Section 8.01(l)(ii) of the Credit Agreement, until the occurrence and continuation of an Event of Default, the Collateral Agent shall not: (i) issue any instructions to any issuer of any Uncertificated Securities included in the Collateral, (ii) issue any instructions, entitlement orders or directions to any Securities Intermediary with respect to any Securities Accounts or Securities Entitlements included in the Collateral, or (iii) issue any instructions to any financial institution maintaining any Deposit Account included in the Collateral, other than, with respect to the foregoing clauses (ii) and (iii), as permitted in the Depositary Agreement.

7.2 Application of Proceeds.

(a) If an Event of Default shall have occurred and be continuing, the Collateral or any proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral and proceeds thereof shall be applied in the following order (it being agreed that the Collateral Agent shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof; provided that such amounts shall not be so applied until such time as the amount of the Obligations has been determined in accordance with the terms hereof, under the terms of the relevant Loan Documents, Secured Commodity Hedge Agreements, Secured Interest Rate/Currency Agreements or Secured Cash Management Agreements (subject to Section 7.2(b))):

first, on a pro rata basis, to the payment of all amounts due to the Collateral Agent, the Administrative Agent, the Depositary and the LC Facility Issuing Banks (in such capacities) under any of the Loan Documents, excluding in the case of the LC Facility Issuing Banks, amounts payable in connection with any Unreimbursed Amount under any LC Facility Letter of Credit;

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second, on a pro rata basis to any Secured Party which has theretofore advanced or paid any fees to any Agent or LC Facility Issuing Bank, other than any amounts covered by priority first, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

third, on a pro rata basis, to the payment of, without duplication, (i) any Interest Expense and all principal and other amounts then due and payable in respect of the Obligations (including Cash Collateralization (at 102% of the Available Amount thereof, to the extent not already funded in such amount) of all outstanding LC Facility Letters of Credit) under any Loan Document, (ii) the payment of all Obligations then due and payable to any Lender Counterparty under any Secured Interest Rate/Currency Agreement (including any Interest Expense due and payable in respect thereof), (iii) the payment of all Obligations then due and payable to any Lender Counterparty under any Secured Commodity Hedge Agreement (including any Interest Expense due and payable in respect thereof), (iv) the payment of all Obligations then due and payable to any Lender Counterparty under any Secured Cash Management Agreement and (v) all other Obligations due to any Secured Party; and

last, the balance, if any, after all of the Obligations have been paid in full in Cash, to the Grantors and Holdings or as otherwise required by applicable law;

provided, however, that if, for any reason, a Secured Party does not have a valid and perfected Lien (either directly or through the Collateral Agent) on any portion of the Collateral but was entitled to such Lien pursuant to the terms of the Loan Documents, any proceeds on such portion of Collateral received by the other Secured Parties will be paid over by them to such Secured Party to the extent necessary to reflect the distribution provisions above as if all Secured Parties held such a Lien.

(b) Upon receipt of any of the monies referred to in Section 7.2(a), the Collateral Agent shall promptly provide notice to the Administrative Agent and each Lender Counterparty of the receipt of such monies. Within 10 Business Days of the receipt of such notice, the Administrative Agent and each Lender Counterparty shall give the Collateral Agent written certification by an authorized officer or representative thereof of the aggregate amount of the Obligations then outstanding owed by any Grantor or Holdings to the Secured Parties represented by the Administrative Agent or such Lender Counterparty under the applicable Loan Documents, Secured Cash Management Agreement, Secured Commodity Hedge Agreement or Secured Interest Rate/Currency Agreement to be certified to as presently due and owing (and, promptly upon receipt thereof, the Collateral Agent shall provide a copy of each such certification to the Administrative Agent and each Lender Counterparty). Unless otherwise directed by a court of competent jurisdiction or the Administrative Agent and each Lender Counterparty, the Collateral Agent shall use the information provided for in such notices as the basis for applying such monies in accordance with Section 7.2(a).

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7.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor or Holdings, as applicable, will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor or Holdings, as the case may be, shall be credited with proceeds of the sale.

7.4 Investment Related Property. Each Grantor and Holdings recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor and Holdings acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor and Holdings agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, the applicable Grantor or Holdings, as applicable, shall and shall use commercially reasonable efforts to cause each issuer of any Pledged Equity Interests to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.5 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the

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Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives Cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(v) all amounts and proceeds (including checks and other instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as Cash Collateral and applied as provided by Section 7.6; and

(vi) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Obligations

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shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.6 Cash Proceeds. Subject to the provisions of the Depositary Agreement, any Cash held by or on behalf of the Collateral Agent for the benefit of the Secured Parties and all Cash proceeds of any Collateral, shall be applied by the Collateral Agent in accordance with Section 7.2 of this Agreement.

7.7 Deposit Accounts. Subject to the provisions of the Depositary Agreement, if any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account included in the Collateral, or instruct the Bank at which any such Deposit Account is maintained to pay the balance of any such Deposit Account, in accordance with Section 7.2 of this Agreement.

SECTION 8.	CONTINUING SECURITY INTEREST; TRANSFER OF ADVANCES.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge of Obligations, be binding upon each Grantor and Holdings, their respective successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of any Loan Document, any Secured Party may assign or otherwise transfer any Obligations held by or due to it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise. Upon the Discharge of Obligations, the security interest granted hereby shall

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automatically terminate hereunder and of record and all rights to the Collateral shall revert to the applicable Grantor or Holdings, as applicable. Upon any such termination and the written request of the applicable Grantor or Holdings, the Collateral Agent shall, at such applicable Grantor’s or Holdings’, as the case may be, expense, (x) promptly cause to be transferred and delivered, without any recourse, warranty or representation whatsoever, any Collateral and any proceeds received in respect thereof and (y) execute and deliver to such Grantor or Holdings, as applicable, or otherwise authorize the filing of, such UCC termination statements and other documentation as the Grantor or Holdings, as applicable, shall reasonably request to effect the termination and release of the Liens on the Collateral. Subject to any requirements of the Loan Documents, including, without limitation, Section 12.05 of the Credit Agreement, without further written consent or authorization from any Secured Party, the Collateral Agent shall execute any documents or instruments necessary to release any Collateral to the extent the relevant Secured Parties have consented to such release in accordance with the terms of the Loan Documents.

SECTION 9.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder and other requirements of law or the UCC, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. To the extent permitted by law, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor, Holdings or otherwise. If any Grantor or Holdings fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor or Holdings, as applicable, under this Agreement.

SECTION 10.	MISCELLANEOUS.

10.1 Unless otherwise specifically provided herein, any notice required or permitted to be given under this Agreement shall be given in accordance with Section 12.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of

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the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent, each Grantor, Holdings and their respective successors and assigns. Neither any Grantor nor Holdings shall, without the prior written consent of the Collateral Agent, assign any right, duty or obligation hereunder. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

10.2 Each Grantor’s and Holdings’ respective waiver of rights or agreements in respect of Collateral, the exercise of remedies, standards of care, notice and the other matters covered by Sections 6 through 9 are, in each case, qualified that such waivers or agreements are being made to the fullest extent permitted by law.

10.3 If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Loan Party any amount paid in respect of the Obligations (a “Recovery”), then such Secured Party shall be entitled to a reinstatement of Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Obligations shall be deemed not to have occurred and (b) if this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

SECTION 11.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC.

11.1 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

11.2 Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED

29

MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10 OF THIS AGREEMENT (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDER PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.3 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN SUCH PARTY, THE AGENTS AND THE LENDER PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 12.	EFFECT ON OTHER HOLDINGS ASSETS.

Notwithstanding anything to the contrary in this Agreement, no property or assets of Holdings, or Holdings’ right or ability to own, operate, maintain, transfer or take any other action with respect to such property or assets, other than the Holdings Collateral, shall be subject to or in any respect affected by this Agreement or the obligations of Holdings or rights and remedies of the Secured Parties set forth herein.

30

IN WITNESS WHEREOF, each Grantor, Holdings and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Holdings:

ENVIVA MLP HOLDCO, LLC

Name:
Title:

ENVIVA GP, LLC

Name:
Title:

Grantors:

ENVIVA, LP

By:

Name:
Title:

By:

By:

ENVIVA MATERIALS, LLC

By:

Name:
Title:

ENVIVA PELLETS AHOSKIE, LLC

By:

Name:
Title:

ENVIVA PELLETS AMORY, LLC

By:

Name:
Title:

ENVIVA PELLETS NORTHAMPTON, LLC

By:

Name:
Title:

ENVIVA PELLETS PERKINSTON, LLC

By:

Name:
Title:

ENVIVA PELLETS SOUTHAMPTON, LLC

By:

Name:
Title:

ENVIVA PORT OF CHESAPEAKE, LLC

By:

Name:
Title:

Collateral Agent:

BARCLAYS BANK PLC, as Collateral Agent

By:

Name:
Title:

Schedule 4.1 – General Information

Part A

Full Legal Name of Grantor/ Holdings	Type of Organization	Jurisdiction of Organization/ Formation	Organizational Identification Number	Jurisdication of Chief Executive Office/Sole Place of Business (including prior year)
Enviva, LP	limited partnership	Delaware	4801107	Maryland

Enviva MLP Holdco LLC	limited liability company	Delaware	5231442	Maryland

Enviva GP, LLC	limited liability company	Delaware	4801103	Maryland

Enviva Pellets Amory, LLC	limited liability company	Delaware	4841196	Mississippi

Enviva Pellets Northampton, LLC	limited liability company	Delaware	5024067	North Carolina

Enviva Materials, LLC	limited liability company	Delaware	4613048	Maryland

Enviva Pellets Southampton, LLC	limited liability company	Delaware	5058211	Virginia

Enviva Port of Chesapeake LLC	limited liability company	Delaware	4925348	Virginia

Enviva Pellets Ahoskie, LLC	limited liability company	Delaware	4908828	North Carolina

Enviva Pellets Perkinston, LLC	limited liability company	Delaware	4878333	Maryland

Part B

Trade Names: None.

Changes in Name, Jurisdiction of Organization/Formation, Chief Executive Office, Sole Place of Business or Corporate Structure within Past Five (5) Years:

Name of Grantor / Holdings	Description of Change
Enviva, LP	prior name: Intrinergy Operating, L.P.
prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Enviva GP, LLC	prior name: Intrinergy Operating GP, L.L.C.
prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Enviva Pellets Amory, LLC	prior name: Intrinergy Amory, LLC
prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Enviva Materials, LLC	prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Enviva Pellets Southampton, LLC	prior name: Enviva Pellets Courtland, LLC

Enviva Port of Chesapeake LLC	prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Enviva Pellets Ahoskie, LLC	prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Enviva Pellets Perkinston, LLC	prior chief executive office: 1309 East Cary Street Suite 200 Richmond, VA 23219

Schedule 4.3 — Investment Related Property

Pledged Equity Interests

Grantor/ Holdings	Pledged Equity Interests	Issuer
Enviva MLP Holdco LLC	limited partner interest with a 99.999% sharing ratio	Enviva, LP

Enviva GP, LLC	general partner interest with a 0.001% sharing ratio	Enviva, LP
Enviva, LP	100% membership interest	Enviva Pellets Amory, LLC
	100% membership interest	Enviva Pellets Northampton, LLC
	100% membership interest	Enviva Materials, LLC
	100% membership interest	Enviva Pellets Southampton, LLC
	100% membership interest	Enviva Port of Chesapeake LLC
	100% membership interest	Enviva Pellets Ahoskie, LLC
	100% membership interest	Enviva Pellets Perkinston, LLC

Pledged Debt

Grantor/ Holdings	Issuer of Pledged Debt Instrument	Principal Amount of Instrument	Maturity Date
Enviva Materials, LLC	Blackwell & Sons, Inc.	$37,741.40 owed as of 9/30/12	April 1, 2013

Accounts and Contracts

Securities Accounts: None.

Deposit Accounts:

Account Name	Account Number	Name & Address of Financial Institution
Enviva, LP	2000048297721	Wells Fargo Bank 1753 Pinnacle Dr. 3rd Floor McLean, VA 22102

Commodity Contracts and Commodity Accounts: None.

Schedule 4.5 — Letter of Credit Rights

None.

Schedule 4.7 — Commercial Tort Claims

None.

EXHIBIT A

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR]/[NAME OF HOLDINGS] a [NAME OF STATE OF INCORPORATION/FORMATION] [Corporation/Limited Liability Company/Limited Partnership] ([the “Grantor”]/[“Holdings”]) pursuant to the Pledge and Security Agreement, dated as of November 9, 2012 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”), among ENVIVA MLP HOLDCO LLC, ENVIVA GP, LLC, ENVIVA, LP, THE OTHER GRANTORS NAMED THEREIN, and BARCLAYS BANK PLC, as the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

[The Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent for the benefit of the Secured Parties, a security interest in and Lien on all of the Grantor’s right, title and interest in and to all Grantor Collateral to secure the Obligations, in each case whether now or hereafter existing or in which the Grantor now has or hereafter acquires an interest and wherever the same may be located. The Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required from it pursuant to the Security Agreement as of the date hereof as though all references in the Security Agreement to the Effective Date are references to the date hereof and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.]1

[Holdings hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent for the benefit of the Secured Parties, a security interest in and Lien on all of the Holdings’ right, title and interest in and to all Holdings Collateral to secure the Obligations, in each case whether now or hereafter existing or in which Holdings now has or hereafter acquires an interest and wherever the same may be located. Holdings represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required from it pursuant to the Security Agreement as of the date hereof as though all references in the Security Agreement to the Effective Date are references to the date hereof and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.]2

This Pledge Supplement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

[1]	To be inserted in the case of a Grantor executing this Pledge Supplement.
[2]	To be inserted in the case of a Holdings executing this Pledge Supplement.

IN WITNESS WHEREOF, [the Grantor]/[Holdings] has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR] [NAME OF HOLDINGS]

By:
Name:
Title:

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 4.1

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of the Grantor or Holdings, as applicable:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which the Grantor or Holdings, as applicable, has conducted business for the past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Name of Grantor/Holdings	Date of Change	Description of Change

EXHIBIT A-3

SUPPLEMENT TO SCHEDULE 4.3

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Pledged Equity Interests:

Pledged Debt:

Securities Accounts included in the Collateral:

Deposit Accounts included in the Collateral:

Commodity Contracts and Commodity Accounts included in the Collateral:

EXHIBIT A-4

SUPPLEMENT TO SCHEDULE 4.5

TO PLEDGE AND SECURITY AGREEMENT

Grantor	Description of Letters of Credit:

EXHIBIT A-5

SUPPLEMENT TO SCHEDULE 4.7

TO PLEDGE AND SECURITY AGREEMENT

Commercial Tort Claims which could reasonably be expected to result in an award for damages in excess of $2,000,000:

EXHIBIT A-6

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement, dated as of [            ], 20[    ] (this “Agreement”), is entered into among [                    ] (the “Pledgor”), BARCLAYS BANK PLC, as collateral agent for the Secured Parties (the “Collateral Agent”), and [                    ], a [                    ] [                    ] (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement, dated as of November 9, 2012 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”), among ENVIVA MLP HOLDCO LLC, ENVIVA GP, LLC, ENVIVA, LP, the Pledgor, the other Grantors named therein and BARCLAYS BANK PLC as the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Registered Ownership of Shares; Notice of Security Interest. The Issuer hereby confirms and agrees that as of the date hereof, the Pledgor is the registered owner of [                ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent. The Pledgor, the Collateral Agent and the Issuer are entering into this Agreement to perfect, and to confirm the priority of, the Collateral Agent’s security interest in the Pledged Shares, and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Shares, the “Collateral”). The Issuer acknowledges that this Agreement constitutes written notification to the Issuer of the Collateral Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Collateral Agent’s security interest in the Collateral and, upon request by the Collateral Agent, to register the Collateral Agent as the registered owner of any or all of the Pledged Shares. The Issuer acknowledges that the Collateral Agent has control over the Collateral.

Section 2. Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Collateral, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 3. Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:

(a) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Pledged Shares or the Collateral pursuant to which it has agreed to comply with instructions issued by such other person; and

(b) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with instructions as set forth in Section 2 hereof.

(c) Except for the claims and interest of the Collateral Agent and of the Pledgor in the Collateral, the Issuer does not know of any claim to, or interest in, the Collateral. If any person

EXHIBIT B-1

asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any of the Collateral, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d) This Agreement is the valid and legally binding obligation of the Issuer.

(e) The Pledged Shares are uncertificated securities.

(f) The issuer’s jurisdiction is, and during the term of this Agreement shall remain, the State of [            ].

(g) Schedule 1 contains a true and complete description of the Pledged Shares as of the date hereof.

Section 4. Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

Section 5. Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 6. Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 7. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may not assign, transfer or delegate any of its rights and obligations hereunder without the express written consent of the Issuer (which shall not be unreasonably withheld or delayed) and without sending written notice of such assignment to the Pledgor; provided that no such consent will be required for the Collateral Agent to assign, transfer or delegate its rights and obligations hereunder to any replacement Collateral Agent. Neither the Pledgor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Agreement without the express written consent of the Collateral Agent (which shall not be unreasonably withheld or delayed) and any such assignment, transfer or delegation without such consent shall be null and void.

Section 8. Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such

EXHIBIT B-2

arises from the Issuer’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[Name of Pledgor]
c/o Enviva, LP
7200 Wisconsin Ave, Suite 1100
Bethesda, Maryland 20814
Attention: David Meeker
Facsimile: (301) 657-5567

Collateral	Barclays Bank PLC
Agent:	745 Seventh Avenue
New York, NY 10019
Attention: May Huang
Facsimile: (212) 526-5115
Email: May.Huang@barclays.com

Issuer:	[Insert Name and Address of Issuer]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

Any party may change its address for notices in the manner set forth above.

Section 10. Termination. The obligations of the Issuer to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Collateral have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing. Upon such termination of the Collateral Agent’s security interests in the Collateral and upon the request of the Pledgor, the Collateral Agent shall deliver to the Issuer a Notice of Termination in substantially the form of Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Pledgor) and, upon receipt of such Notice by the Issuer, this Agreement shall terminate and be null and void. The termination of this Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 11. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

EXHIBIT B-3

Section 12. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 13. Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9 OF THIS AGREEMENT (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY

EXHIBIT B-4

SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 16. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[NAME OF PLEDGOR],
as Pledgor

By:
Name:
Title:

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

[NAME OF ISSUER],
as Issuer

By:
Name:
Title:

EXHIBIT B-5

Exhibit A

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention: [                    ]

Re: Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement (a copy of which is attached) between you, [Name of Pledgor] (the “Pledgor”) and the undersigned is terminated and you have no further obligations to the undersigned pursuant to such Uncertificated Securities Control Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Securities Control Agreement) from the Pledgor. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Pledgor pursuant to any other agreement.

Very truly yours,

BARCLAYS BANK PLC,
as Collateral Agent

By:
Name:
Title:

cc:	[Name and Address of Pledgor]

Attention: [                    ]

EXHIBIT B-6

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement dated as of [            ], 2012 (this “Agreement”) among [                    ] (the “Debtor”), Barclays Bank PLC, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”), and [                    ], in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC (in such capacity, the “Securities Intermediary”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated as of November 9, 2012 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”), among ENVIVA MLP HOLDCO LLC, ENVIVA GP, LLC, ENVIVA, LP, the Debtor, the other Grantors named therein and BARCLAYS BANK PLC, as the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Establishment of Securities Account. The Securities Intermediary hereby confirms and agrees that:

(a) The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Securities Account”) and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;

(b) All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(c) All property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account; and

(d) The Securities Account is a “securities account” within the meaning of Section 8-501 of the UCC.

Section 2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

EXHIBIT C-1

Section 3. Control of the Securities Account. If at any time the Securities Intermediary shall receive any entitlement order, instruction or direction from the Collateral Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order, instruction or direction without further consent by the Debtor or any other person. If the Debtor is otherwise entitled to issue entitlement orders, instructions or directions (including pursuant to Section 8(a) of this Agreement) and such entitlement orders, instructions or directions conflict with any entitlement order, instruction or direction issued by the Collateral Agent, the Securities Intermediary shall follow the entitlement orders, instructions or directions issued by the Collateral Agent.

Section 4. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5. Choice of Law. This Agreement and the Securities Account shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c) The Securities Intermediary hereby confirms and agrees that:

(i) There are no other control agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account;

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and

(iii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.

EXHIBIT C-2

Section 7. Adverse Claims. Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.

Section 8. Maintenance of Securities Account. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders, instructions or directions as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor), the Securities Intermediary agrees that after receipt of such Notice, it will take all instruction with respect to the Securities Account solely from the Collateral Agent. Until such time as the Securities Intermediary receives such Notice, the Securities Intermediary may act on any direction originated by the Debtor with respect to the Securities Account.

(b) Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 12 of this Agreement.

(c) Tax Reporting. All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 9. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:

(a) The Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b) This Agreement is the valid and legally binding obligation of the Securities Intermediary.

EXHIBIT C-3

Section 10. Indemnification of Securities Intermediary. Until the termination of this Agreement, the Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent and their respective successors and assigns arising from the terms of this Agreement and the compliance by the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary’s gross negligence or willful misconduct and (b) the Debtor and its successors and assigns shall at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions, liabilities, losses, damages costs, charges, counsel fees and other expenses that may be imposed on, incurred by, or asserted against, the Securities Intermediary for following any entitlement orders, instructions or directions upon which the Securities Intermediary is authorized to rely pursuant to the terms of this Agreement, except to the extent that the foregoing claims, actions, liabilities, losses, damages costs, charges, counsel fees and other expenses arise from the Securities Intermediary’s gross negligence or willful misconduct.

Section 11. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may not assign, transfer or delegate any of its rights and obligations hereunder without the express written consent of the Securities Intermediary (which shall not be unreasonably withheld or delayed) and without sending written notice of such assignment to the Debtor; provided that no such consent will be required for the Collateral Agent to assign, transfer or delegate its rights and obligations hereunder to any replacement Collateral Agent. Neither the Debtor nor the Securities Intermediary may assign, transfer or delegate any of its rights or obligations under this Agreement without the express written consent of the Collateral Agent (which shall not be unreasonably withheld or delayed); provided that no such consent shall be required if such assignment, transfer or delegation takes place solely by operation of law as part of a merger, acquisition or corporate reorganization affecting the Securities Intermediary.

Section 12. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
c/o Enviva, LP
7200 Wisconsin Ave, Suite 1100
Bethesda, Maryland 20814
Attention: David Meeker
Facsimile: (301) 657-5567

Collateral	Barclays Bank PLC
Agent:	745 Seventh Avenue
New York, NY 10019
Attention: May Huang
Facsimile: (212) 526-5115

EXHIBIT C-4

Securities Intermediary: [Name and Address of Securities Intermediary]
Attention: [ ]
Facsimile: [ ]

Any party may change its address for notices in the manner set forth above.

Section 13. Termination. The obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing. Upon such termination of the Collateral Agent’s security interest in the Securities Account and upon the request of the Debtor, the Collateral Agent shall deliver to the Securities Intermediary a Notice of Termination in substantially the form of Exhibit B hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor) and, upon receipt of such Notice by the Securities Intermediary, this Agreement shall terminate and be null and void. The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

EXHIBIT C-5

IN WITNESS WHEREOF, the parties hereto have caused this Securities Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

BARCLAYS BANK PLC,
as Collateral Agent

By:
Authorized Signatory

[NAME OF SECURITIES INTERMEDIARY],
as Securities Intermediary

By:
Name:
Title:

EXHIBIT C-6

EXHIBIT A

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                    ]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement dated as of [            ], 2012 among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number [                    ] (the “Securities Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

Very truly yours,

Barclays Bank PLC,
as Collateral Agent

By:
Authorized Signatory

cc:	[Name and Address of Debtor]

Attention: [                    ]

EXHIBIT C-7

EXHIBIT B

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                    ]

Re: Termination of Securities Account Control Agreement

You are hereby notified that the Securities Account Control Agreement dated as of [            ], 2012 among you, [Name of Debtor] (the “Debtor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Securities Account Control Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                    ] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

Very truly yours,

Barclays Bank PLC,
as Collateral Agent

By:
Authorized Signatory

cc:	[Name and Address of Debtor]

Attention: [                    ]

EXHIBIT C-8

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement dated as of [            ], 2012 (this “Agreement”) among [                    ] (the “Debtor”), Barclays Bank PLC, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”), and [                    ], in its capacity as a “bank” as defined in Section 9-102 of the UCC (in such capacity, the “Financial Institution”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated as of November 9, 2012 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”), among ENVIVA MLP HOLDCO, LLC, ENVIVA GP, LLC, ENVIVA, LP, the Debtor, the Grantors named therein and BARCLAYS BANK PLC, as the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Establishment of Deposit Account. The Financial Institution hereby confirms and agrees that:

(a) The Financial Institution has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Deposit Account”) and the Financial Institution shall not change the name or account number of the Deposit Account without the prior written consent of the Collateral Agent and, prior to delivery of a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Debtor; and

(b) The Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC.

Section 2. Control of the Deposit Account. If at any time the Financial Institution shall receive any instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account, the Financial Institution shall comply with such instructions without further consent by the Debtor or any other person. The Financial Institution hereby acknowledges that it has received notice of the security interest of the Collateral Agent in the Deposit Account and hereby acknowledges and consents to such lien. If the Debtor is otherwise entitled to issue instructions (including pursuant to Section 7(a) of this Agreement) and such instructions conflict with any instructions issued the Collateral Agent, the Financial Institution shall follow the instructions issued by the Collateral Agent.

Section 3. Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. Money and other items credited to the Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in

EXHIBIT D-1

respect of customary fees and expenses for the routine maintenance and operation of the Deposit Account and (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. This Agreement and the Deposit Account shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.

Section 5. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto; and

(c) The Financial Institution hereby confirms and agrees that:

(i) There are no other agreements entered into between the Financial Institution and the Debtor with respect to the Deposit Account; and

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating the Deposit Account and/or any funds credited thereto pursuant to which it has agreed to comply with instructions originated by such persons as contemplated by Section 9-104 of the UCC.

Section 6. Adverse Claims. The Financial Institution does not know of any liens, claims or encumbrances relating to the Deposit Account. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account, the Financial Institution will promptly notify the Collateral Agent and the Debtor thereof.

Section 7. Maintenance of Deposit Account. In addition to, and not in lieu of, the obligation of the Financial Institution to honor instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Deposit Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Financial Institution a Notice of Sole Control in substantially the form set forth in Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor), the Financial Institution agrees that after receipt of such Notice, it will take all instruction with respect to the Deposit Account solely from the Collateral Agent. Until such time as the Financial Institution receives such Notice, the Financial Institution may act on any instruction originated by the Debtor with respect to the Deposit Account.

EXHIBIT D-2

(b) Statements and Confirmations. The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 11 of this Agreement; and

(c) Tax Reporting. All interest, if any, relating to the Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 8. Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:

(a) The Deposit Account has been established as set forth in Section 1 and such Deposit Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b) This Agreement is the valid and legally binding obligation of the Financial Institution.

Section 9. Indemnification of Financial Institution. Until the Termination of this Agreement, the Debtor and the Collateral Agent hereby agree that (a) the Financial Institution is released from any and all liabilities to the Debtor and the Collateral Agent and their respective successors and assigns arising from the terms of this Agreement and the compliance by the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s gross negligence or willful misconduct and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions liabilities, losses, damages, costs, charges, counsel fees and other expenses that may be imposed on, incurred by, or asserted against the Financial Institution for following any instruction upon which the Financial Institution is authorized to rely pursuant to the terms of this Agreement, except to the extent that the foregoing claims, actions, liabilities, losses, damages, costs, charges, counsel fees and other expenses arise from the Financial Institutions gross negligence or willful misconduct.

Section 10. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may not assign, transfer or delegate any of its rights and obligations hereunder without the express written consent of the Financial Institution (which shall not be unreasonably withheld or delayed) and without sending written notice of such assignment to the Debtor; provided that no such consent will be required for the Collateral Agent to assign, transfer or delegate its rights and obligations hereunder to any replacement Collateral Agent. Neither the Debtor nor the Financial Institution may assign, transfer or delegate any of its rights or obligations under this Agreement without the express written consent of the Collateral Agent (which shall not be unreasonably withheld or delayed); provided no such consent shall be required if such assignment, transfer or delegation takes place solely by operation of law as part of a merger, acquisition or corporate reorganization affecting the Financial Institution.

EXHIBIT D-3

Section 11 Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
c/o Enviva, LP
7200 Wisconsin Ave, Suite 1100
Bethesda, Maryland 20814
Attention: David Meeker
Facsimile: (301) 657-5567

Collateral	Barclays Bank PLC
Agent:	745 Seventh Avenue
New York, NY 10019
Attention: May Huang
Facsimile: (212) 526-5115

Financial Institution:	[Name and Address of Financial Institution]
Attention: [ ]
Facsimile: [ ]

Any party may change its address for notices in the manner set forth above.

Section 12. Termination. The obligations of the Financial Institution to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Deposit Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Financial Institution of such termination in writing. Upon such termination of the Collateral Agent’s security interest in the Deposit Account and upon the request of the Debtor, the Collateral Agent shall deliver to the Financial Institution a Notice of Termination in substantially the form of Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor) and, upon receipt of such Notice by the Financial Institution, this Agreement shall terminate and be null and void. The termination of this Agreement shall not terminate the Deposit Account or alter the obligations of the Financial Institution to the Debtor pursuant to any other agreement with respect to the Deposit Account.

Section 13. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

EXHIBIT D-4

IN WITNESS WHEREOF, the parties hereto have caused this Deposit Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

BARCLAYS BANK PLC,
as Collateral Agent

By:
Authorized Signatory

[NAME OF FINANCIAL INSTITUTION],
as Financial Institution

By:
Name:
Title:

EXHIBIT D-5

EXHIBIT A

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Financial Institution]

Attention: [                    ]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Deposit Account Control Agreement dated as of [            ], 2012 among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over deposit account number [                    ] (the “Deposit Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Deposit Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

Very truly yours,

Barclays Bank PLC,
as Collateral Agent

By:
Authorized Signatory

cc:	[Name and Address of Debtor]

Attention: [                    ]

EXHIBIT D-6

EXHIBIT B

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Financial Institution]

Attention: [                    ]

Re: Termination of Deposit Account Control Agreement

You are hereby notified that the Deposit Account Control Agreement dated as of [                ], 2012 among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Deposit Account Control Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                    ] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

Very truly yours,

Barclays Bank PLC, as Collateral Agent

By:
Authorized Signatory

cc:	[Name and Address of Debtor]

Attention: [                    ]

EXHIBIT D-7

EXHIBIT E TO

PLEDGE AND SECURITY AGREEMENT

INSERT TO LLC/PARTNERSHIP AGREEMENT

[Section .	Transferability of Partnership Interests.

Notwithstanding anything to the contrary herein, each Partner may Transfer all or a portion of its Partnership Interest to any collateral agent or financing party (or a designee or transferee thereof) in connection with the exercise by such collateral agent or financing party (or a designee or transferee thereof) of its foreclosure or similar remedial rights pursuant to loan and security documentation to which the Partners or the Partnership is a party without the consent of the other Partner(s). Upon any such Transfer, (i) the definition of “General Partner” or “Limited Partner”, as applicable, in this Agreement shall be deemed to be automatically updated to reflect such Transfer and (ii) each of the officers shall have been deemed to have been removed effective the date of such Transfer, in each case without any consent of the Partners. The execution and delivery of this Agreement by a Partner shall constitute any necessary approval of such Partner under the Act to the foregoing provisions of this Section     . This Section      may not be amended or modified so long as any of the Partnership Interests are subject to a pledge or hypothecation without the pledgee’s (or a transferee of such pledgee’s) prior written consent.

Section .	Partnership Interest.

The Partnership hereby irrevocably elects that all Partnership Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] or any other applicable jurisdiction. Each certificate evidencing Partnership Interests in the Partnership shall bear the following legend: “This Certificate evidences a [Limited][General] Partner Interest in the Partnership and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] and, to the extent permitted by applicable law, each other applicable jurisdiction.” No amendment to this provision shall be effective until all outstanding Partnership Interest certificates have been surrendered to the Partnership for cancellation.]3

[Section .	Transferability of Membership Interests.

Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Member may Transfer all or a portion of its Membership Interest to any collateral agent or financing party (or a designee or transferee thereof) in connection with the exercise by such collateral agent or financing party (or a designee or transferee thereof) of its foreclosure or similar remedial rights pursuant to loan or security documentation to which the Member is a party without the consent of the Manager. Upon any such Transfer, (i) the definition of “Member” in this Agreement shall be deemed to be automatically updated to reflect such Transfer and (ii) each of the officers shall have been deemed to have been removed effective the date of such Transfer, in each case

[3]	Insert to Partnership Agreement.

EXHIBIT E-1

without any consent of the Manager. The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section     . This Section      may not be amended or modified so long as any of the Membership Interests are subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent.

Section .	Membership Interest.

The Company hereby irrevocably elects that all Membership Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] or any other applicable jurisdiction. Each certificate evidencing Membership Interests in the Company shall bear the following legend: “This Certificate evidences an Interest in the Company and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] and, to the extent permitted by applicable law, each other applicable jurisdiction.” No amendment to this provision shall be effective until all outstanding Membership Interest certificates have been surrendered to the Company for cancellation.]4

[4]	Insert to LLC Agreement.

EXHIBIT E-2

EXHIBIT N

TO CREDIT AND GUARANTY AGREEMENT

FORM OF EQUITY CONTRIBUTION AGREEMENT

[TO BE PROVIDED SEPARATELY]

EXHIBIT N

EQUITY CONTRIBUTION AGREEMENT

dated as of November 9, 2012

among

R/C WOOD PELLET INVESTMENT PARTNERSHIP, L.P.,

as Sponsor,

ENVIVA, LP,

as Borrower,

and

BARCLAYS BANK PLC,

as Collateral Agent

i

ii

EQUITY CONTRIBUTION AGREEMENT

This EQUITY CONTRIBUTION AGREEMENT, dated as of November 9, 2012 (this “Agreement”), by and between R/C WOOD PELLET INVESTMENT PARTNERSHIP, L.P., a Delaware limited partnership (the “Sponsor”), ENVIVA, LP, a Delaware limited partnership (the “Borrower”), and Barclays Bank PLC, as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties under the Credit Agreement, as defined below.

R E C I T A L S

WHEREAS, the Borrower and certain of its subsidiaries desire to develop, construct, acquire, maintain, own and operate (i) an approximately 500,000 metric tons per year wood pellet production facility under development in Gaston, North Carolina, (ii) an approximately 500,000 metric tons per year wood pellet production facility under development in Franklin, Virginia, (iii) a port facility located at 1213 Victory Boulevard, Chesapeake, Virginia consisting primarily of an additional 45,000 metric ton storage dome and all related structures and improvements ((i), (ii) and (iii), collectively, the “Development Projects”) and (iv) certain other Facilities (as defined in the Credit Agreement);

WHEREAS, in order to finance, in part, the development, construction, acquisition, maintenance, ownership and operation of the Development Projects, the Borrower has entered into that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto, Barclays Bank PLC, as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), the Collateral Agent, and the various financial institutions party thereto from time to time as lenders and letter of credit issuers (the “Lenders”);

WHEREAS, the Sponsor owns and controls, indirectly, the majority of the outstanding equity interests in the Borrower;

WHEREAS, the Sponsor has agreed to make, or cause to be made, Equity Contributions (as defined below) to the Borrower in accordance with this Agreement in order to finance a portion of the cost of developing, constructing, acquiring, maintaining, owning and operating the Development Projects and to finance the ongoing working capital requirements of the Borrower and certain of its subsidiaries and for other general corporate purposes;

WHEREAS, the Sponsor will derive substantial benefit from the extensions of credit to the Borrower by the Lenders pursuant to the Credit Agreement;

WHEREAS, Riverstone/Carlyle Renewable and Alternative Energy Fund II-C, L.P., a Delaware limited partnership (the “Fund”) has agreed to provide a guaranty of the Sponsor’s obligations hereunder pursuant to the Fund Guarantee (as defined below); and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the Lenders’ obligations to make the advances of credit under the Credit Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises contained herein, and in order to induce the Lenders to enter into the Credit Agreement and the other Loan Documents and to make the advances of credit contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. Each capitalized term used and not otherwise defined herein (including the preamble and recitals) shall have the meaning assigned to such term, whether directly or by reference to another agreement or document, in the Credit Agreement. In addition, the following terms shall have the following respective meanings:

“Administrative Agent” has the meaning given in the recitals.

“Agreement” has the meaning given in the preamble.

“Borrower” has the meaning given in the preamble.

“Collateral Agent” has the meaning given in the preamble.

“Collateral Agent Indemnitees” has the meaning given in Section 10.02(a).

“Construction Equity Commitment” means $ $60,360,000.

“Credit Agreement” has the meaning given in the recitals.

“Defaulted Payment” has the meaning given in Section 7.01.

“Delayed Draw Advance Date” has the meaning given in Section 2.01(a)(i).

“Development Projects” has the meaning given in the recitals.

“Discharge Date” means the date on which the earliest of the following events occurs: (a) the Sponsor has satisfied all of its payment obligations under Section 2.01 and Article VII in full in cash; (b) each of the Development Projects shall have achieved Commercial Operations, so long as no Default or Event of Default shall have occurred and is continuing as a result of a breach by the Sponsor of its obligations under this Agreement or by the Fund of its obligations under the Fund Guarantee; or (c) (i) all of the Obligations (other than any indemnity and similar obligations which expressly survive termination of this Agreement, the Credit Agreement or any other Loan Document and that are not then due and payable) have been paid in full, (ii) all Commitments of the Lenders under the Loan Documents have terminated and (iii) all LC Facility Letters of Credit have been cancelled, terminated or cash collateralized in accordance with Section 5.12 of the Credit Agreement.

2

“ECA Collateral” has the meaning given in Section 5.01.

“Equity Contribution” means any cash capital contribution or cash proceeds of Subordinated Debt permitted under Section 8.02(b)(xiii) of the Credit Agreement provided, or caused to be provided, by the Sponsor to the Borrower either directly or indirectly, in each case pursuant to the terms of this Agreement.

“Equity Contribution Amount” means, on any Delayed Draw Advance Date, an amount of Equity Contributions no less than the excess of (a) the sum of (i) the amount of Delayed Draw Advances to be made on such Delayed Draw Advance Date plus (ii) the amount of Delayed Draw Advances made prior to such Delayed Draw Advance Date over (b) the amount of Equity Contributions made prior to such Delayed Draw Advance Date.

“Equity Draw Trigger” means the occurrence of both of the following: (a) Commercial Operations has not yet been achieved for all of the Development Projects and (b) either (i) the Advances have been accelerated pursuant to Section 9.01 of the Credit Agreement or (ii) an Event of Default has occurred and is continuing and the Required Lenders have determined (such determination to be reasonable) that such Event of Default could reasonably be expected to result in a Material Adverse Effect (it being understood that the rights to accelerate Advances and exercise remedies following an Event of Default shall not, in and of themselves, be considered a Material Adverse Effect for purposes of determining if a Material Adverse Effect has occurred).

“Equity Draw Trigger Contribution” has the meaning given in Section 2.01(a)(iii).

“Equity Draw Trigger Notice” means a written notice from the Required Lenders (acting through the Collateral Agent or the Administrative Agent) to the Sponsor stating that the Equity Draw Trigger has occurred, specifying the nature of the Equity Draw Trigger and demanding that the Sponsor cause the Equity Draw Trigger Contribution to be made.

“Fund” has the meaning given in the recitals.

“Fund Guarantee” means the Guarantee, dated as of the date hereof, made by the Fund in favor of the Borrower and the Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.

“Indemnified Liabilities” has the meaning given in Section 10.02(a).

“Insolvency Proceeding” has the meaning given in Section 6.01.

“Lenders” has the meaning given in the recitals.

“Remaining Construction Equity Commitment” means, at any time, the Construction Equity Commitment minus the aggregate amount of Equity Contributions made prior to such time by or on behalf of the Sponsor.

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“Retained Interest” has the meaning given in Section 7.03.

“Sponsor” has the meaning given in the preamble.

Section 1.02 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Sections 1.02 through 1.04 of the Credit Agreement, as in effect as of the date hereof, are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

ARTICLE II.

OBLIGATIONS OF SPONSOR

Section 2.01 Equity Contributions.

(a) Contributions by Sponsor. The Sponsor hereby agrees, for the benefit of the Borrower and the Collateral Agent on behalf of the Secured Parties, as follows:

(i) On or before the date each Delayed Draw Advance is funded pursuant to Section 2.01(b) of the Credit Agreement (and as a condition to such funding as set forth in Section 6.02(c) of the Credit Agreement) (such date, the “Delayed Draw Advance Date”), the Sponsor shall deposit, or cause to be deposited, aggregate Equity Contributions equal to the Equity Contribution Amount in Dollars and in immediately available funds directly into the Construction Equity Account (and each such deposit shall be deemed to be an Equity Contribution to the Borrower).

(ii) Any payment in cash by the Fund into the Construction Equity Account or, in the event that payment to the Construction Equity Account is prohibited by law or legal process, to the Collateral Agent under the Fund Guarantee to fund an Equity Contribution on behalf of the Sponsor, shall satisfy the funding obligation of the Sponsor in respect of the portion of any Equity Contribution Amount funded by such payment in Cash.

(iii) Within ten (10) Business Days after receipt by the Sponsor of the Equity Draw Trigger Notice, the Sponsor shall deposit, or cause to be deposited, aggregate Equity Contributions equal to the Remaining Construction Equity Commitment in Dollars and in immediately available funds directly into the Construction Equity Account (such Equity Contribution, an “Equity Draw Trigger Contribution”).

(iv) In the event that the Sponsor shall have failed to deposit into the Construction Equity Account all or any portion of the Equity Contribution Amount required to be made by the Sponsor in accordance with Section 2.01(a)(i) and ten (10) Business Days shall have elapsed or in accordance with Section 2.01(a)(iii), the Collateral Agent may, in its sole discretion (and shall, if directed by the Administrative Agent), make a demand under the Fund Guarantee to fund any such Equity Contribution not made by the Sponsor.

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(b) Treatment of Proceeds.

(i) If for any reason (including due to any applicable legal requirement), any Equity Contribution cannot be transferred to the Construction Equity Account, the Sponsor shall cause such amount to be transferred to the Collateral Agent for application in accordance with the Loan Documents.

(ii) Notwithstanding that the Equity Contributions may be transferred directly to the Collateral Agent, any and all Equity Contributions made in accordance with the terms hereof, including any payments made pursuant to the Fund Guarantee, shall be deemed to be Equity Contributions by the Sponsor (or its direct or indirect subsidiary) to the Borrower. All Equity Contributions shall be made without set-off or counterclaim.

(c) Maximum Contribution Amount. Subject to Section 3.01, in no event shall the aggregate Equity Contributions exceed the Construction Equity Commitment.

ARTICLE III.

SPECIFIC PROVISIONS

Section 3.01 Reinstatement. This Agreement and the obligations of the Sponsor hereunder shall automatically be reinstated if and to the extent that for any reason any Equity Contribution made pursuant to this Agreement is rescinded or otherwise restored to the Sponsor, whether as a result of any Insolvency Proceeding or otherwise with respect to the Borrower or any other person or as a result of any settlement or compromise with any person (including the Sponsor) in respect of such payment, and the Sponsor shall pay the Collateral Agent on demand all of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of outside counsel) incurred by the Collateral Agent in connection with such rescission or restoration.

Section 3.02 Specific Performance. To the extent it may do so under applicable legal requirements, the Collateral Agent may demand specific performance of this Agreement. The Sponsor hereby irrevocably waives, to the extent the Sponsor may do so under applicable legal requirements, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Sponsor for specific performance of this Agreement by the Collateral Agent or any successor or assign thereof or for its benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of its assets, under the bankruptcy or insolvency laws of any jurisdiction to which the Borrower or its assets are subject.

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ARTICLE IV. UNCONDITIONALITY; WAIVERS; SUBROGATION

Section 4.01 Obligations Unconditional. The liability of the Sponsor hereunder shall be irrevocable, absolute and unconditional irrespective of, and the Sponsor hereby irrevocably waives any defenses (other than a defense of payment in full) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any term or provision thereof or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Fund, the Sponsor or any Loan Party under the Loan Documents or any other amendment or waiver of or any consent to departure from any Loan Documents, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise; provided that the amount of the Construction Equity Commitment or the Remaining Construction Equity Commitment shall not be increased unless consented to in accordance with Section 10.07;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any guaranty, for all or any of the Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations or any other Property of the Fund, the Sponsor or any Loan Party;

(e) any change, restructuring or termination of the corporate structure or existence of the Fund, the Sponsor or any Loan Party;

(f) any failure of any Secured Party to disclose to the Fund, the Sponsor or any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Fund, the Sponsor or any other Loan Party now or hereafter known to such Secured Party (the Sponsor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, the Fund Guarantee or any other guaranty or other agreement or the release or reduction of liability of the Sponsor, the Fund or any other guarantor or surety with respect to the obligations hereunder (except any release or reduction pursuant to an amendment to this Agreement or the Fund Guarantee in accordance with the express terms of this Agreement or the Fund Guarantee, as applicable); or

(h) any other circumstance (including any statute of limitations), whether or not similar to any of the foregoing, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Sponsor, the Fund, any Loan Party or any other guarantor or surety other than the occurrence of the Discharge Date.

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Section 4.02 Waivers and Acknowledgments.

(a) The Sponsor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to its obligations hereunder and this Agreement except as expressly provided herein and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against the Fund, the Sponsor, any Loan Party or any other Person or any Collateral.

(b) The Sponsor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that its obligations hereunder are continuing in nature.

(c) The Sponsor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense (other than the defense of payment in full) based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Sponsor or other rights of the Sponsor to proceed against any of the Loan Parties, the Fund, any guarantor or any other Person or any Collateral and (ii) any defense (other than the defense of payment in full) based on any right of set-off or counterclaim against or in respect of the obligations of the Sponsor hereunder.

(d) The Sponsor acknowledges that the Collateral Agent may, without notice to or demand upon the Sponsor and without affecting the liability of the Sponsor under this Agreement, foreclose under any mortgage by nonjudicial sale, and the Sponsor hereby waives any defense (other than the defense of payment in full) to the recovery by the Collateral Agent and the other Secured Parties against the Sponsor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) The Sponsor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to the Sponsor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of any Loan Party now or hereafter known by such Secured Party.

(f) The Sponsor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 4.01 and this Section 4.02 are knowingly made in contemplation of such benefits.

Section 4.03 Subrogation. Prior to the Discharge of Obligations (as defined in the Security Agreement), the Sponsor agrees not to exercise any claim, right or remedy which it may now have or hereafter acquire against the Borrower that arises hereunder and/or from the performance by the Sponsor of its obligations hereunder, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. Any amount paid by the Borrower to the Sponsor in violation of the immediately preceding sentence prior to the Discharge of Obligations shall be held in trust for the benefit of the Collateral Agent (on behalf of the Secured Parties) and shall forthwith be paid to the Collateral Agent for application in accordance with the Loan Documents.

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ARTICLE V. GRANT OF SECURITY INTEREST

Section 5.01 Grant of Security Interest. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of the Borrower’s right, title and interest in, to and under this Agreement and all “Proceeds” (as defined in the UCC) of this Agreement (collectively, but excluding any such “Proceeds” that are distributed or otherwise transferred by the Borrower in accordance with the Loan Documents, the “ECA Collateral”). The Borrower authorizes the Collateral Agent to file UCC financing statements with respect to the ECA Collateral, naming the Borrower as “debtor” and the Collateral Agent as “secured party”, in the State of Delaware.

Section 5.02 Remedies. Each of the Borrower and the Sponsor agrees that the Collateral Agent, acting for the benefit of the Secured Parties, shall at the request, or may with the consent, of the Required Lenders in accordance with clause (iii) of the penultimate paragraph of Section 9.01 of the Credit Agreement be entitled, following the occurrence and during the continuance of an Event of Default, to foreclose on and exercise any and all rights of the Borrower with respect to the Borrower’s interest in the ECA Collateral in accordance with the terms hereof and the other Collateral Documents (in its own name or in the name of the Borrower), and each of the Borrower and the Sponsor shall comply with any such exercise.

ARTICLE VI. BANKRUPTCY; SETOFF

Section 6.01 Bankruptcy Code Waiver by Sponsor Investor. The Sponsor hereby irrevocably waives, to the extent it may do so under applicable legal requirements, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law or similar import, in the event of any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or winding-up (an “Insolvency Proceeding”) with respect to any Loan Party. Specifically, in the event that the trustee (or similar official) in an Insolvency Proceeding with respect to any Loan Party or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of such Loan Party under this Agreement), the Sponsor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import. If an Insolvency Proceeding with respect to any Loan Party shall occur, the Sponsor agrees, after the occurrence of such Insolvency Proceeding, to reconfirm in writing, to the extent permitted by applicable legal requirements, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Sponsor consents, to the extent permitted by applicable legal requirements, to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the applicable Loan Party’s trustee in bankruptcy.

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Section 6.02 Insolvency Proceedings. None of the obligations of the Sponsor under this Agreement shall be altered, limited or affected by any Insolvency Proceeding relating to any Loan Party or the Sponsor, or by any defense which any Loan Party or the Sponsor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

Section 6.03 Set-Off. In addition to any rights now or hereafter granted under applicable legal requirements or otherwise, and not by way of limitation of any such rights, upon the failure of the Sponsor to make any Equity Contribution as and when required hereunder, the Collateral Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Sponsor or to any other person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) at any time held by the Collateral Agent or any other Secured Party (including by branches and agencies of the Collateral Agent and each Secured Party wherever located) to or for the credit or the account of the Sponsor, against and on account of the obligations of the Sponsor under this Agreement, irrespective of whether or not the Collateral Agent or any other Secured Party shall have made any demand hereunder.

ARTICLE VII.

PURCHASE OF PARTICIPATING INTEREST

Section 7.01 Required Purchase of Participating Interest. If by reason of an Insolvency Proceeding with respect to any Loan Party or the Sponsor, or any act of a Governmental Authority, (a) any Equity Contribution due hereunder has not been deposited in the Construction Equity Account or transferred to the Collateral Agent, as the case may be, within five (5) Business Days after the date on which such amount is payable hereunder, or (b) any Equity Contribution theretofore deposited or transferred pursuant to Section 2.01 is rescinded or otherwise restored to the Sponsor or the Fund and five (5) Business Days have elapsed after the date that such Equity Contribution was rescinded or otherwise restored (such Equity Contribution, whether required but not made as provided in clause (a) or made and returned as provided in clause (b), being herein called the “Defaulted Payment”), the Sponsor shall, without any further notice or demand by the Collateral Agent, purchase an undivided participating interest in each of the Advances, LC Facility Letter of Credit Obligations and Commitments then outstanding, as provided in the following sentence, in an aggregate principal amount equal to the amount of the Defaulted Payment. The Sponsor’s purchase of an undivided participating interest in such Advances, LC Facility Letter of Credit Obligations and Commitments shall be made pro rata among such Advances, LC Facility Letter of Credit Obligations and Commitments based on the respective outstanding amounts thereof. The Sponsor shall effect its purchase of undivided participating interests in such Advances, LC Facility Letter of Credit Obligations and Commitments pursuant to this Section 7.01 by paying to the Collateral Agent, for the account of the holders of such Advances, LC Facility Letter of Credit Obligations and Commitments, in immediately available funds in Dollars, the amount of the Defaulted Payment.

Section 7.02 Effect of Purchase of Participating Interests. The Sponsor’s purchase of an undivided participating interest in the Advances, LC Facility Letter of Credit Obligations and

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Commitments in the full amount (if any) required pursuant to Section 7.01 following a Defaulted Payment in respect of Equity Contributions, shall satisfy the Sponsor’s obligation pursuant to Section 2.01 to make Equity Contributions to the extent of the amount of such Advances, LC Facility Letter of Credit Obligations and Commitments so purchased by the Sponsor.

Section 7.03 Subordinate Nature of Participating Interest. The Sponsor hereby agrees that its participating interest in the Advances, LC Facility Letter of Credit Obligations and Commitments purchased by it pursuant to Section 7.01 shall be subordinate in all respects to the interest in such Advances, LC Facility Letter of Credit Obligations and Commitments retained by the holders (other than the Sponsor) thereof (the “Retained Interest”), so that all payments received or collected on account of such Advances, LC Facility Letter of Credit Obligations and Commitments and applied to the payment or termination thereof, whether received or collected through repayment of such Advances, LC Facility Letter of Credit Obligations and Commitments by any Loan Party or through right of set-off with respect thereto or realization upon any collateral security therefor or otherwise, shall first be applied to the payment of the principal, interest, fees and other amounts then due (whether at its stated maturity, by acceleration or otherwise) on the Retained Interest until such principal, interest, fees and other amounts are paid in full, before any such payments are applied on account of the Sponsor’s participating interest in such Advances, LC Facility Letter of Credit Obligations and Commitments.

Section 7.04 Rights of Lender Parties. Notwithstanding the purchase and ownership by the Sponsor of participating interests in the Advances, LC Facility Letter of Credit Obligations and Commitments, and notwithstanding the rights of participants under the Credit Agreement and the other Loan Documents, each Lender Party shall have the right, in its sole discretion in each instance and without any notice to the Sponsor, (a) to agree to the modification or waiver of any of the terms of any of the Loan Documents or any other agreement or instrument relating thereto (but not to reduce any amount payable in respect of the portion of the Advances, LC Facility Letter of Credit Obligations and Commitments subject to participations purchased pursuant to Section 7.01), (b) to consent to any action or failure to act by any Loan Party, the Fund or the Sponsor or any other Person party to a Loan Document, and (c) to exercise or refrain from exercising any rights or remedies which any Lender Party may have under the Loan Documents or any other agreement or instrument relating thereto, including the right at any time to declare, or refrain from declaring, the Obligations due and payable upon the occurrence of any Event of Default, and to rescind and annul any such declaration, and to foreclose and sell or exercise any other remedy, or refrain from foreclosing and selling or exercising any other remedy, with respect to any collateral securing the Obligations. No Lender Party shall be liable to the Sponsor for any error in judgment or for any action taken or omitted to be taken by it while the Sponsor holds a participating interest in the Advances, LC Facility Letter of Credit Obligations and Commitments, except for its gross negligence or willful misconduct. No Lender Party shall have any duty or responsibility to provide the Sponsor with any credit or other information concerning the affairs, financial condition or business of any Loan Party or any other party to a Loan Document which may come into their possession or the possession of any of their respective Affiliates, or to notify the Sponsor of any Default or Event of Default, or any default by any Loan Party, the Fund or any other Person under any of the Loan Documents.

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Section 7.05 No Voting Rights. Without limiting the generality of the provisions of Section 7.04, in determining whether the required consent of the Lenders (or any portion thereof) has been obtained for all purposes under the Loan Documents (but not to reduce any amount payable in respect of the portion of the Advances, LC Facility Letter of Credit Obligations and Commitments subject to participations purchased pursuant to Section 7.01), the participating interests in the Advances, LC Facility Letter of Credit Obligations and Commitments purchased by the Sponsor pursuant to Section 7.01 shall not be deemed to be outstanding.

Section 7.06 Obligations Unconditional. The obligations of the Sponsor under this Article VII to purchase participating interests in the Advances, LC Facility Letter of Credit Obligations and Commitments, as the case may be, are absolute and unconditional and shall not be affected by the occurrence of any Default or Event of Default or any other circumstance, including any circumstance of the nature described in Sections 4.01 or 4.02.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

The Sponsor hereby represents and warrants as of the Effective Date to and in favor of the Collateral Agent on behalf of the Secured Parties that:

Section 8.01 Corporate Existence and Business. The Sponsor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Section 8.02 Organization; Power and Authority. The execution, delivery and performance of this Agreement has been duly authorized by all necessary limited partnership action on the part of the Sponsor, and this Agreement constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 8.03 No Conflict. The execution, delivery and performance by the Sponsor of this Agreement will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to the Sponsor or (B) any order, judgment or decree of any court or other agency of government binding on the Sponsor except where such violation could not reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder; (ii) violate any of the Organizational Documents of the Sponsor; (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Sponsor except to the extent such conflict, breach or default could not reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder; (iv) result in or require the creation or imposition of any Lien upon any of the Properties of the Sponsor; or (v) require any approval of stockholders, members or

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partners or any approval or consent of any Person under any Contractual Obligation of the Sponsor, except for (A) such approvals or consents which have been obtained and are in full force and effect and (B) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

Section 8.04 Authorization; Enforceable Obligations. The execution, delivery and performance by the Sponsor of this Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (B) registrations, consents, approvals, notices or other actions required by securities, regulatory or applicable law in connection with an exercise of remedies and (C) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect could not reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

Section 8.05 Execution and Delivery. This Agreement has been duly executed and delivered by the Sponsor.

Section 8.06 Ownership Interests. The Sponsor is the indirect holder of a majority of the outstanding Capital Stock in the Borrower.

Section 8.07 Solvency Matters

(a) Financial Information. The Sponsor has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Loan Parties and their Properties on a continuing basis (including any amendments to any relevant Loan Document that are material to its obligations hereunder), and the Sponsor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the Loan Parties and their Properties. The Sponsor has access to information necessary to determine the date on which any Equity Contribution will be required under Section 2.01(a).

(b) Insolvency. Immediately after giving effect to the transactions to occur on the Effective Date and the transactions contemplated by this Agreement and taking into account the Fund Guarantee, both (a) (i) the sum of the Sponsor’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Sponsor’s present assets; (ii) the Sponsor’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date; and (iii) the Sponsor has not incurred and does not intend to incur, nor does it reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Sponsor is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 8.07(b), the amount of any contingent liability at

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any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

(c) Creditors. The Sponsor is not executing this Agreement with any intention to hinder, delay or defraud any creditor of the Sponsor.

Section 8.08 Compliance with Laws. The Sponsor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its Property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

Section 8.09 No Litigation or Proceeding. There is no action, suit, litigation, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Sponsor) at law or in equity, or before or by any Governmental Authority or arbitrator, domestic or foreign whether pending or, to the knowledge of the Sponsor, threatened in writing against or directly affecting the Sponsor or any Property of the Sponsor, individually or in the aggregate, that could reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder. The Sponsor is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

Section 8.10 Investment Company Act. The Sponsor is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may render all or any portion of its obligations hereunder unenforceable. The Sponsor is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 8.11 Patriot Act. To the extent applicable, the Sponsor is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

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ARTICLE IX.

COVENANTS

The Sponsor hereby covenants and agrees for the benefit of the Borrower and the Collateral Agent on behalf of the Secured Parties that from and after the date hereof until the Discharge Date:

Section 9.01 Compliance with Laws. The Sponsor shall comply with all applicable laws, rules, regulations and orders of any Governmental Authority, except where the failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

Section 9.02 Preservation of Corporate Existence, Etc. The Sponsor shall preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except with respect to clause (ii) only, where the failure to so preserve and keep in full force and effect such rights, franchises, licenses and permits could not reasonably be expected to have a material adverse effect on the ability of the Sponsor to perform its obligations under this Agreement.

Section 9.03 Further Assurances. The Sponsor shall perform, upon the reasonable request of the Collateral Agent, reasonable acts as may be necessary to carry out the intent of this Agreement.

Section 9.04 No Liquidation, Merger or Consolidation. The Sponsor shall not (a) liquidate, windup or dissolve or (b) combine, merge or consolidate with or into any other entity, unless, if applicable, the transferee or surviving Person assumes all of its obligations hereunder by operation of law or otherwise.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Successions or Assignments.

(a) This Agreement shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns.

(b) This Agreement is binding upon the Sponsor and its successors and permitted assigns. The Sponsor may not assign any of its respective rights and obligations hereunder without the prior written consent of the Collateral Agent acting on behalf of the Required Lenders (and any purported assignment in violation of this Section 10.01(b) shall be void).

Section 10.02 Collateral Agent Indemnification.

(a) Without limiting the foregoing, the Sponsor agrees to pay, and to save the Collateral Agent and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, controlling persons (if any) and Affiliates of such Collateral Agent or such Affiliate (collectively the “Collateral Agent Indemnitees”) harmless from, and to indemnify

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them against, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, or arising out of or relating to any Collateral Agent Indemnitees’ relationship with the Sponsor hereunder or under any other Loan Document (“Indemnified Liabilities”); provided that such indemnity shall not, as to any Collateral Agent Indemnitee, be available to the extent such Indemnified Liabilities arise from (i) the bad faith, gross negligence or willful misconduct of that Collateral Agent Indemnitee or its Related Parties, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (ii) a material breach of such Collateral Agent Indemnitee’s obligations hereunder, as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Sponsor will not be required to indemnify any Collateral Agent Indemnitee for any amount paid or payable by such Collateral Agent Indemnitee in the settlement of any action, proceeding or investigation without the written consent of the Sponsor, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that the Sponsor was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. For purposes hereof, a “Related Party” of a Collateral Agent Indemnitee means (a) any controlling person or controlled Affiliate of such Collateral Agent Indemnitee, (b) the respective directors, officers, or employees of such Collateral Agent Indemnitee or any of its controlling persons or controlled Affiliates and (c) the respective agents of such Collateral Agent Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Collateral Agent Indemnitee, controlling person or such controlled Affiliate.

(b) The agreements in this Section 10.02 shall survive repayment of the Obligations.

Section 10.03 Waivers.

(a) No delay or omission on the part of the Collateral Agent or any other Secured Party in exercising any of their rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by the Collateral Agent or any other Secured Party, with or without notice to the Sponsor or anyone else, shall constitute a waiver of any rights or shall affect or impair this Agreement.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO

15

ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.03(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.04 Interpretation. The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

Section 10.05 Remedies Cumulative. Each and every right and remedy of the Collateral Agent and the other Secured Parties hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the Credit Agreement or any other Loan Document, or now or hereafter existing at law or in equity.

Section 10.06 Severability. Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.07 Amendments. This Agreement may be amended, waived or otherwise modified only with the written consent of the parties hereto and otherwise in accordance with the Credit Agreement.

Section 10.08 Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND

16

UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.11; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDER PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 10.09 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.10 Integration of Terms. This Agreement, together with other agreements attached hereto or referred to herein, contains the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all oral statements and prior writings with respect hereto.

Section 10.11 Notices. All notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be effective if given or made in accordance with the provisions of Section 12.01 of the Credit Agreement. Notices to the Sponsor shall be sent to the following addresses:

R/C Wood Pellet Investment Partnership, L.P.

c/o Riverstone Holdings LLC

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: General Counsel

Facsimile: (888) 801-9301

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

666 Fifth Avenue

New York, New York 10103-0040

Attention: Brett M. Santoli, Esq.

Facsimile: (917) 849-5304

17

Section 10.12 Counterparts. This Agreement may be executed in counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement. Delivery of a facsimile counterpart signature shall be effective as delivery of a manually executed counterpart signature.

Section 10.13 Further Assurances. The parties hereto hereby agree to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Agreement.

Section 10.14 Termination of Agreement. Subject to Section 3.01 and any other provision of this Agreement that, by its terms, survives the termination hereof (including Section 10.02), this Agreement and the obligations of the Sponsor hereunder shall terminate on the Discharge Date.

Section 10.15 No Third Party Beneficiaries. Subject to Section 10.01, there shall be no third party beneficiaries to this Agreement or any provision hereof.

Section 10.16 Consequential Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall any party be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form and action in which such damages are sought.

[Signature pages follow.]

18

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed as of the date first above written.

R/C WOOD PELLET INVESTMENT PARTNERSHIP, L.P., as Sponsor

By: RIVERSTONE/CARLYLE RENEWABLE ENERGY PARTNERS II, L.P., its general partner

By: R/C RENEWABLE ENERGY GP II, LLC, its general partner

By:
	Name:	Thomas Walker
	Title:	Authorized Person

ENVIVA, LP as Borrower

By:
Name:
Title:

[Signature Page to Equity Contribution Agreement]

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

[Signature Page to Equity Contribution Agreement]

EXHIBIT O

TO CREDIT AND GUARANTY AGREEMENT

FORM OF DRAX CONSENT

[TO BE PROVIDED SEPARATELY]

EXHIBIT O

EXECUTION VERSION

CONSENT TO ASSIGNMENT

This CONSENT TO ASSIGNMENT, dated as of November 9, 2012 (this “Consent”), is by and among Drax Power Limited (together with its permitted successors and assigns, “Contracting Party”), Barclays Bank PLC, as collateral agent (together with its designee(s) or permitted successors and assigns in such capacity, “Collateral Agent”) for the secured parties (the “Secured Parties”) under the Collateral Agreement (as defined below), and Enviva, LP, a Delaware limited partnership (together with its permitted successors and assigns, “Company”).

RECITALS

A. Company owns, operates or uses biomass production facilities and port facilities in the eastern and southeastern United States (the “Facilities”).

B. The Company has entered into that certain Credit Agreement, dated as of November 9, 2012 (as further amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Company, certain of its affiliates, Collateral Agent, the financial institutions from time to time party thereto, and each of the agents and arrangers listed on the signature pages thereto.

C. Contracting Party and Company have entered into that certain Agreement for the Sale and Purchase of Biomass CIF Discharge Port, dated as of December 23, 2011 (as amended, restated or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Assigned Agreement”).

D. Pursuant to a guarantee and collateral agreement executed by Company, certain of its affiliates and Collateral Agent (as amended, restated, refinanced or otherwise modified from time to time, the “Collateral Agreement”), Company has agreed to assign, as collateral security for its obligations under the Credit Agreement and any refinancing thereof (whether through the issuance of debt securities or otherwise) (the “Secured Obligations”), all of its right, title and interest in, to and under the Assigned Agreement to Collateral Agent for the benefit of the Secured Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Contracting Party consents to the collateral assignment under the Collateral Agreement of all of Company’s right, title and interest in, to and under the Assigned Agreement (collectively, the “Assigned Interests”). Collateral Agent shall promptly notify Contracting Party in writing that it has exercised its rights of foreclosure of the Assigned Interest or the foreclosure of the equity interests in Company (an “Enforcement Action”) and, upon Contracting Party’s receipt of such notice, (i) the Collateral Agent shall be entitled, in the place and stead of the Company, to exercise any and all rights of the Company under the Assigned Interests in accordance with the terms of the Assigned Agreement, and shall have the right, but not the obligation, to pay all sums due under the Assigned Agreement and to perform any other act, duty or obligation required of the Company thereunder, or (ii) the Collateral Agent may assign the Assigned Agreement to any entity, including Collateral Agent, that may legally enter into the Assigned Agreement (a “Subsequent Owner”). The Collateral Agent shall give prompt notice to the Contracting Party of any such assignment. The Contracting Party agrees that, subject to compliance with the cure provisions of this Consent, (a) it will continue to perform its obligations under the Assigned Agreement in the same manner it performed them as to the Company, and (b) no such foreclosure or assignment shall by itself constitute a breach of or default under the Assigned Agreement.

If Company defaults in the performance of any of its obligations under the Assigned Agreement, Contracting Party will give written notice of such default to Collateral Agent and thereafter afford Collateral Agent the opportunity to cure such default within the periods specified in the Assigned Agreement.

Contracting Party acknowledges and agrees that neither Collateral Agent nor the Secured Parties shall have any liability or obligation under the Assigned Agreement as a result of this Consent except during any period in which Collateral Agent is a Subsequent Owner or elects to exercise any performance obligations of the Company under the Assigned Agreement; provided that neither Collateral Agent nor the Secured Parties shall have any personal liability to Contracting Party under the Assigned Agreement, and the sole recourse of Contracting Party in seeking enforcement of such obligations shall be to the interest of Collateral Agent and the Secured Parties in the Facilities; provided, further, however, that nothing herein shall in any way limit the right of the Contracting Party to terminate the Assigned Agreement upon the occurrence of an Event of Default (as defined in the Assigned Agreement).

If the Collateral Agent or Subsequent Owner notifies Contracting Party that it has succeeded to the Company’s interest under the Assigned Agreement, such person shall assume liability for the Company’s obligations under the Assigned Agreement and shall cure all defaults under the Assigned Agreement which are reasonably capable of being cured by such person. The failure to cure such defaults shall, irrespective of any assignment or transfer, continue to give rise to the right of exercise of remedies under the Assigned Agreement until cured.

Contracting Party hereby represents and warrants, in favor of Collateral Agent, as of the date hereof, that (i) the execution, delivery and performance by Contracting Party of this Consent has been duly authorized by all necessary corporate or other action on the part of Contracting Party and (ii) this Consent is in full force and effect and constitutes the legal, valid and binding obligation of Contracting Party, enforceable against Contracting Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Any communications between the parties hereto or notices provided herein to be given may be given to the addresses set forth on the signature pages hereto.

This Consent shall be binding upon Contracting Party and its permitted successors and assigns and shall inure to the benefit of Collateral Agent, its designee(s) and permitted successors and assigns. The Credit Agreement, the Collateral Agreement, any related financing documents and the security interests granted thereunder may be amended, restated, refinanced (in whole or in part), supplemented or otherwise modified from time to time without Contracting Party’s consent and without affecting the validity or enforceability of this Consent. The

Contracting Party shall have no liability or obligation under the Credit Agreement, the Collateral Agreement, any related financing documents or the security interests granted thereunder except to the extent, if any, specifically agreed to in this Consent.

Provided any Subsequent Owner expressly assumes in writing all responsibilities and obligations of the Company under the Assigned Agreement, Contracting Party agrees to execute a consent to assignment, in such form as may be mutually agreed by the parties acting reasonably and in good faith, as may be reasonably requested by Company in connection with any assignment of the Assigned Agreement to a Subsequent Owner.

This Consent and the rights and obligations of the parties under this Consent shall be construed in accordance with and governed by the laws of the State of New York. This Consent may be executed in any number of counterparts and by different parties to this Consent on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered by their duly authorized officers as of the date first above written.

DRAX POWER LIMITED	ENVIVA, LP

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:

Drax Power Limited	Enviva, LP
Drax Power Station	7200 Wisconsin Ave.
Selby	Suite 1100
North Yorkshire	Bethesda, MD 20814
YO8 8PH	Attn: Thomas Meth
(Company Number 04883589)	Fax: +1 301 657 5567
Attn: Louise Neve	Tel: +1 301 657 5560 x103
Fax: 44 (0) 1757 612258	Email: thomas.meth@envivabiomass.com
Tel: 44 (0) 1757 612954
Email: backoffice@draxpower.com

BARCLAYS BANK PLC,

not individually but solely in its capacity as Collateral Agent

By:
Name:
Title:

Address for Notices:

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attn: May Huang
Fax: (212) 526-5115
Tel: (212) 526-0787
Email: May.Huang@barclays.com

EXHIBIT P

TO CREDIT AND GUARANTY AGREEMENT

FORM OF E.ON CONSENT

[TO BE PROVIDED SEPARATELY]

EXHIBIT P

EXECUTION VERSION

E.ON UK PLC

Westwood Way

Westwood Business Park

Coventry CV4 8LG

25 October 2012

Barclays Bank PLC, as Collateral Agent

745 Seventh Avenue

New York, NY 10019

Attn: May Huang

Ladies and Gentlemen:

Reference is hereby made to:

1.	The CIF Contract for the Purchase of Wood Pellet Biomass, dated as of January 5, 2012 (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Biomass Contract”), between E.ON UK PLC (together with its permitted successors and assigns, “E.ON”) and Enviva L.P. (together with its permitted successors and assigns, “Enviva”); and

2.	Barclays Bank PLC, in its capacity as collateral agent (together with its designee(s) or assignee(s) and its permitted successors and assigns in such capacity, the “Collateral Agent”) for the secured parties under the Security Agreement referenced below (the “Secured Parties”).

Reference is also made to our understanding that:

1.	Enviva and certain of its affiliates intend to enter into a credit agreement with the Collateral Agent, those financial institutions who from time to time become parties thereto, and the agents and arrangers who from time to time become parties thereto (as amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”); and

2.	In connection with the Credit Agreement, Enviva and certain of its affiliates intend to enter into one or more security documents with the Collateral Agent (as amended, restated, refinanced or otherwise modified from time to time, collectively, the “Security Agreement”).

25 October 2012

Subject to the conditions and requirements set out in paragraphs 1 – 4 below, E.ON agrees that Enviva may assign to the Collateral Agent (such assignment, the “Collateral Assignment”), as collateral security for Enviva’s obligations under the Credit Agreement and any refinancing thereof (whether through the issuance of debt securities or otherwise) (the “Secured Obligations”), all of Enviva’s right, title and interest in, to and under the Biomass Contract (collectively, the “Collateral”).

Notwithstanding the foregoing, the Collateral Assignment shall be subject to the following conditions and requirements:

1.	The Collateral Assignment shall be of all of Enviva’s rights and obligations under the Biomass Contract, or such rights and obligations as E.ON and the Collateral Agent shall agree;

2.	The Collateral Assignment shall be by way of security only and shall provide that until the Collateral Agent elects to exercise any rights and remedies with respect to foreclosure of the Collateral then (a) Enviva shall be entitled to exercise all of its rights under the Biomass Contract and Collateral, (b) Enviva shall remain liable to perform all of its obligations to E.ON under the Biomass Contract, and (c) all payments otherwise due and payable to Enviva by E.ON shall be paid under clause 17 of the Biomass Contract;

3.	If the Collateral Agent elects to exercise any rights and remedies with respect to foreclosure of the Collateral, then:

a.	any outstanding monetary claims under the Biomass Contract which E.ON may have against Enviva shall be remedied and cured; and

b.	the Collateral Agent, any Secured Party or any Subsequent Owner (as defined below), as the case may be, shall assume all of the rights and obligations of Enviva by way of (i) novation or (ii) otherwise upon terms reasonably acceptable to E.ON;

4.	Where the Collateral Agent, a Secured Party or any Subsequent Owner is to assume (whether by novation or otherwise upon terms reasonably acceptable to E.ON) the obligations of Enviva under the Biomass Contract, then:

a.	that party must itself or via an operator or supplier engaged by it be reasonably capable (including technically, legally and financially) of performing Enviva’s obligations under the Biomass Contract; and

25 October 2012

b.	that party must not, at the time of the assignment, be a lender holding commitments under any revolving credit facility that is at such time (i) in effect with E.ON as borrower and (ii) is not in default; and

c.	at the time of such assignment, E.ON must be satisfied that clause 3.1 of the Biomass Contract has been complied with and will continue to be satisfied.

If an Event of Default (as defined in the Biomass Contract) occurs under the terms of clause 18 of the Biomass Contract and Enviva is the Defaulting Party (as defined in the Biomass Contract), E.ON shall not exercise any right of termination under clause 18 until 30 days after the date on which written notice of such Event of Default has been received by the Collateral Agent in order to enable the Collateral Agent the opportunity to cure such Event of Default upon terms reasonably acceptable to E.ON.

E.ON acknowledges and agrees that neither the Collateral Agent nor the Secured Parties shall have any liability or obligation under the Biomass Contract as a result of this letter or the Security Agreement except during any period in which the Collateral Agent or a Secured Party has assumed the rights and obligations of Enviva under the Biomass Contract. E.ON shall not have any liability or obligation towards the Collateral Agent or the Secured Parties except during any period in which the Collateral Agent or a Secured Party has assumed the rights and obligations of Enviva under the Biomass Contract.

“Subsequent Owner” means any assignee to whom the Collateral Agent assigns its right, title and interest in the Collateral.

E.ON hereby represents and warrants in good faith to the Collateral Agent as of the date hereof that:-

1.	The execution, delivery and performance of this letter has been duly authorised by all necessary corporate or other action on the part of E.ON; and

2.	This letter is in full force and effect and constitutes the legal, valid and binding obligation of E.ON, enforceable against E.ON in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

25 October 2012

Any communications between E.ON and the Collateral Agent may be given to the addresses set forth on the signature pages to this letter.

This letter shall be binding upon E.ON and its permitted successors and assigns and shall inure to the benefit of the Collateral Agent, its assignee(s) and their respective successors and assigns (including, without limitation, any entity that refinances all or any portion of the Secured Obligations). The Credit Agreement, the Security Agreement, any related financing documents and the security interests granted thereunder may be amended, restated, refinanced (in whole or in part), supplemented or otherwise modified from time to time without E.ON’s consent and without affecting the validity or enforceability of this letter; provided, however, that, for the avoidance of doubt, E.ON does not consent to any variation to the terms of this letter nor the terms upon which it consents to the Collateral Assignment.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law. The terms and provisions of Section 31 of the Biomass Contract are hereby incorporated by reference, mutatis mutandis. This letter may be executed in any number of counterparts and by different parties to this letter on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

E.ON UK PLC

By:

Name:

Title:

[ADDRESS FOR NOTICE]

Signature Page to Side Letter

AGREED AND ACKNOWLEDGED:

BARCLAYS BANK PLC

By:

Name:

Title:

Barclays Bank PLC, as Collateral Agent

745 Seventh Avenue

New York, NY 10019

Attn: May Huang

Fax: (212) 526-5115

Tel: (212) 526-0787

Email: May.Huang@barclays.com

Signature Page to Side Letter

EXHIBIT Q

TO CREDIT AND GUARANTY AGREEMENT

QUALIFIED MLP IPO TRANSACTION DIAGRAM

EXHIBIT Q

EXHIBIT R

TO CREDIT AND GUARANTY AGREEMENT

FORM OF CONSTRUCTION REPORT

A.	Executive Summary

B.	Summary of major activities completed since last progress report:

C.	Summary of significant activities planned for the upcoming period:

D.	Procurement status including a summary list of material purchase orders and contracts executed:

E.	Expediting status including a summary list of material equipment delivered to the Site:

F.	Schedule analysis and overview:

1.	The most current project schedule

2.	Milestones met, milestones not met, and reasons why

3.	Targeted milestones for the next month

4.	Targeted milestones for the next ninety (90) days

5.	Slipped dates

6.	Plan to recover slippages

G.	Identification of any construction quality problems:

H.	Identification of any safety accidents and events:

I.	Environmental compliance activities:

J.	List of any problem areas and a plan for correction:

K.	Updated list of significant action items for Contractor and Borrower

L.	List of approved and pending change orders under the Construction Contracts

M.	Construction photos with captions:

N.	Status of Contractor and Borrower permits:

EXHIBIT R

EXHIBIT S

TO CREDIT AND GUARANTY AGREEMENT

FORM OF NOTICE OF ISSUANCE

LC FACILITY LC CREDIT EXTENSION REQUEST

Date:                 ,

To: [                    ],

as LC Facility Issuing Bank

[                    ]

cc: Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Telephone: (212) 526-0787

Facsimile: (212) 526-5115

Email: May.Huang@barclays.com

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

The Borrower hereby requests an LC Credit Extension by the LC Facility Issuing Bank listed above, as follows:

1. [An issuance of a new LC Facility Letter of Credit in the amount of $[            ]] [an amendment to existing LC Facility Letter of Credit No. [            ] issued by such LC Facility Issuing Bank].

2. On             , 201_ (a Business Day).

Attached hereto is the related LC Application, with the information required pursuant to Section 4.02(a) of the Agreement.1

[1]	Section 4.02(a) of the Credit Agreement requires that each Working Capital LC Application specify, in form and detail reasonably satisfactory to the applicable LC Facility Issuing Bank:

EXHIBIT S

This request for LC Credit Extension and the LC Credit Extension requested herein comply with the Credit Agreement, including Section 4.02 of the Credit Agreement.

[NAME OF BORROWER]

By:
Name:
Title:

(A)    agreed-upon draft language for such LC Facility Letter of Credit;

(B)    the proposed issuance date of the requested LC Facility Letter of Credit (which shall be a Business Day);

(C)    the amount thereof;

(D)    the expiry date thereof;

(E)    the name and address of the beneficiary thereof;

(F)    the documents to be presented by such beneficiary in case of any drawing thereunder;

(G)    the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(H)    such other matters as the applicable LC Facility Issuing Bank may reasonably request.

EXHIBIT S

EXHIBIT T

TO CREDIT AND GUARANTY AGREEMENT

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of [            ], 20[__] (this “Agreement”), among the subordinated lenders listed on Schedule 1 hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”) and the subordinated borrowers listed on Schedule 2 hereto (each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and BARCLAYS BANK PLC, in its capacity as Collateral Agent under the Credit Agreement for the benefit of the Secured Parties (each as defined below).

Reference is made to the Credit Agreement dated as of November 9, 2012 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Each Subordinated Lender, each Subordinated Borrower and the Collateral Agent, on behalf of itself and each other Secured Party (each, as defined in the Credit Agreement and together with each of their respective successors or assigns, collectively, the “Senior Lenders”), hereby agrees as follows:

SECTION 1. Subordination. (a) Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Lender Counterparties, the Lender Parties, the Administrative Agent, the Collateral Agent, the Arrangers, and each other Senior Lender in respect of the Obligations (as defined in the Credit Agreement, the “Senior Obligations”). For purposes hereof, “Subordinated Obligations” means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of loans, advances, extensions of credit or other Debt, including in respect of principal, premium (if any), interest (including interest accruing after the maturity of the Term Facilities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.

(b) Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty on such Subordinated Obligations) that no payment (whether directly, by purchase, redemption, exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether

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in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower to any Subordinated Lender or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time upon the occurrence and during the continuation of an Event of Default.

(c) Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower, or otherwise:

(i) the Senior Lenders shall first be entitled to receive unconditional, final and irrevocable payment in full in cash of the Senior Obligations (other than contingent obligations), whenever arising, before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest, fees or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character on account of the Subordinated Obligations, whether in cash, securities, property or otherwise, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian, liquidating trustee or any other Person) directly to the Collateral Agent, for the benefit of the Senior Lenders, payable in accordance with the terms of the Credit Agreement, until the unconditional, final and irrevocable payment in full of all Senior Obligations (other than contingent obligations).

(d) Each Subordinated Lender hereby agrees that, unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Senior Obligations (other than contingent obligations) shall have been paid in full in cash or its equivalent: (i) no payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, the Subordinated Obligations or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of the Subordinated Obligations) shall be made by or on behalf of the issuer of any Subordinated Obligations and (ii) no Subordinated Lender shall (x) ask, demand, sue for, take or receive from any Subordinated Borrower, by set-off or in any other manner any payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, the Subordinated Obligations or (y) seek any other remedy allowed at law or in equity against the any Subordinated Borrower for breach of such Subordinated Borrower’s obligations under any instruments representing such Subordinated Obligations; provided, that nothing in this Section 1(d) shall be deemed to prohibit payment of any of the Subordinated Obligations from the proceeds of Restricted Payments paid in accordance with Section 8.02(g)(iii)(A)(2) of the Credit Agreement. The provisions of this Section 1(d) shall not alter the rights of the holders of Senior Obligations under the provisions of Sections 1(a), (b) or (c) hereof.

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(e) In addition, upon the occurrence and during the continuance of an Event of Default, each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower, in cash, securities, property or otherwise, or by setoff, purchase, redemption (including, without limitation, from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Obligations and agrees, upon the occurrence and during the continuance of an Event of Default, that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Collateral Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other Lien securing payment of such Subordinated Obligations) as the Collateral Agent may deem reasonably necessary or advisable for the exercise or enforcement of any of the rights, remedies, benefits or interests of the Senior Lenders and (ii) such Subordinated Lender shall duly and promptly take such action as the Collateral Agent may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Collateral Agent such irrevocable powers of attorney, assignments or other instruments as the Collateral Agent may reasonably request in order to enable the Collateral Agent to enforce any and all claims with respect to, and any security interests and other Liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of each Senior Lender’s right, power and authority hereunder.

(f) In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities, property or otherwise, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender or Affiliate in trust (segregated from other property of such Subordinated Lender or Affiliate) for the benefit of, and shall forthwith be paid over to, the Collateral Agent, for the benefit of the Senior Lenders, payable in accordance with the terms of the Credit Agreement, until the unconditional, final and irrevocable payment in full of all Senior Obligations (other than contingent obligations).

(g) Subject to the prior unconditional, final and irrevocable payment in full of all Senior Obligations (other than contingent obligations), each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities, property or otherwise of each applicable Subordinated Borrower applicable to the Senior Obligations, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this Section 1(g) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

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(h) No Subordinated Borrower shall give, or permit to be given, and shall cause each of its subsidiaries not to give or permit to be given, and no Subordinated Lender shall receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations on any cash, securities, property or other assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower [(other than any Sisterco)]39 or (ii) any guarantee (contingent or otherwise), of any nature whatsoever, including any other arrangement having the economic effect of guaranteeing Debt, including Debt described in clauses (e), (g), (h) and (i) of the definition of Debt (a “Guarantee”) by any Subordinated Borrower or any subsidiary of any Subordinated Borrower [(other than any Unrestricted Subsidiary)][(other than any Sisterco)]40 of any Subordinated Obligations other than any Guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Lenders than) those hereof. Each Subordinated Lender agrees that all the proceeds of any such Guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(i) Each Subordinated Lender and each Subordinated Borrower agrees that all Subordinated Obligations, if evidenced by a promissory note, will be evidenced solely by a single promissory note in the form attached hereto as Annex 1, and that such promissory note and any and all instruments now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement, dated as of [            ], 20[    ], among the Subordinated Lenders, the Subordinated Borrowers and Barclays Bank PLC, in its capacity as Collateral Agent under the Credit Agreement, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(j) Each Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 1(c), it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement, and each Subordinated Lender further agrees not to file, or to join with any other creditors of any Subordinated Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of such Subordinated Borrower or any other marshalling of the assets and liabilities of such Subordinated Borrower (provided that this prohibition shall in no event be construed so as to limit any Subordinated Lender’s right to cause any Subordinated Obligations to become payable

[39]	Insert if applicable Holdings is the Subordinated Borrower.
[40]	Insert if applicable Holdings is the Subordinated Borrower.

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prior to their scheduled maturity if all the outstanding Senior Secured Facilities under the Credit Agreement have been declared forthwith due and payable prior to their scheduled maturity date). Each Subordinated Lender further agrees, to the fullest extent permitted under applicable law, that it will not cause any Subordinated Borrower to file any such petition, commence any such proceeding or make any such assignment referred to above until all Senior Obligations (other than contingent obligations) have been unconditionally and irrevocably paid in cash.

SECTION 2. Waivers and Consents. (a) Each Subordinated Lender waives the right to compel that the Collateral or any other assets or property of any Subordinated Borrower or any of its subsidiaries or the assets or property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. Each Subordinated Lender expressly waives the right to require the Senior Lenders to proceed against any Subordinated Borrower, any of its subsidiaries, the Collateral, any other assets or property of any Subordinated Borrower or any of its subsidiaries or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender’s power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of any Senior Lender to do so may thereby prejudice such Subordinated Lender. Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by (i) any Senior Lender’s delay in proceeding against or enforcing any remedy against any Subordinated Borrower, any of its subsidiaries, the Collateral or any other asset or property of any Subordinated Borrower or any of its subsidiaries or any guarantor of the Senior Obligations or any other Person, (ii) any Senior Lender releasing any Subordinated Borrower, any of its subsidiaries, the Collateral or any other asset or property of any Subordinated Borrower or any of its subsidiaries or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations or (iii) the discharge of any Subordinated Borrower, any of its subsidiaries, the Collateral or any other asset or property of any Subordinated Borrower or any of its subsidiaries or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender. Any Senior Lender’s vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, any of its subsidiaries, the Collateral or any other asset or property of any Subordinated Borrower or any of its subsidiaries or any guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of the Senior Obligations, other than the unconditional, final and irrevocable payment in full in cash thereof, of any cash, securities, property or other assets distributed in any bankruptcy, reorganization, insolvency or similar proceeding, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders.

(b) Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including, without limitation, any non-judicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person. To the extent permitted by applicable law, each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or non-judicial foreclosure of real property or personal property Collateral for the Senior Obligations.

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(c) Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by any Senior Lender may be rescinded in whole or in part by such Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower, any of its subsidiaries or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, replaced, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements of the Subordinated Lenders provided for herein.

(d) Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3. Transfers. Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”), other than another Subordinated Lender bound by the provisions of this Agreement, or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee (other than Liens under the Security Agreement and Permitted Liens).

SECTION 4. Senior Obligations Unconditional. All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document or any Secured Cash Management Agreement, Secured Commodity Hedge Agreement or Secured Interest Rate/Currency Agreement (Secured Cash Management Agreements, Secured Commodity Hedge Agreements and Secured Interest Rate/Currency Agreements are referred to herein as “Secured Other Agreements”);

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(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement, any other Loan Document or any Secured Other Agreement;

(c) any exchange, release or non-perfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, the Guaranty of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations or any other Person in respect of the Senior Obligations, or of the Subordinated Lender, any Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations or any other Person in respect of this Agreement (other than payment).

SECTION 5. Representations and Warranties. Each Subordinated Lender represents and warrants to the Collateral Agent, for the benefit of the Senior Lenders, that:

(a) It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) The execution, delivery and performance of this Agreement will not violate any provision of any material requirement of law applicable to such Subordinated Lender or of any material contractual obligation of such Subordinated Lender.

(d) No consent or authorization of filing with, or other act by or in respect of, any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement, except for (i) such as have been obtained and are in full force and effect and (ii) such filings which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 6. Waiver of Claims. (a) To the maximum extent permitted by law, each Subordinated Lender (in its capacity as such) waives any claim it might have against any Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Lender or its directors, officers, employees, agents or Affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral. None of the Senior Lenders nor any of their respective directors, officers, employees, agents or Affiliates shall be liable to any Subordinated Lender for failure to demand, collect or realize upon any of the Collateral or the Guaranty or any other Guarantee or for any delay in doing so or shall be

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under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations, any Subordinated Lender or any other person or to take any other action whatsoever with regard to the Collateral Documents, including, without limitation, the Security Agreement, or any part thereof.

(b) To the extent permitted by applicable law, each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents or the Secured Other Agreements. The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives, to the extent permitted by applicable law, any right it may have to compel the Senior Lenders, to pursue any Subordinated Borrower, any of its subsidiaries, any guarantor or other person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c) Each Subordinated Lender hereby waives, to the extent permitted by applicable law, any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower, any of its subsidiaries or any guarantor of the Senior Obligations, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s results of operations, condition (financial or otherwise) and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations or their respective results of operations, condition (financial or otherwise) or business.

SECTION 7. Further Assurances. Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Collateral Agent shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purposes of obtaining, preserving or extending the full benefits of this Agreement and of the rights, powers, remedies, benefits and interests of the Senior Lenders herein granted.

SECTION 8. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders, on the one hand, and the Subordinated Lenders and the Subordinated Borrowers, on the other hand, and no other person shall have any right, remedy, benefit or other interest under this Agreement.

SECTION 9. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are unconditionally, finally and irrevocably paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable).

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SECTION 10. Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 12.01 of the Credit Agreement.

SECTION 11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Integration. This Agreement represents the agreement of the Subordinated Borrowers, the Subordinated Lenders and the Senior Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, any Subordinated Lender or the Senior Lenders relative to the subject matter hereof not reflected herein.

SECTION 14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Collateral Agent, each affected Subordinated Borrower and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Required Lenders, or by the Collateral Agent with the written consent of the Required Lenders, and each affected Subordinated Lender.

(b) No failure or delay of the Administrative Agent, the Collateral Agent or any other Senior Lender in exercising any right, power, remedy, benefit or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, remedy, benefit or privilege, or any abandonment or discontinuance of steps to enforce such right, power, remedy, benefit or privilege, preclude any other or further exercise thereof or the exercise of any other right, power, remedy, benefit or privilege.

(c) The rights and remedies of the Administrative Agent, the Collateral Agent and each other Senior Lender herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies that any of them would otherwise have.

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SECTION 15. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16. Successors and Assigns. (a) This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Administrative Agent, the Collateral Agent and each other Senior Lender and their respective successors and assigns.

(b) Notwithstanding the provisions of clause (a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3, and no Subordinated Lender shall assign its obligations hereunder to any person (except as otherwise specifically permitted under Section 3); any such assignment other than as specifically permitted under Section 3 shall be void.

SECTION 17. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10 HEREOF AND SECTION 12.01 OF THE CREDIT AGREEMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY SUBORDINATED LENDER OR SUBORDINATED BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR

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ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 19. Additional Subordinated Borrowers and Additional Subordinated Lenders. Upon execution and delivery by the Collateral Agent and a New Subordinated Party (as defined in Annex 2 hereto) of an instrument substantially in the form of Annex 2 attached hereto (a “Supplement”), such New Subordinated Party shall become a Subordinated Borrower or Subordinated Lender, as set forth in such Supplement, hereunder with the same force and effect as if originally named as a Subordinated Borrower or Subordinated Lender herein, as applicable. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender or Subordinated Borrower hereunder. The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender and Subordinated Borrower as a party to this Agreement.

SECTION 20. Termination or Release. (a) This Agreement and any Subordinated Obligations created hereby shall remain in full force and effect until payment in full of the Senior Obligations (other than contingent obligations), at which time this Agreement shall terminate (other than Section 17 and Section 18 hereof, which Sections shall survive such termination); provided that such termination shall be subject in all respects to the provisions of Section 21 hereof.

(b) [A Subordinated Borrower or Subordinated Lender shall be released from its obligations hereunder upon both (i) the consummation of any transaction permitted by the Credit Agreement and permitted (if addressed therein or, otherwise, not prohibited) by the other applicable Loan Documents as a result of which such Subordinated Borrower ceases to be a Borrower Group Party or as a result of which such Subordinated Lender ceases to be an entity defined in the Credit Agreement as “Holdings” and (ii) in the case of a Subordinated Borrower,

EXHIBIT T

forgiveness or repayment of all the Subordinated Obligations of such Subordinated Borrower pursuant to the terms of this Agreement; provided that upon an occurrence described in clause (i) above with respect to a Subordinated Borrower and prior to the occurrence of the events required by clause (ii) above, only the Subordinated Obligations that existed on the date that such Subordinated Borrower ceased to be a Borrower Group Party shall be subject to the provisions hereof.]41

[A Subordinated Borrower or Subordinated Lender shall be released from its obligations hereunder upon both (i) the consummation of any transaction permitted by the Credit Agreement and permitted (if addressed therein or, otherwise, not prohibited) by the other applicable Loan Documents as a result of which such Subordinated Borrower ceases to be an entity defined in the Credit Agreement as “Holdings” (a “Holdings Entity”) or as a result of which such Subordinated Lender ceases to be a Sponsor or a Sponsor Affiliate and (ii) in the case of a Subordinated Borrower, forgiveness or repayment of all the Subordinated Obligations of such Subordinated Borrower pursuant to the terms of this Agreement; provided that upon an occurrence described in clause (i) above with respect to a Subordinated Borrower and prior to the occurrence of the events required by clause (ii) above, only the Subordinated Obligations that existed on the date that such Subordinated Borrower ceased to be a Holdings Entity shall be subject to the provisions hereof.]42

SECTION 21. Reinstatement. If any Senior Lender is required in any insolvency, dissolution, wind-up, reorganization, assignment for the benefit of creditors, liquidation or voluntary or involuntary case or proceeding, similar proceeding under a Debtor Relief Law or otherwise to turn over or otherwise pay to the estate of any Subordinated Borrower any amount paid in respect of the Senior Obligations (a “Recovery”), then such Senior Lender shall be entitled to a reinstatement of Senior Obligations with respect to all such recovered amounts. In such event, if the termination referred to in Section 20 hereof shall have occurred prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(Signature page follows)

[41]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[42]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.

EXHIBIT T

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUBORDINATED BORROWERS:

[BORROWER GROUP PARTY][43] [HOLDINGS ENTITY][44]

By:
Name:
Title:

[ ]

By:
Name:
Title:

SUBORDINATED LENDERS:

[HOLDINGS ENTITY][45] [SPONSOR OR SPONSOR AFFILIATE][46]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[43]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[44]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.
[45]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[46]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.

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BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT T

Schedule 1 to

Subordination Agreement

SUBORDINATED LENDERS

[Insert name of Holdings Entity/Entities]47 [Insert name of Sponsor or Sponsor Affiliate]48

[47]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[48]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.

EXHIBIT T

Schedule 2 to

Subordination Agreement

SUBORDINATED BORROWERS

[Insert name of Borrower Group Party/Parties]49 [Insert name of Holdings Entity/Entities]50

[49]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[50]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.

EXHIBIT T

Annex 1 to

Subordination Agreement

SUBORDINATED DEMAND PROMISSORY NOTE

Note Number: [__]

Dated: [                    ], 20[__]

FOR VALUE RECEIVED, [Insert Name of Borrower Group Party/Parties]51 [Insert Name of Holdings Entity/Entities]52 (collectively, the “Subordinated Borrowers” and each, a “Subordinated Borrower”) which is a party to this subordinated demand promissory note (the “Promissory Note”) promises to pay to each Payee set forth on Schedule B hereto (each a “Payee” and each Subordinated Borrower which borrows money pursuant to this Promissory Note is referred to herein as a “Payor”) on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Debt or any error in showing such Debt shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement dated as of November 9, 2012 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Enviva, LP, as Borrower, Enviva GP, LLC, a Delaware limited liability company, Enviva MLP Holdco LLC, a Delaware limited liability company, certain Subsidiaries of the Borrower, as Subsidiary Guarantors, the Lenders party thereto from time to time, the LC Facility Issuing Banks party thereto from time to time, and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon from time to time by the relevant Payor and Payee. Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of [365] days.

Each Payor [and any endorser of this Promissory Note]53 [and any Payee]54 hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

[51]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[52]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.
[53]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.

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[This Promissory Note has been pledged by each Payee to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Agreement and each other Loan Document to which such Payee is a party. Each Payor acknowledges and agrees that the Collateral Agent and the other Secured Parties may exercise all the rights of the Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.]55

Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement, dated as of [            ], 20[__] (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Subordination Agreement”), among the Subordinated Lenders (as defined in the Subordination Agreement), the Subordinated Borrowers (as defined in the Subordination Agreement) and the Collateral Agent, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.

Notwithstanding anything to the contrary contained herein, in any other agreement or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Subordinated Borrower and (ii) without the written consent of the Collateral Agent, shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Subordinated Borrower.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subordinated Borrowers may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

[54]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.
[55]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.

EXHIBIT T

From time to time after the date hereof, a Subordinated Lender may become an additional beneficiary hereof by the Subordinated Borrowers providing an updated Schedule B hereto identifying such Subordinated Lender (each such Subordinated Lender, an “Additional Payee”). Upon delivery of such updated Schedule B to the Payees and the Payors, notice of which is hereby waived by the other Payees and other Payors, each Additional Payee shall be a Payee and shall be as fully a party hereto as if such Additional Payee were an original beneficiary hereof.

This Promissory Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which taken together shall constitute a single contract. Delivery of an executed signature page to this Promissory Note by facsimile (or other electronic) transmission shall be as effective as delivery of a manually signed counterpart of this Promissory Note.

(Signature page follows)

EXHIBIT T

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[BORROWER GROUP PARTY][56] [HOLDINGS ENTITY][57]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[56]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[57]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.

EXHIBIT T

Schedule A

TRANSACTIONS

ON

SUBORDINATED DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid on this Date	Outstanding Principal Balance from Payor to Payee on This Date	Notation Made By

EXHIBIT T

Schedule B

PAYEE

[Insert name of Holdings Entity/Entities]58 [Insert name of Sponsor or Sponsor Affiliate]59

[                    ]

[58]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[59]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.

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[ENDORSEMENT]60

Dated: [            ], 20[__]

[FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                      all of its right, title and interest in and to the Subordinated Demand Promissory Note, dated as of [            ], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the “Promissory Note”), made by [NAME OF BORROWER GROUP PARTY] or any other person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Payees (as defined in the Promissory Note) party to the Subordination Agreement on the date of the Promissory Note. From time to time after the date thereof, additional payees may become beneficiaries of the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to this endorsement and by the Subordinated Borrowers providing an updated Schedule B to the Promissory Note including such additional payee. Upon delivery of such counterpart signature page and such updated Schedule B to the Payors (as defined in the Promissory Note), notice of which is hereby waived by the other Payees (as defined in the Promissory Note), each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.]

(Signature page follows)

[60]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.

EXHIBIT T

PAYEES:

[HOLDINGS ENTITY]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

EXHIBIT T

Annex 2 to the

Subordination Agreement

SUPPLEMENT NO. [__] dated as of [                    ], 20[__] (this “Supplement”), to the Subordination Agreement dated as of [                    ], 20[__] (the “Subordination Agreement”), among the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”) and Barclays Bank PLC, as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Senior Lenders.

A. Reference is made to the Subordination Agreement.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Subordination Agreement.

C. Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Subordination Agreement in order to induce the Senior Lenders to make the Senior Secured Facilities and other extensions of credit under the Credit Agreement. Section 19 of the Subordination Agreement provides that [Borrower Group Parties may become Subordinated Borrowers under the Subordination Agreement and Holdings may become Subordinated Lenders under the Subordination Agreement, in each case,]61 [Holdings Entities may become Subordinated Borrower under the Subordination Agreement and the Sponsor or a Sponsor Entity may become Subordinated Lender(s) under the Subordination Agreement, in each case,]62 by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Subordinated Party”) is executing this Supplement to become a [Subordinated Lender][Subordinated Borrower]63 under the Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for Senior Secured Facilities previously made or issued (or that may be issued after the date hereof) under the Credit Agreement.

Accordingly, the Collateral Agent and the New Subordinated Party agree as follows:

SECTION 1. In accordance with Section 19 of the Subordination Agreement, the New Subordinated Party by its signature below becomes a [Subordinated Lender][Subordinated Borrower] under the Subordination Agreement with the same force and effect as if originally named therein as a [Subordinated Lender][Subordinated Borrower] and the New Subordinated Party hereby (a) agrees to all the terms and provisions of the Subordination Agreement applicable to it as a [Subordinated Lender][Subordinated Borrower] thereunder and (b) represents and warrants that the representations and warranties made by it as a [Subordinated Lender][Subordinated Borrower] thereunder are true and correct in all material respects, except that such materiality qualifier shall not be applicable to any representation that is already

[61]	Insert for Subordination Agreements where Holdings is the Subordinated Lender and one or more Borrower Group Parties is the Subordinated Borrower.
[62]	Insert for Subordination Agreements where the Sponsor or a Sponsor Affiliate is the Subordinated Lender and Holdings is the Subordinated Borrower.
[63]	Select whether New Subordinated Party will be a Subordinated Borrower or a Subordinated Lender.

EXHIBIT T

qualified by materiality, on and as of the date hereof except for representations and warranties which by their terms refer to a specific date, which representations and warranties were true and correct on such specific date. Each reference to a [“Subordinated Lender”][“Subordinated Borrower”] in the Subordination Agreement shall be deemed to include the New Subordinated Party. The Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subordinated Party represents and warrants to the Collateral Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Party and the Collateral Agent.

SECTION 4. Except as expressly supplemented hereby, the Subordination Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In the event that any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Subordination Agreement. All communications and notices hereunder to the New Subordinated Party shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

SECTION 8. The New Subordinated Party shall reimburse and indemnify the Administrative Agent, the Collateral Agent and each other Senior Lender in the manner provided in Section 12.02 and Section 12.03 of the Credit Agreement.

(Signature page follows)

EXHIBIT T

IN WITNESS WHEREOF, the New Subordinated Party and the Collateral Agent have duly executed this Supplement to the Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED PARTY],
as New Subordinated Party

By:
Name:
Title:

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT T

EXHIBIT U-1

TO CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Pursuant to the provisions of Section 5.06(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 2012

EXHIBIT U-1

EXHIBIT U-2

TO CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Pursuant to the provisions of Section 5.06(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 2012

EXHIBIT U-2

EXHIBIT U-3

TO CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Pursuant to the provisions of Section 5.06(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 2012

EXHIBIT U-3

EXHIBIT U-4

TO CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Enviva, LP, a Delaware limited partnership (the “Borrower”); Enviva GP, LLC, a Delaware limited liability company; Enviva MLP Holdco LLC, a Delaware limited liability company; certain Subsidiaries of the Borrower, as Subsidiary Guarantors; the Lenders party thereto from time to time; the LC Facility Issuing Banks party thereto from time to time; and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

Pursuant to the provisions of Section 5.06(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 2012

EXHIBIT U-4

EXHIBIT V

TO CREDIT AND GUARANTY AGREEMENT

GUARANTEE

This GUARANTEE (this “Guarantee”), dated as of November 9, 2012, is made by Riverstone/Carlyle Renewable and Alternative Energy Fund II-C, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Enviva, LP, a Delaware limited partnership (the “Guaranteed Party”), and Barclays Bank PLC, as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, (i) the Guarantor owns, directly or indirectly, approximately 92% of the outstanding equity interests in R/C Wood Pellet Investment Partnership, L.P., a Delaware limited partnership (the “Sponsor”), and (ii) the Sponsor owns, indirectly, the majority of the outstanding equity interests in the Guaranteed Party;

WHEREAS, the Guaranteed Party, as borrower, has entered into that certain Credit and Guaranty Agreement (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), dated as of November 9, 2012, with the guarantors party thereto, Barclays Bank PLC, in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”), the Collateral Agent and various lenders and issuing banks (collectively, the “Lenders”);

WHEREAS, pursuant to the Equity Contribution Agreement, dated as of November 9, 2012, among the Sponsor, the Guaranteed Party and the Collateral Agent (as amended, restated or otherwise modified from time to time, the “Equity Contribution Agreement”), the Sponsor has agreed to make Equity Contributions (as defined in the Equity Contribution Agreement) to the Guaranteed Party in accordance with the terms and conditions set forth therein;

WHEREAS, the Guarantor shall derive substantial benefit from the extensions of credit to the Guaranteed Party by the Lenders pursuant to the Credit Agreement; and

WHEREAS, it is a condition precedent to the availability of the Advances under the Credit Agreement that the parties hereto enter into this Guarantee, pursuant to which the Guarantor shall guarantee the obligations of the Sponsor to make Equity Contributions to the Guaranteed Party pursuant to the terms and conditions set forth in the Equity Contribution Agreement (such obligations, the “Guaranteed Obligations”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms used herein (including such terms used in the preamble and recitals hereto) shall have the meanings set forth in the Credit Agreement, and the rules of construction set forth therein shall apply to this Guarantee.

2. Guarantee of Guaranteed Obligations. The Guarantor unconditionally and irrevocably guarantees that the Guaranteed Obligations will be punctually paid in full when due under the Equity Contribution Agreement; provided, however, that in no event shall the Guarantor’s aggregate liability under this Guarantee exceed, at any time, the Remaining Construction Equity Commitment (as defined in the Equity Contribution Agreement) at such time. In the event any of the Guaranteed Obligations shall not have been paid when due, the Guarantor will pay or cause to be paid to the Guaranteed Party the unpaid amount of such Guaranteed Obligations that are then due within fifteen (15) Business Days after a demand therefor from the Guaranteed Party or the Collateral Agent.

3. Payments. The Guarantor hereby agrees that payments made by it in respect of the Guaranteed Obligations will be made without set-off or counterclaim and free and clear of and without deduction for any taxes (in accordance with the Credit Agreement).

4. Changes in Guaranteed Obligations; Certain Waivers.

(a) This Guarantee (i) is a guarantee of payment when due and not of performance or collection, (ii) is a primary obligation of the Guarantor and not merely a contract of surety, (iii) is absolute and unconditional and (iv) shall not be affected by any circumstance whatsoever which constitutes (or may constitute) a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing, and without limiting the generality thereof, the Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part or otherwise affected by the invalidity, ineffectiveness or unenforceability of any of the Guaranteed Obligations or any waiver or consent by the Collateral Agent, the Guaranteed Party or any other Person with respect to any provisions of the Equity Contribution Agreement or any other Loan Document (other than any waiver or consent by the Collateral Agent with respect to any provisions of this Guarantee) or the entry by the Collateral Agent, the Guaranteed Party or any other Person in any amendments to the Equity Contribution Agreement or any other Loan Document (other than any amendments by the parties hereto to this Guarantee).

(b) Other than with respect to demand as expressly set forth in this Guarantee, the Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require any Person to proceed against or take any action against or pursue any remedy with respect to the Sponsor or any other Person or to give notice of

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acceptance hereof, make presentment, protest or demand for payment or give any notice of nonpayment before the Guaranteed Party or the Collateral Agent may enforce their rights hereunder against the Guarantor.

5. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party or the Collateral Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party or the Collateral Agent of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or the Collateral Agent or allowed the Guaranteed Party or the Collateral Agent by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party or the Collateral Agent at any time or from time to time.

6. Representations and Warranties. The Guarantor hereby represents and warrants, as of the date hereof, that each of the following statements is true and correct:

(a) the Guarantor is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware, and has all limited partnership powers and all material governmental or other licenses, authorizations, permits, consents and approvals necessary for the due execution, delivery and performance of this Guarantee;

(b) the execution, delivery and performance by the Guarantor of this Guarantee and the consummation of the transactions contemplated hereby (i) are within the limited partnership powers of the Guarantor, and have been duly authorized by all necessary limited partnership action on the part of the Guarantor and all limited partnership action on behalf of Riverstone/Carlyle Renewable Energy Partners II, L.P., the general partner of the Guarantor, and (ii) do not violate in any material respects any applicable law or any material Contractual Obligation of the Guarantor;

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has access to capital contributions to be made by non-defaulting, non-excused limited partners of the Guarantor in an aggregate amount equal to or greater than 105% of the Remaining Construction Equity Commitment.

7. Ability and Wherewithal to Fund the Remaining Construction Equity Commitment. The Guarantor hereby covenants and agrees that it shall maintain at all times until the Discharge Date (as defined in the Equity Contribution Agreement) access to capital contributions to be made by non-defaulting, non-excused limited partners of the Guarantor in an aggregate amount equal to or greater than 105% of the Remaining

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Construction Equity Commitment and shall not take any action (or fail to act in a manner) that would reasonably be expected to materially adversely affect the ability of the Guarantor to call such capital contributions or pay the Guaranteed Obligations in accordance with this Guarantee.

8. Annual Financial Statements. At all times prior to the Discharge Date, the Guarantor hereby covenants and agrees that upon written request from the Administrative Agent delivered no sooner than the ninetieth (90th) day after the end of a fiscal year of the Guarantor, it shall provide to the Administrative Agent, within the later of (x) ten (10) Business Days after such request and (y) the one hundred twentieth (120th) day after the end of such fiscal year: (a) the combined financial statements of Riverstone/Carlyle Renewable and Alternative Energy Fund II as at the end of such fiscal year and the related combined statements of assets, liabilities and partners’ capital and cash flows for such fiscal year; and (b) with respect to the combined statements referred to in clause (a) above a report thereon of independent certified public accountants of recognized national standing selected by the Guarantor, which report shall state that such financial statements referred to above present fairly, in all material respects, the combined financial position of the entities constituting Riverstone/Carlyle Renewable and Alternative Energy Fund II, as at the dates indicated, and the combined results of its operations and its cash flows for the periods indicated are in conformity with GAAP and that the examination by such accountants in connection with such combined financial statements has been made in accordance with generally accepted auditing standards.

9. No Assignment. No party hereto may assign any of its rights, interests or obligations under this Guarantee to any other Person without the prior written consent of each other party to this Guarantee; provided that any successor Collateral Agent appointed in accordance with the Loan Documents shall automatically succeed to the rights, interests or obligations of the Collateral Agent hereunder.

10. Notices. All notices required or permitted under this Guarantee must be in writing and delivered by mail (postage prepaid) or by hand delivery to the address of the receiving party set out below (or such other address as shall be specified by such party by notice to the other party given in accordance with these provisions). Notice may also be delivered by facsimile sent to the facsimile number of the receiving party set out below provided that the original notice is promptly sent to the recipient by mail (postage prepaid) or by hand delivery. Notices sent by email are ineffective. Notices are effective when delivered to the address of the recipient, if delivery occurs before 5:00 p.m. local time (of the recipient) on any Business Day or, if delivery does not occur by such time, or on a Business Day, on the next succeeding Business Day.

If to the Guarantor:

Riverstone/Carlyle Renewable and Alternative Energy Fund II, LP,

c/o Riverstone Holdings LLC

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: General Counsel

Facsimile: (888) 801-9301

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with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

666 Fifth Avenue

New York, New York 10103-0040

Attention: Brett M. Santoli, Esq.

Facsimile: (917) 849-5304

if to the Guaranteed Party:

Enviva, LP 7200 Wisconsin Ave, Suite 1100

Bethesda, Maryland 20814

Attention: David Meeker

Facsimile: (301) 657-5567

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

666 Fifth Avenue

New York, New York 10103-0040

Attention: Brett M. Santoli, Esq.

Facsimile: (917) 849-5304

if to the Collateral Agent:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Facsimile: (212) 526-5115

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11. Continuing Obligation. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, and its successors and assigns until all of the Guaranteed Obligations have been satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the termination of the Equity Contribution Agreement in accordance with its terms (subject to reinstatement of the Equity Contribution Agreement as provided therein).

12. No Recourse. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Guarantee, each of the Guaranteed Party and the Collateral Agent (on behalf of the Secured Parties) acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Guarantor or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Guarantor Affiliates”), whether by or through attempted piercing of the partnership veil, by or through a claim by or on behalf of the Guaranteed Party or the Collateral Agent against the Guarantor or the Guarantor Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to require the Guarantor (but not the Guarantor Affiliates (including any general partner or managing member)) to satisfy the Guaranteed Obligations under and to the extent provided in this Guarantee subject to the limitations described herein. Recourse against the Guarantor under this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and the Collateral Agent and all of their subsidiaries and affiliates against the Guarantor and the Guarantor Affiliates in respect of any liabilities arising under, or in connection with, this Guarantee and the transactions contemplated hereby. Nothing set forth in this Guarantee shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party and the Collateral Agent any rights or remedies against any Person other than the Guarantor as expressly set forth herein. Each of the Guaranteed Party and the Collateral Agent hereby covenants and agrees that it shall not institute, and it shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Credit Agreement, any other Loan Document or the transactions contemplated thereby, against the Guarantor or any Guarantor Affiliates except for claims against the Guarantor under this Guarantee.

13. Subrogation. Upon payment by the Guarantor of the Guaranteed Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against the Sponsor under the Equity Contribution Agreement, with respect to such Guaranteed Obligations; provided that the Guarantor shall not enforce the Guaranteed Obligations by way of subrogation against the Sponsor prior to the Discharge Date.

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14. Governing Law. This Guarantee and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in each case located in the State and County of New York, for any litigation arising out of or relating to this Guarantee or the transactions contemplated hereby. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Guarantee or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case located in the State and County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Confidentiality. This Guarantee shall be treated as confidential and the existence and content of this Guarantee, and any notices, documents or information delivered pursuant to this Guarantee, shall be treated as confidential information subject to the confidentiality provisions set forth in Section 12.17 of the Credit Agreement.

17. Counterparts. This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

18. Reinstatement. This Guarantee and the obligations of the Guarantor hereunder shall automatically be reinstated if and to the extent that for any reason any payment, or any part thereof, of any of the Guaranteed Obligations made pursuant to this Guarantee is rescinded or otherwise restored to the Guarantor, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Sponsor, any Loan Party or any other Person or as a result of any settlement or compromise with any Person (including the Sponsor and any Loan Party) in respect of such payment.

19. Amendments. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except with the written consent of each of the parties hereto.

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20. Severability. In case any provision herein or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered on its behalf as of the date first written above.

RIVERSTONE/CARLYLE RENEWABLE AND ALTERNATIVE ENERGY FUND II-C, L.P., as Guarantor

By: Riverstone/Carlyle Renewable Energy Partners II, L.P., its general partner

By: R/C Renewable Energy GP II, LLC, its general partner

By:
Name: Thomas Walker
Authorized Person

Acknowledged and Agreed:

ENVIVA, LP,
as Guaranteed Party

By:
Name:
Title:

Signature Page to Guarantee

BARCLAYS BANK PLC,
as Collateral Agent

By:
Name:
Title:

Signature Page to Guarantee